                                [GRAPHIC OMITTED]

              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                             4100 SOUTH HULEN STREET
                             FORT WORTH, TEXAS 76109

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Independent Research Agency for Life Insurance, Inc. (the "Company") to be held at 1:30 p.m. local time on November 23, 1998, at 4100 South Hulen Street, Fort Worth, Texas 76109 (the "Special Meeting"). At the Special Meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 1, 1998, as amended and restated as of October 30, 1998 (as amended and restated, the "Merger Agreement"), between the Company and First Command Financial Corporation ("First Command"). Pursuant to the Merger Agreement, the Company will be merged (the "Merger") with and into First Command, which will continue in existence (the "Surviving Corporation").

     Pursuant to the Merger, each share of Class A Voting Common Stock, par value $0.10 per share ("Class A Stock"), of the Company issued and outstanding (other than shares of Class A Stock held in treasury by the Company) immediately prior to the effective time of the Merger (the "Effective Time"), which will occur on the filing of the Articles of Merger in accordance with the applicable laws of the State of Texas, subject to and upon the terms and conditions of the Merger Agreement, will be converted into five shares of Voting Common Stock, par value $0.01 per share ("Surviving Corporation Voting Stock"), of the Surviving Corporation (the "Class A Consideration"). Further, (i) each share of Class B Non-Voting Common Stock, par value $0.02 per share ("Class B Stock"), held by a holder of Class B Stock (a "Class B Shareholder") that is not a holder of Class A Stock, issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into $28.24 in cash, without interest (the "Class B Cash Consideration"), and
(ii) each share of Class B Stock held by a Class B Shareholder that is also a holder of Class A Stock (a "Class A/B Shareholder"), issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into one share of Nonvoting Common Stock, par value $0.01 per share ("Surviving Corporation Nonvoting Stock"), of the Surviving Corporation (the "Class B Nonvoting Stock Consideration," and, together with the Class B Cash Consideration, the "Class B Consideration"); provided, however that each Class A/B Shareholder may elect to receive, in lieu of receiving the Class B Nonvoting Stock Consideration, the Class B Cash Consideration for all shares of Class B Stock held immediately prior to the Effective Time. Each holder of Common Stock, $0.01 par value per share of First Command ("First Command Common Stock"), issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will receive one share of Surviving Corporation Nonvoting Stock for each 25 shares of First Command Common Stock held by such shareholder. A copy of the Merger Agreement, which sets forth, among other things, the terms and conditions concerning the receipt of the Class A Consideration and the Class B Consideration (collectively, the "Merger Consideration"), is attached as Annex A to the accompanying Proxy Statement. You are urged to and should read the accompanying Proxy Statement and related materials, which, among other things, provide a more detailed description of the Merger Agreement, the Merger and the other transactions contemplated thereby.

     As of June 30, 1998, the liquidation value of Class B Stock was $54.55 per share. The IRA Board and the Special Committee chose not to use this value in establishing the price per share to be paid for Class B Stock in the Merger because in order to pay an amount equal to liquidation value, the Company would have to liquidate its assets and therefore would not be able to continue as a going concern.

     Your Board of Directors, based upon the unanimous recommendation of a special committee of independent directors (the "Special Committee"), has determined that the terms of the proposed Merger are fair to and in the best interests of the shareholders of the Company (the "IRA Shareholders"), and has unanimously approved the Merger Agreement and the Merger. In arriving at its decision, the Board of Directors gave careful consideration to a number of factors, including the opinion of PricewaterhouseCoopers LLP, financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based on, and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the IRA Shareholders is fair to the Class A Shareholders and the Class B Shareholders, from a financial point of view. The Board of Directors of the Company unanimously recommends that you vote "for" approval of the Merger Agreement.

     The Merger requires the approval at the Special Meeting of (i) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, (ii) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (iii) the holders of a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders. As of October 30, 1998, Lamar C. Smith, James N. Lanier, Howard M. Crump, Hal N. Craig, Donaldson
D. Frizzell, Jerry D. Gray, David P. Thoreson, Carroll H. Payne II, Naomi K. Payne and Freda J. Payne (collectively, the "Management Group"), each of whom is an officer or director of the Company or First Command (other than Freda J. Payne) and is also a Class A Shareholder, beneficially owned an aggregate of 19 shares of Class A Stock and 285,481 shares of Class B Stock (representing approximately 76% and 30.28% of the outstanding Class A Stock and Class B Stock, respectively). Each member of the Management Group intends to vote all shares of Class A Stock and Class B Stock beneficially owned by him or her for approval of the Merger Agreement.

     Whether or not you plan to vote in favor of the Merger Agreement, if you are a Class A/B Shareholder, you should complete, date, sign and return the enclosed Form of Election in the enclosed pre-addressed postage-prepaid envelope. Failure to return a properly completed and executed Form of Election to the Paying Agent by the Election Deadline (as defined in the accompanying Proxy Statement) will be treated as a Non-Election (as defined in the accompanying Proxy Statement) and will result, in the event that the Merger is approved, in your receiving the Class B Nonvoting Stock Consideration in respect of your shares of Class B Stock, in addition to the Class A Consideration in respect of your shares of Class A Stock. An election to receive the Class B Nonvoting Stock Consideration or the Class B Cash Consideration in respect of your Class B Stock will not constitute a vote in favor of the approval of the Merger Agreement.

     As described above, as a result of the Merger, the Class B Shareholders will receive $28.24 for each share of Class B Stock exchanged, the Class B Stock will be eliminated and the Company will be privately owned by the current holders of Class A Stock.

     Your vote is important. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and return the enclosed proxy card either in the enclosed pre-addressed postage-prepaid envelope or by fax to the Company at (817) 731-8621, extension 2468. Your shares will be voted in accordance with the instructions you have given in your proxy. If no instructions are given on your proxy, the shares represented by the proxy will be voted at the Special Meeting in favor of the Merger Agreement and in accordance with the Proxy Statement on any other business that may properly come before the Special Meeting or any adjournments or postponements thereof. If you do not return the accompanying form of proxy, your shares will not be voted in favor of approval of the Merger Agreement and will have the same effect as a vote against approval of the Merger Agreement. The proxy may be revoked at any time prior to the vote at the Special Meeting by following the procedures set forth in the accompanying Proxy Statement. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card.

     The Board of Directors and management of the Company appreciate your continued support. If you need assistance in completing your proxy card or Form of Election, or if you have any questions about the Proxy Statement, please feel free to contact Sandy Allen, Corporate Secretary of the Company, at (817) 731-8621.


                                            Sincerely,

                                            /s/ Lamar C. Smith
                                            ------------------------
                                            Lamar C. Smith
                                            Chairman of the Board

                                [GRAPHIC OMITTED]

              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                             4100 South Hulen Street
                             Fort Worth, Texas 76109

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 23, 1998


To the Shareholders of Independent Research Agency for Life Insurance, Inc.:

     Notice is hereby given that a Special Meeting of Shareholders of Independent Research Agency for Life Insurance, Inc., a Texas corporation (the "Company"), will be held at 1:30 p.m. local time on November 23, 1998, at 4100 South Hulen Street, Fort Worth, Texas 76109 (the "Special Meeting") for the following purposes:

     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 1, 1998, as amended and restated as of October 30, 1998 (as amended and restated, the "Merger Agreement"), between the Company and First Command Financial Corporation, a Texas corporation ("First Command"). Pursuant to the Merger Agreement, the Company will be merged (the "Merger") with and into First Command, which will continue in existence (the "Surviving Corporation").

     2. To consider such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The record date for determining the holders of shares of Class A Voting Common Stock, par value $0.10 per share ("Class A Stock"), and Class B Non-Voting Common Stock, par value $0.02 per share ("Class B Stock"), of the Company entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof has been fixed as of the close of business on October 30, 1998.

     As a result of the Merger, the Class B Shareholders will receive $28.24 for each share of Class B Stock exchanged, the Class B Stock will be eliminated and the Company will be privately owned by the current holders of Class A Stock.

     The Merger requires the approval at the Special Meeting of (i) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, (ii) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (iii) the holders of a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders.

     You are urged to and should read the accompanying Proxy Statement and related materials, which are incorporated herein by reference and form a part of this Notice.

     The Board of Directors of the Company unanimously recommends that you vote "for" approval of the Merger Agreement.

     If the Merger is consummated, holders of either Class A Stock or Class B Stock who properly demand appraisal of their Class A Stock or Class B Stock, as applicable, prior to the shareholder vote, do not vote in favor of the approval of the Merger Agreement, and otherwise comply with the requirements of Articles 5.12 and 5.13 of the Texas Business Corporation Act (the "TBCA") (all as more fully described in the accompanying Proxy Statement) will be entitled to statutory appraisal rights. A copy of Articles 5.11 through
5.13 of the TBCA is attached as Annex C to the accompanying Proxy Statement.


October 30, 1998                  By order of the Board of Directors



                                  /s/ Sandra T. Allen
                                  --------------------------------------
                                  Sandra T. Allen, Corporate Secretary

              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                                 PROXY STATEMENT
                        --------------------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON MONDAY, NOVEMBER 23, 1998

     This Proxy Statement is being furnished to the shareholders of Independent Research Agency for Life Insurance, Inc., a Texas corporation ("IRA" or the "Company"), in connection with a special meeting of shareholders of IRA (the "Special Meeting") to be held on Monday, November 23, 1998 at 1:30 p.m., local time, at 4100 South Hulen Street, Fort Worth, Texas 76109. The accompanying proxy is being solicited by IRA's Board of Directors and is to be voted at the Special Meeting or at any adjournments or postponements thereof.

     At the Special Meeting, shareholders of IRA will be asked to consider and vote upon a proposed merger (the "Merger") of IRA with and into First Command Financial Corporation ("First Command"), a Texas corporation, pursuant to an Agreement and Plan of Merger, dated as of July 1, 1998, as amended and restated as of October 30, 1998 (as amended and restated, the "Merger Agreement"), by and between the Company and First Command. In the Merger, the Company will be merged with and into First Command, which will continue in existence (the "Surviving Corporation").

     As a result of the Merger, the Surviving Corporation will be privately owned by the current holders of Class A Stock.

     Upon the terms and conditions set forth in the Merger Agreement, in the Merger, each share of Class A Voting Common Stock, par value $0.10 per share ("Class A Stock"), of the Company issued and outstanding immediately prior to the Effective Time (as defined below) (other than shares of Class A Stock held in treasury by the Company), subject to and upon the terms and conditions of the Merger Agreement, will be converted into five shares of Voting Common Stock, par value $0.01 per share ("Surviving Corporation Voting Stock"), of the Surviving Corporation (the "Class A Consideration"). Further, (i) each share of Class B Non-Voting Common Stock, par value $0.02 per share ("Class B Stock"), held by a holder of Class B Stock (a "Class B Shareholder") that is not a holder of Class A Stock, issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into $28.24 in cash, without interest (the "Class B Cash Consideration"), and
(ii) each share of Class B Stock held by a Class B Shareholder that is also a holder of Class A Stock (a "Class A/B Shareholder"), issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into one share of Nonvoting Common Stock, par value $0.01 per share ("Surviving Corporation Nonvoting Stock"), of the Surviving Corporation (the "Class B Nonvoting Stock Consideration," and, together with the Class B Cash Consideration, the "Class B Consideration"); provided, however, that each Class A/B Shareholder may elect to receive, in lieu of receiving the Class B Nonvoting Stock Consideration, the Class B Cash Consideration for all shares of Class B Stock held immediately prior to the Effective Time. Each holder of Common Stock, $0.10 par value per share, of First Command ("First Command Common Stock"), issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will receive one share of Surviving Corporation Nonvoting Stock for each 25 shares of First Command Common Stock held by such shareholder. See "THE PROPOSED MERGER--Conversion of Shares."

     As of June 30, 1998, the liquidation value of Class B Stock was $54.55 per share. The IRA Board and the Special Committee chose not to use this value in establishing the price per share to be paid for Class B Stock in the Merger because in order to pay an amount equal to liquidation value, the Company would have to liquidate its assets and therefore would not be able to continue as a going concern.

     A Form of Election (the "Form of Election") with which Class A/B Shareholders may elect to receive the Class B Nonvoting Stock Consideration or the Class B Cash Consideration for their shares of Class B Stock accompanies this Proxy Statement. In order to elect the Class B Nonvoting Stock Consideration or the Class B Cash

Consideration, each Class A/B Shareholder must submit a Form of Election to First Command Bank (the "Paying Agent") by no later than 5:00 p.m. Central Standard time on November 23, 1998, (the "Election Deadline"). The Form of Election accompanying this Proxy Statement contains important information for Class A/B Shareholders concerning the timing and procedures for making an election. Please read such materials carefully.

     The Merger requires the approval at the Special Meeting of (i) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, (ii) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (iii) the holders of a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders. Accordingly, failure to vote or abstentions will have the effect of a vote against the Merger for the purpose of determining whether the requisite approval by the holders of Class A Stock and Class B Stock is obtained. As of October 30, 1998, Lamar C. Smith, James N. Lanier, Howard M. Crump, Hal N. Craig, Donaldson D. Frizzell, Jerry D. Gray, David P. Thoreson, Carroll H. Payne II, Naomi K. Payne and Freda J. Payne (collectively, the "Management Group"), each of whom is an officer or director of the Company or First Command (other than Freda J. Payne) and is also a Class A Shareholder, beneficially owned an aggregate of 19 shares of Class A Stock and 285,481 shares of Class B Stock (representing approximately 76% and 30.28% of the outstanding Class A Stock and Class B Stock, respectively). Each member of the Management Group intends to vote all shares of Class A Stock and Class B Stock beneficially owned by him or her for approval of the Merger Agreement.

     Approval of the Merger Agreement by the shareholders of First Command requires the affirmative vote of more than 66-2/3% of the shares of First Command Common Stock. As of the date hereof, members of the Management Group beneficially own an aggregate of 1,000 shares of First Command Common Stock (representing 100% of the outstanding First Command Common Stock). Each such member of the Management Group intends to vote all shares of First Command Common Stock beneficially owned by him or her for approval of the Merger Agreement.

                        --------------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS
                TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF
                   THE INFORMATION CONTAINED IN THIS DOCUMENT.
                            ANY REPRESENTATION TO THE
                              CONTRARY IS UNLAWFUL.

     IF THE PROPOSED MERGER IS CONSUMMATED, HOLDERS OF CLASS A STOCK AND CLASS B STOCK WHO COMPLY WITH THE REQUIREMENTS OF ARTICLES 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT (THE "TBCA") ARE ENTITLED TO STATUTORY DISSENTERS' APPRAISAL RIGHTS. TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST SEND A NOTICE TO THE CORPORATION BEFORE THE DATE OF THE VOTE AND MUST NOT VOTE IN FAVOR OF THE MERGER BY PROXY OR OTHERWISE. A COPY OF ARTICLES 5.11 THROUGH 5.13 OF THE TBCA IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX C. SEE "THE PROPOSED MERGER--RIGHTS OF DISSENTING SHAREHOLDERS."

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST COMMAND OR THE COMPANY. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

     Only holders of record of Class A Shares and/or Class B Shares at the close of business on October 30, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, a total of 25 Class A Shares and 942,808 Class B
Shares were outstanding. Each share of Class A Stock and Class B Stock is entitled to one vote with respect to the approval of the Merger Agreement at the Special Meeting. With regard to any other matters presented at the Special Meeting, each share of Class A Stock will be entitled to one vote, and the Class B Shareholders will not be entitled to vote on such matters. See "THE SPECIAL MEETING--Votes Required; Voting Rights." This Proxy Statement is first being sent to shareholders on or about October 31, 1998.

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of IRA in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. No proxy solicitation firm has been retained to assist with soliciting and tabulating proxies for the Special Meeting. Expenses in connection with the solicitation of proxies will be paid by the Company.

          The date of this Proxy Statement is October 30, 1998.

                                TABLE OF CONTENTS


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS.................................................................1

SUMMARY  .........................................................................................................2
         The Companies............................................................................................2
                  Independent Research Agency for Life Insurance, Inc.............................................2
                  First Command Financial Corporation.............................................................2
                  The Management Group............................................................................2
                  Trading Markets and Market Price Data...........................................................3
         Special Factors..........................................................................................3
                  Background of the Merger........................................................................3
                  Source and Amount of Funds......................................................................3
                  Purpose and Structure of the Merger.............................................................3
                  Certain Effects of the Merger; Plans for the Company Following the Merger.......................4
                  Contracts with Respect to Surviving Corporation Common Stock....................................5
                  Recommendation of the IRA Board and the Special Committee; Fairness of the Merger...............6
                  Position of the Management Group and First Command..............................................6
                  Opinion of the Financial Advisor................................................................6
                  Interests of Certain Persons in the Merger......................................................7
                  Employment Agreements...........................................................................7
                  Certain Transactions in IRA Common Stock........................................................7
                  Accounting Treatment............................................................................7
                  Regulatory Filings and Approvals................................................................8
                  Certain Federal Income Tax Consequences of the Merger...........................................8
         The Special Meeting......................................................................................8
                  Time, Date and Place............................................................................8
                  Purpose of the Special Meeting..................................................................8
                  Record Date.....................................................................................8
                  Quorum   .......................................................................................8
                  Voting Rights; Votes Required...................................................................9
                  Security Ownership of the Management Group......................................................9
                  Revocability of Proxy..........................................................................10
         The Proposed Merger.....................................................................................10
                  General  ......................................................................................10
                  Closing; Effective Time........................................................................10
                  Conversion of Shares...........................................................................10
                  Class A/B Shareholders Election; Procedures....................................................10
                  Charter and Bylaws.............................................................................11
                  Conditions to the Merger.......................................................................11
                  Termination....................................................................................13
                  Rights of Dissenting Shareholders..............................................................13

SELECTED FINANCIAL DATA OF IRA...................................................................................14

SELECTED FINANCIAL DATA OF FIRST COMMAND.........................................................................16

SUMMARY PRO FORMA DATA...........................................................................................17


SPECIAL FACTORS..................................................................................................19
         Background of the Merger................................................................................19
         Source and Amount of Funds..............................................................................24
                  Credit Facility................................................................................25
         Purpose and Structure of the Merger.....................................................................26
         Certain Effects of the Merger; Plans for the Company after the Merger...................................27
         Contracts with Respect to Surviving Corporation Common Stock............................................30
                  Surviving Corporation Shareholders' Agreement..................................................30
         Recommendation of the IRA Board and the Special Committee; Fairness of the Merger.......................30
         Position of the Management Group and First Command as to the Fairness of the Merger.....................32
         Opinion of the Financial Advisor........................................................................33
                  Income Approach................................................................................37
                  Transaction Approach...........................................................................37
                  Market Multiple Approach.......................................................................38
                           American Annuity Group, Inc...........................................................38
                           Cotton States Life Insurance Company..................................................39
                           Kansas City Life Insurance Company....................................................39
                  Current/Historical Market Pricing and Shareholder Agreement Analysis...........................40
                  Liquidation Value Approach.....................................................................40
         Interests of Certain Persons in the Merger..............................................................41
         Employment Agreements...................................................................................44
         Certain Transactions in IRA Common Stock................................................................44
                  Purchases by IRA...............................................................................44
                  Recent Transactions............................................................................45
                  Purchases by Management Group..................................................................45
         Accounting Treatment....................................................................................46
         Regulatory Filings and Approvals........................................................................46
         Certain Federal Income Tax Considerations...............................................................46
                  Certain Consequences of Reorganization Status..................................................47
                           The Company and the Surviving Corporation.............................................47
                           Class A/B Shareholders................................................................47
                           Shareholders Who Own Only Class B Stock...............................................48
                  Certain Post-Merger Considerations for Surviving Shareholders..................................48
                           Treatment as an S Corporation.........................................................48
                           Taxation of Surviving Corporation.....................................................48
                           Taxation of Surviving Corporation Shareholders........................................49
                  Tax Opinion Engagement.........................................................................49

CERTAIN INFORMATION CONCERNING IRA...............................................................................49
         General  ...............................................................................................49
         Recent Developments.....................................................................................50
         Directors and Executive Officers of IRA.................................................................50
         Mission Accomplishment Plan.............................................................................51
         First Command Bank......................................................................................52

CERTAIN INFORMATION CONCERNING FIRST COMMAND.....................................................................53
         General  ...............................................................................................53
         Business ...............................................................................................53
         Properties..............................................................................................54
         Directors and Executive Officers of First Command.......................................................55

CERTAIN INFORMATION CONCERNING THE MANAGEMENT GROUP..............................................................56

THE SPECIAL MEETING..............................................................................................57
         General  ...............................................................................................57
         Record Date.............................................................................................57
         Quorum   ...............................................................................................58
         Votes Required; Voting Rights...........................................................................58
         Dissenters' Rights......................................................................................58
         Solicitation of Proxies.................................................................................59
         Revocability of Proxies.................................................................................59

THE PROPOSED MERGER..............................................................................................60
         General  ...............................................................................................60
         Closing; Effective Time.................................................................................60
         Conversion of Shares....................................................................................60
         Shareholder Elections...................................................................................61
         The Merger Agreement....................................................................................61
                  The Merger.....................................................................................61
                  Directors and Officers.........................................................................61
                  Charter and Bylaws.............................................................................62
                  Filings; Other Actions; Notification...........................................................62
                  Expenses ......................................................................................62
                  Indemnification................................................................................62
                  Employee Benefits..............................................................................63
                  Takeover Statute...............................................................................63
                  Conditions to the Merger.......................................................................63
                  Termination....................................................................................64
         IRA Charter Business Combination Provision..............................................................65
         State Anti-takeover Statutes............................................................................65
         Rights of Dissenting Shareholders.......................................................................66

MARKET PRICE DATA, DISTRIBUTIONS AND
         SECURITY OWNERSHIP OF IRA COMMON STOCK..................................................................68
         Number of Security Holders..............................................................................68
         Distribution History....................................................................................68
         Security Ownership of Management and Certain Beneficial Owners of IRA Common Stock......................69

MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP
         OF FIRST COMMAND COMMON STOCK...........................................................................71
         Number of Security Holders..............................................................................71
         Distribution History....................................................................................71
         Security Ownership of Management and Certain Beneficial Owners
                  of First Command Common Stock..................................................................71

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF IRA.....................................................73

DESCRIPTION OF IRA CAPITAL STOCK.................................................................................80
         General  ...............................................................................................80
         Class A Stock...........................................................................................80
         Class B Stock...........................................................................................80
         Distributions; Preemptive Rights; Liquidation...........................................................81


DESCRIPTION OF THE SURVIVING CORPORATION CAPITAL STOCK...........................................................82
         General  ...............................................................................................82
         Common Stock............................................................................................82
         Restrictions on Transfer of Shares......................................................................82
         Subchapter S Provisions.................................................................................83
                  Revocation of Election.........................................................................83
                  Inadvertent Termination of Subchapter S Election...............................................83
                  Provision in Shareholder Wills.................................................................84
                  Distributions to Pay Tax Liabilities...........................................................84
                  Nonrecognition of Certain Transfers............................................................85
                  Legends on Share Certificates..................................................................85
                  Election to Close Books........................................................................85
         Business Combination Provision..........................................................................85
         Classified Board........................................................................................85

INDEPENDENT AUDITORS.............................................................................................86

OTHER MATTERS....................................................................................................86

AVAILABLE INFORMATION............................................................................................87

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................87

FIRST COMMAND FINANCIAL CORPORATION
         INDEX TO BALANCE SHEETS................................................................................F-1


ANNEX A     --    Amended and Restated Agreement and Plan of Merger

ANNEX B     --    Opinion of the Financial Advisor

ANNEX C     --    Provisions of the Texas Business Corporation Act Relating
                  to Rights of Dissenting Shareholders

ANNEX D     --    IRA Annual  Report on Form 10-K for the Fiscal Year Ended
                  September 30, 1997, and Quarterly  Report on Form 10-Q for the
                  Period Ended June 30, 1998, as amended September 9, 1998

ANNEX E     --    Articles  of  Incorporation  and  Bylaws  of  Surviving
                  Corporation

ANNEX F     --    Tax Opinion of Ernst & Young LLP

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     Certain of the statements contained in this Proxy Statement and in documents incorporated herein by reference may be considered forward-looking statements, including, without limitation, (i) the financial data provided in "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS" and the statements in "SUMMARY PRO FORMA DATA," (ii) the statements in "SPECIAL FACTORS--Purpose and Structure of the Merger" and "--Certain Effects of the Merger; Plans for the Company after the Merger," (iii) the statements in "SPECIAL FACTORS-- Recommendation of the IRA Board, the Special Committee and First Command; Fairness of the Merger" and "--Opinion of the Financial Advisor" concerning, among other things, prospective considerations that the IRA Board of Directors (the "IRA Board") took into account in arriving at its recommendation in favor of the Merger and (iv) variations in the foregoing statements whenever they appear in this Proxy Statement and the documents incorporated herein by reference. Forward-looking statements are made based upon either IRA management's current expectations and beliefs concerning future developments and their potential effects upon IRA and, if applicable, the Surviving Corporation. There can be no assurance that future developments affecting IRA or the Surviving Corporation will be those anticipated by their respective managements. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: the event of armed conflict; changes that affect the number of active U.S. military personnel; changes in general economic conditions, including the performance of financial markets, interest rates and the level of personal bankruptcies; customer responsiveness to existing and new services; competitive, regulatory or tax changes that affect the cost of or demand for IRA's or the Surviving Corporation's services; adverse litigation results; and other factors set forth elsewhere in this Proxy Statement and in the documents incorporated by reference herein.

     While IRA reassesses material trends and uncertainties affecting its financial condition and results of operations, in connection with its preparation of management's discussion and analysis of financial condition and results of operations contained in the Company's quarterly and annual reports, neither IRA nor the Surviving Corporation intends to review or revise in light of future events any particular forward-looking statement referenced in this Proxy Statement or incorporated herein by reference.

     The information referred to above should be considered by shareholders of IRA (the "IRA Shareholders") when reviewing any forward-looking statements contained in this Proxy Statement, in any documents incorporated herein by reference, in any of IRA's public filings or press releases or in any oral statements made by either IRA, First Command, the Surviving Corporation, or any of their respective officers or other persons acting on their behalf.

                                     SUMMARY

          The following is a summary of certain information contained elsewhere in this Proxy Statement. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, including the annexes hereto which are a part of this Proxy Statement. Shareholders are encouraged to read carefully all of the information contained in this Proxy Statement.

          IRA shareholders should consider carefully the information set forth herein under the heading "Special Factors" in addition to the other information presented herein.

The Companies


Independent Research                      IRA was incorporated in 1980 under the laws of the State of Texas and is
Agency for Life Insurance,                engaged, directly and indirectly through subsidiaries, in the business of a life
Inc..........................             insurance general agency for sales to United States military personnel.  The
                                          Company conducts its operations in all fifty states, the District of Columbia, the territory of Guam, the United Kingdom, Germany and Italy.  The Company's
                                          wholly-owned subsidiary, United Services Planning Association, Inc., is also a
                                          Texas corporation and is a broker-dealer of securities.  The Company's wholly-
                                          owned subsidiary, First Command Bank, is a federal savings bank.  The
                                          Company's principal executive offices are located at 4100 South Hulen Street,
                                          Fort Worth, Texas 76109, and its telephone number is (817) 731-8621.  See
                                          "CERTAIN INFORMATION CONCERNING IRA."

First Command Financial                   First Command, a Texas corporation, was incorporated on April 1, 1998, for the
Corporation...................            purpose of constructing and operating a parking garage (the "Parking Garage")
                                          adjacent to the current executive offices of IRA.  First Command plans to rent parking spaces to current and future tenants leasing space in IRA's building with the remaining parking spaces to be rented to IRA's employees.  IRA has agreed to loan First Command funds to complete the garage construction. The principal executive offices of First Command are located at 4100 South Hulen Street, Fort
                                          Worth, Texas 76109, and its telephone number is (817) 731-8621.  See
                                          "CERTAIN INFORMATION CONCERNING FIRST COMMAND."  First
                                          Command is owned by certain Class A Shareholders of the Company and is not a subsidiary of the Company.

The Management                            The Merger is a "going private transaction" under the federal securities laws.
Group.........................            Certain individuals who (i) are executive officers and directors of IRA, (ii) are
                                          Class A Shareholders, (iii) will retain their position in the Surviving Corporation after the Merger and (iv) will retain their equity interest in the Surviving
                                          Corporation, are affiliates engaged in the going private transaction.  These individuals, each a director of IRA (other than Freda J. Payne), are (i) Lamar C.
                                          Smith, Chairman of the Board and Chief Executive Officer of IRA, and
                                          Chairman of the Board, Chief Executive Officer and a director of First
                                          Command, (ii) James N. Lanier, President and Chief Operating Officer of IRA,
                                          and President, Chief Operating Officer and a director of First Command, (iii)
                                          Howard M. Crump, Senior Vice President and Director of Marketing of IRA, and
                                          Vice President and a director of First Command, (iv) Carroll H. Payne II, who is also a director of First Command, (v) Naomi K. Payne, (vi) Freda J. Payne,
                                          (vii) Hal N. Craig, (viii) Donaldson D. Frizzell, (ix) Jerry D. Gray, and (x) David



                                          P. Thoreson (collectively, the "Management Group"). See "CERTAIN
                                          INFORMATION CONCERNING THE MANAGEMENT GROUP."

Trading Markets and                       There is not now and never has been a trading market for shares of either Class
Market Price Data............             A Stock  or  Class  B  Stock,  because  of  certain  statutory  and  contractual restrictions  concerning  the  ownership  and  disposition  of such shares.  See
                                          "MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP OF IRA COMMON STOCK."

                                          There is currently no market, and it is anticipated that no market will develop, for the Surviving  Corporation Voting Common Stock or the Surviving  Corporation
                                          Nonvoting Common Stock (collectively, the "Surviving Corporation Common Stock"), because  of  certain  statutory  and  contractual  restrictions  concerning  the ownership of such shares.  See "MARKET  PRICE DATA,  DISTRIBUTIONS  AND SECURITY
                                          OWNERSHIP OF FIRST COMMAND COMMON STOCK."


Special Factors

Background of the                         For a description of events leading to the approval and adoption of the Merger
Merger.......................             Agreement by the Boards of Directors of the Company and First Command, see
                                          "SPECIAL FACTORS--Background of the Merger."

Source and Amount                         Approximately $16.9 million will be required to pay the Merger Consideration
of Funds.....................             (assuming that no Class A/B Shareholder elects to receive the Class B Cash
                                          Consideration), and approximately $1.2 million will be required to pay fees and expenses related to the Merger.  Approximately $2.1 million of the cash required in connection with the Merger will be provided by the working capital of IRA, and approximately $16 million of the cash required in connection with the
                                          Merger will be provided from the Credit Facility (as defined below).  See
                                          "SPECIAL FACTORS--Source and Amount of Funds."

Purpose and Structure of the              First Command was formed on April 1, 1998, as a Texas corporation, to
Merger.......................             construct, own and operate the Parking Garage adjacent to the executive offices of IRA.  IRA has agreed to provide First Command with funds pursuant to an interest-bearing loan to construct the Parking Garage.  First Command was organized as an entity distinct from IRA to limit potential liability of IRA with respect to the ownership, construction and operation of the Parking Garage.  As
                                          First Command presently has a limited number of shareholders and meets the other requirements of S corporation status, First Command elected S corporation status in order for its taxable items to "flow through" to its shareholders.  See
                                          "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company
                                          after the Merger."

                                          One  objective  of the  Company  is to  deregister  the Class B Stock  under the
                                          Securities  Exchange Act of 1934, as amended (the  "Exchange  Act"),  which will cause the Company to no longer be subject to the reporting  requirements  of the
                                          Exchange  Act. The Company  currently  incurs  costs  related to its status as a public  reporting  corporation  under the  federal  securities  laws,  including indirect  costs as a result of, among other things,  the executive time expended to prepare and review various filings,  furnish  information to shareholders and to attend to other shareholder matters. The Company anticipates that termination of registration  under the  Exchange Act will  eliminate  the costs and expenses of various  federal  securities  filings  incurred by the Company  with  respect to regulatory  and reporting  requirements  of the Exchange Act and will reduce the amount of time devoted by  management  in  connection  therewith.  Further,  the
                                          Company has faced certain  competitive  disadvantages  resulting from the public reporting  requirements  of the Exchange  Act.  Also,  management of the Company believes that access to public markets by the Company and its shareholders  will not occur because of the restrictions on ownership of the Class B Stock.

                                          Additionally, the Company believes that it will qualify for S corporation status immediately  following the  elimination of the Class B Stock.  Management of the
                                          Company  recognized  that,  if the Class B Stock were  eliminated,  both IRA and
                                          First Command would qualify for S corporation  status.  As a result, in order to
                                          achieve  administrative  simplicity,   reduce  compliance  responsibilities  and
                                          eliminate  public  reporting  requirements as described above, the management of
                                          IRA and the  management of First Command  decided that IRA should merge with and into First  Command,  rather than to continue  both as separate S  corporations.
                                          Immediately prior to the Merger,  First Command will transfer all of its assets, subject to all of its liabilities,  to a newly-formed  limited liability company or Qualified Subchapter S Subsidiary (as defined in the Internal Revenue Code of
                                          1986,  as amended (the  "Code")) in return for all of the members'  interests in the limited  liability company or all of the capital stock of such subsidiary to keep the planned  operations  of First  Command  separate and distinct  from IRA subsequent  to the Merger.  Because  First  Command  currently has elected to be treated as an S corporation under the federal tax laws, upon the consummation of the Merger, the holders of Class A Stock that do not seek appraisal rights under
                                          Articles  5.12  and  5.13 of the  TBCA  will be  shareholders  of the  Surviving
                                          Corporation,  which  should be an S  corporation.  Accordingly,  such holders of
                                          Class A Stock, as holders of Surviving  Corporation  Voting Stock, and Class A/B
                                          Shareholders  that elect to receive  Surviving  Corporation  Nonvoting Stock for their Class B Stock will be entitled to the tax treatment that  shareholders  of
                                          an  S   corporation   receive   under  the  federal  tax  laws.   See   "SPECIAL
                                          FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger."

                                          The Management Group has engaged in the transactions  contemplated by the Merger
                                          Agreement to assist the Company in attaining the objectives described above. See
                                          "SPECIAL  FACTORS--Purpose  and Structure of the Merger."

Certain Effects of the                    Following the Merger, (i) the holders of Class A Stock (the "Class A
Merger; Plans for the                     Shareholders"),  (ii) the Class A/B Shareholders that elect to receive Surviving
Company Following the                     Corporation  Nonvoting Stock and (iii) the holders of First Command Common Stock
Merger.......................             (the "First  Command  Shareholders")  will own 100% of the capital  stock of the
                                          Surviving Corporation, to the extent that such shareholders do not elect to seek appraisal rights. As such, these persons will be the direct beneficiaries of any future  earnings  and  growth of the  Surviving  Corporation,  and will have the ability  to  benefit  from any  divestitures,  strategic  acquisitions  or other corporate  opportunities that may be pursued by the Company in the future.  Upon consummation  of the  Merger,  the Class B  Shareholders  that are not Class A/B
                                          Shareholders will cease to have any direct ownership  interest in the Company or other  rights as  shareholders  of the Company,  including  the right to receive distributions.  After  the  Merger,  such  shareholders  will  benefit  from any increases in the cash flow or the value of the Surviving Corporation only as a result of any MAP Units (as  defined  herein)  that such  shareholders  may then hold.  As a result of the Merger,  the Surviving  Corporation  will be privately held by the current  holders of Class A Stock,  including the Management  Group.
                                          See "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger."

                                          Pursuant to the Articles of Incorporation  of the Surviving  Corporation and the
                                          Surviving Corporation  Shareholders' Agreement (as defined below), the Surviving
                                          Corporation has agreed to declare and make  distributions to all shareholders of the Surviving  Corporation (the "Surviving  Corporation  Shareholders") to allow
                                          them  to  pay  their  federal  income  tax  liability   attributable   to  their
                                          distributive share of the Surviving  Corporation's  taxable income. In addition, the IRA Board has provided the Class A/B  Shareholders  the right to receive the
                                          Class B Nonvoting Stock Consideration.  See "SPECIAL  FACTORS--Background of the
                                          Merger."  Further,  the IRA  Board,  which  will be the  Board of the  Surviving
                                          Corporation  upon  consummation  of the Merger,  anticipates  that the Surviving
                                          Corporation,  subject to the  fiduciary  duties of the Board of Directors of the
                                          Surviving  Corporation  and the ongoing  financial  condition  of the  Surviving
                                          Corporation,  will  declare  and  make  distributions  that  are pro rata to all shareholders  on the  Surviving  Corporation  Common  Stock that are intended to approximate the income that the Class A/B  Shareholder  would have received from the  competitive  reinvestment  of the Class B Cash  Consideration,  taking into
                                          account  certain  income  tax   considerations.   In  the  event  the  Surviving
                                          Corporation makes ongoing repurchases of the Surviving  Corporation Voting Stock or Surviving  Corporation  Nonvoting Stock, the IRA Board presently  anticipates that the  repurchase  price for such  shares  will be $28.24 per  share,  unless otherwise determined by the Board of Directors of the Surviving Corporation. See
                                          "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the
                                          Merger."

Contracts with Respect to                 Upon the  Effective  Time,  the  management of the  Surviving  Corporation  will
Surviving Corporation Common              request that all Surviving  Corporation  Shareholders,  including the Management
Stock........................             Group, execute the Surviving Corporation  Shareholders' Agreement. The Surviving
                                          Corporation  Shareholders'  Agreement provides for, among other things,  certain restrictions on the transfer of the Surviving  Corporation  Common Stock held by such Agreeing Parties and the requirement that shareholders  tender their shares to the Surviving  Corporation upon the occurrence of certain  operative  events, such as prior to any  transfer  of the  shares,  the  death  or  divorce  of the shareholder,  the termination of the  shareholder as a duly authorized  agent of the Surviving  Corporation or the termination of the shareholder as a Texas life insurance agent. The Surviving Corporation Shareholders' Agreement also contains certain  provisions  concerning  the  S  corporation  status  of  the  Surviving
                                          Corporation.  Further,  pursuant  to  the  Surviving  Corporation  Shareholders'
                                          Agreement,   the   Surviving   Corporation   has  agreed  to  declare  and  make
                                          distributions to all of its  shareholders,  including the Management Group, in a timely  manner  to  allow  them  to  pay  their  federal  income  tax  liability attributable to their distributive share of the Surviving  Corporation's taxable income. See "SPECIAL  FACTORS--Contracts  with Respect to Surviving  Corporation
                                          Common Stock."


Recommendation of the IRA                 The IRA Board, based upon the unanimous recommendation of the Special
Board and the Special                     Committee,  has determined that the terms of the proposed Merger are fair to and
Committee; Fairness of the                in the best interests of the IRA  Shareholders,  including  Class B Shareholders
Merger.......................             who do not own Class A Stock, and unanimously approved the Merger Agreement.  In arriving at its decision,  the IRA Board gave careful  consideration to a number of  factors,  including  the  written  opinion  of  PricewaterhouseCoopers  LLP, formerly  known as Coopers & Lybrand LLP (the  "Financial  Advisor"),  financial advisor  to the  Special  Committee.  Accordingly,  the  IRA  Board  unanimously recommends  that you vote "for" approval of the Merger  Agreement.  The Board of
                                          Directors of First Command has also unanimously  approved the Merger  Agreement.
                                          See "SPECIAL FACTORS--Recommendation of the IRA Board and the Special Committee;
                                          Fairness of the Merger."

Position of the Management Group          The members of the Management Group have considered the process by which
and First Command............             the Company  determined the terms of the Merger and certain  additional  factors examined  by the Special  Committee  and the IRA Board  (described  in detail in
                                          "SPECIAL  FACTORS--Recommendation  of the IRA Board and the  Special  Committee;
                                          Fairness of the  Merger).  Members of the  Management  Group  believe that these factors,  when  considered  together,  provide  a  reasonable  basis for them to believe, as they do, that the Merger is fair to the IRA Shareholders,  including
                                          Class B Shareholders who do not own Class A Stock.

                                          The rules of the  Securities  and Exchange  Commission  require First Command to express  its belief as to the  fairness  of the Merger to the IRA  Shareholders.
                                          While First Command has not undertaken any independent  evaluation of the Merger from the standpoint of fairness to the Company's shareholders, it has considered the factors  that were taken into account by the Special  Committee  and the IRA
                                          Board (described in detail in "SPECIAL  FACTORS--Recommendation of the IRA Board and the  Special  Committee;  Fairness  of the Merger) and by the members of the
                                          Management Group. Based solely on these factors, First Command believes that the
                                          Merger is fair to the IRA  Shareholders,  including Class B Shareholders  who do not own Class A Stock.

                                          These beliefs should not,  however,  be construed as a recommendation to the IRA
                                          Shareholders  by the  members  of the  Management  Group  in their  capacity  as shareholders  or First  Command to vote or approve  the  Merger  Agreement.  See
                                          "SPECIAL  FACTORS--Position  of the Management Group and First Command." Members
                                          of the Management Group (other than Freda J. Payne) and the officers,  directors and principal  shareholders of First Command are executive officers or directors of the Company and have an interest in the  contemplated  Merger.  See  "SPECIAL
                                          FACTORS--Interests of Certain Persons in the Merger."

Opinion of the Financial                  On June 27, 1998, the Financial Advisor delivered its report and form of written
 Advisor.....................             opinion to the Special Committee and the IRA Board to the effect that as of such
                                          date  and  based  upon  and  subject  to  the   assumptions,   limitations   and
                                          qualifications  set  forth in such  opinion,  the  Merger is fair to the Class A
                                          Shareholders  and the Class B Shareholders  from a financial  point of view. The
                                          Financial  Advisor indicated that it was prepared to deliver its written opinion in such form when  requested to do so by the Special  Committee.  The  Financial
                                          Advisor subsequently  confirmed such opinion by delivery of its written opinion, dated as of the date of this Proxy Statement (the "Financial  Advisor Opinion").
                                          A copy of the Financial Advisor Opinion which sets forth the assumptions made,



                                          procedures followed, other matters considered and limits of its review is attached hereto as Annex B. Shareholders are urged to and should read the Financial
                                          Advisor Opinion in its entirety. See "SPECIAL FACTORS--Opinion of the
                                          Financial Advisor."

Interests of Certain Persons              Class B Shareholders should be aware in considering whether to vote in favor
in the Merger................             of the Merger that the Management Group, along with other Class A/B
                                          Shareholders, have interests in the Merger in addition to their interests as shareholders of IRA generally. Those interests relate to, among other things, the fact that each of the members of the Management Group is a Class A
                                          Shareholder and, as such, upon consummation of the Merger will be a shareholder of the Surviving Corporation, unless such member of the
                                          Management Group elects to seek appraisal rights for his Class A Stock. Further, the IRA Board and the executive officers of IRA will be the directors and executive officers of the Surviving Corporation upon consummation of the
                                          Merger. As a result, each member of the Management Group that is currently an officer or director of the Company will retain his or her position with the
                                          Surviving Corporation upon consummation of the Merger. See "CERTAIN
                                          INFORMATION CONCERNING IRA--Directors and Executive Officers of
                                          IRA."

                                          The Merger Agreement provides that IRA, and, after the Effective Time (as defined below), the Surviving Corporation, will indemnify (and advance expenses
                                          to) each present and former director, officer and employee of IRA and its subsidiaries (the "Indemnified Parties") to the fullest extent permitted under applicable law or under the Articles of Incorporation and Bylaws of IRA and the
                                          Surviving Corporation against any costs incurred in connection with any claim, proceeding or investigation relating to matters occurring prior to or at the
                                          Effective Time, including the transactions contemplated by the Merger
                                          Agreement. See "THE PROPOSED MERGER--The Merger Agreement--Indemnification."

Employment                                The IRA Board anticipates that the Surviving Corporation will enter into
Agreements...................             employment agreements with each of the Surviving Corporation Shareholders who are also employees of the Surviving Corporation. See "SPECIAL
                                          FACTORS--Employment Agreements."

Certain Transactions in IRA               See "SPECIAL FACTORS--Certain Transactions in Company Stock."
Common Stock.................

Accounting Treatment.........             The Merger of the Company into First Command, with First Command becoming the Surviving Corporation, will be treated for accounting purposes as a business combination accounted for as a purchase. The conversion of each share of Class
                                          A Stock of the Company issued and outstanding into five shares of the Surviving
                                          Corporation Voting Stock will, in effect, result in the net assets of First
                                          Command being recorded at their existing carrying value in conformity with
                                          Generally Accepted Accounting Principles ("GAAP"), since the book value of
                                          First Command would approximate fair value. The purchase of the Class B Stock for the Class B Cash Consideration will reduce shareholder's equity of the
                                          Surviving Corporation by a like amount. See "SPECIAL
                                          FACTORS--Accounting Treatment."




Regulatory Filings and                    See "SPECIAL FACTORS--Regulatory Filings and Approvals."
Approvals....................

Certain Federal Income                    A Class A/B  Shareholder  should not recognize gain or loss upon the exchange of
Tax Consequences of the                   Class A Stock solely into Surviving  Corporation Voting Common Stock and Class B
Merger.......................             Stock solely into Surviving Corporation Nonvoting Common Stock, unless he or she elects the cash option with  respect to his or her Class B Stock.  Assuming  the
                                          Class A/B  Shareholder  does not elect the cash option,  his or her tax basis in shares of Surviving  Corporation  Common Stock  received  pursuant to the Merger should  be the same as the tax basis of the  shares  of a Class A/B  Shareholder surrendered in exchange  therefor.  A Class A/B  Shareholder who elects the cash option should consult his or her own tax  advisor(s)  concerning the election of that option.  A Class B Shareholder  that is not a Class A/B  Shareholder and is not related to any  shareholder of the Surviving  Corporation  should  recognize gain or loss  equal to the  difference  between  the  amount of the Class B Cash
                                          Consideration and the Class B Shareholder's tax basis in all the shares of Class
                                          B Stock surrendered in exchange  therefor.  The Company should not recognize any gain or loss as a result of the Merger for U.S. federal income tax purposes. See
                                          "SPECIAL FACTORS--Certain Federal Income Tax Consequences of the Merger."

                                          Ernst & Young LLP ("Ernst & Young") has provided the Company with an opinion (the "Tax Opinion"), attached as Annex F, with respect to certain United
                                          States federal income tax consequences that should arise from the Merger and the implementation of the Mission Accomplishment Plan (as described herein).

The Special Meeting

Time, Date and Place.........             The Special Meeting will be held on Monday, November 23, 1998, 1:30 p.m., local time, at 4100 South Hulen Street, Fort Worth, Texas 76109.

Purpose of the Special                    Class A Shareholders and Class B Shareholders will consider and vote upon a
Meeting......................             proposal to approve the Merger Agreement  between the Company and First Command.
                                          Class A Shareholders and Class B Shareholders,  to the extent that Class B Stock is permitted to vote on such matters, will also consider and vote upon all other matters as may properly be brought before the Special Meeting.  See "THE SPECIAL
                                          MEETING" and "THE PROPOSED MERGER."

Record Date..................             Only shareholders of record of Class A Stock and/or Class B Stock at the close of business on October 30, 1998 (the "Record  Date"),  are entitled to notice of and to vote at the Special  Meeting.  On such date,  there were  outstanding  25 shares of Class A Stock and  942,808  shares of Class B Stock held by holders of record. See "THE SPECIAL MEETING--Record Date."

Quorum.......................             The presence, in person or by proxy, of the holders of a majority of Class A
                                          Stock and the  holders of a majority  of Class B Stock  entitled  to vote at the
                                          Special  Meeting is necessary  to  constitute  a quorum for the  transaction  of business at such meeting.  See "THE SPECIAL  MEETING--Quorum."  Abstentions  are
                                          counted  for  purposes  of  determining  whether a quorum  exists at the Special
                                          Meeting.  However,  proxies  that reflect  abstentions  and proxies that are not returned  will have the same  effect as a vote  against  approval  of the Merger
                                          Agreement  because the affirmative  vote of (i) the holders of at least 66-



                                          2/3% of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class,  (ii) the holders of at least 66-2/3% of the outstanding  shares of Class A Stock and Class B Stock, each voting separately as a class, and (iii)
                                          the  holders of at least a majority of the  outstanding  shares of Class B Stock not held by Class A/B Shareholders, is required to approve the Merger Agreement.
                                          See "THE SPECIAL MEETING--Votes Required; Voting Rights."

Voting Rights; Votes                      Each share of Class A Stock and Class B Stock is entitled to one vote with
Required.....................             respect to the approval of the Merger at the Special Meeting. With regard to any other matters presented at the Special Meeting, each share of Class A Stock will be entitled to one vote,  and the Class B  Shareholders  will not be entitled to vote. See "THE SPECIAL MEETING--Votes Required; Voting Rights."

                                          The  affirmative  vote of (i) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock,  voting  together as a single  class,
                                          (ii) the holders of at least 66-2/3% of the outstanding  shares of Class A Stock and Class B Stock,  each voting  separately as a class, and (iii) the holders of at least a majority of the outstanding shares of Class B Stock not held by Class
                                          A/B Shareholders, is required to approve the Merger Agreement.

                                          As of the  Record  Date,  there  were  657,327  shares of Class B Stock  held by persons other than the  Management  Group.  Therefore,  to receive the requisite approval of the holders of Class B Stock voting  separately as a class, at least
                                          343,058 shares of Class B Stock held by Class B Shareholders who are not members of the Management Group will be needed to approve the Merger Agreement.

                                          Furthermore, as of the Record Date, there were 583,349 shares of Class B Stock held by Class B Shareholders who are not Class A/B Shareholders.  Therefore,
                                          to receive the requisite approval of a majority of the outstanding shares of Class
                                          B Stock not held by Class A/B Shareholders, at least 291,675 shares of Class B
                                          Stock held by Class B Shareholders who are not Class A/B Shareholders will be needed to approve the Merger Agreement.

Security Ownership of the                 As of the Record Date, the Management Group beneficially owns an aggregate
Management Group.............             of 16 shares of Class A Stock and 285,481 shares of Class B Stock (representing approximately 64% and 30.28% of the outstanding Class A Stock and Class B
                                          Stock, respectively). Each member of the Management Group intends to vote all shares of Class A Stock and Class B Stock beneficially owned by him or her for approval of the Merger Agreement. See "THE SPECIAL MEETING--Votes
                                          Required; Voting Rights." There are five First Command Shareholders, who beneficially own an aggregate of 1,000 shares of First Command Common Stock
                                          (representing 100% of the outstanding shares of First Command Common Stock).
                                          Each of the First Command Shareholders is a member of the Management Group and, other than Freda J. Payne, is (i) a member of the executive committee of the
                                          IRA Board and (ii) an executive officer or director of First Command. To the knowledge of First Command, each of the First Command Shareholders intends to vote all shares of First Command Common Stock beneficially owned by him or her for approval of the Merger Agreement. See "MARKET PRICE DATA,
                                          DISTRIBUTIONS AND SECURITY OWNERSHIP OF FIRST COMMAND
                                          COMMON STOCK--Security Ownership of Management and Certain Beneficial
                                          Owners of First Command Common Stock."




Revocability of Proxy........              Any IRA Shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of IRA at 4100 South Hulen Street, Fort Worth Texas 76109, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Special Meeting.
                                           Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

The Proposed Merger

General......................              At the Effective Time, pursuant to the Merger Agreement, the Company will be merged with and into First Command in accordance with the applicable  provisions of the Texas Business Corporation Act ("TBCA").

Closing; Effective Time......              The closing of the Merger (the "Closing") will take place on the first date that all conditions to the Merger shall be satisfied or waived in accordance with the
                                           Merger Agreement or such date as the Company and First Command may agree in writing (the "Closing Date"). The Merger will be effective upon the filing of the Articles of Merger in accordance with the applicable laws of the State of
                                           Texas (the "Effective Time"). See "THE PROPOSED MERGER--Closing;
                                           Effective Time."

Conversion of Shares.........              In the Merger, each share of Class A Stock of the Company issued and outstanding at the Effective Time (other than shares of Class A Stock held in treasury by the Company), subject to and upon the terms and conditions of the
                                           Merger Agreement, will be converted into five shares of Surviving Corporation
                                           Voting Stock. Further, (i) each share of Class B Stock held by a Class B
                                           Shareholder that is not a Class A/B Shareholder that is issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into $28.24 in cash, without interest, and (ii) each share of Class B Stock held by a Class A/B
                                           Shareholder issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into one share of Surviving Corporation Nonvoting Stock; provided, however, that each Class A/B Shareholder may elect to receive, in lieu of receiving the Class B Nonvoting Stock Consideration, the Class B Cash
                                           Consideration for all shares of Class B Stock held immediately prior to the
                                           Effective Time. Each holder of First Command Common Stock, issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will receive one share of
                                           Surviving Corporation Nonvoting Stock for each 25 shares of First Command
                                           Common Stock held by such shareholder. See "THE PROPOSED
                                           MERGER--Conversion of Shares."

Class A/B Shareholders
Election; Procedures.........              Subject to certain allocation procedures, Class A/B Shareholders as of the Record
                                           Date will be entitled to, in addition to receiving the Class A Consideration for their Class A Stock, elect to receive for each share of Class B Stock held thereby either (A) the Class B Nonvoting Stock Consideration or (B) the Class B Cash
                                           Consideration. A Class A/B Shareholder may not elect to receive both the Class
                                           B Nonvoting Stock Consideration and the Class B Cash Consideration. If such
                                           Class A/B Shareholder indicates that such record holder has no preference as to the receipt of Class B Nonvoting Stock Consideration or the Class B Cash
                                           Consideration or fails to make a timely election (a "Non-Election"), such Class



                                           A/B Shareholder shall be deemed to have elected to receive the Class B Nonvoting
                                           Stock  Consideration.  The Company  will use its best  efforts to make a Form of
                                           Election  available to all persons who become Class A/B  Shareholders  of record between the date of mailing of this Proxy Statement and the Election Deadline.

                                           All such  elections  shall be made on the Form of  Election  mailed to Class A/B
                                           Shareholders  as of the  Record  Date along  with this  Proxy  Statement.  To be effective,  a Form of Election  must be  returned,  properly  completed,  to the
                                           Paying Agent no later than the Election  Deadline.  A Class A/B Shareholder that fails to submit an effective  Form of Election  prior to the  Election  Deadline shall be deemed to have made a Non-Election.

                                           Elections may be revoked or amended upon written notice to the Paying Agent prior to the Election Deadline. See "THE PROPOSED MERGER--Shareholder
                                           Elections."

Charter and Bylaws...........              Pursuant to the Merger Agreement, the Articles of Incorporation and Bylaws of
                                           First Command as in effect immediately prior to the Effective Time will be the
                                           Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation following the Merger until duly amended as provided therein and by applicable law. The Merger Agreement provides that at the Effective Time the Articles of
                                           Incorporation of the Surviving Corporation shall be amended to provide for the change of the name of the Surviving Corporation to "Independent Research
                                           Agency for Life Insurance, Inc." A copy of the Articles of Incorporation and the
                                           Bylaws of the Surviving Corporation are attached hereto as Annex E. See "THE
                                           PROPOSED MERGER--The Merger Agreement--Charter and Bylaws."

Conditions to the                          The obligation of First Command to consummate the Merger is subject to the
Merger.......................              satisfaction of a number of conditions, including, among others (i) the performance and compliance of IRA in all material respects with all agreements, obligations and conditions required by the Merger Agreement to be performed or complied with by IRA on or prior to the Closing Date; (ii) the holders of (A)
                                           two- thirds (2/3) of the outstanding shares of Class A Stock and Class B Stock, voting as a single class, (B) two-thirds (2/3) of the outstanding shares of Class
                                           A Stock and Class B Stock, each voting separately as a class, and (C) holders of a majority of the outstanding shares of Class B Stock not held by Class A/B
                                           Shareholders, that are eligible to vote at the Special Meeting shall have voted for approval and adoption of the Merger Agreement; (iii) the holders of two-thirds
                                           (2/3) of the outstanding shares of First Command Common Stock shall have voted for approval and adoption of the Merger Agreement; (iv) all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transactions contemplated by the Merger Agreement, which either individually or in the aggregate, if not obtained, would have a materially adverse effect on the financial condition, results of operations or business of IRA or would prevent consummation of the Merger and the other transactions contemplated by the
                                           Merger Agreement, shall have been obtained; (v) on the Closing Date, there shall be no effective injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental authority directing that the transactions provided for in the Merger Agreement or any of them not be consummated as so provided or imposing any conditions on the  consummation of the  transactions  contemplated by the Merger  Agreement that First  Command deems  unacceptable  in its sole  discretion;  (vi) no suit, action,  or  other  proceeding  seeking  to  restrain,  prevent  or  change  the transactions  contemplated by the Merger Agreement or otherwise  questioning the validity or  legality of such  transactions  shall have been  instituted  and be pending;  and (vii) the holders of no more than 20% of either of the outstanding
                                           Class A Stock or the Class B Stock shall have  delivered  notice of their intent to exercise their right to dissent under the TBCA.

                                           The obligation of IRA to consummate the Merger is subject to the satisfaction of a  number  of  conditions,  including,  among  others  (i) the  performance  and compliance  of First Command with all  agreements,  obligations  and  conditions required by the Merger  Agreement  to be  performed  or  complied  with by First
                                           Command  on or prior to the  Closing  Date;  (ii) IRA  shall  not have  received written  notice from the  Financial  Advisor that it has  withdrawn,  revoked or modified its opinion as to the fairness of the  Transaction  (as defined herein)
                                           to the IRA  Shareholders,  from a financial point of view;  (iii) the holders of
                                           (A)  two-thirds  (2/3) of the  outstanding  shares  of Class A Stock and Class B
                                           Stock,  voting as a single class, (B) two-thirds (2/3) of the outstanding shares of Class A Stock and Class B Stock,  each voting  separately as a class, and (C)
                                           holders of a  majority  of the  outstanding  shares of Class B Stock not held by
                                           Class A/B  Shareholders,  that are eligible to vote at the Special Meeting shall have voted for approval and adoption of the Merger  Agreement;  (iv) the holders of two-thirds  (2/3) of the  outstanding  shares of First  Command  Common Stock shall have voted for  approval  and  adoption of the Merger  Agreement;  (v) all approvals,  consents,  authorizations  and waivers from  governmental  and other
                                           regulatory   agencies  and  other  third  parties  required  to  consummate  the transactions contemplated by the Merger Agreement,  which either individually or in the aggregate, if not obtained, would have a materially adverse effect on the financial  condition,  results of operations or business of IRA or would prevent consummation of the Merger and the other transactions contemplated by the Merger
                                           Agreement, shall have been obtained; (vi) on the Closing Date, there shall be no effective  injunction,  writ,  temporary  restraining  order or any order of any nature  issued  by a court  of  competent  jurisdiction  or  other  governmental authority  directing that the transactions  provided for in the Merger Agreement or any of them not be  consummated  as so provided or imposing any conditions on the consummation of the  transactions  contemplated by the Merger Agreement that
                                           IRA deems  unacceptable in its sole discretion;  (vii) no suit, action, or other proceeding seeking to restrain,  prevent or change the transactions contemplated by the Merger  Agreement  or otherwise  questioning  the validity or legality of such  transactions  shall have been  instituted  and be pending;  and (viii) the holders  of no more than 20% of either of the  outstanding  Class A Stock or the
                                           Class B Stock shall have  delivered  notice of their  intent to  exercise  their right to dissent under the TBCA.

                                           The conditions to each of the parties'  obligations to consummate the Merger are for the sole  benefit  of such party and may be waived by such party in whole or in part to the extent  permitted by applicable  law. In the event a modification or waiver by IRA or First  Command is  contemplated  that  requires  shareholder approval  under  applicable  law, a supplement to this Proxy  Statement  will be distributed to IRA Shareholders,  and proxies will be resolicited.  See "SPECIAL
                                           MEETING OF IRA SHAREHOLDERS--Solicitation of Proxies." Neither First



                                           Command nor IRA currently contemplates waiving or modifying any of the foregoing conditions. See "THE PROPOSED MERGER--The Merger
                                           Agreement--Conditions to the Merger."

Termination..................              The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, (i) by mutual consent of the Boards of Directors of First  Command and IRA; (ii) by either IRA or First Command if at the Special
                                           Meeting, or any adjournment  thereof,  the shareholders of IRA fail to adopt and approve the Merger;  (iii) by either IRA or First Command if the shareholders of
                                           First  Command  fail to adopt and approve the Merger;  and (iv) by either IRA or
                                           First Command if a court of competent  jurisdiction or governmental,  regulatory or  administrative  agency or commission  shall have issued an order,  decree or ruling  or  taken  any  other  action,  in each  case  permanently  restraining, enjoining or otherwise  prohibiting the transactions  contemplated by the Merger
                                           Agreement,  and such order,  decree,  ruling or other  action  shall have become
                                           final   and    nonappealable.    See   "THE    PROPOSED    MERGER--The    Merger
                                           Agreement--Termination."

Rights of Dissenting
Shareholders.................              If the Merger is consummated, shareholders that comply with certain requirements of the TBCA  ("Dissenting  Shareholders")  will be entitled  to  exercise  their appraisal  rights with regard to their  shares of Class A Stock or Class B Stock in  accordance  with the  procedures  set forth in Articles 5.12 and 5.13 of the
                                           TBCA.  Shareholders  wishing to exercise dissenters' rights must (i) not vote in favor of approval of the Merger  Agreement  (which  would  include  submitting a signed proxy without voting instructions); (ii) deliver to the Company, prior to the Meeting,  written notice of their  objection to the Merger stating that they will  exercise  their right to dissent under the TBCA if the Merger is effected;
                                           and (iii) strictly comply with the other  requirements  of the TBCA.  Failure to follow the procedures  required by Articles 5.12 and 5.13 of the TBCA may result in the loss of dissenters' rights (in which event a shareholder will be entitled to receive the Merger Consideration with respect to such shareholder's shares of
                                           Class A Stock or Class B Stock in  accordance  with the Merger  Agreement).  See
                                           "THE PROPOSED MERGER--Rights of Dissenting Shareholders."


                         SELECTED FINANCIAL DATA OF IRA

     The following table presents summary historical financial data of IRA and its consolidated subsidiaries for the periods indicated. The related data for the five years ended September 30, 1997, are derived from the audited financial statements of IRA and its subsidiaries. IRA's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "IRA 10-K") is incorporated by reference in this Proxy Statement and enclosed herewith. The financial data as of and for the nine months ended June 30, 1998 and 1997, were derived from IRA's unaudited quarterly financial statements included in IRA's Quarterly Report on Form 10-Q for the nine months ended June 30, 1998 and incorporated by reference in this Proxy Statement and enclosed herewith, and, in the opinion of IRA's management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. The data for the nine months ended June 30, 1998 and 1997, are not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of IRA included and incorporated by reference in this Proxy Statement.


                                                      Year Ended September 30,
                           -------------------------------------------------------------------------------

                               1997               1996            1995            1994            1993
                           -------------     -------------    -------------  -------------   -------------
Income Statement Data:

Commissions revenue        $122,329,601      $116,632,069     $108,443,810    $100,491,633    $93,767,954
Bank operations                  58,458              -0-               -0-            -0-           -0-
Operating expenses         (113,528,791)     (109,040,366)    (102,510,314)   (93,421,636)    (86,224,269)
                           -------------     -------------    -------------  -------------   -------------
Operating income              8,859,268         7,591,703        5,933,496      7,069,997       7,543,685
Other income                  5,216,114         3,719,793        4,201,478      3,464,253       3,280,284
                           -------------     -------------    -------------  -------------   -------------
Income before income taxes   14,075,382        11,311,496       10,134,974     10,534,250      10,823,969
Income taxes                 (4,639,886)       (3,842,639)      (3,417,024)    (3,561,062)     (3,567,212)
                           -------------     -------------    -------------  -------------   -------------
Net income                   $9,435,496        $7,468,857       $6,717,950     $6,973,188      $7,256,757
                           -------------     -------------    -------------  -------------   -------------
                           -------------     -------------    -------------  -------------   -------------
Basic earnings per share         $10.06            $7.97             $7.18          $7.51           $7.65



                                    Nine Months Ended
                                         June 30,
                             ------------------------------
                                 1998             1997
                             -------------    -------------

Income Statement Data:

Commissions revenue          $95,006,492       $90,834,961
Bank operations                1,087,339            41,995
Operating expenses           (92,511,232)      (84,944,354)
                           -------------     -------------
Operating income               3,582,599         5,932,602
Other income                   7,416,922         5,472,678
                           -------------     -------------
Income before income taxes    10,999,521        11,405,280
Income taxes                  (3,467,015)       (3,728,593)
                           -------------     -------------
Net income                    $7,532,506        $7,676,687
                           -------------     -------------
                           -------------     -------------
Basic earnings per share           $7.64             $8.23



                                                      As of September 30,
                               ------------------------------------------------------------------------------
                                   1997              1996              1995          1994              1993
                               ------------      ------------     ------------   ------------    ------------
Balance Sheet Data:

Current assets                  $23,860,692       $23,926,327      $21,367,029     $20,067,223    $19,700,911
Property and equipment           12,145,961        12,614,194       13,303,488      10,883,370     10,918,721
Bank assets                      22,062,980               -0-              -0-             -0-           -0-
Other assets                     67,826,675        52,149,411       44,964,482      35,145,007     23,970,401
                               ------------      ------------     ------------   ------------    ------------
Total assets                   $125,896,308       $88,689,932      $79,634,999     $66,095,600    $54,590,033
                               ------------      ------------     ------------   ------------    ------------
                               ------------      ------------     ------------   ------------    ------------
Current liabilities             $33,395,193       $27,742,525      $27,243,419     $26,644,967    $22,211,796
Bank liabilities                 13,437,520              -0-              -0-             -0-            -0-
Long-term obligations            25,127,512        16,998,700       12,376,835      7,256,834       3,256,623
Equity                           53,936,083        43,948,707       40,014,745     32,193,799      29,121,614
                               ------------      ------------     ------------   ------------    ------------
Total liabilities and equity   $125,896,308       $88,689,932      $79,634,999    $66,095,600     $54,590,033
                               ------------      ------------     ------------   ------------    ------------
                               ------------      ------------     ------------   ------------    ------------
Per Share Data:

Book value per share                 $51.20            $44.72           $39.70         $35.79          $29.55
Cash dividends per share              (7.73)            (7.63)           (4.50)         (4.88)          (7.31)
Unrealized gains per
share, net (1)                       (15.23)           (10.05)           (8.16)         (5.79)             --
                               ------------      ------------     ------------   ------------    ------------
Per share price (2)                  $28.24            $27.04           $27.04         $25.12          $22.24
                               ------------      ------------     ------------   ------------    ------------
                               ------------      ------------     ------------   ------------    ------------


                                      As of June 30,
                              ------------------------------
                                  1998             1997
                              ------------      ------------
Balance Sheet Data:

Current assets                 $13,750,383       $23,860,692
Property and equipment          12,668,931        12,145,961
Bank assets                     59,685,034        22,062,980
Other assets                    78,028,243        67,826,675
                              ------------      ------------
Total assets                  $164,132,591      $125,896,308
                              ------------      ------------
                              ------------      ------------
Current liabilities            $33,962,103       $33,395,193
Bank liabilities                50,874,747        13,437,520
Long-term obligations           27,613,452        25,127,512
Equity                          51,682,289        53,936,083
                              ------------      ------------
Total liabilities and equity  $164,132,591      $125,896,308
                              ------------      ------------
                              ------------      ------------
Per Share Data:

Book value per share                $54.55            $50.30
Cash dividends per share                --                --
Unrealized gains per
share, net (1)                      (18.27)           (14.78)
                              ------------      ------------
Per share price (2)                     (3)               (3)
                              ------------      ------------
                              ------------      ------------



------------------------------

(1) Beginning in fiscal year 1994, as required by Statement of Financial Accounting Standards ("SFAS") 115 "Accounting for Certain Investments in Debt and Equity Securities," the Company accounted for unrealized investment gains in its balance sheet's equity section, net of federal income taxes. Since the appreciation is unrealized, it is not, and has never been, included in the determination of the Company's per share price.

(2) The increase in per share price over the previous year's share price is added incrementally, 1/12th per month for the ensuing 12 months, to the current September 30 share price (based upon the prior year's computation). For example, the book value per share exclusive of unrealized gains at September 30, 1996, less the dividends declared as of that date, resulted in a Class B Stock price per share at September 30, 1997 of $27.04. The increase in book value per share, exclusive of unrealized gains (and net of the fiscal 1996 dividend paid in December
      1996), for the fiscal year ended September 30, 1997 was $8.93, of which $7.73 was paid as a dividend in December 1997. The remaining $1.20 per share has been allocated at $0.10 per month throughout fiscal year 1998, which will result in a per share price of $28.24 as of September 1998.

(3) The share price at interim periods is based on the prior year's book value per share, net of unrealized gains, net of tax, and dividends per share. Current year net income is either paid as a dividend as of the end of the year or included in the stock price the following year (see Note 2 above).

                    SELECTED FINANCIAL DATA OF FIRST COMMAND

     The following table presents summary historical financial data of First Command as of the periods indicated. The historical financial data as of May 31, 1998, are derived from First Command's audited balance sheet enclosed herewith. The historical financial data as of June 30, 1998, are derived from First Command's unaudited balance sheet enclosed herewith. Because First Command had only three months of operations as of June 30, 1998, only balance sheet data have been presented. The data should be read in conjunction with the balance sheet, related notes and other financial information of First Command included elsewhere in this Proxy Statement. See "FIRST COMMAND FINANCIAL CORPORATION BALANCE SHEET."



                                                              As of                       As of
                                                          May 31, 1998               June 30, 1998
                                                       --------------------    ----------------------
Balance Sheet Data:
         Current assets..............................  $               893      $            1,000
         Total assets................................               13,203                  34,265
         Current liabilities.........................               12,310                     -0-
         Stockholders' equity........................                  893                  (6,746)
Per Share Data:
         Book value per share........................  $             0.89       $            (6.75)
         Cash dividends per share....................                  --                       --

                             SUMMARY PRO FORMA DATA

     The following table sets forth selected unaudited pro forma financial data derived from the Pro Forma Condensed Consolidated Financial Statements included under the section "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF IRA." The pro forma balance sheet data and the pro forma statement of operations data gives effect to the Merger as if it were consummated on June 30, 1998 and October 1, 1996, respectively. The pro forma financial information is based on assumptions that management believes are reasonable and such information is presented for comparative and informational purposes only. The pro forma financial information does not purport to represent what the Company's results of operations or financial condition would have actually been had the Merger in fact occurred on such dates or to project the Company's results of operations for any future period or financial condition of any future date. This table should be read in conjunction with the Pro Forma Condensed Consolidated Financial Statements included under the section "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF IRA" and the IRA 10-K, the Company's Quarterly Reports on Form 10-Q for the nine months ended June 30, 1998, the Consolidated Financial Statements of the Company and related notes thereto, the Balance Sheet of First Command and related notes thereto and the other financial information contained in the documents included or incorporated by reference herein. See "INCORPORATION BY REFERENCE."


            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. AND
                            FIRST COMMAND CORPORATION
         Selected Unaudited Pro Forma Combined Condensed Financial Data



                                                                                       For the
                                                       For the Year Ended         Nine Months Ended
                                                       September 30, 1997           June 30, 1998
                                                      ----------------------    ---------------------
Income Statement Data:

Commissions revenue.................................  $        122,329,601       $        95,006,492
Bank operations.....................................                58,458                 1,087,339
Operating expenses..................................          (126,484,173)             (102,665,308)
                                                      ---------------------      --------------------
Operating income....................................            (4,096,114)               (6,571,477)
Other income........................................             4,096,114                 6,571,477
                                                      ---------------------      --------------------
Income before income taxes..........................                    --                         --
Income taxes........................................                    --                         --
                                                      ---------------------      --------------------
Net income..........................................  $                 --       $                --
                                                      ---------------------      --------------------
                                                      ---------------------      --------------------


                                                                            As of
                                                                        June 30, 1998
                                                                    ---------------------
Balance Sheet Data:

Current assets.................................................     $         12,608,585
Property and equipment.........................................               12,695,701
Bank assets....................................................               59,685,034
Other assets...................................................               78,034,738
                                                                    ---------------------
         Total assets..........................................     $        163,024,058
                                                                    ---------------------
                                                                    ---------------------
Current liabilities............................................     $         33,962,103
Bank liabilities...............................................               50,874,747
Long-term obligations..........................................               42,240,784
Equity.........................................................               35,946,058
                                                                    ---------------------
         Total liabilities and equity..........................     $        163,024,058
                                                                    ---------------------
                                                                    ---------------------
Book value per share (1).......................................     $              99.96
                                                                    ---------------------
                                                                    ---------------------

------------------------------

(1) Pro forma book value per share does not include the anticipated charge to equity to reflect the Mission Accomplishment Plan compensation that is expected to be recorded for subsequent periods. Per the Pro Forma Condensed Consolidated Income Statement, the charge to equity for the nine months ending June 30, 1998 is expected to have been $10,154,076.

Per share data:


                                                     Independent             First Command
                                                   Research Agency       Financial Corporation        Pro Forma Combined
                                                  -----------------     -----------------------     -----------------------
Basic earnings per year:
         Fiscal year ended September 30, 1997     $           10.06     $                 0.00      $                  0.00
         Nine months ended June 30, 1998....                   7.64                      (7.75)                        0.00
Dividends per share:
         Fiscal year ended September 30, 1997     $            7.73     $                 0.00      $                  0.00
         Nine months ended June 30, 1998....                   0.00                       0.00                         0.00
Book value per share:
         At June 30, 1998...................      $           54.55     $                (6.75)     $                 99.96


                                 SPECIAL FACTORS

Background of the Merger

     In early 1997,becauseof the costs associated with its being a public company and the competitive disadvantages of having to make public disclosures in Exchange Act filings, the Company began to consider becoming a privately-held company pursuant to a transaction in which the registration of the Class B Stock under the Exchange Act would be terminated. The Company is a managing general insurance agency that sells life insurance to United States military personnel. Most of the Company's competitors are not public companies, so they do not have to make public disclosures regarding their earnings, products, relationships with insurance carriers and other matters. Consequently, certain information about the Company that is publicly available is not similarly available about the Company's competitors. In the event that the Merger is approved by the Company's shareholders, the Company will not have to make public disclosures that can be competitively disadvantageous. Additionally, the costs associated with compiling information creates an additional disadvantage to IRA as compared to the Company's competitors that do not have similar public filing requirements. These costs include the compilation of the information for such filings, the expense of attorneys and accountants and the management time required to make such filings.

     During this period, Ernst & Young advised the Company that, based upon the facts presented at that time, upon the elimination of the Class B Stock, the Company could be eligible for S corporation status. In the ensuing months of 1997, the Company continued to study the feasibility and ramifications of such a transaction. The Company selected Ernst & Young based on its experience with respect to tax issues. Ernst & Young has been engaged by the Company as its principal independent accountants. The Company will pay Ernst & Young a fee of $150,000 with respect its engagement as the Company's principal independent accountants for its fiscal year ended September 30, 1998. In addition, Ernst & Young issued the Tax Opinion for the Company. See "--Certain Federal Income Tax Considerations--Tax Opinion Engagement."

     In March 1998, Ernst & Young, the principal independent accountants for the Company and First Command, prepared a report for the Company that summarized the major advantages and disadvantages of IRA electing S corporation status. The letter contained an example of the tax savings available to IRA, assuming IRA had elected to be taxed as an S corporation for federal income tax purposes for the tax year ended September 30, 1998. An example in the letter indicated that the Company and its shareholders combined would pay approximately 54% less income tax by electing S corporation status, assuming all items of income and expense are treated equally by taxpayers of the S corporation and C corporation and the Company declares a dividend of all of its income to the shareholders. In addition, the example assumes a tax rate of 39.6% for the shareholders of the S corporation. The letter also provided certain cautionary language regarding potential built-in gains tax, excess passive income tax and eligibility requirements for electing S corporation status. In summary, the letter stated that, after reviewing the dividend history of IRA (pursuant to which all of its earnings are paid as dividends to its shareholders), the benefits discussed in the letter provide a significant level of support for the Company's electing S corporation status. A copy of this report has been filed as an exhibit to the
Schedule 13E-3, and it will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any IRA Shareholder or his representative who has been so designated in writing. Alternatively, the Company will transmit a copy of the report to such IRA Shareholder (or his or her designated representative) upon written request and at the expense of such IRA Shareholder. See "--Purpose and Structure of the Merger."

     Additionally, during 1997 the Company established plans to construct and operate a parking garage for employees of the Company and current and future tenants in IRA's building. Management was concerned, however, about the potential liability of IRA in connection with the construction and operation of a parking garage. As a result, First Command was formed on April 1, 1998, to limit this potential liability of IRA. At its inception, First Command qualified for, and elected, S corporation status. See "CERTAIN INFORMATION CONCERNING FIRST COMMAND--Business."

     First Command was formed to construct and manage the parking garage facilities adjacent to the building currently occupied by IRA. The parking garage facilities will be used almost exclusively by IRA and its affiliates' employees and independent contractors. The Company is leasing the land to First Command for a nominal payment of $1.00 per year. First Command is leasing all of the parking spaces in the Garage to IRA for a base rent of $51,250.00 per month, which will provide First Command with funds to service its debt and meet operating costs of the parking garage. IRA will pay all real estate and personal property taxes associated with the garage and land that it occupies. IRA will sublease some of the parking spaces to other tenants who occupy IRA's office building. The contractual arrangements between First Command and IRA do not result in a financial benefit or a financial detriment to First Command or IRA. The terms of the agreements are at least as beneficial to the Company and First Command as would have been obtained in an arms-length transaction with an unaffiliated third party. See "CERTAIN INFORMATION CONCERNING FIRST COMMAND--Business" and "CERTAIN INFORMATION CONCERNING FIRST
COMMAND--Properties."

     In April 1998, management of the Company determined that it would be in the best interests of the Company to further investigate the deregistration of the Class B Stock, thereby eliminating the Company's reporting requirements under the Exchange Act and minimizing the administrative duties that correspond with such reporting requirements. Additionally, management believed that the Company would qualify for S corporation status after the elimination of its Class B Stock.

     On April 27, 1998, at a special meeting of the IRA Board attended by all directors except Naomi K. Payne, after a presentation by Lamar C. Smith, Chairman of the Board and Chief Executive Officer of IRA, and Martin R. Durbin, Chief Financial Officer of IRA, the IRA Board adopted by a unanimous vote of all directors present a resolution authorizing and instructing the officers of the Company to pursue a plan that would allow the Company to achieve operating efficiencies through elimination of the Class B Stock and its subsequent qualification for S corporation status. The Company then retained Haynes and Boone, LLP, Fort Worth, Texas, as special securities and tax counsel. The Company also engaged Ernst & Young LLP, as tax advisors. The Company selected these firms because of their reputation in corporate and securities and tax law matters.

     The IRA Board held a special meeting on May 8, 1998, which was attended by all directors other than Mr. Arnold Punaro. Because Texas law requires all directors of a Texas insurance company be licensed insurance agents and because Mr. Punaro was not a licensed insurance agent, Mr. Punaro resigned and became an advisory director of the Company at this special meeting. Martin R. Durbin and Lamar C. Smith updated the IRA Board regarding the plan to achieve the IRA Board's objectives of eliminating its Class B Stock and qualifying for S corporation status. As part of this plan, management contemplated that, upon the elimination of the Class B Stock, IRA should qualify as an S corporation. As a result, in order to achieve administrative simplicity associated with the elimination of costs and time necessary to prepare two sets of tax returns and to reduce compliance responsibilities and reporting requirements that would result from the deregistration of the Class B Stock, management of IRA and First Command proposed a merger between IRA and First Command, pursuant to which IRA would merge with and into First Command, which would be the surviving corporation.

     Following this presentation and a discussion, the IRA Board determined that it would be advisable to establish a special committee of independent directors (the "Special Committee") to determine whether the terms of the proposed transaction were fair to and in the best interests of the IRA Shareholders, which includes the Class B Shareholders who do not own Class A Stock (and certain Class A/B Shareholders who are not officers or directors). As the IRA Board had no members that did not own Class A Stock or Class B Stock, pursuant to the Bylaws of IRA, the IRA Board elected James J. Ellis to serve in the class of directors whose term expires on December 31, 1999, and Logan Dickinson to serve in the class of directors whose term expires on December 31, 2000. Mr. Ellis and Mr. Dickinson were also appointed as the members of the Special Committee.

     Mr. Ellis and Mr. Dickinson were elected to fill two vacancies that existed on the IRA Board and have agreed to serve on the IRA Board at least through the end of their respective terms. Both Mr. Ellis and Mr. Dickinson were selected to serve as directors and members of the Special Committee because each has many years of experience in the insurance industry. Mr. Dickinson also has extensive experience in the investment industry. Messrs. Ellis and Dickinson had (i) no prior relations with the Company or its affiliates and (ii) little, if any, knowledge of the Company's operations, prior to their election to the IRA Board. Each of Messrs. Ellis and Dickinson is paid $1,000 per Special Committee meeting, unless such meeting is held in conjunction with or immediately prior to a full meeting of the IRA Board, in which case each receives $500 per Special Committee meeting. Each of them will receive compensation in his capacity as a member of the IRA Board to the same extent as other members of the IRA Board receive compensation.

     The Special Committee met on May 18, 19, 20 and 26 for the purposes of holding initial discussions regarding the Merger, engaging Gardere & Wynne, LLP, Dallas, Texas, as independent legal counsel for the Special Committee and interviewing potential financial advisors. During each of these meetings, the Special Committee members, among themselves, with legal counsel, and with prospective financial advisors, discussed their understanding of the Company's history and business, the proposed structure and effect of the Merger and the incentive compensation plans in effect and to be implemented by the Company. At its meeting on May 26, 1998, the Special Committee determined to engage Coopers & Lybrand LLP, now known as PricewaterhouseCoopers LLP, as the Financial Advisor, reviewed the Financial Advisor's proposed engagement letter and directed the Special Committee's independent legal counsel to review the proposed engagement letter and provide comments to the Financial Advisor. The engagement letter was finalized on and dated June 4, 1998, and executed on behalf of the Special Committee and the Company on June 8, 1998.

     The Financial Advisor had no prior material relationships with the Company, its affiliates or members of the Special Committee. The Company has engaged the Financial Advisor to assist the Company in making its information systems Year 2000 compliant. The Financial Advisor will be paid $74,000 as compensation for such services.

     On June 4, 1998, the Special Committee met by telephone conference call with representatives of the Financial Advisor and the Special Committee's independent legal counsel for further discussions regarding the Merger and to determine the due diligence plan and schedule for the Financial Advisor's engagement. The primary purpose of the meeting was to ensure that the Financial Advisor had sufficient information to form the foundation of an effective due diligence effort and to gain the benefit of the Special Committee's analysis in progress of the Company. The Special Committee members discussed in more detail with the representatives of the Financial Advisor the Special Committee's growing understanding of the business of the Company, the proposed terms of the Merger and the Mission Accomplishment Plan anticipated to be implemented by the Company. On June 5, 1998, representatives of the Financial Advisor and the Special Committee's independent legal counsel began a due diligence review of documents and information related to the Company and the Merger and due diligence discussions with Martin Durbin, the Company's Chief Financial Officer, and Robert F. Watson, the Company's General Counsel. On June 10, 1998, the Special Committee again met by telephone conference call with representatives of the Financial Advisor and the Special Committee's independent legal counsel to discuss the schedule for the Financial Advisor's review and analysis, the status of the due diligence and the detailed terms of the Merger, which had been distributed to the Special Committee and the Financial Advisor by the Company.

     On June 15, 1998, the Special Committee, its independent legal counsel and representatives of the Financial Advisor met at the Company's offices for due diligence meetings with Lamar Smith, the Company's Chief Executive Officer, James Lanier, the Company's Chief Operating Officer, Mr. Watson, Mr. Durbin and Howard Crump, Director of Marketing (Agency Relations). During this meeting, the Company's management presented a detailed overview of the Company's history, business and philosophy, as well as the Company's intent in proposing the Merger, and responded to questions from the Special Committee and the Financial Advisor. Messrs. Watson and Durbin outlined the proposed structure and terms of the Merger, the effect on the IRA Shareholders as a whole and on each category of IRA Shareholders. Messrs. Watson and Durbin also responded to detailed questions from the Special Committee and the Financial Advisor.

     During the meeting on June 15, 1998, the members of the Special Committee and representatives of the Financial Advisor interviewed an agent and a district agent, each of whom is a Class B Shareholder and has been associated with the Company for approximately 20 years and 6 years, respectively. During this interview, the agent and district agent were asked questions regarding the Company's operations, their respective positions with the Company, their roles as Class B Shareholders and the restrictive nature of the Class B Shareholder Agreements, and their understanding with respect to the proposed transaction. The agents informed the Special Committee that they viewed the Class B Stock as compensatory in nature. Based on the Special Committee's and the Financial Advisor's discussions with the Company and other due diligence, the Special Committee believed these two individuals were representative of the Company's agents, the agent being a long-time and larger Class B Shareholder and the district agent being a more recent and smaller Class B Shareholder. The Special Committee did not assign, and did not find it practicable to assign, a specific weight to these discussions, but considered them along with other due diligence by the Special Committee with respect to the Company and its operations and shareholders.

     On June 24, 1998, the Special Committee, representatives of the Financial Advisor and the Special Committee's independent legal counsel met by telephone conference call to discuss the Financial Advisor's preliminary analysis regarding the Merger and the rendering by the Financial Advisor of a fairness opinion. The Special Committee members and the representatives of the Financial Advisor discussed in detail the effect of the Merger on the IRA Shareholders and on each category of the IRA Shareholders.

     Prior to the June 24, 1998, meeting, the Financial Advisor provided the Special Committee with a package of information marked "DRAFT," for discussion at the meeting. The package consisted of an Executive Summary, a Transaction Summary and Risk Assessment, a draft form of fairness opinion, and information for joining the planned conference call. The discussion at the meeting centered around the information in the draft package.

     The Executive Summary included in the draft package described the proposed transaction, enumerated actions performed or then being undertaken by the Financial Advisor, and set forth the Financial Advisor's preliminary conclusion that the transaction was fair from a financial point of view. The Financial Advisor's actions, as outlined in the Executive Summary, included a discounted cash flow analysis provided to it by the Company (without being impacted for marketability or share restriction considerations), analysis of a limited set of companies that might be considered meaningful comparable companies and a comprehensive transaction search that yielded a very limited set of transactions that might be considered comparable transactions. See "SPECIAL FACTORS--Opinion of Financial Advisor."

     The Transaction Summary and Risk Assessment included in the draft package first set forth background information regarding the Company and a detailed description of the proposed transaction. The Transaction Summary outlined the historical purchases of the Company's Class B Stock, the lack of a public market for the Class B Stock and the proposed adoption of the Mission Accomplishment Plan. The Risk Assessment outlined various issues to be brought to the attention of the Financial Advisor's internal fairness opinion committee, including (i) the desire to preserve S corporation status, which is not assured, (ii) the inability of former Class B Shareholders to vote on material corporate actions,
(iii) the change in tax treatment for the Class B Shareholders from capital appreciation with the Class B Stock versus ordinary income with stock appreciation rights for those Class B Shareholders holding MAP Units, (iv) the Financial Advisor's understanding that at least one Class A Shareholder would exercise dissenter's rights (although no oral or written notice of such intent has been received by the Company), and (v) the option of Class A/B Shareholders to elect different treatment than the Class B Shareholders in the Merger.

     The exhibits in the draft package to the Transaction Summary and Risk Assessment included the following: (i) a graphic presentation of the proposed transaction prepared by management; (ii) pre-transaction features in the form of an analysis prepared by the Financial Advisor of the terms of the various shareholder agreements governing the rights of the IRA Shareholders; (iii) post-transaction features in the form of a description of the Surviving Corporation Stock from a recent draft of the proxy statement; (iv) the Financial Advisor's pre- and post-transaction analysis; and (v) a list of Class B Shareholders provided by the Company.

     The Financial Advisor's pre- and post-transaction analysis included in the draft package consisted of the following items: (i) a summary prepared by the Financial Advisor of the features of both groups of IRA Shareholders both before and after the proposed transaction; (ii) a shareholder value summary for each group of shareholders based upon holding period and basis in stock showing status quo value per share, proposed new structure value per share or unit equivalent, and percent increase value per share or unit equivalent; and (iii) discounted cash flow models for the status quo and the proposed new structure for each group of shareholders based upon basis in stock.

     The final substantive item included in the draft package was a draft form of fairness opinion prepared by the Financial Advisor for the Special Committee's review. The draft form included the Financial Advisor's preliminary conclusion that the proposed transaction was fair from a financial point of view.

     A copy of the above-described materials provided by the Financial Advisor to the Special Committee in connection with its June 24, 1998 meeting has been filed as an exhibit to the Schedule 13-E-3, and it will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any IRA Shareholder or his representative who has been so designated in writing. Alternatively, the Company will transmit a copy of the report to such IRA Shareholder (or his or her designated representative) upon written request and at the expense of such IRA Shareholder.

     At the meeting of the Special Committee on June 27, 1998, which was held immediately prior to the IRA Board meeting, the Financial Advisor provided the members of the Special Committee and the Special Committee's independent legal counsel with its "Presentation to the Board of Directors" and the proposed form of fairness opinion the Financial Advisor was prepared to render when requested to do so. The Financial Advisor also indicated that it was prepared to make such a presentation to the IRA Board.

     On June 27, 1998, the IRA Board held a special meeting. During the special meeting of the IRA Board, the Special Committee made a presentation regarding its review of the Merger. At the conclusion of such presentation, the Special Committee announced that it had determined that the Merger was fair to the IRA Shareholders, including the Class B Shareholders who do not own Class A Stock. Subsequent to the presentation of the Special Committee, the IRA Board approved the Merger.

     The IRA Board based the amount of the Class B Cash Consideration on the methodology used by the Company in previous years to determine the price of Class B Stock in its offerings to agents of the Company, using September 1998 as the month of the stock price calculation. This methodology has been used by the Company to establish each purchase and sales price for shares of Class B Stock since 1981. See "DESCRIPTION OF IRA CAPITAL STOCK--Class B Stock" and note 2 to "SELECTED FINANCIAL DATA OF IRA."

     The IRA Board decided that Class A Shareholders who own Class B Stock should be entitled to receive Surviving Corporation Nonvoting Stock pursuant to the Merger because the Class A/B Shareholders otherwise would be taxed at ordinary income tax rates (rather than at capital gain tax rates) if they could receive only Class B Cash Consideration for the Class B Stock pursuant to the Merger. The IRA Board, which will be the Board of the Surviving Corporation upon consummation of the Merger, anticipates that the Surviving Corporation, subject to the fiduciary duties of the Board of Directors of the Surviving Corporation and the ongoing financial condition of the Surviving Corporation, will declare and pay dividends that are pro rata to all shareholders of the Surviving Corporation Common Stock that are intended to approximate the income that the Class A/B Shareholder would have received from the competitive reinvestment of the Class B Cash Consideration, taking into account income tax considerations. See "--Certain Effects of the Merger; Plans for the Company after the Merger." However, if a Class A/B Shareholder would prefer not to receive the Surviving Corporation Nonvoting Stock for such shareholder's Class B Stock pursuant to the Merger, the IRA Board has provided the Class A/B Shareholders with the alternative to receive the Class B Cash Consideration instead of the Surviving Corporation Nonvoting Stock.

     The IRA Board determined that the consideration to be paid to the holders of Class A Stock was fair because the Class A Stock is the voting class of common stock and is primarily held by members of the IRA Board and officers of the Company.

     On September 4, 1998, Debra S. Payne, a Class A/B Shareholder, delivered a letter to Carroll H. Payne II, Freda J. Payne and Naomi K. Payne (in this paragraph, the "Paynes"), who are also Class A/B Shareholders, demanding that they tender their shares of Class A Stock to Debra S. Payne, pursuant to the terms of the Payne Family Stock Agreement. Debra S. Payne claims, among other things, that the filing of the Schedule 13E-3 by the Company triggered the provision of the Payne Family Stock Agreement that requires each of the Paynes to sell their shares of Class A Stock to Debra S. Payne. The Company is also a party to the Payne Family Stock Agreement. See "DESCRIPTION OF IRA CAPITAL STOCK--Class A Stock." The Company and each of the Paynes believe that Debra S. Payne's claims as described in the September 4, 1998 letter are without merit.

     In response to these demands of Debra S. Payne, on September 8, 1998, the Paynes filed a petition for declaratory judgment in state district court in Tarrant County, Texas. As the Company is a party to the Payne Family Stock Agreement, it is also a party to the declaratory judgment action. The Paynes and the Company have asked the court to declare, among other things, that: (i) the Merger does not trigger or otherwise invoke the buy-sell provision of the Payne Family Stock Agreement; (ii) Debra S. Payne is not entitled to demand that the Paynes tender their Class A Stock to her; (iii) the Paynes are not in breach of contract by refusing to tender their Class A Stock to Debra S. Payne; and (iv) the Paynes and the Company are not in breach of contract by proceeding with the Merger, or any part thereof.

     Debra S. Payne filed an answer to the Paynes' petition on October 25, 1998. Among other things, Debra S. Payne's answer denied all of the allegations of the Paynes contained in the petition. Furthermore, the answer asserted certain affirmative defenses to the claims of the Paynes, including, among other things,
(i) lack of standing of the Paynes to assert certain claims, (ii) failure of the petition to state a claim upon which relief can be granted, (iii) the claims are barred by the doctrine of unclean hands, estoppel and quasi-estoppel, (iv) the claims are barred due to the illegality of the Merger and (v) the claims are barred due to the Paynes' and the Company's breaches of contract. The answer requested dismissal of the action or a declaratory judgment in favor of Debra S. Payne and that Debra S. Payne recover all costs and any other relief to which she may be entitled.

     The parties are currently engaged in settlement discussions. In the event that a settlement acceptable to each of the Paynes and the Company is not entered into, the Paynes and the Company intend to vigorously contest any claim by Debra S. Payne that the buy-sell provision contained in the Payne Family Stock Agreement has been or will be triggered as a result of the transactions contemplated by the proposed Merger.

Source and Amount of Funds

     Approximately $16.9 million will be required to pay the Class B Cash Consideration in the Merger (assuming no Class A/B Shareholder elects to receive Class B Cash Consideration), and the Surviving Corporation will pay approximately $1.2 million in fees and expenses associated with the Merger. The cash required in connection with the Merger will be provided (i) by working capital of the Company and (ii) pursuant to the terms of the Credit Facility (as defined below). The following table sets forth the estimated sources and uses of funds in connection with the Merger, assuming consummation of the Merger effective on November 23, 1998. In the event that a Class A/B Shareholder elects to receive the Class B Consideration, or in the event that any IRA Shareholder elects to seek appraisal rights, the Company will pay such amounts from working capital or through increases in its outstanding lines of credit.


             Sources of Funds                              Amount
------------------------------------------     -----------------------------
Cash......................................     $          2,056,000
Credit facility...........................               16,000,000
                                               -----------------------------
         Total sources....................     $         18,056,000
                                               -----------------------------
                                               -----------------------------


              Uses of Funds                               Amount
------------------------------------------     -----------------------------
Class B Consideration.....................     $         16,890,000
Professional fees.........................                1,095,000
Filing fees...............................                    6,000
Printing and mailing costs................                   25,000
Miscellaneous.............................                   40,000
                                               -----------------------------
         Total uses.......................     $         18,056,000
                                               -----------------------------
                                               -----------------------------

     Credit Facility. The Company has entered into a loan agreement with Norwest Bank Texas, N.A. ("Norwest"), dated September 30, 1998 (the "Loan Agreement"), pursuant to which Norwest has agreed to provide a $16 million senior secured term loan to IRA (the "Credit Facility"), upon the terms and conditions set forth in the Loan Agreement. Proceeds under the Credit Facility must be used to finance the purchase of the Class B Stock.

     Principal and interest payments under the Credit Facility will be made monthly in equal payments of $183,309. Interest on indebtedness outstanding under the Credit Facility is payable at a rate of 6.58% per annum. The maturity date of the Credit Facility will be September 30, 2008. The Company will incur no fees as a result of the Credit Facility, and there will be no prepayment penalty imposed for early repayments of amounts owed under the Credit Facility.

     Borrowings under the Credit Facility are secured by a first perfected security interest in certain shares of mutual funds held by the Company and its wholly-owned subsidiary, United Services Planning Association ("USPA"), as evidenced by a Pledge Agreement between Norwest and the Company and a Pledge Agreement between Norwest and USPA, each dated September 30, 1998 (collectively, the "Pledge Agreements"). The market value of the securities pledged at the date of the funding of the Credit Facility by Norwest must be equivalent to 140% of the funded loan amount. Further, the market value of these securities may not be less than 120% of the loan balance outstanding at any time. In the event that the market value of the securities does decrease below 120% of the loan balance, the Credit Facility provides for a cure period as follows: (i) if the value is between 110% and 119%, there will be a cure period of 30 days; (ii) if the value is between 100% and 109%, there will be a cure period of 15 days; and (iii)) if the value is below 100%, there will be a cure period of 5 days.

     The Credit Facility is evidenced and governed by the provisions of the Loan Agreement, a promissory note executed by the Company payable to Norwest, dated September 30, 1998 (the "Promissory Note"), the Pledge Agreements, and other supporting documentation. These documents contain various conditions precedent to each advance, standard reporting requirements, covenants, events of default, representations and warranties, covenants and other provisions customary for credit facilities of this type. Norwest requires the Company to deliver copies of audited annual financial statements and monthly borrowing base certificates within the time periods described in the Loan Agreement.

     The foregoing discussion of the Loan Agreement and the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, the Pledge Agreements and the Promissory Note, copies of which have been filed as exhibits to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), which has been filed with the Commission. See "AVAILABLE INFORMATION."

     The Company intends that the Surviving Corporation will utilize tax savings available after the Merger to repay any debts incurred as a result of the Merger. On a pro forma basis, S corporation status would have reduced the Company's income tax expense by $4,639,886 for the year ended September 30, 1997, and $3,467,015 for the nine months ended June 30, 1998. The Company believes that these tax savings are adequate to service its debt pursuant to the Credit Facility incurred as a result of the Merger, which the Company anticipates will be approximately $2,224,344 annually. The Company believes that, until such debt is repaid, distributions under the Mission Accomplishment Plan will be at least equal to those made on the Class B Stock. See "THE PROPOSED MERGER" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF IRA."

Purpose and Structure of the Merger

     First Command was formed on April 1, 1998, as a Texas corporation, to construct, own and operate the Parking Garage on the Adjacent Land. IRA has agreed to provide First Command with funds pursuant to an interest-bearing loan to construct the Parking Garage. See "CERTAIN INFORMATION CONCERNING FIRST COMMAND--Business." First Command was organized as an entity distinct from IRA to limit potential liability of IRA with respect to the ownership, construction and operation of the Parking Garage. As First Command presently has a limited number of shareholders and meets the other requirements of S corporation status, First Command elected S corporation status in order for its taxable items to "flow through" to its shareholders. See "SPECIAL FACTORS--Certain Effects of the Merger; Plans for the Company after the Merger."

     One objective of the Company is to deregister the Class B Stock under the Exchange Act, which will cause the Company to no longer be subject to the reporting requirements of the Exchange Act. The Company currently incurs costs related to its status as a public reporting corporation under the federal securities laws, including indirect costs as a result of, among other things, the executive time expended to prepare and review various filings, furnish information to shareholders and to attend to other shareholder matters. The Company anticipates that termination of registration under the Exchange Act will eliminate the costs and expenses of various federal securities filings incurred by the Company with respect to regulatory and reporting requirements of the Exchange Act and will reduce the amount of time devoted by management in connection therewith. Further, the Company has faced certain competitive disadvantages resulting from the public reporting requirements of the Exchange Act. Also, management of the Company believes that access to public markets by the Company and its shareholders will not occur because of the restrictions on ownership and transfer of the Class B Stock.

     The Company did consider commencing an issuer tender offer in order to accomplish this goal. However, a successful issuer tender offer could not ensure that there would not remain outstanding shares of Class B Stock upon such tender offer's conclusion. In the event that the IRA Shareholders approve the Merger by the requisite vote, the Class B Stock will be eliminated in accordance with the terms of the Merger Agreement, which will enable the Company to deregister the Class B Stock under the Exchange Act.

     Additionally, the Company believes that it will qualify for S corporation status immediately following the elimination of the Class B Stock. Management of the Company recognized that, if the Class B Stock were eliminated, both IRA and First Command would qualify for S corporation status. As a result, in order to achieve administrative simplicity, reduce compliance responsibilities and eliminate public reporting requirements as described above, the management of IRA and the management of First Command decided that IRA should merge with and into First Command, rather than continue both companies as separate S corporations. Immediately prior to the Merger, First Command will transfer all of its assets, subject to all of its liabilities, to a newly-formed limited liability company or Qualified Subchapter S Subsidiary in return for all of the members' interests in the limited liability company or all of the capital stock of such subsidiary in order to keep the planned operations of First Command separate and distinct from IRA subsequent to the Merger. Because First Command currently has elected to be treated as an S corporation under the federal tax laws, upon the consummation of the Merger, the holders of Class A Stock that do not seek appraisal rights under Articles 5.12 and 5.13 of the TBCA will be shareholders of the Surviving Corporation, which will also be an S corporation. Accordingly, such holders of Class A Stock, as holders of Surviving Corporation Voting Stock, and Class A/B Shareholders that elect to receive Surviving Corporation Nonvoting Stock for their Class B Stock will be entitled to the tax treatment that shareholders of an S corporation receive under the federal tax laws.

     The Class B Stock has traditionally been viewed by the Company as incentive stock and a method to compensate its agents and employees through cash dividends paid and price appreciation. Consequently, any changes to after-tax profitability of the Company has an impact on the amount of dividends paid on and appreciation in value for the Class B Stock. Likewise, due to the methodology underlying the Mission Accomplishment Plan, participants will be impacted directly by changes in the profitability of the Company prior to payments under the Mission Accomplishment Plan. If income tax expense decreases, the Company believes that there should be more funds available for distribution under the Mission Accomplishment Plan. Any earnings not distributed in a year through a DER payment will be distributed at some point in time through the SAR component of the Mission Accomplishment Plan. The Company believes that the advantages of eliminating double taxation as a result of the Company's election of S corporation status should benefit the participants in the Mission Accomplishment Plan, who now include all holders of Class B Stock.

     The Management Group has engaged in the transactions contemplated by the Merger Agreement to assist the Company in attaining the objectives described above.

Certain Effects of the Merger; Plans for the Company after the Merger

     Following the Merger, (i) the Class A Shareholders, (ii) the Class A/B Shareholders that elect to receive Surviving Corporation Nonvoting Stock and
(iii) the First Command Shareholders will own 100% of the capital stock of the Surviving Corporation, to the extent that such shareholders do not elect to seek appraisal rights. As such, these persons will be the direct beneficiaries of any future earnings and growth of the Surviving Corporation and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by the Company in the future. Upon consummation of the Merger, the Class B Shareholders that are not Class A/B Shareholders will cease to have any direct ownership interest in the Company or other rights as shareholders of the Company, including the right to receive distributions. After the Merger, such shareholders will benefit from any increases in the cash flow or the value of the Surviving Corporation only as a result of any MAP Units that such shareholders may then hold. However, the Class B Shareholders that are not Class A/B Shareholders will be entitled to receive $28.24 per share for their Class B Stock, which the IRA Board, First Command and the Management Group have determined is fair consideration to the holders of Class B Stock.

     Additionally, the IRA Board traditionally has utilized the dividends declared and paid on the Class B Stock as a means of compensating its agents, members of management and key employees, who are the holders of Class B Stock. After the Merger, the Class B Stock will be eliminated and dividends on Class B Stock will no longer be paid. However, the IRA Board intends to make similar payments of compensation to holders of MAP Units pursuant to the Mission Accomplishment Plan.

     Class B Stock has provided two valuable financial benefits to agents. It appreciated in value until such time as agents terminated or otherwise desired to receive cash for their shares. Additionally, annual cash dividends were paid on all outstanding shares of Class B Stock. The Mission Accomplishment Plan was designed to mirror these two financial benefits. A MAP Unit is composed of one SAR and one DER. Through SARs, agents will participate in the undistributed earnings of the Company. When agents leave the Company, their SARs will be exercised and they will receive a lump sum of cash for the value that will have accumulated since the MAP Units were granted. Through DERs, agents will participate in annual cash dividend equivalents that will be paid on all MAP Units until such time as agents terminate their agreements with the Company.

     Class B Stock has been sold exclusively to agents of the Company as incentive stock since its inception. Periodic offerings were made of Class B Stock that had been redeemed by the Company following agent terminations. In all such offerings, more shares were subscribed for than offered. Subscriptions were prioritized solely by giving consideration to past contributions and future potential of the agent-subscriber to Company objectives, as determined by the Executive Committee of the Board of Directors of the Company. The Executive Committee gave consideration to any recommendations which it received, with respect to these criteria, from District and Regional Agents of the Company. MAP Unit awards will also be based on individual merit of agents, in a manner similar to that used with respect to grants for shares of Class B Stock. All payments of DERs made by the Company will be made in the same amount per unit to all holders, similar to dividends paid on capital stock. Additionally, any change in the per SAR unit value will apply equally to all SAR units.

     Any return resulting from the liquidation of the MAP Units will be taxed to the holders of the MAP Units as ordinary income. In contrast, holders of Class B Stock were entitled to receive capital gain tax treatment upon liquidation of their shares of Class B Stock.

     Holders of Class B Stock have the right to vote only in the event of certain extraordinary transactions (such as the Merger) as provided by the TBCA, or as otherwise provided by law. See "DESCRIPTION OF IRA CAPITAL STOCK--Class B Stock." Holders of MAP Units will have no voting rights.

     Class A/B Shareholders who are not affiliates of the Company will receive following the Merger shares of Surviving Corporation Voting Stock representing the same proportionate interest of voting stock owned by such Class A/B Shareholder in IRA prior to the Merger. The Class A/B Shareholders who are not affiliates of the Company will be entitled to receive $28.24 per share of Class B Stock owned by them. As these Class A/B Shareholders would be subject to income tax at ordinary income rates on any resulting gain, these Class A/B Shareholders may elect instead to receive Surviving Corporation Nonvoting Stock in exchange for their Class B Stock.

     The impact on Class A/B Shareholders who are affiliates of the Company will be the same as for Class A/B Shareholders who are not affiliates except the Class A/B Shareholders who are affiliates of the Company (except for Freda J. Payne) will also remain as officers and/or directors of the Surviving Corporation. Under Texas law, each IRA Shareholder has the right to exercise statutory appraisal rights in the event any shareholder disagrees with the consideration to be paid pursuant to the Merger. See "THE PROPOSED MERGER--Rights of Dissenting Shareholders."

     Class B Stock is currently registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Securities and Exchange Commission (the "Commission") and comply with the Commission's proxy rules in connection with meetings of the Company's Class B Shareholders. After the Merger, the Surviving Company will no longer be subject to the reporting requirements of the Exchange Act with respect to Class B Stock, and Class B Stock will be subject to termination of registration under Section 12(g)(4) of the Exchange Act. After the Merger, the Company will no longer be subject to the reporting requirements of the Exchange Act.

     The termination of the registration of Class B Stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that the Company file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that the Company's officers, directors and ten-percent shareholders file certain reports concerning ownership of the Company's equity securities and provisions that any profit by such officers, directors and shareholders through purchases and sales of the Company's equity securities within any six month period may be recaptured by the Company.

     It is expected that following the Merger the business and operations of the Company will be continued by the Surviving Corporation in the Merger, substantially as they are being conducted presently through IRA and First Command. There are no known facts or trends that may indicate that the Company's agency relationships with represented insurance companies will change as a result of the consummation of the Merger. The Surviving Corporation's corporate headquarters are expected to remain in Fort Worth, Texas, and the current directors and executive officers of IRA are expected to be the directors and executive officers of the Surviving Corporation. See "CERTAIN INFORMATION CONCERNING IRA--Directors and Executive Officers of IRA."

     For a discussion of the federal tax implications for holders of Class B Stock, see "--Certain Federal Income Tax Considerations."

     First Command is currently an S corporation for federal income tax purposes. All corporate income, losses, deductions and other taxable items of an S corporation are "passed through" and taxed at the shareholder level. As a result, generally an S corporation does not pay federal income taxes on corporate income; instead, the shareholders of the S corporation are taxed for their proportionate share of the net income of the S corporation, based on their respective ownership of the corporation. Consequently, to the extent that an S corporation generates taxable income, the shareholders of the S corporation may be subject to tax liability as a result of that corporate income. Upon consummation of the Merger, management believes that the Surviving Corporation should be treated as an S corporation, and, as a result of the Merger, (i) each Class A Shareholder, (ii) each Class A/B Shareholder electing to receive Surviving Corporation Nonvoting Stock and (iii) each First Command Shareholder, that do not elect to seek appraisal rights, will be shareholders in an S corporation and could be subject to personal tax liability arising from any taxable income generated by the Surviving Corporation. After the Merger, however, there can be no assurance that the Surviving Corporation will continue to maintain its status as an S corporation. If the Surviving Corporation fails to maintain the requirements for S corporation, the shareholders of the Surviving Corporation will not receive the tax treatment accorded to shareholders of S corporations.

     The Company has made distributions in the past only on Class B Stock. Pursuant to the Articles of Incorporation of the Surviving Corporation and the Surviving Corporation Shareholders' Agreement, the Surviving Corporation will agree to declare and make distributions pro rata to all the Surviving Corporation Shareholders to allow them to pay the federal income tax liability attributable to their distributive share of the Surviving Corporation's taxable income. In addition, the IRA Board has provided the Class A/B Shareholders the right to receive the Class B Nonvoting Stock Consideration. See "SPECIAL FACTORS--Background of the Merger." Further, the IRA Board, which will be the Board of the Surviving Corporation upon consummation of the Merger, anticipates that the Surviving Corporation, subject to the fiduciary duties of the Board of Directors of the Surviving Corporation and the ongoing financial condition of the Surviving Corporation, will declare and make distributions that are pro rata to all shareholders on the Surviving Corporation Common Stock that are intended to approximate the income that the Class A/B Shareholder would have received from the competitive reinvestment of the Class B Cash Consideration, taking into account certain income tax considerations. See "--Purpose and Structure of the Merger."

     The purpose of this provision is to provide a minimum return to the Class A/B Shareholders that elect to receive the Class B Nonvoting Stock Consideration. This minimum return is to be determined based on the hypothetical after-tax proceeds that would have resulted if the Class A/B Shareholder had received the Class B Cash Consideration and received capital gains tax treatment for federal income tax purposes. For example, assuming a reasonable after-tax return of 5%, an annual dividend of $1.13 (or $28.24 -($28.24 x 20%) x 5%) would be paid on each outstanding share of Surviving Corporation Common Stock after the Merger. The distribution will apply to both the Surviving Corporation Voting Stock and the Surviving Corporation Nonvoting Stock held by the Class A/B Shareholders. The Company believes that the consideration to be paid for the Class B Stock held by the Class A/B Shareholders is economically the same as that to be received by the Class B Shareholders that do not own Class A Stock. The Class A/B Shareholders can elect to receive the Class B Cash Consideration, or the Class A/B Shareholders can elect to receive the Class B Nonvoting Stock Consideration with a value that the Company believes is equal to the Class B Cash Consideration.

     In the event the Surviving Corporation makes ongoing repurchases of the Surviving Corporation Nonvoting Stock, the IRA Board presently anticipates that the repurchase price for such shares will be $28.24 per share, unless otherwise determined by the Board of Directors of the Surviving Corporation. The IRA Board also anticipates that such Surviving Corporation Nonvoting Stock will only be repurchased by the Surviving Corporation in the event that a Surviving Corporation Shareholder is required to tender his or her shares to the Surviving Corporation pursuant to the terms of the Surviving Corporation Shareholders' Agreement. See "--Contracts With Respect to Surviving Corporation Common Stock."

     After the Merger, the Surviving Corporation intends to adopt IRA's Mission Accomplishment Plan and award MAP Units pursuant to the Mission Accomplishment Plan to the former Class B Shareholders who are agents, members of management or employees at the time of award as well as to other active agents and employees of the Surviving Corporation.

     Except as otherwise indicated in this Proxy Statement, the Company and First Command do not have any plans or proposals subsequent to the Merger that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, a sale or transfer of a material amount of the assets of the Company or any material change in the Company's corporate structure.

Contracts with Respect to Surviving Corporation Common Stock

     Surviving Corporation Shareholders' Agreement. Upon the Effective Time, the management of the Surviving Corporation will request that all Surviving Corporation Shareholders execute the Surviving Corporation Shareholders' Agreement (the parties to the Surviving Corporation Shareholders' Agreement referred to as the "Agreeing Parties"). The Surviving Corporation Shareholders' Agreement provides for, among other things, (i) restrictions on the transfer of Surviving Corporation Common Stock that would cause the Surviving Corporation's status as an S corporation to terminate; (ii) a requirement that a shareholder tender his or her shares to the Surviving Corporation (at a price to be determined by the Surviving Corporation at least annually) in the event of any threatened or actual transfer of the shares, the death of such Agreeing Party, any termination of marriage of a Agreeing Party by death or divorce in which such shareholder does not receive his or her spouse's community interest in the Surviving Corporation Common Stock, any threatened or actual bankruptcy of the Agreeing Party, the termination of such Agreeing Party as a Texas life insurance agent, the cessation of the shareholder as a duly authorized agent of the Surviving Corporation pursuant to a current written agency agreement (except that with respect to an involuntary termination as a duly authorized agent of the Surviving Corporation, such termination requires approval by a vote of 80% of the Board of Directors of the Surviving Corporation), the change in status of an Agreeing Party to a "nonresident alien" (as defined in the Code) or any threatened or actual levy by a creditor or claimant upon the Surviving Corporation Common Stock held by the Agreeing Party; and (iii) certain provisions with respect to the S corporation status of the Surviving Corporation. However, the Surviving Corporation Shareholders' Agreement does permit, under certain circumstances, Surviving Corporation Shareholders to pledge the Surviving Corporation Common Stock with the prior written consent of the executive committee of the Surviving Corporation, subject to such terms, conditions and restrictions as the executive committee of the Board of Directors of the Surviving Corporation determines to be appropriate. Pursuant to the Surviving Corporation Shareholders' Agreement, the Surviving Corporation has agreed to declare and make annual distributions to all of its shareholders in a timely manner to allow them to pay their federal income tax liability attributable to their distributive share of the Surviving Corporation's taxable income.

Recommendation of the IRA Board and the Special Committee; Fairness of the Merger

     The IRA Board, based upon the unanimous recommendation of the Special Committee, determined that the terms of the proposed Merger are fair to and in the best interests of the IRA Shareholders, including Class B Shareholders who do not own Class A Stock, and unanimously approved the Merger Agreement and the Merger and recommended that the Merger Agreement be submitted for approval at a special meeting of the Company's shareholders. In arriving at its decision, the IRA Board gave careful consideration to a number of factors, including the opinion of the Financial Advisor. Accordingly, the IRA Board unanimously recommends that you vote "for" approval of the Merger Agreement.

     The IRA Board's approval and recommendation to the Company's shareholders and the Special Committee's recommendation to the IRA Board were based upon the following material positive factors:

     (1) the Merger will provide the Class B Shareholders with an opportunity to receive the fair value for their Class B Stock because the price per share of $28.24 was determined pursuant to a methodology utilized by the Company since 1981 to establish the price pursuant to which (i) sales of Class B Stock have been made in offerings to its agents, members of management and key employees and (ii) purchases of Class B Stock have been made by the Company pursuant to the terms of shareholder's agreements between the Company and the Class B Shareholders;

     (2) the flexibility provided by the additional resources available to the Company after the Merger because savings resulting from the Company being an S corporation under federal income tax laws and no longer being a public reporting company following the Merger, will be utilized to make compensation payments to participants in the Mission Accomplishment Plan, including persons who owned Class B Stock, after the payment of debt incurred to finance the Merger and the use of such funds for general corporate purposes;

     (3) the opinion of the Financial Advisor that the Merger is fair to the Class A Shareholders and the Class B Shareholders, from a financial point of view;

     (4) the belief of the IRA Board that the costs, both economic as well as in personnel time, in complying with the many obligations of being a public company have not provided a commensurate benefit to the Company or the Class B Shareholders because the Company and its shareholders have not accessed the public capital markets due to the restrictions on ownership and transfer of the Class B Stock;

     (5) the ability of Class A Shareholders that do not seek appraisal rights to maintain their proportionate interest in the Surviving Corporation, which the management of IRA currently anticipates will be an S corporation for federal income tax purposes;

     (6) the previous adoption of the Mission Accomplishment Plan, pursuant to which the IRA Board intends to utilize the earnings of the Company to make compensation payments to its agents, members of management and key employees, including persons who owned Class B Stock, thereby diminishing the availability of earnings for appreciation and distributions on its capital stock; and

     (7) the belief of the IRA Board that the funds generated after the Merger will be sufficient to service debt incurred as a result of the Merger and to make distributions on MAP Units that are at least equal to those historically paid on the Class B Stock.

     Neither the Special Committee nor the IRA Board considered the following factors, for the reasons specified: (i) current or historical market values, because of the lack of a trading market for the Class A Stock and the Class B Stock (see "MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP OF IRA COMMON STOCK"); (ii) liquidation value, given the Company's unique structure; and (iii) firm offers, because neither the Company, First Command nor the Management Group were aware of any firm offer for the merger or consolidation of the Company, the sale or transfer of all or any substantial part of the assets of the Company or securities of the Company that would enable the holder thereof to exercise control of the Company. As of June 30, 1998, the liquidation value of Class B Stock was $54.55 per share. The IRA Board and the Special Committee chose not to use this value in establishing the price per share to be paid in the Merger for Class B Stock because in order to pay an amount equal to liquidation value, the Company would have to liquidate its assets and therefore would not be able to continue as a going concern. The IRA Board believes that liquidation would not be in the best interests of the IRA Shareholders because doing so would not allow the Company to continue in its purpose, which is to serve its customers, who are active and retired military personnel, and agents, who are also shareholders. As all holders of Class A Stock and Class B Stock are agents of the Company, the IRA Shareholders would not be able to benefit from the Company continuing as a going concern in the form of commission income and participation in the Mission Accomplishment Plan.

     Because the Financial Advisor considered the following factors, the Special Committee and the IRA Board adopted the analysis of the Financial Advisor with respect to such factors: (i) net book value of the Company (see "--Opinion of the Financial Advisor--Liquidation Value Approach"); (ii) going concern value of the Company (see "--Financial Advisor--Income Approach; --Market Multiple Approach"); and (iii) historical purchase prices paid in previous purchases (see "--Financial Advisor--Current/historical Market Pricing and Shareholder Agreement Analysis").

     With respect to comparable transactions, the Special Committee and the IRA Board adopted the Financial Advisor's conclusion that the companies that the Financial Advisor analyzed were inapplicable to the proposed transaction and the Company. None of the "comparables" involved companies with a security ownership like that of the Company, with all shareholders being licensed Texas life insurance agents and parties to a restrictive shareholder's agreement.

     The foregoing discussion of the information and factors considered and given weight by the Special Committee and the IRA Board is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Merger, the Special Committee and the IRA Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. Neither the Special Committee nor the IRA Board concluded that any factor weighed against the fairness of the transaction to the IRA Shareholders.

     The Special Committee and the IRA Board evaluated the factors described above in light of their knowledge of the business and operations of the Company, and their business judgment, and concluded that the Merger and Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Company and its shareholders.

     The Special Committee and the IRA Board believe that the terms of the Merger are procedurally fair because: (i) the Special Committee was disinterested and was appointed to represent the interests of the Company's shareholders, including its unaffiliated shareholders; (ii) the Special Committee retained and was advised by counsel separate from counsel for the Company; (iii) the Special Committee obtained an opinion concerning the fairness, from a financial point of view, of the Merger to the IRA Shareholders; and (iv) the Merger requires the approval at the Special Meeting of the holders of at least a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders. The Special Committee was not retained to act solely on behalf of unaffiliated shareholders, and the Special Committee did not negotiate the terms of the Merger.

Position of the Management Group and First Command as to the Fairness of the Merger

     The members of the Management Group have considered the process by which the Company determined the terms of the Merger and certain additional factors examined by the Special Committee and the IRA Board (described in detail in "SPECIAL FACTORS--Recommendation of the IRA Board and the Special Committee; Fairness of the Merger). Members of the Management Group believe that these factors, when considered together, provide a reasonable basis for them to believe, as they do, that the Merger is fair to the IRA Shareholders, including Class B Shareholders who do not own Class A Stock. As a result, the members of the Management Group specifically adopted the analysis of the IRA Board and the Special Committee. See "RECOMMENDATION OF THE IRA BOARD AND THE SPECIAL COMMITTEE; FAIRNESS OF THE MERGER."

     The rules of the Securities and Exchange Commission require First Command to express its belief as to the fairness of the Merger to the IRA Shareholders. While First Command has not undertaken any independent evaluation of the Merger from the standpoint of fairness to the Company's shareholders, it has considered the factors that were taken into account by the Special Committee and the IRA Board (described in detail in "SPECIAL FACTORS--Recommendation of the IRA Board and the Special Committee; Fairness of the Merger) and by the members of the Management Group. Based solely on these factors, First Command believes that the Merger is fair to the IRA Shareholders, including Class B Shareholders who do not own Class A Stock. As a result, First Command specifically adopted the analysis of the IRA Board and the Special Committee. See "RECOMMENDATION OF THE IRA BOARD AND THE SPECIAL COMMITTEE; FAIRNESS OF THE MERGER."

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     These beliefs should not, however, be construed as a recommendation to the
IRA Shareholders by the members of the Management Group in their capacity as shareholders or First Command to vote or approve the Merger Agreement. Members of the Management Group and the officers, directors and shareholders of First Command are executive officers or directors of the Company (other than Freda J. Payne) and have an interest in the contemplated Merger. Neither First Command nor any member of the Management Group has assigned specific relative weights to the factors considered in reaching its belief as to fairness.

Opinion of the Financial Advisor

     The Special Committee retained PricewaterhouseCoopers LLP, formerly known as Coopers & Lybrand LLP, as the Financial Advisor in June 1998 to render an opinion to the Special Committee and the IRA Board as to the fairness, from a financial point of view, of the Merger to the IRA Shareholders.

     PricewaterhouseCoopers, LLP (the "Financial Advisor") was formed by the merger of Price Waterhouse L.L.P. and Coopers & Lybrand L.L.P. The Financial Advisor maintains an internationally recognized valuation services group which is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Financial Advisor implements a rigorous internal review process prior to issuing a fairness opinion.

     On June 27, 1998, the Financial Advisor made its presentation to the IRA Board and delivered its form of written opinion to the Special Committee and the IRA Board that the Transaction (as defined below) is fair from a financial point of view to the Class A Shareholders and Class B Shareholders. On October 30, 1998, the Financial Advisor delivered its signed, written opinion to the Special Committee and the IRA Board that, as of the date of the opinion, the Transaction (as defined below) is fair from a financial point of view to the Class A Shareholders and Class B Shareholders.

     In rendering its opinion, the Financial Advisor considered the following contemplated transactions: (i) the merger of IRA with and into First Command;
(ii) the simultaneous exchange of the Surviving Corporation Voting Stock for the Class A Stock; (iii) the simultaneous exchange of the Class B Cash Consideration for the Class B Stock held by Class B Shareholders that are not Class A Shareholders; (iv) the simultaneous conversion of the Class B Stock held by the Class A/B Shareholders into the Class B Cash Consideration or an equivalent amount of the Surviving Corporation Nonvoting Stock; and (v) the conversion of the Company's status from a C Corporation to an S corporation (collectively, the "Transaction").

     The full text of the Financial Advisor Opinion, which includes the assumptions made, general procedures followed and matters considered is set forth as Annex B to this Proxy Statement. The Financial Advisor relied upon and assumed the accuracy and completeness of all financial and historical and prospective operating information that was publicly available or furnished to the Financial Advisor and did not attempt to independently verify any of such information nor did it make or obtain any independent evaluations or appraisal of any assets of the Company. The Financial Advisor was not requested to and did not solicit third party indications of interest in acquiring all or any part of the Company. No limitations were imposed by the IRA Board or the Special Committee upon the Financial Advisor with respect to the investigation made, or procedures followed by the Financial Advisor in rendering its opinion. The Financial Advisor did not determine or recommend the amount of the consideration to be paid by the Company in connection with the Merger.

     In rendering its opinion, the Financial Advisor carried out various procedures and considered certain facts, including: (i) the terms of the Merger Agreement; (ii) the various incentive compensation plans contemplated by the management of the Company as of the date of its analysis; (iii) the fact that the benefit of additional compensation (in the form of future dividend equivalency rights and stock appreciation rights) will be available to participants in the aforementioned incentive compensation plans, and thus will be unavailable to current shareholders; (iv) the financial and operating implications of the Company's proposed conversion to S corporation status; (v) management's ongoing commitment to the Company's agents and the maintenance of the Company's mission and corporate culture; (vi) certain financial and other operating information relating to the Company that was publicly available or furnished to it by the Company, including cash flow analyses prepared by the Company's management;
(vii) that the Financial Advisor met with members of the Company's management to discuss the business, operations, historical financial results and future prospects of the Company, including the prospective implications of the Company's S corporation election and post transaction incentive plan; (viii) certain financial and securities data of the Company and compared that data with similar data for other companies in businesses similar to those of the Company;
(ix) the financial terms of certain recent acquisitions of companies in businesses similar to those of the Company; (x) that the Financial Advisor performed a discounted cash flow analysis; and (xi) such other information, financial studies, tax opinions, analyses and investigations and financial, economic and market criteria as it deemed relevant and appropriate for purposes of the Financial Advisor Opinion.

     During its analysis, the Financial Advisor reviewed certain documents provided by the Company. The following is a summary of certain of the documents provided. The Financial Advisor reviewed (i) certain documents pertaining to the Mission Accomplishment Plan, including a summary of the Mission Accomplishment Plan, the form of respective agreements and plan descriptions for certain members of management, certain agents and certain employees of the Company and the Board Grant Declaration and Administrative Policies; (ii) a computer listing of IRA shareholders by name, number of shares owned, and percentage of ownership; (iii) a plan of merger chart, reflecting a graphical representation of the going private transaction, a chart depicting the Company and its subsidiaries prior to the Merger, and a chart depicting the Company and its subsidiaries after the Merger; (iv) an agent listing by region, which contains a listing of all active IRA agents in region and district order; (v) an organizational chart of the Company; (vi) a stock transaction printout containing a computer listing in chronological order of shares sold and purchased during the past two years; (vii) certain documents with respect to prior litigation of the Company, pursuant to which the terms of the Class B Shareholder's Agreements were held to be binding on a former agent of the Company; (viii) forms of the Company's agreements with its agents, which contain information concerning the duties of the agents and their compensation and commissions; (ix) copies of the Company's agency agreements with certain insurance companies, which describe the obligations, duties, and responsibilities of the parties as well as compensation to be paid to IRA for services provided; (x) copies of the Company's dealer agreements with certain investment dealers, which describe the obligations, duties, and responsibilities of the parties as well as compensation to be paid to USPA for services provided;
(xi) a listing of the directors and officers of the Company and a description of the members of the IRA Board, containing short biographical sketches of current IRA Board members; (xii) the mission statement of the Company and a history of the Company, containing excerpts from Company marketing materials reflecting the Company's history, purpose, goals, and mission; (xiii) a list of the top producing agents by year for the past ten years; (xiv) a list containing a legal description of the real property that IRA owns, along with a copy of the plat;
(xv) a list of non-recurring items, describing significant financial items that have occurred over the past several years which are not predictable and/or non-recurring such as distributions from Company investments in equity securities and state and federal income tax refunds; (xvi) the Class B Shareholder Agreement used by Class B Shareholders; (xvii) the Payne Class A Shareholder Agreement, which is signed by all members of the Payne family who own Class A shares; (xviii) the Class A Shareholder Agreement, which is used for all Class A shareholders except members of the Payne Family; (xix) a copy of the Articles of Incorporation of the Company, as amended and filed with the State of Texas, along with a copy of the bylaws of the Company as amended; (xx) certain internal financial statements, showing financial highlights of the Company for the past five years and various ratios calculated for internal use; (xxi) the stock appreciation history of the Class B Stock, by month and year for the past 10 years; and (xxii) certain military customer demographics, summarizing the significant market niches of the Company and its major competitors within those markets.

     Copies of these documents have been filed as exhibits to the Schedule 13E-3 and will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any IRA Shareholder or his representative who has been so designated in writing. Alternatively, the Company will transmit a copy of the documents to such IRA Shareholder (or his or her designated representative) upon written request and at the expense of such IRA Shareholder.

     In addition, prospective operating information (the "Model") was provided to the Financial Advisor and the Special Committee that included a financial model intended to demonstrate the financial and tax effects of the Merger and subsequent S corporation status of the Surviving Corporation. The Model has been filed as an exhibit to the Schedule 13E-3. The Model and summary information contained therein does not purport to show increasing levels of operating revenue or cost savings that may occur as a result of the Merger. The Model was prepared for the purpose of ensuring the required cash flow would be available to service the debt incurred as a result of the Merger based on current operating conditions. The assumptions and cautionary statement included in the Model are an integral part of the analysis.

     The most significant assumptions used in the Model include the following:

     (1) The Company has assumed no growth in net income as the purpose of the Model is to evaluate the Company's ability to service the debt under current operating conditions. Revenue generating assets and liabilities have been assumed to remain constant while certain other assets have been projected based on historical trends.

     (2) The Mission Accomplishment Plan replaces certain financial elements of the Company's Class B Stock which was created in order to reward key employees and agents and allow them the opportunity to share the Company's growth through dividends and stock appreciation. The Mission Accomplishment Plan is more financially efficient than Class B Stock as a way to meet the objective of rewarding key employees and agents. All current shareholders are key employees and licensed agents of the Company.

     (3) The Company has assumed that 100% of all net income after taxes, on a GAAP basis, will be distributed to Class B Shareholders in the event that the Company continues to operate as a C corporation. In the event the Company changes its tax status to an S corporation it has been assumed that 85% of taxable income before Mission Accomplishment Plan distributions will be paid out as Dividend Equivalent Rights with the remainder increasing the value of the Stock Appreciation Rights. The 85% represents a limit imposed by cash flow and tax considerations.

     (4) The Company believes that all Class A/B Shareholders will elect to exchange their Class B Stock for Surviving Corporation Nonvoting Stock. Consequently, this is the scenario that is contained in the Model. In order to compensate the Class A/B Shareholders for not receiving any cash consideration for their Class B Stock, a special distribution will be paid to them annually based on the performance of the Company. The purpose of this distribution is to provide a minimum return to the Class A/B Shareholders that receive the Class B Nonvoting Stock Consideration pursuant to the Merger. The minimum return will be based on the hypothetical after-tax proceeds that would have resulted from the exchange of Class B Stock for the Class B Cash Consideration and assumes that any gain will be taxed at capital gain rates for federal income tax purposes.

     (5) The Model includes information for each year until the Company's 2009 fiscal year, which is one year following the anticipated payoff of the debt incurred as a result of the Merger. At that point, in order to adequately compare the C corporation and S corporation status of the Company in the Model, all Class B Stock and SAR units have been converted to cash. Tax effects on the Company, shareholders and MAP holders have been taken into account.

     Additional information in the Model reflects the summary of cash flow analysis and balance sheet data from 1998 through 2009. The following are similarities and differences between IRA as if the Merger had never occurred ("Old IRA") and First Command after the consummation of the Merger ("New First Command") that are described in the Model:

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

     (1) Old IRA and New First Command reflect the same net income before corporate taxes and interest.

     (2) New First Command as an S corporation would not pay corporate federal income taxes as Old IRA would continue to do in the future. New First Command would, however, make distributions to shareholders in order to pay federal income taxes resulting from taxable income, deductions, credits and other items that flow through to them.

     (3) During fiscal year 1999, the Model indicates that Old IRA would pay $8.17 million in dividends to Class B Shareholders. New First Command would make DER payments to MAP participants of $10.76 million even after appropriate payments are made on debt incurred as a result of the Merger and appropriate distributions are made to New First Command shareholders. Similar differences occur each year thereafter due to the S election.

     (4) The balance sheet reflects that in addition to (3) above, during 1999 the Company will accrue a SAR payable liability of $8.91 million.

     The Model also contains a summary of shareholder cash flows during the period from 1998 through 2009. Shareholder and MAP participant income taxes have been taken into account in the summary of shareholder cash flows. The following are significant differences and similarities between Old IRA and New First Command and also between Class A/B Shareholders and Class B Shareholders as described in the Model:

     (1) The per share redemption price for Class B Stock is $28.24 under both Old IRA and New First Command.

     (2) The net cash flow per share after taxes over the time period as described in the Model is $86.52 for both Class A/B Shareholders and Class B Shareholders. These amounts include stock sale proceeds and dividends.

     (3) The net cash flow per share and per MAP Unit after taxes under First Command over the time period described in the Model is $125.55 for both Class A/B Shareholders and Class B Shareholders. These amounts include stock sale proceeds, MAP payments, earnings on stock sale proceeds of the Class B Shareholders, and Company distributions to Class A/B Shareholders who exchanged Class B Stock for Surviving Corporation Nonvoting Stock.

     (4) Both Class A/B Shareholders and Class B Shareholders, based on the assumptions described in the Model, would receive 45.11% more cash after taxes under the New First Command scenario than under the IRA scenario.

     (5) If all cash flows are discounted back to 1998 at 4%, both the Class A/B Shareholders and Class B Shareholders would be 43.56% better off under the New First Command scenario.


     While this information is not intended to predict future performance of the Company, it does demonstrate the dynamics of the transaction and the intent of the Company to keep the financial rewards to the Class A/B Shareholder and Class B Shareholders the same after the Merger. This information intends to show the benefits that will be available to the Class A/B Shareholders and Class B Shareholders through this more financially efficient method of rewarding key employees and agents through the Mission Accomplishment Plan.

     Copies of the Model will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any IRA Shareholder or his representative who has been so designated in writing. Alternatively, the Company will transmit a copy of this information to such IRA Shareholder (or his or her designated representative) upon written request and at the expense of such IRA Shareholder.

     The Financial Advisor considered the following approaches in its analysis:

     Income Approach. The concept underlying this approach is that realistic valuation of any investment in an income-producing property is directly related to the future cash flow attributable to such property. Therefore, future cash flow represents the recovery of investments as well as a return on investment. The ability of an enterprise to create adequate cash flow, fund the proper cash disbursements and provide for related financing activities is the primary determinant of value in that enterprise.

     A major requirement of the income approach is a cash flow analysis, which is management's estimate of what will occur in the future as it pertains to revenues, expenses, capital expenditures and working capital requirements. This analysis is compared to the forecasted financial and operating results of comparable businesses with an emphasis on growth and profitability.

     Another important component of the income approach is the determination of the cost of equity. Since the cash flow analyses provided by the Company's management included debt proceeds, principal repayment and interest expense, the resulting cash flows were appropriately discounted at a cost of equity ranging from 15% to 20%. The cost of equity is utilized to convert to present value the operating cash flow the subject property is expected to generate in the future. Various financial tools and modes are used to calculate these returns. Central to this analysis was the assumption that the majority of the future cash flow generated by the Company will accrue to the benefit of the participants of the Company's incentive compensation plans. However, the Company has no contractual obligation to make any distribution to the participants of the Company's incentive compensation plans.

     Based on the above procedures, the income approach yielded value indications for the Class B Stock ranging from $2.32 per share to $11.61 per share. This value range reflects management's assertions that there will be insufficient cash flow prospectively to fund dividends or capital appreciation on the Class B Stock due to the impact of the various incentive compensation plans. Based on this value range and the transaction price of $28.24 per share of Class B Stock, the Financial Advisor considered the indications of value derived from the income approach as supportive of its ultimate conclusion.

     Transaction Approach. This approach required an analysis of recent transactions involving financial planning companies deemed comparable to the Company. Market derived multiples, based on revenue, EBDIT (earnings before depreciation, interest and taxes) and book value of equity were developed and analyzed to consider differences between the Company and the comparable transactions used in the analysis for factors such as size, product concentration, market share, growth potential and profitability. Central to this analysis was the assumption that the majority of the future cash flow generated by the Company will accrue to the benefit of the participants in the Company's incentive compensation plans, and, therefore, the growth potential and profit available to the Class A Stock and Class B Stock would be significantly reduced. However, the Company has no contractual obligation to make any distribution to the participants of the Company's incentive compensation plans.

     The Financial Advisor conducted an analysis of transactions over the past twenty-four months for companies in the life insurance and insurance agency business. Although the life insurance and financial planning industry is undergoing consolidation, the majority of the transactions identified involved companies that did not possess qualities similar to the Company. For example, a large majority of the target companies maintained underwriting operations for their own insurance products and securities. The few transactions that did contain pure agency and/or financial planning operations were small in deal size and considered immaterial by the acquiror. Therefore, financial data pertaining to the operations of these target companies was unavailable.

     However, two transactions relating to pure agency and/or financial planning operations for which adequate financial information was available were identified. In September 1997, Amerus Life Insurance Company acquired Delta Life Corporation for approximately $163 million, and in November 1996, the annuity division of John Alden Financial Corp. was acquired by SunAmerica Inc. for approximately $238 million. These transactions posed several issues when comparing the Company to the targets mentioned above. The issues can be summarized as follows:

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

     (1) the products offered by both target companies were not from contractual relationships with independent underwriters, but rather from affiliations with parent companies;

     (2) these transactions were synergistic acquisitions, not recapitalizations;

     (3) the equity of the targets was not severely restricted by shareholder agreements (as is the case with the Class A Stock and the Class B Stock of the Company);

     (4) the targets' equity was not principally owned by the agents who are responsible for the generation of revenue (as is the case with the Company); and

     (5) the equity owners of the targets did not have to be registered life insurance agents in the state of Texas.

Based on these factors, the Financial Advisor assigned minimal weight to the value indications generated by the transaction approach.

     In order to apply transaction multiples to the historical parameters of the Company, the Financial Advisor first needed to adjust the historical financial performance of the Company to reflect the impact of the various incentive compensation plans enacted by the IRA Board prior to the Transaction. After making such adjustments, the transaction approach yielded value indications for the Class B Stock ranging from $15.36 per share to $24.93 per share. This value range reflects management's assertions that there will be insufficient cash flow prospectively to fund dividends or capital appreciation on the Class B Stock due to the impact of the various incentive compensation plans. Based on this value range and the transaction price of $28.24 per share of Class B Stock, the Financial Advisor considered the indications of value derived from the transaction approach as supportive of its ultimate conclusion.

     Market Multiple Approach. This approach required an analysis of the publicly traded companies operating in the relevant industry. Market valuation multiples were developed from the financial statements of the identified guideline companies. The guideline companies used in this analysis included American Annuity Group, Cotton States Life Insurance and Kansas City Life Insurance Company. The Financial Advisor conducted an analysis of comprehensive lists and directories of public companies engaged in life insurance sales and/or financial planning. The following criteria were used in choosing potential guideline companies for this analysis: (i) the company has been profitable; (ii) the company provides similar services to those provided by IRA (i.e., life insurance agencies); (iii) the company is not involved in the underwriting of its own insurance or financial products; (iv) adequate financial data is available for the company; and (v) the company's stock is traded on an exchange or in the over the counter market. Central to this analysis was the assumption that the majority of the future cash flow generated by the Company will accrue to the benefit of the participants in the Company's incentive compensation plans. However, the Company has no contractual obligation to make any distribution to the participants of the Company's incentive compensation plans. The companies considered by the Financial Advisor in its analysis are described more fully below.

     Due to the nature of the industry, the majority of publicly traded life insurance and financial planning companies engage in many diverse lines of business (most underwrite insurance and/or sell mutual funds in which they manage themselves). Therefore, the guideline company search yielded only three companies deemed remotely comparable to IRA.

     American Annuity Group, Inc. ("AAG"). AAG is a holding company whose subsidiaries are engaged primarily in the marketing of single premium annuities for retirement planning. Operations in this area accounted for approximately 80% of premiums in 1997. Within the past three years however, AAG has made a concentrated effort to expand their operations into the areas of life insurance and pre-need funeral financing. Through acquisitions, AAG nearly doubled its asset base from $4.5 billion in 1992 to over $7.7 billion in 1997, AAG markets its products in every state except New York through approximately 1,500 registered agents.

     Cotton States Life Insurance Company ("Cotton States"). Cotton States is a holding company whose subsidiaries market individual life insurance, payroll deduction life insurance, guaranteed-simplified issue life insurance and individual annuities. Life insurance related premiums accounted for 25% of revenue in 1997 while investment income constituted 60%. The maximum individual insurance policy that is offered is $100,000. Cotton States markets its products through an agency force of 1,400. All of its business is conducted in the southeastern United States.

     Kansas City Life Insurance Company ("Kansas City"). Kansas City markets life insurance and annuities through their wholly owned subsidiaries Sunset Life Insurance Company of America and Old American Insurance Company. The life insurance segment constituted 86% of Kansas City's revenue in 1997. The company focuses its marketing efforts primarily on the senior market to cover retirement and funeral needs. Marketing is executed through an agent force of approximately 1,000 in 48 states.

     In analyzing these "comparable" companies and assessing their comparability to the Company, the Financial Advisor considered certain key facts (e.g., size, target market, profitability, etc.). The following provides an overview of significant differences between the "comparable" companies and the Company:

     (1) AAG offers only annuity products. Over one third of the Company's revenues are derived from life insurance premiums. Also AAG's total asset base is ten times greater than the Company's;

     (2) the operations of Cotton States are concentrated only in the southern region of the United States; the Company, on the other hand, has a defined global presence;

     (3) agents employed by Cotton States also serve as underwriters for the parent company;

     (4) the products sold by the "comparable" companies are underwritten by parent or related companies;

     (5) none of the "comparable" companies has a customer base or agent base similar to the Company's;

     (6) the equity of the "comparable" companies was not severely restricted by shareholder agreements (as is the case with the Class A Stock and the Class B Stock of the Company);

     (7) the "comparable" companies' equity was not principally owned by the agents who are responsible for the generation of revenue (as is the case with the Company); and

     (8) the equity owners of the "comparable" companies did not have to be registered life insurance agents in the state of Texas.

Based on these differences, the Financial Advisor assigned minimal weight to the value indications generated by the market multiple approach.

     In order to apply multiples derived from the "Market Multiple Approach" to the historical parameters of the Company, the Financial Advisor first needed to adjust the historical financial performance of the Company to reflect the impact of the various incentive compensation plans enacted by the IRA Board prior to the Transaction. After making such adjustments, the market multiple approach yielded value indications for the Class B Stock ranging from $10.38 per share to $20.53 per share. This value range reflects management's assertions that there will be insufficient cash flow prospectively to fund dividends or capital appreciation on the Class B Stock due to the impact of the various incentive compensation plans. Based on this value range and the transaction price of $28.24 per share of Class B Stock, the Financial Advisor considered the indications of value derived from the market multiple approach as supportive of its ultimate conclusion.

     Current/Historical Market Pricing and Shareholder Agreement Analysis. In addition to the traditional valuation, the Financial Advisor considered the financial implications of the agreements signed by each of the Class A Shareholders and Class B Shareholders as key to its determination of fairness to the IRA Shareholders. According to the Class B Shareholder agreements, the Class B Stock price is set at the discretion of management on an annual basis. Company management has historically adjusted the per share price of Class B Stock based on a consistently applied formulaic approach, and $28.24 reflects the stock price determined in 1998 utilizing that approach. The valuation methodologies described above and applied to the Company's pro forma operating results yield value indications for the Class B Stock below the $28.24 cash consideration to be received in the transaction by the holders of Class B Stock. The pro forma operating results of the Company reflect implementation by the IRA Board of various incentive compensation plans that will significantly diminish the Company's ability to fund future dividends and capital appreciation for the Class A Stock and the Class B Stock. The foregoing fact pattern was a key element in the Financial Advisor's determination that the transaction is fair to the Class B Shareholders and the Class A Shareholders from a financial point of view. Further, the Class B Shareholders have the right to "put" the Class B Stock back to the Company at the price determined by management. Based on this fact, and the fact that the various incentive compensation plans enacted by the IRA Board will severely reduce the ability of the Company to fund future dividends and capital appreciation on the Class B Stock, the Class B Shareholders maximize the present value of their investment in the Company by accepting the cash payment of $28.24.

     For the Class B Stock owned by Class A Shareholders, the above analysis is also appropriate. However, due to negative tax implications of redeeming the Class B Stock while accepting Surviving Corporation Voting Stock for the Class A Stock, the Class A Shareholders have also been given the option to accept Surviving Corporation Nonvoting Stock in exchange for their Class B Stock. Although the Surviving Corporation Nonvoting Stock will have a fixed price of $28.24 per share, the owners of the Surviving Corporation Nonvoting Stock will receive a "competitive reinvestment" dividend to compensate for the lack of reinvestment opportunity.

     For the Class A Stock, the price is set at five times the price of the Class B Stock, and holders of Class A Stock have never been paid dividends. The Class A Shareholders will receive five shares of Surviving Corporation Voting Stock in exchange for each share of their Class A Stock. Since the Surviving Corporation Voting Stock and the Surviving Corporation Nonvoting Stock will have a fixed price of $28.24 per share, the five-for-one exchange fairly adjusts for the value as delineated in the Class A Shareholder Agreements.

     Based upon the proposed Surviving Corporation Shareholder Agreement, the Surviving Corporation Voting Stock and the Surviving Corporation Nonvoting Stock will receive dividends to pay tax liabilities that will offset the S corporation tax liabilities. In addition, all Surviving Corporation Common Stock will receive a competitive reinvestment dividend on the current price of $28.24 set by the Surviving Corporation's Board of Directors. The operative events set forth in the Surviving Corporation Shareholders' Agreement, which trigger repurchase of the Surviving Corporation Common Stock by the Company, are comparable to the events outlined in the existing shareholder agreements that trigger repurchase of the Class A Stock or Class B Stock by the Company.

     Liquidation Value Approach. The premise underlying this approach is that the fair market value of the Company's equity capital can be estimated by restating assets and liabilities on the Company's balance sheet, which are typically recorded at historical cost (with the exception of securities that are accounted for at their market values), to their respective fair market values.

     Under the assumption that the carrying amounts in the Company's balance sheet dated June 30, 1998, are reflective of the respective fair market value of the Company's assets and liabilities, the resulting unadjusted per share value for the Class B stock would be $54.55 (shareholder equity of $51,682,289 divided by 947,483 outstanding shares of Class B Stock). The foregoing per share value would typically be adjusted for costs incurred in connection with an orderly liquidation of the Company's assets including, but not limited to, broker's commissions, taxes and severance payments.

     Due to the fact that the Company is an insurance agency (and is therefore not asset intensive) and is not contemplating liquidation, the Liquidation Value Approach was deemed inappropriate for the valuation of the stock of the Company on a going concern basis. The Financial Advisor believes that liquidation of the Company is particularly inappropriate in this case due to the fact that the Company's primary mission is to provide for the long-term viability of its customers as well as its primary asset/constituency, its agents. The Financial Advisor believes that liquidation would be contrary to the Company's mission and would result in the unemployment of all or a significant portion of the Class A Shareholders and Class B Shareholders (who are current employees of the Company) as well as the elimination of the opportunity for younger agents/Class B Shareholders to participate in the Company's various incentive compensation plans.

     Based upon the foregoing, it is the Financial Advisor's opinion that, as of the date of this opinion, the Transaction is fair, from a financial point of view, to the Class A Shareholders and the Class B Shareholders. The Financial Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.

     As compensation for the professional services rendered by the Financial Advisor, the Company agreed to pay the Financial Advisor a non-refundable professional fee on the terms outlined below. The Financial Advisor's total fee for services in rendering the Financial Advisor Opinion was $250,000. Of such fee, $100,000 was due and payable upon execution of the engagement letter, $100,000 was due and payable when the Financial Advisor informed IRA that it was prepared to render the Financial Advisor Opinion, and the balance was due and payable upon issuance of the Financial Advisor Opinion. Additionally, IRA agreed to reimburse the Financial Advisor for its actual out-of-pocket expenses (including the fees and expenses of outside counsel) incurred by the Financial Advisor in connection with the engagement (not to exceed an aggregate of $25,000 without the mutual written agreement of the Financial Advisor and the Special Committee). Neither the employment to conduct its analysis, nor the compensation for its engagement, was contingent upon the tenor of the conclusions ultimately reported.

     The Financial Advisor has performed numerous valuation and fairness opinion engagements encompassing a wide and diversified range of industries, including the insurance industry. The Financial Advisor was retained by the Special Committee after consideration by it of several candidate firms.

     As noted above, certain internal management cash flow analyses were provided by the Company to the Financial Advisor for purposes of its analysis in arriving at its Opinion. These analyses were based upon pessimistic assumptions with the intent of ascertaining whether the Company could adequately service debt resulting from the Merger. As a matter of course, the Company does not publish or make generally available internal forecasts as to its future performance, earnings or financial condition, and such information was not prepared with a view to public disclosure or in accordance with applicable accounting guidelines. These analyses were based on numerous variables and assumptions which are inherently uncertain, difficult to predict and may not be within the control of the Company, including without limitation, economic and competitive conditions. Consequently, actual results may differ materially from those set forth in such analyses.

Interests of Certain Persons in the Merger

     Class B Shareholders should be aware in considering whether to vote in favor of the Merger that the Management Group along with other Class A/B Shareholders, have interests in the Merger in addition to their interests as shareholders of IRA generally. Those interests relate to, among other things, the fact that each of the members of the Management Group is a Class A Shareholder and, as such, upon consummation of the Merger will be a shareholder of the Surviving Corporation, unless such member of the Management Group elects to seek appraisal rights for his Class A Stock. As a result, each member of the Management Group that is currently an officer or director of the Company will retain his or her position with the Surviving Corporation upon consummation of the Merger. Further, the IRA Board and the executive officers of IRA will be the directors and executive officers of the Surviving Corporation upon consummation of the Merger.

     Upon consummation of the Merger, the Surviving Corporation will be owned by the following persons, assuming that none of such persons elects to seek appraisal rights with respect to his or her shares: (i) the Class A Shareholders; (ii) the Class A/B Shareholders that elect to receive the Class B Nonvoting Stock Consideration with respect to their Class B Stock; and (iii) the First Command Shareholders.

     The following table sets forth ownership information as of October 30, 1998 with respect to the Surviving Corporation, assuming that all of the Class A/B Shareholders elect to receive the Class B Nonvoting Stock Consideration with respect to their shares of Class B Stock and assuming that none of the Class A/B Shareholders or the First Command Shareholders elect to seek appraisal rights with respect to their shares. Members of the Management Group are denoted with an *.


                                   Position with                               Amount and
   Name and Address                the Surviving              Title             Nature of             Percent
  of Beneficial Owner               Corporation              of Class       Beneficial Ownership      of Class
------------------------      ------------------------   ----------------  ----------------------   ------------
Lamar C. Smith (1)*           Director, Chairman of           Voting              10 shares             8.00
                              the Board and Chief           Nonvoting           40,010 shares          11.13
                              Executive Officer             MAP Units            46,272 units           3.69

James N. Lanier (1)*          Director, President             Voting              10 shares             8.00
                              and Chief Operating           Nonvoting           18,010 shares           5.01
                              Officer                       MAP Units            22,006 units           1.76

Howard M. Crump (1)*          Director and Senior             Voting              10 shares             8.00
                              Vice President and            Nonvoting           26,010 shares           7.24
                              Director of Marketing         MAP Units            30,840 units           2.46

Hal N. Craig (1)*             Director and Vice               Voting               5 shares             4.00
                              President and                 Nonvoting            5,600 shares           1.56
                              Director of Insurance         MAP Units             6,770 units           0.54

Donaldson D. Frizzell (1)*    Director and Vice               Voting               5 shares             4.00
                              President of                  Nonvoting            7,100 shares           1.97
                              Investments                   MAP Units             8,421 units           0.67

Jerry D. Gray*                Director and Regional           Voting               5 shares             4.00
5705 Cameron Hall Place       Agent                         Nonvoting           20,000 shares           5.56
Atlanta, GA 30328                                           MAP Units            23,191 units           1.85

David P. Thoreson*            Director and Regional           Voting               5 shares             4.00
2016 Empire Mine Circle       Agent                         Nonvoting           27,850 shares           7.75
Gold River, CA 95670                                        MAP Units            31,837 units           2.54

Carroll H. Payne II*          Director                        Voting              15 shares            12.00
1814 8th Avenue                                             Nonvoting           46,986 shares          13.07
Suite A-3                                                   MAP Units            52,400 units           4.18
Fort Worth, TX 76110




                                   Position with                               Amount and
   Name and Address                the Surviving              Title             Nature of             Percent
  of Beneficial Owner               Corporation              of Class       Beneficial Ownership      of Class
------------------------      ------------------------   ----------------  ----------------------   ------------
Naomi K. Payne*               Director                        Voting              15 shares            12.00
11 Marion Terrace                                           Nonvoting           46,977 shares          13.07
Brookline, MA 02146                                         MAP Units            52,400 units           4.18

Freda J. Payne*                                               Voting              15 shares            12.00
6812 Riverdale                                              Nonvoting           46,978 shares          13.07
Fort Worth, TX 76132                                        MAP Units            52,400 units           4.18

Debra S. Payne                                                Voting              15 shares            12.00
5910 N. Central                                             Nonvoting           46,528 shares          12.94
Expressway Suite 1000                                       MAP Units            52,400 units           4.18
Dallas, TX 75206

Richard E. Giles                                              Voting               5 shares             4.00
13003 Richards                                              Nonvoting            5,400 shares           1.50
Overland Park, KS 66213                                     MAP Units             7,079 units           0.57

Margaret L. Galda                                             Voting               5 shares             4.00
2741 Mannerwood Trail                                       Nonvoting            4,500 shares           1.25
Fort Worth, TX 76109                                        MAP Units             5,548 units           0.44

Edward T. Elmendorf Jr.                                       Voting               5 shares             4.00
6410 Southwest Blvd.                                        Nonvoting           17,550 shares           4.88
Suite 200                                                   MAP Units            20,219 units           1.61
Fort Worth, TX 76109

Total                                                         Voting             125 shares           100.00
                                                            Nonvoting          359,499 shares         100.00
                                                            MAP Units           411,783 units          32.87(2)


------------------------------

(1) The business address of this person is 4100 South Hulen, Fort Worth, Texas 76113.

(2)  As of October 30, 1998, there were 1,252,889 MAP Units outstanding.

     In addition, upon consummation of the Merger, these shareholders of the Surviving Corporation will be entitled to receive any dividends that are declared by the Board of Directors of the Surviving Corporation. The IRA Board, which will be the Board of the Surviving Corporation, subject to the fiduciary duties of the Board of Directors of the Surviving Corporation and the ongoing financial condition of the Surviving Corporation, will declare and pay dividends that are pro rata to all shareholders on the Surviving Corporation Common Stock that are intended to approximate the income that the Class A/B Shareholder would have received from the competitive reinvestment of the Class B Cash Consideration, taking into account income tax considerations. See "--Certain Effects of the Merger; Plans for the Company after the Merger."

     The Merger Agreement provides that IRA, and, after the Effective Time, the Surviving Corporation, will indemnify (and advance expenses to) each present and former director, officer and employee of IRA and its subsidiaries (the "Indemnified Parties"), to the fullest extent permitted under applicable law or under the Articles of Incorporation and Bylaws of IRA and the Surviving Corporation against any costs incurred in connection with any claim, proceeding or investigation relating to matters occurring prior to or at the Effective Time, including the transactions contemplated by the Merger Agreement. See "THE PROPOSED MERGER--The Merger Agreement--Indemnification."

     Other than the recommendation of the Special Committee, the IRA Board, First Command and the Management Group, neither IRA nor First Command is aware of any recommendations in support of or in opposition to the Merger.

Employment Agreements

     The IRA Board anticipates that the Surviving Corporation will enter into employment agreements with each of the Surviving Corporation Shareholders who are also employees of the Surviving Corporation. Pursuant to these employment agreements, it is expected that each of the Surviving Corporation Shareholders will receive compensation for services rendered to the Surviving Corporation and reimbursement for certain expenditures in furtherance of the Surviving Corporation's business paid by the Surviving Corporation Shareholder. The actual amount of compensation to be received by the Surviving Corporation Shareholders will not be described in or affected by the employment agreements. Such compensation will be determined as currently done so by the IRA Board or Chief Executive Officer and will be initially the same after the consummation of the Merger as prior to the Merger. In addition, the IRA Board believes that the Surviving Corporation will offer to the Surviving Corporation Shareholders, pursuant to the employment agreements, (i) the right to participate in the Mission Accomplishment Plan and any other equity-based compensation incentives offered by the Surviving Corporation in the future (currently, only the Company's Deferred Career Commission Plan) and (ii) reimbursement of amounts expended up to $1,000 for the cost of tax preparation assistance due to the complexity of preparing the Surviving Corporation Shareholder's individual tax return because of the S corporation status of the Surviving Corporation.

Certain Transactions in IRA Common Stock

     Purchases by IRA. The following table sets forth the purchases by IRA of the Class B Stock since October 1, 1995, including the number of shares of Class B Stock purchased, the range of prices paid by IRA and the average purchase price for each quarterly period of IRA during such period.


                                        Number of
                                          Shares           Highest Price          Lowest Price          Average Price
          Quarter Ended                 Purchased            Per Share              Per Share              Per Share
--------------------------------- --------------------- -------------------- ----------------------- --------------------
December 31, 1995................        25,975              $   25.60             $    25.28             $   25.30
March 31, 1996...................        48,976                  26.08                  25.76                 25.84
June 30, 1996....................        53,088                  26.56                  26.24                 26.39
September 30, 1996...............         3,475                  27.04                  26.72                 26.92
December 31, 1996................        24,810                  27.04                  27.04                 27.04
March 31, 1997...................        35,725                  27.04                  27.04                 27.04
June 30, 1997....................        16,375                  27.04                  27.04                 27.04
September 30, 1997...............         1,675                  27.04                  27.04                 27.04
December 31, 1997................        10,575                  27.34                  27.14                 27.15
March 31, 1998...................        85,324                  27.64                  27.44                 27.45
June 30, 1998....................        10,075                  27.94                  27.74                 27.75

                                       44

                                        Number of
                                          Shares           Highest Price          Lowest Price          Average Price
          Quarter Ended                 Purchased            Per Share              Per Share              Per Share
--------------------------------- --------------------- -------------------- ----------------------- --------------------
September 30, 1998...............         2,025              $   28.24              $   28.04              $   28.18

December 31, 1998 (1)............         2,650                  28.24                  28.24                  28.24
                                      ------------                                                         ------------
        Total....................       320,748                                                            $   26.76


--------------
(1) Through October 30, 1998.

     Recent Transactions. Within the last sixty days, IRA has purchased Class B Stock from certain agents of IRA in private repurchases, on the date, in the amounts and at the price per share indicated:


            Date                  Number of Shares           Price Per Share
---------------------------- --------------------------- -----------------------
September 11, 1998..........             250                   $     28.24

September 18, 1998..........             150                         28.24

September 24, 1998..........           1,025                         28.24

October 9, 1998.............             325                         28.24

October 21, 1998............             175                         28.24

October 28, 1998............             650                         28.24

October 28, 1998............           1,075                         28.24

October 28, 1998............              50                         28.24

October 28, 1998............             375                         28.24

     Purchases by Management Group. The following table sets forth the purchases by certain members of the Management Group of the Class B Stock since October 1, 1995, including the member, the number of shares of Class B Stock purchased, the range of prices paid by such member and the average purchase price for each quarterly period of such member during such period.



                                                  Number of            Highest            Lowest              Average
     Member                Quarter Ended       Shares Purchased    Price per Share    Price Per Share     Price Per Share
---------------------- --------------------- -------------------- ------------------ ------------------ -------------------

Lamar C. Smith.........  September 30, 1996          2,000            $ 26.56            $ 26.56              $ 26.56
                         September 30, 1997          4,000              27.04              27.04                27.04

James N. Lanier........  September 30, 1996          2,000              26.56              26.56                26.56
                         September 30, 1997          4,000              27.04              27.04                27.04

Howard M. Crump........  September 30, 1996          2,000              26.56              26.56                26.56
                         September 30, 1997          4,000              27.04              27.04                27.04




                                                  Number of            Highest            Lowest              Average
     Member                Quarter Ended       Shares Purchased    Price per Share    Price Per Share     Price Per Share
---------------------- --------------------- -------------------- ------------------ ------------------ -------------------
Hal N. Craig...........  September 30, 1996             500           $ 26.56            $ 26.56              $ 26.56
                         September 30, 1997             600             27.04              27.04                27.04

Donaldson D. Frizzell..  September 30, 1996             500             26.56              26.56                26.56
                         September 30, 1997             600             27.04              27.04                27.04

Jerry D. Gray..........  September 30, 1997           1,500             27.04              27.04                27.04

David P. Thoreson......  September 30, 1996           1,000             26.56              26.56                26.56
                         September 30, 1997           1,500             27.04              27.04                27.04

Carroll H. Payne II....  September 30, 1996           2,000             26.56              26.56                26.56

Naomi K. Payne.........  September 30, 1996           2,000             26.56              26.56                26.56

Freda J. Payne.........  September 30, 1996           2,000             26.56              26.56                26.56


     Except as described above, none of IRA, First Command nor any of their respective executive officers or directors have participated in any transaction involving Class B Stock in the last sixty days.

Accounting Treatment

     The Merger of the Company into First Command, with First Command becoming the Surviving Corporation, will be treated for accounting purposes as a business combination accounted for as a purchase. The conversion of each share of Class A Stock of the Company issued and outstanding into five shares of the Surviving Corporation Voting Stock will, in effect, result in the net assets of First Command being recorded at their existing carrying value in conformity with GAAP, since the book value of First Command would approximate fair value. The purchase of the Class B Stock for cash will reduce shareholder's equity of the Surviving Corporation by a like amount.

     In addition, certain accounting adjustments will be made as a result of the Merger to the financial statements of the Surviving Corporation. For GAAP purposes, certain deferred tax asset accounts will not be reversed at the Effective Date. The majority of the Company's deferred tax asset account is comprised of the effect of the future tax deduction of agent Deferred Career Commission Plan. Also for GAAP purposes, certain deferred tax liability accounts, with the exception of those related to depreciable assets expected to be used in operations, will not be reversed at the Effective Time. The remainder of the deferred tax liability account should remain on the books of the Surviving Corporation for ten years until the built-in gain income tax provision expires. The majority of the Company's deferred tax liability account is comprised of the effect of the potential future tax recognition of its current unrealized gains on investments.

Regulatory Filings and Approvals

     Prior to and after the Merger, the Surviving Corporation will file a disclosure document with the Office of Thrift Supervision as the holding company of First Command Bank. Also after the Merger, the Surviving Corporation will file a report notifying the Texas Department of Insurance of the change in the corporate members of the Surviving Corporation and the change from IRA's Articles of Incorporation to those of the Surviving Corporation.

Certain Federal Income Tax Considerations

     The following is a summary discussion of the material U.S. federal income tax considerations for Class A Shareholders and Class B Shareholders regarding the Merger and for Surviving Corporation Shareholders regarding the ownership of Surviving Corporation Common Stock after the Merger. This summary discussion includes, where so indicated, certain of the opinions rendered by Ernst & Young in its Tax Opinion, which is attached hereto as Annex F. (Except as otherwise specifically indicated herein, the following federal income tax considerations are not included in the Tax Opinion.) The Tax Opinion is based on certain assumptions, facts and representations provided by IRA and First Command management and is subject to certain limitations and qualifications as noted therein. The facts and representations provided by management have not been verified by Ernst & Young in rendering its Tax Opinion. The Company has not requested, and does not intend to request, a ruling from the Internal Revenue Service (the "IRS") with regard to any of the matters discussed in the Tax Opinion or herein. Unlike a ruling from the IRS, an opinion is not binding on the IRS, and there can be no assurance that the IRS will not take a position contrary to one or more of the positions included in the Tax Opinion or discussed herein or that such positions will be upheld by the courts if challenged by the IRS.

     This summary discussion does not address all of the tax considerations that may be relevant to an IRA shareholder in light of his or her particular circumstances. For this summary discussion, the Company has assumed that the shares of Class A Stock and Class B Stock are held as "capital assets" (within the meaning of Section 1221 of the Code). In addition, this summary discussion does not consider the effect of any applicable foreign, state, local or other tax law, or of U.S. estate and gift tax laws.

     This summary discussion is based upon an interpretation of the Code, Treasury Regulations promulgated thereunder, court decisions and administrative rulings and practice, all in effect as of the date hereof. As noted above, the IRS is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislation or judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger and the considerations of Surviving Corporation Shareholders after the Merger.

     The U.S. federal income tax discussion set forth below is intended for general information only and may not be applicable to a particular shareholder's situation. Persons considering an exchange of Class A Stock and/or Class B Stock for the Merger Consideration should consult their own tax advisors regarding the particular tax consequences of the exchange, including the tax consequences under foreign, state, local or other tax laws and the possible effects of changes (possibly including retroactive changes) in U.S. federal and other tax laws.

     Certain Consequences of Reorganization Status. The Tax Opinion includes an opinion that the Merger should constitute a "reorganization" (within the meaning of Section 368(a) of the Code), and that the Merger should have the following U.S. federal income tax consequences:

     The Company and the Surviving Corporation. The Tax Opinion includes an opinion that no gain or loss should be recognized by either the Company or the Surviving Corporation as a result of the Merger (Sections 361, 357(a) and 1032(a) of the Code). The Tax Opinion also includes an opinion that the tax basis and holding period of the Company's assets in the hands of the Surviving Corporation should be the same as the tax basis and holding period of the Company immediately prior to the Merger (Sections 362(b) and 1223(2) of the Code).

     Class A/B Shareholders. The Tax Opinion includes an opinion that a Class A/B Shareholder should not recognize gain or loss upon the exchange of his or her Class A Stock and Class B Stock solely for Surviving Corporation Common Stock (Section 354(a) of the Code). The Tax Opinion also includes an opinion that such shareholder's aggregate tax basis in his or her shares of Surviving Corporation Common Stock should be the same as his or her aggregate tax basis in his or her shares of Class A Stock and Class B Stock surrendered in exchange therefor, decreased by the amount of cash or the fair market value of boot received and increased by any gain recognized on the exchange (Section 358(a) of the Code). The Tax Opinion includes an opinion that such shareholder's holding period in shares of Surviving Corporation Common Stock should include his or her holding period in his or her shares of Class A Stock and Class B Stock surrendered in exchange solely therefor (Section 1223(1) of the Code).

     A Class A/B Shareholder who (i) exchanges his or her Class A Stock for Surviving Corporation Voting Stock and (ii) elects to take cash in exchange for his or her Class B Stock, should recognize income to the extent of the lesser of
(x) the excess of the value of his or her Class B Stock over his or her tax basis in such stock, and (y) the amount of cash received. Such income should be treated as a dividend unless such shareholder is entitled, based on his or her particular circumstances and certain other factors, to take the position that the exchange, as to such shareholder, does not have the effect of the distribution of a dividend under Section 356(a)(2) of the Code. If the exchange has the effect of a dividend, income will be ordinary income taxable at rates up to 39.6%. If the exchange, as to a shareholder, does not have the effect of a dividend, such income will be capital gain. Any Class A/B Shareholder electing the Class B Cash Consideration should consult his or her own tax advisor(s) concerning the tax consequences of electing that option.

     Each Class A/B Shareholder will be required to attach a statement to his or her federal income tax return for the year of the Merger that contains information listed in Treasury Regulation Section 1.368-3(b).

     Shareholders Who Own Only Class B Stock. The Tax Opinion includes an opinion that a Class B Shareholder who does not own any Class A Stock and is not related, under the constructive ownership rules of Section 318 of the Code, to any Surviving Corporation Shareholder after the Merger, who exchanges his or her Class B Stock solely for cash should recognize capital gain (or loss) to the extent the cash received exceeds (or is exceeded by) the tax basis in his or her Class B Stock (Section 302(b) of the Code). Shareholders should consult their own tax advisors concerning the tax consequences of receiving solely cash for Class B Stock with respect to the new capital gains tax rates and holding period rules effective for transactions after January 1, 1998.

     Certain Post-Merger Considerations for Surviving Shareholders.

     Treatment as an S Corporation. The Tax Opinion includes an opinion that the Surviving Corporation should be an S corporation immediately after the Merger. However, the Tax Opinion does not provide assurance as to future facts and circumstances that could affect the tax status of the Surviving Corporation. The Surviving Corporation intends to be organized and operated in a manner to meet, on a continuing basis, the Code requirements for qualification as an S corporation for federal income tax purposes. In order to qualify as an S corporation, the Surviving Corporation cannot be an ineligible corporation (as defined in Section 1361(b)(2)) of the Code and cannot have (i) more than 75 shareholders, (ii) as a shareholder a person (other than certain specified estates, trusts and tax exempt organizations) who is not an individual, (iii) a nonresident alien as a shareholder, and (iv) more than one class of stock (other than differences in voting rights). The Articles of Incorporation of the Surviving Corporation and the Surviving Corporation Shareholders' Agreement provide for, among other things, certain restrictions on the transfer of the Surviving Corporation Common Stock and the requirement that Surviving Corporation Shareholders tender their shares to the Surviving Corporation upon the occurrence of certain operative events, each of which is provided at least in part to preserve the Surviving Corporation's status as an S corporation. See "DESCRIPTION OF THE SURVIVING CORPORATION CAPITAL STOCK--Restrictions on Transfers of Shares." However, no assurance can be given that such requirements will be met or that the Company will be so qualified at any time.

     Taxation of Surviving Corporation. Provided the Surviving Corporation is an S corporation, it generally will not pay any federal income tax. Instead, its items of income, gains, losses, deductions and credits will be allocated to the Surviving Corporation Shareholders and taken into account on their individual federal income tax returns. However, as indicated in the Tax Opinion, the Surviving Corporation will be subject to the "built-in gains tax" provisions of
Section 1374 of the Code to the extent any asset received in the Merger has a "net unrealized built-in gain" (within the meaning of Section 1374(d)(1) of the Code) at the Effective Time and is disposed of by the Surviving Corporation during the ten-year "recognition period" (within the meaning of Section 1374(d)(7) of the Code) after that date. In addition, if an S corporation has subchapter C earnings and profits at the close of its tax year and more than 25% of its gross receipts are "passive investment income" (within the meaning of Section 1362(d)(3)(C) of the Code), the corporation may be subject to tax on its "excess net passive" income (within the meaning of Section 1375(b) of the Code). In addition, if these two conditions are met for three successive years, its S corporation status will be automatically terminated. The Company believes that, although the Surviving

Corporation will have subchapter C earnings and profits after the Merger, the Surviving Corporation will be operated in such a manner to avoid such termination.

     Taxation of Surviving Corporation Shareholders. Provided the Surviving Corporation is an S corporation, the Surviving Corporation will allocate to and among the Surviving Corporation Shareholders its items of income, gains, losses, deductions and credits for federal income tax purposes. Each shareholder will be required to report on his or her federal income tax return his or her distributive share of such items and will be subject to tax on such amounts. Pursuant to the Articles of Incorporation of the Surviving Corporation and the Surviving Corporation Shareholders' Agreement, the Surviving Corporation has agreed to declare and make distributions to the Surviving Corporation Shareholders in a timely manner to allow them to pay their tax liability attributable to their distributive shares of its taxable income. See "DESCRIPTION OF THE SURVIVING CORPORATION CAPITAL STOCK--Subchapter S Provisions--Distributions to Pay Tax Liabilities." Although there can be no assurances that a Surviving Corporation Shareholder will not have a tax burden from such allocation in an amount in excess of the amount of cash previously distributed by the Surviving Corporation to such shareholder (thus requiring such shareholder to use funds from other sources to pay any tax liability arising from such allocation), the Surviving Corporation believes this result is highly unlikely. EACH SURVIVING CORPORATION SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR(S) CONCERNING HIS OR HER OWNERSHIP OF SURVIVING CORPORATION COMMON STOCK.

     Tax Opinion Engagement. Ernst & Young, who is also the principal independent accountants for the Company and First Command, has agreed to be paid by the Company a non-refundable professional fee for its engagement with respect to the Tax Opinion of $180,000, payable upon delivery of the Tax Opinion. Additionally, the Company has agreed that, in the event Ernst & Young is requested or authorized by the Company (including its successor) or is required by legal process to produce its documents or its personnel as witnesses with respect to services for the Company, the Company will, so long as Ernst & Young is not a party to the proceeding or the subject of the investigation, as the case may be, in which information is sought, reimburse Ernst & Young for its professional time and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests. In addition, the Company has engaged Ernst & Young as a tax advisor in connection with the Merger. To date, the Company has paid Ernst & Young $300,000 in connection with its engagement, and the Company will pay Ernst & Young an additional $50,000 on completion of Ernst & Young's engagement.


                     CERTAIN INFORMATION CONCERNING IRA

General

     The Company began operations in January 1964, as a sole proprietorship owned by Carroll H. Payne, doing business as the "Carroll H. Payne Agency." On January 1, 1971, the name was changed to "Independent Research Agency for Life Insurance." On January 1, 1977, the Company was organized as a partnership (the "IRA Partnership") under the general partnership laws of the State of Texas. On March 9, 1981, the IRA Partnership exchanged all of its assets relating to the operation of its life insurance business (which constituted substantially all of its assets) to Independent Research Agency for Life Insurance, Inc. ("IRA"), a Texas corporation formed by the partners of the IRA Partnership on December 9, 1980. Thereafter, the IRA Partnership continued in existence under another name, but all of its former life insurance operations are now owned and conducted by the Company. The IRA Partnership was dissolved in 1992. IRA is engaged in the business of a life insurance general agency for sales to United States military personnel. IRA has six wholly-owned subsidiaries engaged in the same business in the states of Hawaii, Wyoming, Montana, New York, Nevada and Alabama, respectively. IRA's wholly-owned subsidiary, United Services Planning Association, Inc., is also a Texas corporation and is a broker-dealer of securities. IRA's wholly-owned subsidiary, First Command Bank, is a federal savings bank. IRA's principal executive offices are located at 4100 South Hulen Street, Fort Worth, Texas 76109, and its telephone number is (817) 731-8621.

     For more information regarding the business and other information regarding IRA, see the IRA 10-K, which has been delivered to the Class A Shareholders and the Class B Shareholders as a part of Annex D to this Proxy Statement.

Recent Developments

     On June 25, 1998, IRA entered into a Line of Credit Agreement (the "United American Line of Credit") with United American Insurance
Company ("United American Insurance"), pursuant to which United American Insurance agreed to loan IRA up to $27,000,000. IRA intends to advance approximately $7,000,000 of the proceeds under the United American Line of Credit to First Command pursuant to the Line of Credit (as defined herein) that First Command has entered into with IRA. See "CERTAIN INFORMATION CONCERNING FIRST COMMAND--Business." The remainder of the United American Line of Credit will be used, if at all, for general corporate purposes.
The interest rate on funds advanced under the United American Line of Credit is 7% per annum, and advances may be made from time to time until November 30, 2001, upon the request of IRA. Prior to December 1, 2001, interest on the unpaid principal balance outstanding under the United American Line of Credit is due and payable monthly as it accrues, commencing on the last day of the month in which the first advance is made by United American Insurance. However, if IRA is entitled to advances under the United American Line of Credit, United American Insurance will, at
IRA's request, make an advance under the United American Line of Credit that is sufficient to pay the accrued interest that is then due and payable. After November 30, 2001, the unpaid principal and accrued and unpaid interest on principal amounts outstanding under the United American Line of Credit shall be converted into a term loan and shall be due and payable in 180 equal quarterly installments, with the final payment on November 30, 2016. The United American Line of Credit is secured by shares in mutual fund holdings of IRA. IRA intends to repay amounts due under the United American Line of Credit through cash flow from its operations. In the event of the failure of IRA to pay any amount when due, the failure of IRA to perform certain covenants, false representations by IRA, bankruptcy or insolvency of IRA, the execution of the collateral, or decrease in the value of the collateral such that the collateral does not exceed 90% of the loan balance, United American Insurance may (i) exercise all rights with respect to the collateral; (ii) foreclose or reduce its claim to judgment; (iii) sell the collateral; (iv) purchase the collateral;
(v) apply for a receiver for the collateral; (vi) retain the collateral in satisfaction of the indebtedness; or (vii) realize upon the collateral in any other manner permitted by the issuer of the mutual funds.

Directors and Executive Officers of IRA

     The directors and executive officers of IRA will be the directors and executive officers of the Surviving Corporation after the Merger. For more information concerning IRA's directors and executive officers, including certain information regarding executive compensation, see the IRA 10-K, which has been delivered to the Class A Shareholders and the Class B Shareholders as Annex D to this Proxy Statement.

     On May 8, 1998, the IRA Board elected James J. Ellis and Logan Dickinson as directors of IRA. See "SPECIAL FACTORS--Background of the Merger."

     James J. Ellis has operated his own insurance practice since retiring as General Manager of Mutual of New York in January of 1992. Mr. Ellis joined Mutual of New York in 1960 and was appointed General Manager in 1976. Mr. Ellis is a member of the Board of Jack Henry and Associates and the Advisory Board of Westwood Trust, the First National Bank Park Cities, Merit Medical Systems, Inc. and Sentir, Inc. His business address is Regency Plaza, LB 72, 3710 Rawlins, Suite 1010, Dallas, Texas 75219-4239.

     Logan Dickinson has served since 1982 as President and Managing Principal of Compensation Strategies Group of Texas, Inc., which provides planning for employee benefits, life and health insurance and administers qualified retirement and benefit plans. Mr. Dickinson is a Chartered Life Underwriter, Chartered Financial Consultant and a CPA. His business address is 314 Main Street, Suite 202, Fort Worth, Texas 76102.

     Each of the directors and executive officers of IRA is a United States citizen, and, to the knowledge of IRA, none of the directors or executive officers of IRA has, during the last 5 years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Mission Accomplishment Plan

     On June 27, 1998, the IRA Board authorized the Mission Accomplishment Plan, pursuant to which certain agents, members of management and key employees of IRA will be awarded stock appreciation rights ("SARs"), along with dividend equivalent rights ("DERs" and, together with SARs, "MAP Units").

     The SARs award holders the right to participate in changes in the value of the Company, based on a formula established by the IRA Board. While the IRA Board may change such formula, the initial policy of the IRA Board is to value each SAR based on the change in the Company's per SAR unit value as reported by the Company using GAAP; provided, however, that this per unit value will be reduced by the dividend equivalent declared by the Company for payment based on the current year's earnings, if any. For this purpose, the per SAR unit value does not include the effect of reporting the Company's investments at market value net of estimated federal income taxes as stated in SFAS 115. Each SAR will carry a basis equal to the SAR unit value at the time of issuance, and the appreciation in the value of the SAR will be paid to participants following their termination from the Company or upon the maturity of the SAR ten years after the issuance of the SAR. The Company expects that the value of each SAR will be established no less frequently than monthly. Although MAP Units vest upon issuance, a holder of a SAR may exercise such SAR, upon compliance with certain conditions. These conditions include: the participant's termination from the Company, termination of the participant as a licensed life insurance agent, death or disability of the participant or at the end of the exercise period (which is typically ten years). Such holder will be entitled to receive a cash payment equal to the difference between (i) the per SAR unit value as of the last day of the calendar quarter during which such holder provides a request for such payment and (ii) the per SAR unit value as of the date of the grant. The Company may unilaterally exercise SARs of any participant who holds unexercised SARs exceeding 5% of total unexercised SARs outstanding. SAR expense will be accrued as the unit value is earned. The exercise of the SARs will not impact the results of operations and will only impact the Company's financial position by the amount of the cash paid.

     The DERs provide holders the right to participate in certain dividend equivalents that may be declared by the IRA Board. The Company expects that the DERs will reflect payments of annual profits realized by the Company that are not included in the SARs.

     Holders of MAP Units have no voting rights with regard to the Company, and the MAP Units are not intended to confer any other rights as a shareholder to such holder. The MAP Units may not be transferred, pledged, assigned or otherwise encumbered by a holder and are subject to immediate forfeiture if, among other things, the agency appointment or employment of the holder of the MAP Units is terminated for cause.

     MAP Units will be awarded pursuant to a policy based on merit and services provided that is adopted from time to time by the IRA Board, and only licensed agents of IRA will be eligible to receive the MAP Units. Recipients of MAP Units will not be required to pay any consideration for the receipt of the MAP Units. All payments of DERs made by the Company will be made in the same amount per unit to all holders, similar to dividends paid on capital stock. Additionally, any change in the per SAR unit value will apply equally to all SAR units.

     On July 22, 1998 the Company issued 138,275 MAP Units to 563 of its agents and employees, including members of the Management Group, and on September 30, 1998, the Company issued 1,114,614 MAP Units to 550 of its agents and employees, including members of the Management Group. The following table sets forth the number of MAP Units issued to members of the Management Group.



            Member of Management Group                 Number of MAP Units Distributed
---------------------------------------------- ---------------------------------------------
                                                      July 22, 1998     September 30, 1998
                                               -----------------------  --------------------
Lamar C. Smith....................................       1,500               44,772
James N. Lanier...................................       1,500               20,506
Howard M. Crump...................................       1,500               29,340
Hal N. Craig......................................         400                6,370
Donaldson D. Frizzell.............................         400                8,021
Jerry D. Gray.....................................         800               22,391
David P. Thoreson.................................         800               31,037
Carroll H. Payne II...............................         500               51,900
Naomi K. Payne....................................         500               51,900
Freda J. Payne....................................         500               51,900
                                                      -----------         -----------
      Total MAP Units held by Management Group....       8,400              318,137
                                                      -----------         -----------
                                                      -----------         -----------

     After the Merger, the Surviving Corporation intends to implement the Mission Accomplishment Plan and to award MAP Units pursuant to the Mission Accomplishment Plan to the former Class B Shareholders who are agents, members of management or employees at the time of award as well as to other active agents and employees of the Surviving Corporation.

First Command Bank

     First Command Bank ("FCB"), a wholly-owned subsidiary of the Company, is a chartered federal savings bank located in Fort Worth, Texas. FCB commenced operations on April 21, 1997. The Company, as a thrift holding company, is required to disclose certain information with respect to FCB pursuant to the Industry Guide 3 promulgated under the Securities Act, including certain disclosures regarding average balances, yields and rates, and net interest income related to the banking operations. In addition, Guide 3 requires certain disclosures with respect to the investment and loan portfolio as well as an analysis of the allowance for loan losses and short term borrowings of the banking operations.

     A significant portion of this disclosure has not been included in the Company's annual and quarterly financial statements due to the noncomplex structure of FCB. Given FCB's substantial growth since its inception, average balances would not reflect the current operations of FCB. In addition, these amounts are required to be compared to prior periods. Due to the lack of comparability with such periods, this information has not been included. Although FCB has experienced growth with respect to its loans and deposits, it nevertheless has maintained a conservative investment position by electing to keep available funds invested overnight at the Federal Home Loan Bank. As a result, required disclosures regarding the investment portfolio and the various investment type and maturities are not applicable. The loan portfolio of First Command Bank consists primarily of loans to individuals that are either unsecured or secured by mutual funds. These loans are made at fixed rates with maturities typically ranging from one to five years. For purposes of recording nonaccrual loans, loans more than 90 days past due are charged to the allowance for loan losses. As of September 30, 1997, and June 30, 1998, there were no loans more than 60 days past due. Consistent with the clients of the Company, virtually all the loans made by FCB are to members or ex-members of the United States military. As a result, the loan portfolio contains certain risks related to armed conflict and other economic conditions related to the United States military.

     Since its inception, FCB has taken a charge to income to establish and maintain a general reserve for potential loan losses. During fiscal 1997, this charge was $260,200, none of which was utilized, as no loans were charged off during the period. For the nine months ended June 30, 1998, $501,000 was charged to income to increase the allowance for possible loan losses, while $18,000 of loans were charged-off. The following table reflects activity in the allowance for possible loan losses since April 1997:

                                              Year Ended             Nine Months Ended
                                          September 30, 1997           June 30, 1998
                                          ------------------           -------------
                                                         (In thousands)
Beginning balance....................... $                   0     $                 260
Provision for loan losses...............                   260                       501
Loans charged off.......................                     0                      (18)
Recoveries..............................                     0                         1
                                         ---------------------     ---------------------
Ending balance.......................... $                 260     $                 744
                                         ---------------------     ---------------------
                                         ---------------------     ---------------------

                  CERTAIN INFORMATION CONCERNING FIRST COMMAND

General

     First Command, a Texas corporation, was incorporated on April 1, 1998, to construct, own and operate a parking garage (the "Parking Garage") adjacent to the current executive offices of IRA. The principal executive offices of First Command are located at 4100 South Hulen Street, Fort Worth, Texas 76109, and its telephone number is (817) 731-8621.

Business

     IRA owns the building in Fort Worth, Texas, in which its home office operation is conducted, and leases a small portion (approximately 4%) to third parties. During 1997, the management of IRA determined that it was necessary to construct the Parking Garage on certain land that is adjacent to IRA's building (the "Adjacent Land") in order to efficiently use the property and to provide sufficient parking space for IRA and its tenants. The IRA Board desired to limit the liability of IRA and its subsidiaries in connection with the construction and operation of the parking facility. Consequently, First Command was formed on April 1, 1998, as a Texas corporation, to construct, own and operate the Parking Garage on the Adjacent Land. Four of the five shareholders of First Command are members of the executive committee of the IRA Board: Lamar C. Smith, who is the Chairman and Chief Executive Officer of IRA, James N. Lanier, who is the President and Chief Operating Officer of IRA, Howard M. Crump, who is the Senior Vice President and Director of Marketing of IRA, and Carroll H. Payne, II, who is a director of IRA. Freda J. Payne, who is the fifth shareholder of First Command, is a Class A/B Shareholder. Freda J. Payne became a shareholder of First Command on June 26, 1998. Because First Command is owned by such shareholders and not by the Company, First Command is not a subsidiary of the Company.

     Each First Command Shareholder will be entitled to receive, pursuant to the Merger, one share of Surviving Corporation Nonvoting Stock for each 25 shares of First Command Common Stock held by such shareholder.

     Pursuant to a Line of Credit Agreement dated June 1, 1998 (the "Line of Credit"), IRA has agreed to loan up to $7,000,000 to First Command for the construction of the Parking Garage. The interest rate on funds advanced under the Line of Credit is 7% per annum. Advances may be made under the Line of Credit from time to time until November 30, 1999, upon the request of First Command, provided that the total amount of all advances under the Line of Credit will not exceed $7,000,000 plus up to $1,500,000 to pay interest accruing on amounts advanced. Prior to December 1, 1999, interest on the unpaid principal balance outstanding under the Line of Credit is due and payable monthly as it accrues, commencing on July 1, 1998. However, if First Command is entitled to advances under the Line of Credit, IRA will, at First Command's request, make an advance under the Line of Credit that is sufficient to pay the accrued interest that is then due and payable. After November 30, 1999, the unpaid principal of and accrued and unpaid interest on amounts outstanding under the Line of Credit shall be converted into a term loan and shall be due and payable in 60 equal quarterly installments, with the final payment on December 1, 2014. The Line of Credit is secured by the Adjacent Land, the Parking Garage and rents, deposits and other revenues with respect to the Parking Garage. First Command intends to repay amounts due under the Line of Credit through revenues generated from the Parking Garage. In the event of the failure of First Command to pay any amount when due, IRA may (i) declare the outstanding principal balance, along with any accrued but unpaid interest, due;
(ii) refuse to make further advancements under the Line of Credit; and (iii) pursue any other legal remedies it may have.

     First Command currently has two employees who manage the day-to-day operations of First Command, including, but not limited to, negotiating contracts with architecture firms and construction firms, working with municipal authorities with regard to building code issues and ordinances, overseeing the progress of the construction of the garage, responding to issues and requests from the construction companies, and administering other duties such as the authorization of payment of construction invoices.

     In addition, pursuant to a Management Agreement (the "Management Agreement"), dated June 1, 1998, between IRA and First Command, First Command has retained IRA, as an independent contractor, to perform various services on behalf of First Command, including (i) the preparation and processing of payroll and payroll records for First Command's business, (ii) the processing of accounts payable for First Command's business and (iii) the administration of benefits for employees of First Command. Pursuant to the Management Agreement, IRA will provide certain facilities, equipment and supplies necessary to conduct these services. First Command will pay IRA a monthly fee of $2,030 for services rendered under the Management Agreement. The term of the Management Agreement is one year, and it is automatically renewed thereafter unless otherwise terminated by (i) mutual agreement or (ii) notice by First Command or IRA at least 30 days prior to the anniversary of the Management Agreement. First Command and IRA have agreed to indemnify one another for all claims arising from each of their negligence or willful misconduct.

     First Command also entered into an administrative agreement (the "Administrative Agreement") with IRA on June 1, 1998 to manage IRA's building. Under the agreement, IRA is required to pay a monthly fee to First Command in the amount of $2,080 for the services rendered by First Command. The term of the Administrative Agreement is one year, and it is automatically renewed thereafter unless otherwise terminated by (i) mutual agreement or (ii) notice by First Command or IRA at least 30 days prior to the anniversary of the Management Agreement. First Command and IRA have agreed to indemnify one another for all claims arising from each of their negligence or willful misconduct.

     First Command is not currently a party to any legal proceedings.

Properties

     On June 1, 1998, pursuant to a Ground Lease (the "Ground Lease") between IRA and First Command, IRA leased the Adjacent Land to First Command for a term of 99 years and for a nominal annual rental payment. The approximate value of the transaction was $99.00. Pursuant to the Ground Lease, First Command is permitted to use the Adjacent Land only for the Parking Garage. First Command is required to maintain general public liability insurance covering the Adjacent Land and business operations conducted on the Adjacent Land, property damage insurance, casualty insurance, builder's risk insurance and such other insurance as may reasonably be required by IRA. IRA and its agents and employees are not liable for damages resulting from any accident occurring on the Adjacent Land, and First Command has agreed to indemnify IRA for any claims against IRA for any such accidents. First Command is required to conform with all applicable environmental laws with regard to operations and maintenance of the Adjacent Land and has agreed to indemnify IRA with respect to environmental claims imposed on IRA with respect to the Adjacent Land.

     First Command entered into an agreement on May 4, 1998 with an independent third party ("Contractor") to act as a general contractor with respect to the construction of the Parking Garage. The Parking Garage is expected to be an 801-car parking garage with a surface parking lot. Construction on this project commenced on or about June 15, 1998. It is anticipated that the Parking Garage will be completed in the summer of 1999.

     On June 1, 1998, pursuant to a Lease Agreement (the "Lease Agreement") between First Command and IRA, First Command leased to IRA the Adjacent Land, along with all buildings located on the Adjacent Land, commencing after substantial completion of the Parking Garage and continuing for fifteen years thereafter. First Command is obligated under the Lease Agreement to erect the Parking Garage on the leased premises. IRA is required under the Lease Agreement to pay rent in the amount of $51,250 per month plus operating expenses associated with the Parking Garage. In addition, IRA is obligated under the Lease Agreement to maintain utilities and liability insurance of at least $1,000,000 for injury and death and at least $100,000 for property damage and pay all applicable taxes. First Command is required to maintain the premises and maintain fire and extended coverage insurance in an amount equal to at least 80% of the replacement cost of the Parking Garage. IRA has agreed to indemnify First Command for any claims resulting from injuries or death of any person or damages on the leased premises, the negligence of IRA or the use of the leased premises by IRA. If First Command receives an offer to purchase the leased premises from a third party during the term of the Lease Agreement, and First Command wishes to accept the offer, IRA has the right to purchase the leased premises under the same terms as presented in the third party's offer to purchase.

     Immediately prior to the Merger, First Command will transfer all of its assets, subject to liabilities, to a newly-formed limited liability company or Qualified Subchapter S Subsidiary in return for all of the members' interests in the limited liability company or all of the capital stock of such subsidiary. This transfer will keep the planned operations of First Command separate and distinct from IRA subsequent to the Merger.

Directors and Executive Officers of First Command

     The following is a list of all directors and executive officers of First Command as of October 30, 1998, describing their respective names, ages as positions held with First Command, along with the period of time they have served in such position. No arrangements or understandings exist between any of these individuals and any other persons pursuant to which they have been, or will be, selected as a director or executive officer of First Command. The term of office of all executive officers and directors is one year. The term of office of a Director, under the classified board system of election provided in First Command's Bylaws, is three years.


             Name                             Age                         Position
             ----                             ---                         --------
         Lamar C. Smith                        50                  Director, Chairman of the Board
                                                                   and Chief Executive Officer

         James N. Lanier                       58                  Director, President and Chief
                                                                   Operating Officer

         Howard M. Crump                       51                  Director

         Carroll H. Payne II                   43                  Director

         Martin R. Durbin                      37                  Treasurer

         Sandra T. Allen                       60                  Secretary


     Each of the directors and executive officers of First Command is currently a director or executive officer of IRA. Members of the Board of Directors of First Command receive a fee of $100 for each meeting. Other than this attendance fee, none of the executive officers or directors of First Command receive compensation from First Command for services provided to First Command. For more information concerning the directors and executive officers, including certain information concerning executive compensation, see the IRA 10-K, which has been delivered to the Class A Shareholders and the Class B Shareholders attached as Annex D to this Proxy Statement.

               CERTAIN INFORMATION CONCERNING THE MANAGEMENT GROUP

     The Management Group consists of Lamar C. Smith, James N. Lanier, Howard M. Crump, Hal N. Craig, Donaldson D. Frizzell, Jerry D. Gray, David P. Thoreson, Carroll H. Payne II, Naomi K. Payne, and Freda J. Payne. Each member of the Management Group is a Class A Shareholder.

     The following contains certain information with respect to each member of the Management Group. Each member of the Management Group is a citizen of the United States and, unless otherwise noted, has an address of 4100 South Hulen, Fort Worth, Texas 76113.

     Mr. Smith has served as the Company's Chairman of the Board and Chief Executive Officer since 1992 and has served as a Director of the Company since 1983. Mr. Smith also has served as Chairman of the Board and Chief Executive Officer and a Director of First Command since its incorporation in 1998.

     Mr. Lanier has served as President and Chief Operating Officer of the Company since 1992 and has served as a Director of the Company since 1988. Mr. Lanier also has served as President and Chief Operating Officer and a Director of First Command since its incorporation in 1998.

     Mr. Crump has served as Senior Vice President and Director of Marketing of the Company since 1992 and as a Director of the Company since 1990. Mr. Crump also has served as a Director of First Command since its incorporation in 1998.

     Mr. Craig has served as Vice President and Director of Insurance of the Company since 1997 and as a Director of the Company since 1993. From 1994 to 1997, Mr. Craig served as Vice President and Chief Information Officer of the Company, and from 1992 to 1993 he served as Vice President and Director of Management Information Systems of the Company.

     Mr. Frizzell has served as Vice President and Director of Investments of the Company since 1992 and as a Director of the Company since 1993.

     Mr. Gray has been Regional Agent of the Company's South Atlantic Region since 1996 and has served as a Director of the Company since 1990. Prior to such time, he served as a Regional Agent in the midwestern United States for the Company. His address is 5705 Cameron Hall Place, Atlanta, Georgia 30328.

     Mr. Thoreson has been a Regional Agent with respect to the Company's activities in California and in the Pacific area since 1994 and has served as a Director of the Company since 1994. Prior to such time, he served as a regional agent with respect to the Company's activities in Europe. His address is 2016 Empire Mine Circle, Gold River, California 95670.

     Mr. Payne has been a Director of the Company since 1983 and as a Director of First Command since its incorporation in 1998. Mr. Payne has been an architect since 1988. His address is 1814 8th Avenue, Suite A-3, Fort Worth, Texas 76110-1354.

     Ms. Naomi K. Payne has been a Director of the Company since 1983. Ms. Payne works with, and coordinates assistance for, deaf and otherwise handicapped students through various agencies and institutions dedicated to such students. Her address is 11 Marion Terrace, Brookline, Massachusetts 02146-4937.

     Ms. Freda J. Payne became a member of the IRA Board in 1983 and served in this capacity until December 31, 1996. Ms. Payne, who is the widow of Carroll H. Payne, the founder of IRA, has been principally engaged in overseeing family investments for the past five years. Her address is 6812 Riverdale, Fort Worth, Texas 76132.

                               THE SPECIAL MEETING

General

     This Proxy Statement is being furnished to Class A Shareholders and Class B Shareholders in connection with the solicitation of proxies by the IRA Board for use at the Special Meeting and any adjournment or postponement thereof.

     At the Special Meeting, the Class A Shareholders and Class B Shareholders will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Merger Agreement entered into between First Command and the Company, and the transactions contemplated thereby, including the Merger. If the Merger is approved by the IRA Shareholders, the Company will merge with and into First Command, and each share of Class A Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares of Class A Stock held in treasury by the Company), subject to and upon the terms and conditions of the Merger Agreement, will be converted into five shares of Surviving Corporation Voting Stock. Further, (i) each share of Class B Stock held by a Class B Shareholder that is not a Class A/B Shareholder that is issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into $28.24 in cash, without interest, and (ii) each share of Class B Stock held by a Class A/B Shareholder issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into one share of Surviving Corporation Nonvoting Stock; provided, however that each Class A/B Shareholder may elect to receive, in lieu of receiving the Class B Nonvoting Stock Consideration, the Class B Cash Consideration for all shares of Class B Stock held immediately prior to the Effective Time. Each holder of First Command Common Stock, issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will receive one share of Surviving Corporation Nonvoting Stock for each 25 shares of First Command Common Stock held by such shareholder. If the Merger is approved, all of the outstanding shares of Surviving Corporation Common Stock will be held by (i) the Class A Shareholders, (ii) the Class A/B Shareholders who do not elect to receive Class B Cash Consideration and (iii) the First Command Shareholders, to the extent that such shareholders do not seek appraisal rights (see "THE PROPOSED MERGER--Conversion of Shares"). The Merger Agreement (including the principal exhibits thereto) is attached to this Proxy Statement as Annex A. See "THE PROPOSED MERGER." The IRA Board, based upon the unanimous recommendation of the Special Committee, determined that the terms of the proposed Merger are fair to and in the best interests of the IRA Shareholders, including the Class B Shareholders who do not own Class A Stock, and unanimously approved the Merger Agreement and the Merger and recommended that the Merger Agreement be submitted for approval at a special meeting of the IRA Shareholders. In arriving at its decision, the IRA Board gave careful consideration to a number of factors, including the opinion of the Financial Advisor, the financial advisor to the Special Committee. Accordingly, the IRA Board unanimously recommends that you vote "for" approval of the Merger Agreement.

Record Date

     The IRA Board has fixed the close of business on October 30, 1998, as the Record Date for the determination of holders of Class A Stock and Class B Stock entitled to vote at and receive notice of the Special Meeting. Only Class A Shareholders and Class B Shareholders as of the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 25 shares of Class A Stock held by 14 holders of record and 942,808 shares of Class B Stock held by 494 holders of record.

Quorum

     The presence, in person or by proxy, of the holders of a majority of Class A Stock and the holders of a majority of Class B Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at such meeting.

     Abstentions are counted for purposes of determining whether a quorum exists at the Special Meeting. However, proxies that reflect abstentions and proxies that are not returned will have the same effect as a vote against approval of the Merger Agreement because the affirmative vote of (i) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, (ii) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (iii) the holders of at least a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders, is required to approve the Merger Agreement. See "--Votes Required; Voting Rights."

Votes Required; Voting Rights

     Each share of Class A Stock and Class B Stock is entitled to one vote with respect to the approval of the Merger at the Special Meeting. The affirmative vote of (i) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, (ii) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (iii) the holders of at least a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders, is required to approve the Merger Agreement. As of October 30, 1998, the Management Group, each member of which is an officer or director of the Company or First Command (other than Freda J. Payne) and is also a Class A Shareholder, beneficially owned an aggregate of 19 shares of Class A Stock and 285,481 shares of Class B Stock (representing approximately 76% and 30.28% of the outstanding Class A Stock and Class B Stock, respectively). Each of the Management Group intends to vote all shares of Class A Stock and Class B Stock beneficially owned by him or her for approval of the Merger Agreement.

     With regard to any other matters presented at the Special Meeting, each share of Class A Stock will be entitled to one vote, and the Class B Shareholders will not be entitled to vote on such matters.

     If fewer shares of either Class A Stock or Class B Stock are voted in favor of the Merger Proposal than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. If a motion to adjourn the meeting is presented for the purpose of allowing additional time to solicit proxies, shareholders providing proxies that are not voted against the Merger Proposal will be deemed to have conferred discretionary authority to vote for such adjournment, and shares voted against the Merger Proposal shall be voted against a motion to adjourn such meeting. See "--Solicitation of Proxies."

     Because 25 shares of Class A Stock and 942,808 shares of Class B Stock were outstanding as of the Record Date, the affirmative vote of at least 17 shares of Class A Stock and 628,539 shares of Class B Stock is a condition to the consummation of the Merger. As of the Record Date, there were 657,327 shares of Class B Stock held by persons other than the Management Group, and 343,058 shares of Class B Stock will be needed to approve the Merger in addition to the number of shares of Class B Stock held by Class A/B Shareholders.

Dissenters' Rights

     Holders of Class A Stock or Class B Stock who comply with the applicable requirements of the TBCA may dissent from the vote on the Merger and exercise appraisal rights with respect to their Class A Stock or Class B Stock. See "THE PROPOSED MERGER--Rights of Dissenting Shareholders" and the excerpted sections of the TBCA attached hereto as Annex C.

Solicitation of Proxies

     If a shareholder attends the Special Meeting, he or she may vote by ballot. However, many of IRA's shareholders may be unable to attend the Special Meeting. Therefore, the IRA Board is soliciting proxies so that each holder of Class A Stock or Class B Stock on the Record Date has the opportunity to vote on the proposals to be considered at the Special Meeting.

     When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy. If a shareholder does not return a signed proxy or vote in person at the Special Meeting, his or her shares will not be voted. Shareholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. If a holder of Class A Stock or Class B Stock returns a signed proxy, but does not indicate how his or her shares are to be voted, the shares represented by the proxy will be voted FOR approval and adoption of the Merger Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting, will not be voted and will have the effect of a vote against the Merger Proposal.

     The IRA Board does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the Merger or soliciting additional proxies in favor of the Merger Proposal, one or more of the persons named on the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment and consistent with the voting rights of such shares as provided by the IRA Bylaws and the TBCA; provided, however, that no proxy that is voted against the Merger Proposal will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked or withdrawn prior to the time such Proxies are voted at such reconvened meeting. See "--Votes Required; Voting Rights."

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of IRA in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. No proxy solicitation firm has been retained to assist with soliciting and tabulating proxies for the Special Meeting. Expenses in connection with the solicitation of proxies will be paid by the Company.

     Please do not send any share certificates with your proxy card or the Form of Election.

Revocability of Proxies

     Any IRA Shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing Sandra T. Allen, Corporate Secretary of IRA, at 4100 South Hulen Street, Fort Worth, Texas 76109,
(ii) granting a subsequent proxy or (iii) appearing in person and voting at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

                               THE PROPOSED MERGER

General

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included in this Proxy Statement as Annex A and is incorporated herein by reference.

Closing; Effective Time

     The Closing will take place on the first date that all conditions to the Merger shall be satisfied or waived in accordance with the Merger Agreement or such date as the Company and First Command may agree in writing. The Merger will be effective upon the filing of the Articles of Merger in accordance with the applicable laws of the State of Texas (the "Effective Time").

Conversion of Shares

     Upon the terms and subject to the conditions set forth in the Merger Agreement, each share of Class A Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares of Class A Stock held in treasury by the Company), subject to and upon the terms and conditions of the Merger Agreement, will be converted into five shares of Surviving Corporation Voting Stock. Further, (i) each share of Class B Stock held by a Class B Shareholder that is not a Class A/B Shareholder that is issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into $28.24 in cash, without interest, and (ii) each share of Class B Stock held by a Class A/B Shareholder issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will be converted into one share of Surviving Corporation Nonvoting Stock; provided, however that each Class A/B Shareholder may elect to receive, in lieu of receiving the Class B Nonvoting Stock Consideration, the Class B Cash Consideration for all shares of Class B Stock held thereby immediately prior to the Effective Time. Each holder of First Command Common Stock, issued and outstanding immediately prior to the Effective Time, subject to and upon the terms and conditions of the Merger Agreement, will receive one share of Surviving Corporation Nonvoting Stock for each 25 shares of First Command Common Stock held by such shareholder.

     On the first business day following the Effective Time, the Surviving Corporation will deposit in trust with the Paying Agent the following amounts and forms of Merger Consideration required for conversion at the Effective Time of the Class A Stock and Class B Stock (such deposit being the "Payment Fund"):
(i) certificates representing the requisite number of shares of Surviving Corporation Voting Common Stock, (ii) cash representing the Class B Cash Consideration and (iii) certificates representing the requisite number of shares of Surviving Corporation Nonvoting Common Stock.

     The Paying Agent will mail to each record holder of Class A Stock or Class B Stock, a transmittal letter and instructions for the surrender of the certificates for payment. After the Effective Time and upon surrender to the Paying Agent of certificates, together with a duly executed letter of transmittal, the holder will be entitled to receive the appropriate Merger Consideration. No interest will be paid or accrue on the Merger Consideration payable in cash upon the surrender of the certificates. The Paying Agent shall pay the Merger Consideration attributable to a certificate that has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares of Class A Stock or Class B Stock and of appropriate indemnification. After the Effective Time, until surrendered in accordance with these provisions, each certificate (other than certificates representing Dissenting Shares) shall represent only the right to receive the Merger Consideration as set forth in the Merger Agreement.

     After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of IRA Common Stock or First Command Common Stock which were outstanding immediately prior to the Effective Time. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled.

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

     Any portion of the Payment Fund that remains unclaimed by the shareholders of IRA or First Command for six months after the Effective Time shall be repaid to the Surviving Corporation, upon demand, and any shareholders of IRA or First Command who have not complied with the herein provisions shall look as a general creditor only to the Surviving Corporation for payment of their claims for the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to a holder of shares of IRA Common Stock or First Command Common Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

     At the Effective Time, all shares of either Class A Stock or Class B Stock that are held in treasury by the Company will cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and will cease to exist.

Shareholder Elections

     All shareholder elections by Class A/B Shareholders shall be made on the Form of Election which will be provided by the Paying Agent and mailed to IRA Shareholders as of the Record Date along with this Proxy Statement. To be effective, a Form of Election must be returned, properly completed, to the Paying Agent no later than the Election Deadline. A Class A/B Shareholder that fails to submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election, which will result in the Class A/B Shareholder receiving the Class B Nonvoting Stock Consideration. An election by a Class A/B Shareholder to receive either the Class B Nonvoting Stock Consideration or the Class B Cash Consideration will not constitute a vote in favor of the approval of the Merger Agreement. A Class A/B Shareholder may not elect to receive both the Class B Nonvoting Stock Consideration and the Class B Cash Consideration.

     Elections may be revoked or amended by a Class A/B Shareholder upon written notice to the Paying Agent prior to the Election Deadline. If a Class A/B Shareholder revokes the Form of Election and does not properly resubmit such form thereafter, the Class A/B Shareholder shall be deemed to have made a Non-Election.

     The Company will use its best efforts to make a Form of Election available to all persons who become Class A/B Shareholders between the date of mailing of this Proxy Statement and the Election Deadline.

The Merger Agreement

     The following is a summary of certain material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

     The Merger. The Merger Agreement provides that, on the first date that all conditions to the Merger shall be satisfied or waived in accordance with the Merger Agreement or such date as the Company and First Command may agree in writing and at the time the Articles of Merger are filed with the Secretary of State of the State of Texas in accordance with the TBCA, IRA will be merged with and into First Command in accordance with the TBCA, the separate corporate existence of IRA will cease, and First Command will continue as the Surviving Corporation in the Merger.

     Directors and Officers. Pursuant to the Merger Agreement, the directors and officers of IRA immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. See "CERTAIN INFORMATION CONCERNING IRA--Directors and Executive Officers of IRA." Because the Bylaws of the Surviving Corporation will contain a provision for a classified board similar to that of the Bylaws of IRA, the Merger Agreement provides that the directors will retain their respective current classes after the Merger.

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

     Charter and Bylaws. Pursuant to the Merger Agreement, the Articles of Incorporation and Bylaws of First Command as in effect immediately prior to the Effective Time will be the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation following the Merger until duly amended as provided therein and by applicable law. The Merger Agreement provides that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended to provide for the change of the name of the Surviving Corporation to "Independent Research Agency for Life Insurance, Inc." A copy of the Articles of Incorporation and the Bylaws of the Surviving Corporation is attached hereto as Annex E.

     Filings; Other Actions; Notification. Pursuant to the Merger Agreement, the parties have agreed, among other things, that (i) each party will provide certain information, or access to such information, to the other party; (ii) each party will hold certain information received pursuant to the contemplated Merger confidential; (iii) IRA will call and hold the Special Meeting as soon as reasonably practicable after the date of the Merger Agreement, and subject to their fiduciary duties as advised by counsel, the directors of IRA will recommend approval and adoption of the Merger Agreement; (iv) IRA and First Command will prepare and file, and each will cooperate with the other in the preparation and filing of the Schedule 13E-3 with respect to the transactions described in this Proxy Statement; IRA will prepare, file and distribute, and First Command will cooperate with IRA in the preparation and filing of, this Proxy Statement; and each party will notify the other party of certain communications with the Commission concerning these documents; (v) each of IRA and First Command will use its reasonable best efforts to obtain any waivers, consents or approvals under the terms of any agreement or commitment to which IRA or First Command is a party that are necessary for the consummation of the Merger; (vi) IRA and First Command will consult with each other concerning certain publicity issues; (vii) IRA will attempt to obtain all required approvals, consents, authorizations and waivers, and First Command will cooperate with IRA in obtaining such consents; and (viii) certain written information supplied or to be supplied by IRA or First Command will not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. to make the statements made, in light of the circumstances under which they are made, not misleading.

     Expenses. The Merger Agreement provides that IRA will pay all expenses incurred by the parties in connection with the preparation, negotiation, execution, delivery and consummation of the Merger Agreement and the transactions contemplated by the Merger Agreement.

     Indemnification. The Merger Agreement provides that IRA will indemnify and, after the Effective Time, the Surviving Corporation will indemnify each present and former employee, agent, officer or director of IRA or, after the Effective Time, First Command (the "Indemnified Parties"), to the fullest extent permitted under applicable law or under the Articles of Incorporation and Bylaws of IRA and the Surviving Corporation against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any threatened, pending or contemplated claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to or at the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation to which he is a party or is threatened to be made a party by reason of such relationship with IRA and which arises out of or relates to the transactions contemplated by the Merger Agreement) (a "Claim"). The Merger Agreement further provides that the Surviving Corporation agrees that the provisions of the Surviving Corporation's Articles of Incorporation or Bylaws as in effect at the Effective Time of the Merger with respect to exculpation of liability and indemnification of officers, directors and employees shall not be modified, changed or amended in any manner adverse to an Indemnified Party except as required by law. In addition, IRA and, after the Effective Time, the Surviving Corporation, to the fullest extent permitted under applicable law, will periodically advance reasonable expenses as incurred with respect to any Claim or potential claim provided that the person to whom expenses are advanced, if required by applicable law, provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification pursuant to these provisions of the Merger Agreement.

     In the event any Claim is brought against any Indemnified Party (whether before or after the Effective Time) in connection with which such Indemnified Party asserts that he is entitled to be indemnified and held harmless

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

pursuant to these provisions of the Merger Agreement, (i) the Indemnified Parties may retain counsel which will be reasonably satisfactory to IRA (or the Surviving Corporation after the Effective Time), (ii) IRA (or, after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) IRA (or, after the Effective Time, the Surviving Corporation) will use their reasonable best efforts to assist in the vigorous defense of any such matter. Neither IRA nor the Surviving Corporation shall be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under these provisions of the Merger Agreement, upon learning of any such Claim, shall notify IRA or the Surviving Corporation thereof but any failure to so notify IRA or the Surviving Corporation shall not relieve IRA or the Surviving Corporation of their obligations under these provisions of the Merger Agreement unless it has been actually prejudiced by such lack of notice. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict of interest on any significant issue between the positions of any two or more Indemnified Parties. Any determination required to be made with respect to whether an Indemnified Party's conduct complied with the standards set forth under applicable law or the Bylaws of IRA or the Surviving Corporation shall be made by independent counsel selected by such Indemnified Party and reasonably satisfactory to IRA or the Surviving Corporation (which shall pay such counsel's reasonable fees and expenses).

     Employee Benefits. The Merger Agreement provides that the Surviving Corporation will honor and be bound by the terms and conditions of each Compensation and Benefit Plan (as defined in the Merger Agreement) and each employee or executive benefit plan, program or agreement of IRA or any of its subsidiaries in effect prior to the date of the Merger Agreement. The Surviving Corporation will also, or will cause its subsidiaries to, make available to each person who is an employee of IRA and its subsidiaries immediately prior to the Effective Time benefits that are either (a) the same as are made available to the employees of IRA, on terms and conditions as are generally applicable to the employees of IRA or (b) no less favorable than those provided under IRA's benefit plans prior to the effectiveness of the Merger. Any employee benefit plan or program in which any IRA employee participates after the Effective Time will (x) waive any pre-existing condition limitation, (y) credit against any deductible or co-payment requirement subject to a maximum out-of-pocket limitation any costs incurred by such IRA employee during the comparable period under the terms of the corresponding IRA plan, program or arrangement, and (z) credit service with IRA or its subsidiaries prior to the Effective Time for purposes of meeting any eligibility or vesting waiting periods.

     Takeover Statute. The Merger Agreement provides that if any takeover statute is or may become applicable to the Merger, each of First Command and IRA and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable and otherwise act to minimize the effects of such statute or regulation.

     Conditions to the Merger. The obligation of First Command to consummate the Merger is subject to the satisfaction of a number of conditions, including, among others (i) the performance and compliance of IRA in all material respects with all agreements, obligations and conditions required by the Merger Agreement to be performed or complied with by IRA on or prior to the Closing Date; (ii) the holders of (A) two-thirds (2/3) of the outstanding shares of Class A Stock and Class B Stock, voting as a single class, (B) two-thirds (2/3) of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (C) a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders, that are eligible to vote at the Special Meeting shall have voted for approval and adoption of the Merger Agreement; (iii) the holders of two-thirds (2/3) of the outstanding shares of First Command Common Stock shall have voted for approval and adoption of the Merger Agreement; (iv) all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transactions contemplated by the Merger Agreement, which either individually or in the aggregate, if not obtained, would have a materially adverse effect on the financial condition, results of operations or business of IRA or would prevent consummation of the Merger and the other transactions contemplated by the Merger Agreement, shall have been obtained; (v) on the Closing Date, there shall be no effective injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental authority directing that the transactions provided for in the Merger Agreement or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated by the Merger Agreement that First Command deems unacceptable in its sole discretion;
(vi) no suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated by the Merger Agreement or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending; and (vii) the holders of no more than 20% of either of the outstanding Class A Stock or the Class B Stock shall have delivered notice of their intent to exercise their right to dissent under the TBCA.

     The obligation of IRA to consummate the Merger is subject to the satisfaction of a number of conditions, including, among others (i) the performance and compliance of First Command with all agreements, obligations and conditions required by the Merger Agreement to be performed or complied with by First Command on or prior to the Closing Date; (ii) IRA shall not have received written notice from the Financial Advisor that it has withdrawn, revoked or modified its opinion as to the fairness of the Merger to the IRA Shareholders, from a financial point of view; (iii) the holders of (A) two-thirds (2/3) of the outstanding shares of Class A Stock and Class B Stock, voting as a single class,
(B) two-thirds (2/3) of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (C) a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders, that are eligible to vote at the Special Meeting shall have voted for approval and adoption of the Merger Agreement; (iv) the holders of two-thirds (2/3) of the outstanding shares of First Command Common Stock shall have voted for approval and adoption of the Merger Agreement; (v) all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transactions contemplated by the Merger Agreement, which either individually or in the aggregate, if not obtained, would have a materially adverse effect on the financial condition, results of operations or business of IRA or would prevent consummation of the Merger and the other transactions contemplated by the Merger Agreement, shall have been obtained; (vi) on the Closing Date, there shall be no effective injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental authority directing that the transactions provided for in the Merger Agreement or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated by the Merger Agreement that IRA deems unacceptable in its sole discretion; (vii) no suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated by the Merger Agreement or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending; and (viii) the holders of no more than 20% of either of the outstanding Class A Stock or the Class B Stock shall have delivered notice of their intent to exercise their right to dissent under the TBCA.

     The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. In the event a modification or waiver by IRA or First Command is contemplated that requires shareholder approval under applicable law, a supplement to this Proxy Statement will be distributed to IRA Shareholders, and proxies will be resolicited. See "SPECIAL MEETING OF IRA SHAREHOLDERS--Solicitation of Proxies." Neither First Command nor IRA currently contemplates waiving or modifying any of the foregoing conditions.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by mutual consent of the Boards of Directors of First Command and IRA; (ii) by either IRA or First Command if at the Special Meeting, or any adjournment thereof, the shareholders of IRA fail to adopt and approve the Merger; (iii) by either IRA or First Command if the shareholders of First Command fail to adopt and approve the Merger; and (iv) by either IRA or First Command if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

     In the event of termination of the Merger Agreement by either IRA or First Command as described above, all information received by any party with respect to the business of the other party (other than information which is a matter of public knowledge or which has been or is published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party for any reason, and neither party shall have any liability or further obligations to the other party, except as stated in the preceding clause.

IRA Charter Business Combination Provision

     Under Article Ten of the Articles of Incorporation of IRA, any business combination with an interested shareholder (as defined below) shall require the affirmative vote of the holders of at least 95% of the then outstanding shares of the capital stock of the Company, voting together as a single class, unless
(a) the IRA Board, by an 80% vote, (i) expressly approves in advance the acquisition of shares that caused the interested shareholder to become an interested shareholder or (ii) expressly approves the business combination, or
(b) the interested shareholder pays to the holders of the capital stock of the Company not less than the fair price (as defined below) paid by such person in acquiring any of its holdings of the Company's capital stock. Under Article Ten of the Company's Articles of Incorporation, the following terms are defined as follows:

          (a) a "business combination" shall mean (1) any merger or consolidation of the Company with an interested shareholder or any other corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder; (2) a sale or other disposition to or with an interested shareholder or affiliate of an interested shareholder of substantially all of the assets of the Company; (3) the issuance or transfer by the Company of the securities of the Company to an interested shareholder in a transaction having a fair market value of $2,000,000 or more; (4) the adoption of a plan or proposal for liquidation or dissolution of the Company proposed by or on behalf of an interested shareholder or an affiliate of an interested shareholder; and (5) any reclassification of securities or recapitalization of the Company or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity of the Company which is directly or indirectly owned by an interested shareholder or an affiliate of an interested shareholder;

          (b) an "interested shareholder" shall mean any person who is a beneficial owner, directly or indirectly, of more than 10 percent of the shares of any class of the outstanding capital stock of the Company, or is an assignee of or has otherwise succeeded to any shares of any class of the capital stock of the Company which were at any time within the two year period immediately preceding the date in question beneficially owned by an interested shareholder; and

          (c) a "fair price" shall mean the amount determined by the majority of the Board of Directors to be the highest per share equivalent price that can be determined to have been paid at any time by the interested shareholder for any share or shares of any class or series of the capital stock of the Company, plus interest from the date the interested shareholder became an interested shareholder through the date of the business combination at the rate of 7 percent per annum, less the aggregate amount of any dividends paid during such time period.

     The above description of the Article 10 of the Articles of Incorporation of IRA is a summary only, and is qualified in its entirety by reference to the Articles of Incorporation of IRA.

     To the extent that the Merger may constitute a "business combination," as defined in the Articles of Incorporation of IRA, the Company believes that the provisions of Article 10 of the Articles of Incorporation of IRA will not apply to the Merger because the IRA Board has approved the Merger by a unanimous vote.

State Anti-takeover Statutes

     Articles 13.01 through 13.03 of the TBCA (the "Business Combination Law") prevents, under certain circumstances, an "Affiliated Shareholder" (generally defined as a person beneficially owning 20% or more of an issuing corporation's voting shares (as defined in Article 13.02 of the TBCA)) from engaging in a "Business

Combination" (as defined in Article 13.02 of the TBCA) for three years following the date such person became an Affiliated Shareholder unless (i) the business combination or the purchase or acquisition of shares made by the Affiliated Shareholder on the Affiliated Shareholder's share acquisition date is approved by the Board of Directors before the Affiliated Shareholder's share acquisition date or (ii) the business combination is approved, by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the issuing public corporation not beneficially owned by the Affiliated Shareholder or an affiliate or associate of the Affiliated Shareholder. The "voting shares" are those shares of capital stock of the corporation entitled to vote generally in the election of directors; consequently, only Class A Stock is considered to be voting shares under the TBCA. The Company believes that the Business Combination Law is inapplicable to the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. Of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     IRA conducts business, directly or through subsidiaries, in a number of states throughout the United States, some of which have enacted takeover laws. IRA does not know whether any of these laws will, by their terms, apply to the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, IRA will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger and/or IRA might be required to file certain information with, or receive approvals from, the relevant state authorities.

Rights of Dissenting Shareholders

     If the Merger Agreement is approved by the required vote of the Company's shareholders and is not abandoned or terminated, IRA Shareholders who did not vote in favor of the Merger may, by complying with Articles 5.12 and 5.13 of the TBCA, be entitled to dissenters' rights as described therein. If a shareholder of the Company has a beneficial interest in shares of Class A Stock or Class B Stock that are held of record in the name of another person, such as a broker or nominee, and such shareholder desires to perfect whatever dissenters' rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below.

     A vote in favor of the Merger by an IRA Shareholder will result in a waiver of the shareholder's dissenters' rights.

     The Company's shareholders will have the right to dissent from the Merger and to obtain an appraisal of their shares of Class A Stock or Class B Stock in the event that the Merger Agreement is approved and is not abandoned or terminated. Appraisal value will be determined as of the day immediately preceding the Meeting.

     The summary set forth below does not purport to be a complete statement of the provisions of Texas law relating to shareholders' rights to dissent and to obtain an appraisal of Class A Stock or Class B Stock in connection with the Merger and is qualified in its entirety by reference to Articles 5.12 and 5.13 of the TBCA, which are attached hereto as Annex D, and the other relevant provisions of the TBCA. The TBCA contains provisions that, in the case of the merger of a corporation organized under the laws of Texas, grant Dissenting Shareholders who comply with the procedures set forth in Articles 5.12 and 5.13 the right to receive payment in cash equal to the appraisal value of their shares. The principal provisions of Articles 5.12 and
5.13 as they apply to the Merger are summarized below.

     To claim dissenters' rights, a shareholder must (i) prior to the shareholder vote on the Merger, file a written objection to the Merger setting out that the shareholder's right to dissent will be exercised if the Merger is effective and giving such shareholder's address to which notice of the Merger shall be mailed in the event it occurs; (ii) not vote such shareholder's Class A Stock or Class B Stock in favor of approval of the Merger; (iii) if the Merger is approved by the Company's shareholders and consummated, demand, in writing, payment of the fair value of such shareholder's shares of Class A Stock or Class B Stock from the Surviving Corporation (stating therein the number and class of shares of Class A Stock or Class B Stock owned by such shareholder and an estimate of the fair market value of such shares) within ten days after the date the notice that the Merger has become effective is delivered or mailed to the shareholder, which notice must be provided to all shareholders who complied with
(i) and (ii) above within ten days after the Effective Time of the Merger; and
(iv) within twenty days of filing such written demand for payment, submit to the Surviving Corporation the certificate or certificates representing such shareholder's shares of Class A Stock or Class B Stock for the purpose of having a notation placed thereon to the effect that a demand for payment with respect thereto has been made.

     Neither an abstention from voting on the Merger proposal nor a vote against the Merger will be deemed to satisfy the requirement that a written objection be filed with the Company before the vote on the Merger. However, a shareholder who has filed a written objection to the Merger as provided above will not be deemed to have waived such shareholder's dissenter's rights by abstaining from voting on the Merger proposal or otherwise not voting; however, such a shareholder will be deemed to have waived such shareholder's dissenters' rights if such shareholder votes in favor of the Merger. A shareholder who fails to make the written demand within the ten-day period described above will be bound by the Merger as if such shareholder had voted in favor thereof. If a shareholder fails to submit such shareholder's certificates within the twenty-day period described above, such shareholder's rights to receive payment pursuant to dissenters' rights shall terminate unless a court for good and sufficient cause determines otherwise.

     In the event that the Merger is approved by the Company's shareholders and a shareholder elects to exercise such shareholder's dissenters' rights, the Surviving Corporation shall, within twenty days of the date it receives such shareholder's written demand for payment, deliver or mail to such shareholder a written notice that either (i) provides that the Surviving Corporation accepts the amount claimed by the Dissenting Shareholder as the fair value of such shareholder's shares and that the Surviving Corporation agrees to pay such amount within ninety days after the Effective Time of the Merger and upon surrender of the certificates for such shareholder's shares duly endorsed; or
(ii) contains an estimate by the Surviving Corporation of the fair value of the shares and an offer to pay such amount within ninety days after the Effective Time of the Merger, but only if the Surviving Corporation receives from the shareholder, within sixty days after such date, a notice from the shareholder that such shareholder agrees to accept such amount upon surrender of such shareholder's share certificate or certificates duly endorsed.

     If the Dissenting Shareholder and the Surviving Corporation fail to agree on a value within sixty days after the Effective Time of the Merger, either the shareholder or the Surviving Corporation may, within sixty days after the expiration of such sixty day period, file a petition in any court of competent jurisdiction in Tarrant County, Texas for the purpose of obtaining a determination of the fair value of the shares of the Dissenting Shareholder. Then, if the court determines that the shareholder has complied with the requirements for a Dissenting Shareholder under Articles 5.12 and 5.13 of the TBCA, the court will appoint one or more appraisers to determine the value of the shareholder's shares. All Dissenting Shareholders who do not reach agreement with the Surviving Corporation as to the value of their shares within sixty days of the Effective Time of the Merger will receive notice of such court proceeding, and those who are found to have complied with Articles 5.12 and 5.13 of the TBCA will be bound by the final judgment of the court as to the value of their shares.

     A Dissenting Shareholder who makes a written demand for payment of such shareholder's shares will not thereafter be entitled to vote or to exercise any other rights of a shareholder, except the right to receive payment for such shareholder's shares pursuant to the TBCA.

     A Dissenting Shareholder may withdraw such shareholder's demand for payment for such shareholder's shares at any time before such payment is made; however, the demand may not be withdrawn after payment by the Surviving Corporation has been made nor may the demand be withdrawn after a petition has been filed with a court for such payment unless the Surviving Corporation consents to the withdrawal of the demand.

     In the absence of fraud in the transaction, the remedy provided by Article
5.12 of the TBCA is the exclusive remedy for the recovery of the value of shares or money damages by a Dissenting Shareholder. If the Surviving Corporation complies but a Dissenting Shareholder fails to comply with the requirements of Articles 5.12 and 5.13 of the TBCA, such shareholder is not entitled to bring an action for the recovery of the value of such shareholder's shares or for money damages.

     Any shareholder contemplating the exercise of the rights summarized above in connection with the merger is urged to consult such shareholder's own counsel. The failure by a shareholder to follow precisely all of the steps required by Articles 5.12 and 5.13 of the TBCA will result in the loss of those rights.


                      MARKET PRICE DATA, DISTRIBUTIONS AND
                     SECURITY OWNERSHIP OF IRA COMMON STOCK

     There is presently no trading market for the Company's common stock, of either class, and it is very unlikely that a market will develop in the future. As an insurance agency incorporated in Texas, only insurance agents licensed in Texas can, under Texas law, own the Company's capital stock. Therefore, the stock price cannot be and is not determined by actions and considerations of any such market.

Number of Security Holders

     As of October 30, 1998, the Company had 14 shareholders of record of its Class A Stock, and 494 shareholders of record of its Class B Stock.

Distribution History

     The following is a history of the distributions paid by the Company since inception. Distributions have only been paid on Class B Stock.


      Date of Record                Payment Date                    Per Share
---------------------------   ---------------------------  -------------------------
      October 20, 1987             December 3, 1987              $  8.00

      September 30, 1988           November 30, 1988                2.10

      September 30, 1989           November 30, 1989                2.65

      September 30, 1990           November 28, 1990                3.00

      September 30, 1991           November 30, 1991                4.00


      Date of Record                Payment Date                    Per Share
---------------------------   ---------------------------  -------------------------

    September 30, 1992             December 1, 1992                  6.59

    September 30, 1993             December 1, 1993                  7.31

    September 30, 1994             December 1, 1994                  4.88

    September 30, 1995             December 1, 1995                  4.50

    September 30, 1996             December 2, 1996                  7.63

    September 30, 1997             December 1, 1997                  7.73

     On October 31, 1988, the Company's shareholders approved an amendment to the Company's Articles of Incorporation whereby Class B Stock would split on a basis of five new shares for each one share then outstanding. The par value of Class B Stock was correspondingly reduced from a par value of $0.10 per share to a par value of $0.02 per share. The stock split became effective on November 1, 1988.

Security Ownership of Management and Certain Beneficial Owners of IRA Common
Stock

     The following table sets forth, as of October 30, 1998, the number of shares of Class A Stock and Class B Stock and the percentage of outstanding shares of each class owned of record by (i) each director of the Company; (ii) each executive officer of the Company; (iii) all directors and officers of the Company as a group; and (iv) each person who beneficially owns more than five percent of a class of common stock. Members of the Management Group are denoted with an *. Prior to the consummation of the Merger, First Command does not beneficially own shares of Class A Stock or Class B Stock.


        Name and Address            Position with the                         Amount and Nature
      of Beneficial Owner                Company         Title of Class    of Beneficial Ownership      Percent of Class
-------------------------------- --------------------- ------------------ --------------------------- -------------------
Lamar C. Smith (1)*.............  Director, Chairman of   Class A               2 shares                     8.00
                                  the Board and Chief     Class B               40,000 shares                4.24
                                  Executive Officer

James N. Lanier (1)*............  Director, President     Class A               2 shares                     8.00
                                  and Chief Operating     Class B               18,000 shares                1.91
                                  Officer

Howard M. Crump (1)*............  Director and Senior     Class A               2 shares                     8.00
                                  Vice President and      Class B               26,000 shares                2.76
                                  Director of Marketing

Hal N. Craig (1)*...............  Director and Vice       Class A               1 share                      4.00
                                  President and Director  Class B               5,600 shares                  (2)
                                  of Insurance

Donaldson D. Frizzell (1)*......  Director and Vice       Class A               1 share                      4.00
                                  President of            Class B               7,100 shares                  (2)
                                  Investments

Jerry D. Gray*..................  Director and Regional   Class A               1 share                      4.00
5705 Cameron Hall Place           Agent                   Class B               20,000 shares                2.12
Atlanta, GA 30328


        Name and Address            Position with the                         Amount and Nature
      of Beneficial Owner                Company         Title of Class    of Beneficial Ownership      Percent of Class
-------------------------------- --------------------- ------------------ --------------------------- -------------------

David P. Thoreson*..............  Director and Regional   Class A               1 share                      4.00
2016 Empire Mine Cir.             Agent                   Class B               27,850 shares                2.95
Rancho Cordova, CA 95670

Carroll H. Payne II*............  Director                Class A               3 shares                    12.00
6245 Locke Ave.                                           Class B               46,977 shares                4.98
Fort Worth, TX  76116

Naomi K. Payne*.................  Director                Class A               3 shares                    12.00
6812 Riverdale                                            Class B               46,977 shares                4.98
Fort Worth, TX  76132

James J. Ellis..................  Director                Class A               --                             --
Regency Plaza, LB 72                                      Class B               --                             --
3710 Rawlings, Suite 1010
Dallas, TX 75219-4239

Logan Dickinson.................  Director                Class A               --                             --
314 Main Street                                           Class B               --                             --
Suite 202
Fort Worth, TX 76102

Martin R. Durbin (1)............  Treasurer and Chief     Class A               --                             --
                                  Financial Officer       Class B               1,725 shares                  (2)

Robert F. Watson (1)............  Corporate Counsel       Class A               --                             --
                                                          Class B               --                             --

Freda J. Payne*.................                          Class A               3 shares                    12.00
6812 Riverdale                                            Class B               46,977 shares                4.98
Fort Worth, TX 76132

Debra S. Payne..................                          Class A               3 shares                    12.00
5910 N. Central Expressway                                Class B               46,528 shares                4.94
Suite 1000
Dallas, TX 75206

Richard E. Giles................                          Class A               1 share                      4.00
1300 Richards                                             Class B               5,400 shares                  (2)
Overland Park, KS 66213

Margaret L. Galda...............                          Class A               1 share                      4.00
2741 Mannerwood Trail                                     Class B               4,500 shares                  (2)
Fort Worth, TX 76109

Edward T. Elmendorf Jr..........                          Class A               1 share                      4.00
6410 Southwest Blvd.                                      Class B               17,550 shares                1.86
Suite 200
Fort Worth, TX  76109

All directors and executive officers                      Class A               16 shares                   64.00
as a group (13 persons).........                          Class B               240,229 shares              25.48

------------------------------

(1) The business address of this person is 4100 South Hulen, Fort Worth, Texas 76113.

(2)  Represents less than 1% of the class.

             MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP
                          OF FIRST COMMAND COMMON STOCK

     There is presently no market for the First Command Common Stock. Upon consummation of the Merger, the Surviving Corporation will be an insurance agency incorporated in Texas, and only insurance agents licensed in Texas will be permitted, under Texas law, to own the Surviving Corporation Common Stock. Therefore, it is anticipated that no market will develop for the Surviving Corporation Common Stock, and the stock price will not be determined by actions and considerations of any such market.

Number of Security Holders

     As of October 30, 1998, First Command had five shareholders of record of its Common Stock.

Distribution History

     To date, First Command has paid no distributions on its Common Stock. After the Merger, pursuant to the Surviving Corporation Shareholders' Agreement, the Surviving Corporation will pay distributions on the Surviving Corporation Common Stock that are pro rata to all shareholders, to the extent that Surviving Corporation Shareholders may be deemed to receive income as the result of Surviving Corporation's status as an S corporation. Further, the IRA Board, which will be the Board of the Surviving Corporation upon consummation of the Merger, anticipates that the Surviving Corporation, subject to the fiduciary duties of the Board of Directors of the Surviving Corporation and the ongoing financial condition of the Surviving Corporation, will declare and pay distributions that are pro rata to all shareholders on the Surviving Corporation Common Stock that are intended to approximate the income that the Class A/B Shareholder would have received from the competitive reinvestment of the Class B Cash Consideration, taking into account income tax considerations. Further, holders of MAP Units will be entitled to any distribution equivalents that the Board of Directors of the Surviving Corporation may declare pursuant to the Mission Accomplishment Plan.

Security Ownership of Management and Certain Beneficial Owners of First Command Common Stock

     The following table sets forth, as of October 30, 1998, the number of shares of First Command Common Stock and the percentage of outstanding shares of each class owned of record by (i) each director of First Command; (ii) each executive officer of First Command; (iii) all directors and officers of First Command as a group; and (iv) each person who beneficially owns more than five percent of First Command Common Stock. Members of the Management Group are denoted with an *.



            Name and Address                      Position with                 Amount and Nature          Percent of
          of Beneficial Owner                     First Command              of Beneficial Ownership         Class
--------------------------------------- --------------------------------- ------------------------------ ---------------
Lamar C. Smith (1)*....................  Director, Chairman of the Board           250 shares                25.00
                                         and Chief Executive Officer

James N. Lanier (1)*...................  Director, President and Chief             250 shares                25.00
                                         Operating Officer

Howard M. Crump (1)*...................  Director                                  250 shares                25.00

Carroll H. Payne II*...................  Director                                  225 shares                22.50
1814 8th Avenue
Suite A-3
Fort Worth, TX 76110

Martin R. Durbin (1)...................  Treasurer                                     --                     --

            Name and Address                      Position with                 Amount and Nature          Percent of
          of Beneficial Owner                     First Command              of Beneficial Ownership         Class
--------------------------------------- --------------------------------- ------------------------------ ---------------

Sandra T. Allen (1)...................  Secretary                                     --                     --

Freda J. Payne*........................                                            25 shares                2.50
6812 Riverdale
Fort Worth, TX 76132

All directors and executive officers as
a group (6 persons)....................                                           975 shares               97.50
------------------------------


(1) The business address of this person is 4100 South Hulen, Fort Worth, Texas 76113.

     Each of the First Command Shareholders is a member of the Management Group and, except for Freda J. Payne, a member of the executive committee of the IRA Board. On April 1, 1998, each of the First Command Shareholders, other than Freda J. Payne, acquired 250 shares of First Command Common Stock at a price of $1.00 per share. On June 26, 1998, Carroll H. Payne, II gifted 25 shares of First Command Common Stock to Freda J. Payne. See "CERTAIN INFORMATION CONCERNING FIRST COMMAND."

     Upon consummation of the Merger, all of the Surviving Corporation Common Stock will be held by (i) the Class A Shareholders, (ii) the Class A/B Shareholders who do not elect to receive Class B Cash Consideration and (iii) the First Command Shareholders, to the extent that such shareholders do not elect to seek appraisal rights.

         PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF IRA

     The following unaudited pro forma condensed consolidated income statements (the "Pro Forma Condensed Consolidated Financial Statements") have been based on the historical consolidated financial statements of the Company for the year ended September 30, 1997 and the nine months ended June 30, 1998 as if the Merger was consummated on October 1, 1996. The pro forma condensed consolidated balance sheet gives effect to the Merger as if it was consummated on June 30, 1998. The pro forma adjustments are described more fully in the accompanying notes.

     The information contained in the Pro Forma Condensed Consolidated Financial Statements assumes that all of the shares of Class B Stock held by Class B Shareholders who do not own Class A Stock are repurchased and that no Class A/B shareholder elects to receive the Class B Cash Consideration with respect to his or shares of Class B Stock. See "THE PROPOSED MERGER--Conversion of Shares." In event that any of the Class A/B shareholders elects to receive the Class B Cash Consideration with respect to his or shares of Class B Stock, although remote, the amount of Class B Cash Consideration paid to such Class A/B shareholder would decrease shareholders' equity and either decrease cash or increase long term liabilities by a similar amount. In the event that all of the Class A/B Shareholders elect to receive the Class B Cash Consideration with respect to their Class B Stock, the total merger consideration would be approximately $27 million, which would result in a further reduction in shareholders' equity and a corresponding increase in long term liabilities.

     The Pro Forma Condensed Consolidated Financial Statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the balance sheet data or results of operations as of any future date or for any future period. The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's historical consolidated financial statements and notes thereto and other information contained in the documents incorporated by reference herein.

     The pro forma adjustments were applied to the respective historical statements to reflect and account for the Merger as a business combination accounted for as a purchase. The net assets of First Command for accounting purposes are being recorded at their existing carrying value, which approximates their fair value.

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. AND
                       FIRST COMMAND FINANCIAL CORPORATION

           Unaudited Pro Forma Condensed Consolidated Income Statement
                      for the Year Ended September 30, 1997


                                                                  First
                                             Independent         Command
                                               Research         Financial                                          Pro Forma
                                                Agency         Corporation        Adjustments        Notes          Combined
                                            --------------    --------------    ---------------    ----------    --------------

Commission revenue......................    $ 122,329,601     $           0     $            0                   $ 122,329,601

First Command Bank operating income.....           58,458                                                               58,458

Commissions, bonuses and agent expenses.      (87,809,129)                         (12,955,382)       (c)         (100,764,511)

General and administrative expenses.....      (25,719,662)                                                         (25,719,662)
                                            --------------    --------------    ---------------                  --------------

         Income (loss) from operations..         8,859,268                 0       (12,955,382)                     (4,096,114)

Other income, net.......................         5,216,114                          (1,120,000)       (a)             4,096,114
                                            --------------    --------------    ---------------                  --------------

         Income before taxes............        14,075,382                 0       (14,075,382)                               0

Provision for income taxes..............       (4,639,886)                            4,639,886       (b)                     0
                                            --------------    --------------    ---------------                  --------------

         Net income.....................    $   9,435,496     $           0     $   (9,435,496)                  $           0
                                            --------------    --------------    ---------------                  --------------
                                            --------------    --------------    ---------------                  --------------
Weighted average shares outstanding.....          937,502                 0           (577,878)                         359,624

Net income per share....................    $       10.06     $        0.00     $       (10.06)                  $        0.00


           Notes to Pro Forma Condensed Consolidated Income Statement
                      For the Year Ended September 30, 1997
                                   (Unaudited)

(a) Interest expense at 7% on $16.0 million note payable used to repurchase Class B Stock. The amount financed is based on cash available at June 30, 1998. The Merger is expected to be consummated on November 23, 1998. At that time, substantially more cash should be available from operations which would reduce the reliance on borrowed funds to support the repurchase of the Class B Stock and result in a lower interest cost to the Merger.

(b) To eliminate federal income taxes payable at the corporate level as a result of S corporation status.

(c) To accrue Mission Accomplishment Plan compensation. On July 22, 1998 the Company issued 138,275 MAP Units, consisting of 138,275 SARs and 138,275 DERs, to certain of its agents and employees. These units have an exercise period of five to ten years, with the SAR portion of each MAP Unit valued at $1 as an initial base price as determined by the IRA Board. Regardless of the initial value placed on the SARs, the value to SAR holders will result from the increase in the SAR value as determined by the IRA Board. Subject to the discretion of the IRA Board, it is currently intended that the Company will record monthly accruals for Mission Accomplishment Plan compensation based on its GAAP net income, after taxes, but before MAP expense and before any unrealized gains or losses on investments as SAR expense. This is similar to the manner in which dividends on Class B Stock have been historically determined. The determination of the SAR accrual is independent of, and unrelated to, the Class B Cash Consideration ($28.24 per share) to be paid in the Merger. The awards of MAP Units vest upon issuance by the IRA Board. The holders of the SAR units can only cash them out when they leave the Company, through death, termination or retirement, the Board of Directors declares a DER payment, or the five to ten year exercise period expires. The value recorded for the MAP Units will not differ from the cash out price. The SAR value will equal the amount expensed net of any DER or SAR payments made.

(d) The pro forma condensed consolidated come statement does not include anticipated one-time Merger costs of approximately $1.2 million or any potential one-time adjustments related to changes in deferred taxes as a result of conversion to S corporation federal income tax status.

           Unaudited Pro Forma Condensed Consolidated Income Statement
                         Nine Months Ended June 30, 1998


                                                                    First
                                              Independent          Command
                                               Research           Financial                                          Pro Forma
                                                Agency           Corporation        Adjustments        Notes         Combined
                                            ---------------    ---------------    ---------------    ---------    ---------------

Commission revenue......................    $   95,006,492     $            0     $            0                  $   85,006,492

First Command Bank operating income.....         1,087,339                                                             1,087,339

Commissions, bonuses and agent expenses.       (70,335,809)                          (10,154,076)       (c)          (80,488,885)

General and administrative expenses.....       (22,175,423)                                                          (22,175,423)
                                            ---------------    ---------------    ---------------                 ---------------

         Income (loss) from operations..          3,582,599                  0       (10,154,076)                     (6,571,477)

Other income, net.......................          7,416,922            (7,746)          (837,699)       (a)            6,571,477
                                            ---------------    ---------------    ---------------                 ---------------

         Income before taxes............         10,999,521            (7,746)       (10,991,775)                              0

Provision for income taxes..............        (3,467,015)                             3,467,015       (b)                    0
                                            ---------------    ---------------    ---------------                 ---------------

         Net income.....................    $    7,532,506     $       (7,746)    $   (7,524,780)                 $            0
                                            ---------------    ---------------    ---------------                 ---------------
                                            ---------------    ---------------    ---------------                 ---------------

Weighted average shares outstanding.....            986,144                 25          (626,520)                        359,624

Basic earnings..........................    $         7.64     $      (309.84)    $      (302.20)                 $         0.00

           Notes to Pro Forma Condensed Consolidated Income Statement
                         Nine Months Ended June 30, 1998
                                   (Unaudited)

(a) Interest expense at 7% on $16.0 million note payable used to repurchase Class B Stock. The amount financed is based on cash available at June 30, 1998. The Merger is expected to be consummated on November 23, 1998. At that time, substantially more cash should be available from operations which would reduce the reliance on borrowed funds to support the repurchase of the Class B Stock and result in a lower interest cost to the Merger.

(b) To eliminate federal income taxes payable at the corporate level as a result of S corporation status.

(c) To accrue Mission Accomplishment Plan compensation. On July 22, 1998 the Company issued 138,275 MAP Units, consisting of 138,275 SARs and 138,275 DERs, to certain of its agents and employees. These units have an exercise period of five to ten years, with the SAR portion of each MAP Unit valued at $1 as an initial base price as determined by the IRA Board. Regardless of the initial value placed on the SARs, the value to SAR holders will result from the increase in the SAR value as determined by the IRA Board. Subject to the discretion of the IRA Board, it is currently intended that the Company will record monthly accruals for Mission Accomplishment Plan compensation based on its GAAP net income, after taxes, but before MAP expense and before any unrealized gains or losses on investments as SAR expense. This is similar to the manner in which dividends on Class B Stock have been historically determined. The determination of the SAR accrual is independent of, and unrelated to, the Class B Cash Consideration ($28.24 per share) to be paid in the Merger. The awards of MAP Units vest upon issuance by the IRA Board. The holders of the SAR units can only cash them out when they leave the Company, through death, termination or retirement, the Board of Directors declares a DER payment, or the five to ten year exercise period expires. The value recorded for the MAP Units will not differ from the cash out price. The SAR value will equal the amount expensed net of any DER or SAR payments made.

(d) The pro forma condensed consolidated income statement does not include $537,000 of the anticipated one-time Merger costs of approximately $1.2 million or any potential one-time adjustments related to changes in deferred taxes as a result of conversion to S corporation federal income tax status. Merger costs of $663,000 have been expensed as incurred through June 30, 1998.

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                  June 30, 1998



                                         Independent        First Command
                                           Research           Financial
                                            Agency           Corporation           Adjustments        Notes          Combined
                                        --------------     ----------------      ---------------     --------     ---------------
Current assets:
     Cash and cash equivalents.....      $  10,420,754      $        1,000       $    (605,798)       (a)
                                                                                       (537,000)       (b)    $         9,275,956
     Other current assets..........          3,329,629                                                                  3,329,629
                                        --------------     ----------------      ---------------                  ---------------
       Total current assets........         13,750,383               1,000           (1,142,798)                       12,608,585
Property and equipment.............         12,668,931              26,770                                             12,695,701
First Command Bank assets..........         59,685,034                                                                 59,685,034
Other assets.......................         78,028,243               6,495                                             78,034,738
                                        --------------     ----------------      ---------------                  ---------------
     Total assets..................     $  164,132,581     $        34,265       $   (1,142,798)                  $   163,024,058
                                        --------------     ----------------      ---------------                  ---------------
                                        --------------     ----------------      ---------------                  ---------------

Current liabilities:
     Loans from insurance companies     $   17,176,789      $            0                                        $    17,176,789
     Other current liabilities.....         16,785,314                                                                  16,785,314
                                        --------------     ----------------      ---------------                  ---------------
       Total current liabilities...         33,982,103                   0                    0                       33,962,103
Stock appreciation rights payable..                                                                                             0
Long term liabilities..............         27,613,452              41,011           16,000,000        (a)
                                                                                     (1,413,679)       (c)             42,240,784
First Command Bank liabilities.....         50,874,747                                                                  50,874,747
                                        --------------     ----------------      ---------------                  ---------------
Shareholders' equity...............
     Common stock - Class A........                 10                  10                   (8)       (d)
                                                                                          3,584        (d)                  3,596
     Common stock - Class B........             55,729                                  (48,539)       (d)
                                                                                         (7,190)       (d)                      0
     Additional paid-in capital....          1,798,308                990
                                                                                     (1,798,308)       (a)
                                                                                          3,605        (d)                  4,595
     Retained earnings.............         32,551,010             (7,746)         (14,795,729)        (a)
                                                                                      1,413,679        (c)
                                                                                       (537,000)       (b)             18,624,214
     Unrealized holding gains......         17,314,019                                                                 17,314,019
     Treasury stock - Class A -
       at par......................                 (8)                                       8        (d)                      0
     Treasury stock - Class B -
       at par......................            (36,779)                                  11,760)       (a)
                                                                                         48,539        (d)                      0
                                        --------------     ----------------      ---------------                  ---------------
       Total shareholders' equity..         51,682,289             (6,746)         (15,729,119)                        35,946,424
                                        --------------     ----------------      ---------------                  ---------------
       Total liabilities and equity      $ 164,132,591     $       34,265       $   (1,142,798)                  $    163,024,058
                                        --------------     ----------------      ---------------                  ---------------
                                        --------------     ----------------      ---------------                  ---------------
Book value per share...............      $       54.55     $      (269.84)      $           --         (e)       $          99.96

            Notes to Pro Forma Condensed Consolidated Balance Sheets
                                  June 30, 1998
                                   (Unaudited)

(a) Assumes excess cash of $605,798 is used in conjunction with a $16.0 million note payable to buy back 588,024 shares of Class B Stock at $28.24 per share. These amounts are based on cash available at June 30, 1998. The Merger is expected to be consummated on November 23, 1998. At that time, substantially more cash should be available from operations which would reduce the reliance on borrowed funds to support the repurchase of the Class B Stock. Also, these amounts exclude shares of Class B Stock held by Class A/B Shareholders that, pursuant to the terms of the Merger, will be converted into Surviving Corporation Nonvoting Stock. Additionally, these amounts assume that no Class A/B Shareholders will elect to receive the Class B Cash Consideration in lieu of receiving shares of Surviving Corporation Nonvoting Stock. If any Class A/B shareholders do elect to receive the Class B Cash Consideration for his or her Class B Stock, shareholders' equity will be further reduced by $28.24 per share redeemed. As of June 30, 1998, there were 947,483 shares of Class B Stock outstanding, of which 588,024 shares are being repurchased. The par value of the Class B Stock outstanding at June 30, 1998 of $55,729 net of treasury stock of $36,779 represents 947,483 shares outstanding at a $.02 par value. The repurchase price for Class B Stock has historically been based on the book value per share less unrealized gains and dividends per share as of the preceding fiscal year end. The increase in per share price over the previous year's share price is added incrementally, 1/12th per month for the ensuing 12 months, to the current September 30 share price (based upon the prior year's computation).

(b) Costs associated with the Merger are anticipated to be approximately $1.2 million. Of this amount, $663,000 have been expensed as incurred through June 30, 1998, with the remainder ($537,000) reflected in the pro forma financial statements. A substantial portion of these expenses are not expected to be tax deductible and thus have not been tax effected.

(c) Assumes deferred federal income tax payable related to the book versus tax depreciation temporary differences are removed from liabilities and credited to equity upon conversion to S corporation status. The deferred tax asset related to the future tax deduction of the agent Deferred Career Commission Plan expenses as well as the deferred tax liability related to unrealized holding gains will remain on the books for a ten year period until the built-in gain income tax provision expires. If during this ten-year period the related assets or liabilities are sold or paid, the tax impact will be recorded to the deferred tax accounts accordingly. See "SPECIAL FACTORS--Accounting Treatment."

(d) Upon the effective date of the merger, the treasury stock account will be closed to the common stock account as the treasury stock will be canceled. In addition, the now reduced par value related to all outstanding common shares will be reflected in the common stock account with the remainder increasing paid-in capital.

(e) Pro forma book value per share does not include the anticipated charge to equity to reflect the Mission Accomplishment Plan compensation that is expected to be recorded for subsequent periods. See "CERTAIN INFORMATION CONCERNING IRA--Mission Accomplishment Plan." Per the Pro Forma Condensed Consolidated Income Statement, the charge to equity for the nine months ending June 30, 1998 is expected to have been $10,154,076.

                        DESCRIPTION OF IRA CAPITAL STOCK

General

     The Company is authorized to issue two classes of shares which are designated Class A Voting Common and Class B Nonvoting Common. The total number of shares that the Company is authorized to issue is 1,000 shares of Class A Stock, par value $0.10 per share, and 100,000,000 shares of Class B Common, par value of $0.02 per share. The following is a summary of certain of the rights and privileges pertaining to Class A Stock and Class B Stock.

     The Merger and the Merger Agreement require the approval of (i) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, voting together as a single class, (ii) the holders of at least 66-2/3% of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (iii) the holders of at least a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders.

Class A Stock

     Holders of Class A Stock are entitled to cast one vote for each share held of record in all matters presented to the shareholders, including election of the IRA Board. As of October 30, 1998, there were 25 shares of Class A Stock issued and outstanding. The holders of Class A Stock do not have cumulative voting rights; therefore, the holders of more than 50% of the outstanding shares of Class A Stock can elect all directors. Class A Stock is primarily held by directors, executive officers and certain insurance agents of IRA and by certain descendants of Carroll H. Payne, the founder of the Company.

     Freda J. Payne, Debra S. Payne, Carroll H. Payne II and Naomi K. Payne (the "Payne Family Members") are subject to a stock agreement, dated March 22, 1983 ("Payne Family Stock Agreement"), between such family members and the Company that provides, among other things, that in the event a Payne Family Member desires to sell or otherwise dispose of all or any portion of his or her Class A Stock, or in the event of the death of a Payne Family Member, the other Payne Family Members shall have the option to purchase such shares, on a proportionate basis, for a period of sixty (60) days. In addition, the Payne Family Stock Agreement provides that, in the event a Payne Family Member desires to sell any Class B Stock, the person to whom Class B Stock is offered must be a properly licensed insurance agent under contract with the Company; further, such recipient of Class B Stock must execute a stock agreement with the Company limiting the ownership and transferability of Class B Stock, and such recipient, after the transfer, must not own, along with members of his or her immediate family, more than 5% of the outstanding shares of stock in the Company. The Payne Family Stock Agreement also provides that in the event any Payne Family Member ceases to be a licensed Texas life insurance agent, such Payne Family Member shall be obligated to dispose of all Class A Stock and Class B Stock owned by him or her. The Payne Family Stock Agreement further provides that payment for Class B Stock offered by Payne Family Members to other Payne Family Members or the Company shall be in cash within sixty days of the acceptance of such offer.

     The other holders of Class A Stock that are not Payne Family Members are subject to a stock agreement with IRA (the "Class A Stock Agreement"), in which, among other things, IRA will acquire such Class A Stock within a period of ninety (90) days in the event such shareholder fails to continue as a licensed insurance agent, ceases to be a duly authorized agent of IRA, dies, or desires to sell his or her shares.

Class B Stock

     Holders of Class B Stock have no voting rights, except for certain voting rights in the event of certain extraordinary transactions (such as the Merger) as provided by the TBCA, or as otherwise provided by law. All holders of Class B Stock are subject to either the Class B Stock Agreement (as defined below) and/or the Payne Family Stock Agreement. Consequently, the primary voting control of the Company is vested in the holders of Class A Stock. Because the voting rights are limited and significant restrictions exist on the transfer of Class B Stock,

Class B Stock is viewed primarily as means to distribute distribution income to shareholders of the Company. As of October 30, 1998, there were 942,808 shares of Class B Stock outstanding.

     Shares of Class B Stock are held by agents and other employees of IRA; in addition, all of the holders of Class A Stock hold shares of Class B Stock. Class B Stock was issued by IRA through ten separate offerings. Three of such offerings occurred in May 1995, September 1996 and June 1997 and were registered with the Commission under the Securities Act, pursuant to three registration statements on Form S-1.

     Because the number of holders of Class B Stock was equal to or exceeded 500, on January 22, 1997, IRA registered the Class B Stock under Section 12(g) of the Exchange Act pursuant to a registration statement on Form 8-A. As a result of the registration of Class B Stock under the Exchange Act, IRA is required to furnish certain information to its Class B Shareholders and to the Commission.

     As required by Texas law, only persons licensed as insurance agents by the state of Texas are permitted to own shares in an insurance agency incorporated in the state of Texas. Each holder of Class B Stock has executed an agreement with IRA (the "Class B Stock Agreement"). Pursuant to the Class B Stock Agreement, each Class B Shareholder agrees that, in accordance with Texas law pertaining to incorporated insurance agencies, the holder must be duly licensed as a Texas life insurance agent, and, in the event the holder ceases to be so licensed, the holder and the Company agree that the holder's shares will be repurchased by the Company. The shares will also be repurchased by the Company
(1) in the event that the holder ceases to be a duly authorized agent of the Company, (2) in the event of the holder's death, or (3) in the event that the holder desires to sell or otherwise dispose of his/her shares. Upon the receipt of written notice of any such event, the Company has ninety (90) days within which to close the repurchase of such shares. Under the terms of the Class B Stock Agreement, the price at which the Company will repurchase such shares is determined by the Company, in its sole and absolute discretion, at least annually. The Company will determine to pay the repurchase price in cash, by delivery of the Company's unsecured promissory note containing such terms and provisions as the Company shall determine, or by a combination of cash and a promissory note. Under the Class B Stock Agreement, the holder agrees not to transfer, pledge, assign, or otherwise in any manner encumber any such shares, except pursuant to the terms of the Class B Stock Agreement.

     While the Company may change its methodology or adjust the Class B Stock price based on other factors at any time in the future, the price at which the Company has purchased Class B Stock in the past has been determined from the per share book value of the Class B Stock at the end of the Company's current fiscal year, reduced by distributions declared for payment on the current year's earnings. The resultant net increase in per share book value over the previous year's similarly computed Class B Stock price is then added incrementally, 1/12th per month for the ensuing 12 months to the then current September 30 Class B Stock price (based upon the prior year's computation). For the purposes of determining the purchase price of Class B Stock, the calculation of per share book value does not include the effect of reporting the Company's investments at market value as a result of the application by the Company of SFAS 115.

Distributions; Preemptive Rights; Liquidation

     All IRA Shareholders are entitled to receive distributions as may be declared on the Class A Stock or the Class B Stock by the IRA Board from funds legally available therefor. The Company has paid distributions on Class B Stock in each of the years from 1987 through 1997. No distributions have been declared on Class A Stock. See "MARKET PRICE DATA, DISTRIBUTIONS AND SECURITY OWNERSHIP OF IRA COMMON STOCK."

     Except as otherwise granted by the Payne Family Stock Agreement to the Payne Family Members, IRA Shareholders do not have preemptive rights to subscribe to any additional shares issued by the Company. In the event of liquidation, all IRA Shareholders are entitled to share pro rata in any distribution of the Company's assets after payment of liabilities.

             DESCRIPTION OF THE SURVIVING CORPORATION CAPITAL STOCK

General

     The following is a summary of certain of the rights and privileges that, after the Effective Time, will pertain to the stock of the Surviving Corporation. For a full description of such stock, reference is made to, and the following summary is qualified in its entirety by, the Articles of Incorporation and the Bylaws of the Surviving Corporation, a copy of which is attached hereto as Annex E.

Common Stock

     Following the Merger, the Surviving Corporation will be authorized by its Articles of Incorporation, as amended, to issue an aggregate of 10,000 shares of Surviving Corporation Voting Stock and an aggregate of 10,000,000 shares of Surviving Corporation Nonvoting Stock.

     The Surviving Corporation Voting Stock will be entitled to one vote per share on all matters submitted for action by the shareholders. Accordingly, the holders of more than 50% of the shares of Surviving Corporation Voting Stock will be able to elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. Holders of Surviving Corporation Nonvoting Stock have no voting rights, except for certain voting rights in the event of certain extraordinary transactions as provided by the TBCA, or as otherwise provided by law. There is no provision for cumulative voting with respect to the election of directors.

     All shares of Surviving Corporation Voting Stock will be entitled to share proportionately in such distributions as the Board of Directors may from time to time declare from sources legally available therefor.

     Upon liquidation or dissolution of the Surviving Corporation, whether voluntary or involuntary, all shares of Surviving Corporation Common Stock are entitled to share equally in the assets available for distribution to shareholders after payment of all prior obligations of the Surviving Corporation, including all agent and employee compensation plan obligations.

Restrictions on Transfer of Shares

     Article Seven of the Articles of Incorporation of the Surviving Corporation, as amended, provides for certain restrictions on the transfer of Surviving Corporation Common Stock. Except as otherwise provided therein, the Articles prohibit a shareholder from selling, assigning, donating, pledging, encumbering or otherwise disposing of any shares of Surviving Corporation Common Stock.

     The Articles further provide that no shareholder may transfer or encumber, and no person may acquire, the legal or beneficial ownership of any share of Surviving Corporation Common Stock now or hereafter owned by him or her if that transfer, encumbrance or acquisition would cause the S corporation status of the Surviving Corporation to terminate. Specifically, no transfer may be made to, and no acquisition may be made by, any person who would cause the Surviving Corporation to have more than the maximum permitted number of shareholders under the Code as then in effect or to any person that is not eligible to be a shareholder of an S corporation under the provisions of the Code. However, the Articles do permit, under certain circumstances, Surviving Corporation Shareholders to pledge, mortgage, hypothecate or otherwise encumber his or her Surviving Corporation Common Stock with the prior written consent of the executive committee of the Surviving Corporation but subject to such terms, conditions and restrictions as the executive committee determines to be appropriate in the exercise of its sole discretion.

     In addition, upon the occurrence of certain Operative Events (as defined below) with respect to a shareholder, such shareholder (or spouse or estate, as applicable) must tender all of his or her shares to the Surviving Corporation, and the Surviving Corporation shall have the option, the term of which is 120 days, to purchase all shares of Surviving Corporation Common Stock owned by such shareholder. The purchase price shall be the amount determined by the Surviving Corporation, which it shall advise the shareholders in writing of at least annually. To facilitate such purchases, the Surviving Corporation is permitted to obtain life insurance policies concerning its shareholders. The purchase price for such purchases by the Surviving Corporation is to be determined at least annually by the Surviving Corporation and is to be proportionately adjusted for subsequent changes in the number of issued and outstanding shares, stock distributions or other increases or decreases in the number of shares outstanding. The Surviving Corporation may pay the purchase price in full to such shareholder or may pay 20% of such purchase price in cash and pay the remainder in four equal annual installments at prime interest rates.

     As used in the Articles of Incorporation, an Operative Event shall mean:
(i) any threatened or actual transfer or encumbrance of Surviving Corporation Common Stock in any manner whatsoever by a shareholder; (ii) the death of a shareholder; (iii) the termination of the marital relationship of a shareholder by death or divorce if that shareholder does not succeed to his or her spouse's community interest in the Surviving Corporation Common Stock or the entering into of any property settlement arrangement or agreement in connection therewith, pursuant to which that shareholder's interest in his or her Surviving Corporation Common Stock is to be diluted, lessened, encumbered or impaired;
(iv) any threatened or actual (a) bankruptcy or insolvency of a shareholder or
(b) institution of legal proceedings because or by reason of the bankruptcy or insolvency of a shareholder; (v) the termination of the status of a shareholder as a duly licensed Texas life insurance agent; (vi) the cessation of a shareholder as a duly authorized agent of the Surviving Corporation pursuant to a current written agency agreement, except that with respect to an involuntary termination as a duly authorized agent of the Surviving Corporation, such termination shall require approval by 80% of the Board of Directors; (vii) the change of status of a shareholder to a "non-resident alien" as defined in the Code; or (viii) any threatened or actual levy by a creditor or claimant upon the shares of Surviving Corporation Common Stock held by a shareholder or any other seizure or sale by legal process, if it is determined by legal counsel for the Surviving Corporation that such levy is made in good faith and based upon a bona fide claim.

Subchapter S Provisions

     Article Eight of the Articles of Incorporation of the Surviving Corporation contains certain provisions with regard to the Surviving Corporation's status as an S corporation. Each shareholder must provide to the Surviving Corporation, immediately upon the Surviving Corporation's request, such properly signed consents or other documents as, in the opinion of the Surviving Corporation, may be necessary or useful to maintain the Surviving Corporation's status as an S corporation, and each shareholder is obligated to refrain from any actions that would interfere with the Surviving Corporation's maintenance of its status as an S corporation. In addition, Article Eight contains provisions that address the following matters related to the Surviving Corporation's status as an S corporation.

     Revocation of Election. In the event that the shareholders, by the affirmative vote of at least 80% of the votes that all of the shareholders are entitled to cast, determine to terminate the Surviving Corporation's status as an S corporation, each shareholder, if requested, must execute a consent to such revocation and deliver this consent to the secretary of the Surviving Corporation within 60 days. In the event of a termination of the Surviving Corporation's S status, the shareholders and the Surviving Corporation shall elect, if applicable, to have Section 1362(e)(2) of the Code not apply, as provided in Section 1362(e)(3) of the Code. Any person who was a shareholder at any time during the S Short Year (as defined in the Code) or who is a shareholder on the first day of the C Short Year (as defined in the Code) must consent to such election.

     Inadvertent Termination of Subchapter S Election. In the event of a termination of the Surviving Corporation's status as an S corporation other than as described in the immediately preceding paragraph, if the Surviving Corporation desires that the Surviving Corporation's status as an S corporation be continued, the Surviving Corporation and all shareholders as of and/or after the terminating event must use their best efforts to obtain from the IRS a waiver of the terminating event on the ground of inadvertency. The Surviving Corporation and the shareholders must take such steps, and make such adjustments, as may be required by the IRS pursuant to Section 1362(f)(3) and
(4) of the Code. If a shareholder caused the terminating event to occur, he or she will bear the expense of obtaining the waiver and of making such adjustments as may be required. If the inadvertent termination is not waived by the IRS and the Surviving Corporation's S status is permanently terminated, the Surviving Corporation and the shareholders will make the election under Section 1362(e)(3) of the Code described in the immediately preceding paragraph.

     Provision in Shareholder Wills. Each shareholder shall include in his or her will a direction and authorization to his or her executor in substantially the following form:

          My Executor is hereby directed and authorized to hold stock of an S Corporation, as defined in the Code (hereinafter "S Stock"), to make an election to have any corporation treated as an S Corporation, to enter into agreements with other shareholders or with the corporation relating to a transfer (including, without limitation, a sale, assignment, exchange, gift, donation, mortgage, hypothecation, or other encumbrance or other disposition) (a "Transfer") of S Stock or the management of the S Corporation, and to allocate amounts received and the tax on undistributed income between income and principal. During the administration of my estate, my Executor may allocate the tax deductions and credits arising from ownership of S Stock between income and principal. In making any such allocations, my Executor shall consider that the beneficiary is to have enjoyment of the property at least equal to that ordinarily associated with an income interest and in all events shall provide the required beneficial enjoyment to the beneficiary until such time as the S Stock is distributed to him or her.

          Any beneficiary of my estate who receives stock in an S Corporation as part of his or her distribution shall, prior to such distribution, enter into a written agreement with said S Corporation (i) to consent to any election to qualify the S Corporation as such; (ii) to do nothing to interfere with the S Corporation's maintenance of its status as such; (iii) to not Transfer the S Stock to any transferee who does not agree to execute a similar consent; (iv) to not Transfer the S Stock in such manner as will cause the S Corporation to lose its status as an S Corporation under the then applicable federal and state income tax statutes and regulations; and
     (v) if S status is inadvertently terminated, to join in any endeavor to obtain a waiver of the terminating event on the grounds of inadvertency from the Internal Revenue Service if the S Corporation or any shareholder desires that the S status should continue.

          Any S Stock distributed to a beneficiary shall bear an appropriate legend on the stock certificate stating that the Transfer of the stock is subject to and restricted to the extent set forth in the subparagraph above.

     Distributions to Pay Tax Liabilities. With respect to all taxable periods of the Surviving Corporation during which it is an S Corporation, the Surviving Corporation shall make the distributions described in this paragraph in a timely manner to allow the tax (including, without limitation, estimated tax payments) attributable to the income passed through the Surviving Corporation to the shareholders to be paid when due. To satisfy this requirement, the Surviving Corporation shall make distributions in an amount equal to the excess of (i) the sum of the products of (A) the Surviving Corporation's positive taxable income attributable to such shareholders during each of such taxable periods multiplied by (B) the highest appropriate federal individual income tax rates in effect for each of such taxable periods (without regard to exemptions or phase-outs of lower tax rates but with consideration of the deductibility of state taxes for federal income tax purposes), over (ii) the sum of the products of (A) the Surviving Corporation's negative taxable income attributable to such shareholders during each of such taxable periods multiplied by (B) the highest appropriate federal individual income tax rate in effect for each of such taxable periods (without regard to exemptions or phase-outs of lower tax rates but with consideration of the deductibility of state taxes for federal income tax purposes). The Surviving Corporation's obligation to declare and pay such a distribution to the shareholders in such an amount is subject to the restrictions governing distributions under the Texas Business Corporation Act and such other pertinent governmental or contractual restrictions as are now, or may hereafter become effective. If the Surviving Corporation does not have sufficient funds available to permit it lawfully to declare and pay such distribution, the shareholders and the Surviving Corporation shall take such action, adopt such resolutions, and cause such certificates and other documents to be filed as may be necessary to create sufficient funds to permit the payment of such distribution, whereupon the Surviving Corporation shall declare and pay such distribution.

     The Articles of Incorporation provide that in no event may the total distribution made with respect to any outstanding shares of stock of the Surviving Corporation differ from the amounts paid with respect to any other outstanding shares of stock of the Surviving Corporation, and in no event shall these provisions be construed to limit the ability of the Surviving Corporation to declare and pay additional distributions to shareholders out of the assets of the Surviving Corporation legally available for such payment at such time or times as the Board of Directors may determine.

     Nonrecognition of Certain Transfers. The Surviving Corporation will not recognize any transfers that could disqualify the Surviving Corporation as an S corporation or that are made in violation of the terms of the Articles of Incorporation.

     Legends on Share Certificates. The following legend will be imprinted conspicuously on the face of each certificate representing shares of stock:

          NOTICE IS HEREBY GIVEN THAT THE TRANSFER (INCLUDING, WITHOUT LIMITATION, THE SALE, ASSIGNMENT, EXCHANGE, GIFT, DONATION, PLEDGE, MORTGAGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR OTHER DISPOSITION) OF THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AND RESTRICTED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION OF THE CORPORATION, AND ALL OF THE PROVISIONS OF THE ARTICLES OF INCORPORATION ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE, SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE PROVISIONS OF THE ARTICLES OF INCORPORATION RELATING TO THE CORPORATION'S TAX STATUS AS AN S CORPORATION.

     Election to Close Books. The Surviving Corporation, in the event the executive committee of the Board of Directors of the Surviving Corporation so determines, shall consent to close the books of the Surviving Corporation pursuant to Section 1377(a)(2) of the Code whenever a shareholder sells all of his stock on a day other than the last day of the Surviving Corporation's fiscal year if all "affected shareholders" (as defined in Section 1377(a)(2)(B) of the Code) shall consent thereto.

Business Combination Provision

     The Articles of Incorporation of the Surviving Corporation contain a business combination provision identical to that of Article Ten of the Articles of Incorporation of IRA, including the requirement that a "fair price" be paid under certain circumstances. See "THE PROPOSED MERGER--IRA Charter Business Combination Provision." This provision may have certain anti-takeover effects, including making it more difficult for the Surviving Corporation to enter into transactions with certain interested shareholders without the approval of the Board of Directors of the Surviving Corporation.

Classified Board

     The Bylaws of the Surviving Corporation, like the Bylaws of IRA, provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors of the Surviving Corporation in a short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors of the Surviving Corporation.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of IRA as of September 30, 1997 and 1996 and for the three years in the period ended September 30, 1997, 1996 and 1995, included in the IRA 10-K included and incorporated by reference in this Proxy Statement, have been audited by Brantley, Frazier, Rogers & Company, P.C., independent auditors.

     The balance sheet of First Command as of May 31, 1998, included herein, has been audited by Ernst & Young LLP, independent auditors.

     Representatives of Ernst & Young LLP, principal independent accountants to IRA, will be present at the Special Meeting.


                                  OTHER MATTERS

     The IRA Board does not presently know of any matters to be presented for consideration at the Special Meeting other than matters described in the Notice of Special Meeting mailed together with this Proxy Statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. The proxy confers discretionary authority to vote only with respect to matters that the IRA Board did not know, within a reasonable time before the mailing of these materials, were to be presented at the Special Meeting.

     The Company has enclosed with this Proxy Statement as Annex D its Annual Report on Form 10-K for the fiscal year ended September 30, 1997, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, as amended September 9, 1998, which are incorporated herein by reference.

                              AVAILABLE INFORMATION

     IRA is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. First Command is not subject to the informational requirements of the Exchange Act. IRA and First Command have filed with the Commission the Schedule 13E-3. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain exhibits contained in the
Schedule 13E-3. Copies of the Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site at http://www.sec.gov which contains reports and other information regarding registrants that file electronically with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by IRA (File No. 000-22021) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement:

     (1) Quarterly Report on Form 10-Q for the period ended June 30, 1998, filed on August 14, 1998, and as amended on September 9, 1998.

     (2) Quarterly Report on Form 10-Q for the period ended March 31, 1998, filed on May 12, 1998.

     (3) Quarterly Report on Form 10-Q for the period ended December 31, 1997, filed on February 17, 1998.

     (4) Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed on December 29, 1997.

     (5)  Current Report on Form 8-K, filed on May 1, 1998.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     This Proxy Statement incorporates by reference documents relating to the Company that are not presented herein or delivered herewith. These documents (not including exhibits to such documents other than exhibits specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner of Class A Stock or Class B Stock, to whom this Proxy Statement is delivered, upon written or oral request of such person. Requests for such documents relating to IRA should be directed to Independent Research Agency for Life Insurance, Inc., 4100 South Hulen Street, Fort Worth, Texas 76109, Attention: Investor Relations, telephone number (817) 731-8621. To assure timely delivery of such documents, requests for such documents should be made no later than November 16, 1998.


                                  By Order of the Board of Directors,


                                  /s/ Sandra T. Allen
                                  ----------------------
                                  Sandra T. Allen
                                  Secretary

Fort Worth, Texas
October 30, 1998

                       FIRST COMMAND FINANCIAL CORPORATION

                             INDEX TO BALANCE SHEETS


                                                                                                                Page
                                                                                                                ----
Report of Independent Auditors..................................................................................F-2

Balance Sheet as of May 31, 1998................................................................................F-3

Notes to Balance Sheet..........................................................................................F-4

Balance Sheet as of June 30, 1998 (unaudited)...................................................................F-6

Notes to Balance Sheet (unaudited)..............................................................................F-7

                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
First Command Financial Corporation

We have audited the balance sheet of First Command Financial Corporation as of May 31, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of First Command Financial Corporation at May 31, 1998, in conformity with generally accepted accounting principles.



                                /s/ Ernst & Young LLP

Dallas, Texas
June 18, 1998

                       FIRST COMMAND FINANCIAL CORPORATION
                                  BALANCE SHEET
                                  MAY 31, 1998


Assets:
   Cash.................................................  $                893
   Construction in progress.............................                 12,310
                                                          ---------------------
        Total assets....................................  $             13,203
                                                          ---------------------
                                                          ---------------------
Liabilities:
   Advance payable......................................  $             12,310
                                                          ---------------------
        Total liabilities...............................  $             12,310

Shareholders' equity:
   Common stock (1,000 shares authorized, 1,000 shares
         outstanding at $0.01 par value)................                    10
   Paid in capital......................................                   883

        Shareholders' equity............................                   893
                                                          ---------------------
            Total liabilities and shareholders' equity..  $             13,203
                                                          ---------------------
                                                          ---------------------

See notes to balance sheet.

                             NOTES TO BALANCE SHEET
                                  MAY 31, 1998


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operation

First Command Financial Corporation ("FCFC") was chartered in Texas in April 1998. FCFC was incorporated for the purpose of entering into agreements for the lease of real estate, the construction of a parking garage on that leased real estate, the financing of said construction and the leasing of space in the completed garage.

Four individuals, who are members of the executive committee of Independent Research Agency for Life Insurance, Inc. ("IRA, Inc.") are the shareholders of FCFC.

Federal Income Taxes

In order to qualify for the flow-through benefits of an S Corporation, FCFC must have, among other things, only one class of stock and less than 75 shareholders. FCFC and its shareholders elected to have FCFC taxed as an S Corporation.

NOTE 2 - ADVANCE PAYABLE

At May 31, 1998 FCFC has received $12,310 in advances from IRA, Inc. This advance will become subject to the IRA, Inc. borrowing agreement as discussed in
Note 3 below.

NOTE 3 - SUBSEQUENT EVENTS AND OTHER AGREEMENTS

On June 1, 1998, FCFC entered into an agreement with IRA, Inc. to lease land from IRA, Inc. on which FCFC will construct an 801 space parking garage. The agreement allows FCFC to lease the property for $1 each year from the date of the agreement for the next 99 years.

On June 1, 1998, FCFC entered into a borrowing agreement with IRA, Inc. for $8.5 million. Under the terms of the agreement, FCFC may borrow up to $7 million during the next 18 months at an interest rate of 7%. Interest will accrue monthly, and up to $1.5 million may be added to the outstanding balance of the loan during the construction period. At the end of the construction period, the total outstanding debt will be repaid through quarterly payments over the following fifteen years.

On May 4, 1998, FCFC entered into an agreement with a third party construction company to act as a general contractor for the purpose of constructing the parking garage. The construction is expected to be completed in the summer of 1999 with the total costs approximating $6 million for the garage, plus interest.

On June 1, 1998, FCFC entered into an agreement with IRA, Inc. for the leasing of the to-be constructed parking garage. Under the terms of the agreement, IRA, Inc. will lease the garage for $51,250 per month, plus operating expenses, for fifteen years after the completion of the garage.

On June 1, 1998, FCFC entered into a management agreement with IRA, Inc. for IRA, Inc. to provide FCFC specified administrative services, facilities, equipment and supplies necessary to operate the business. FCFC is to pay IRA, Inc. $2,030 per month in management fees. The agreement term ends May 31, 1999, but automatically renews itself from year to year unless otherwise terminated as provided in the agreement.

On June 1, 1998, FCFC entered into an administrative agreement with IRA, Inc. to manage the IRA building as specified in the agreement. IRA, Inc. is to pay $2,080 per month to FCFC for these services. The agreement term ends May 31, 1999, but automatically renews itself from year to year unless otherwise terminated as provided in the agreement.

NOTE 4 - IMPACT OF YEAR 2000

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the FCFC's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

FCFC, through its management agreement with IRA, is primarily reliant upon IRA to utilize and appropriately modify its software so that the FCFC's data processing will function properly with respect to dates in the Year 2000 and thereafter. However, if such modifications are not successfully made, or are not completed timely, the Year 2000 Issue could adversely impact the operations of FCFC. IRA has formed a committee to review these areas and is studying the impact of the new millennium on all areas of IRA. In addition, IRA plans to engage a third party specialist to ensure its review and corrective actions are appropriate.

                       FIRST COMMAND FINANCIAL CORPORATION
                                  BALANCE SHEET
                                  JUNE 30, 1998
                                   (unaudited)


Assets:
   Cash.................................................  $              1,000
   Construction in progress.............................                26,770
   Other assets.........................................  $              6,495
                                                          ---------------------
        Total assets....................................  $             34,265
                                                          ---------------------
                                                          ---------------------
Liabilities:
   Advance payable......................................  $             41,011
                                                          ---------------------
        Total liabilities...............................  $             41,011

Shareholders' equity:
   Common stock (1,000 shares authorized, 1,000 shares
         outstanding at $0.01 par value)................                    10
   Paid in capital......................................                   990

   Current year earnings (loss).........................                (7,746)
                                                          ---------------------
        Shareholders' equity............................                (6,746)
                                                          ---------------------
            Total liabilities and shareholders' equity..  $             34,265
                                                          ---------------------
                                                          ---------------------

See notes to balance sheet.

                             NOTES TO BALANCE SHEET
                                  JUNE 30, 1998
                                   (unaudited)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operation

First Command Financial Corporation ("FCFC") was chartered in Texas in April 1998. FCFC was incorporated for the purpose of entering into agreements for the lease of real estate, the construction of a parking garage on that leased real estate, the financing of said construction and the leasing of space in the completed garage.

Four individuals, who are members of the executive committee of Independent Research Agency for Life Insurance, Inc. ("IRA, Inc.") are the shareholders of FCFC. On June 26, 1998, Carroll H. Payne, II gifted 25 shares of FCFC stock to Freda J. Payne.

Federal Income Taxes

In order to qualify for the flow-through benefits of an S Corporation, FCFC must have, among other things, only one class of stock and less than 75 shareholders. FCFC and its shareholders elected to have FCFC taxed as an S Corporation.

NOTE 2 - ADVANCE PAYABLE

At June 30, 1998 FCFC has received $41,011 in advances from IRA, Inc. This advance will become subject to the IRA, Inc. borrowing agreement as discussed in
Note 3 below.

NOTE 3 -OTHER AGREEMENTS

On June 1, 1998, FCFC entered into an agreement with IRA, Inc. to lease land from IRA, Inc. on which FCFC will construct an 801 space parking garage. The agreement allows FCFC to lease the property for $1 each year from the date of the agreement for the next 99 years.

On June 1, 1998, FCFC entered into a borrowing agreement with IRA, Inc. for $8.5 million. Under the terms of the agreement, FCFC may borrow up to $7 million during the next 18 months at an interest rate of 7%. Interest will accrue monthly, and up to $1.5 million may be added to the outstanding balance of the loan during the construction period. At the end of the construction period, the total outstanding debt will be repaid through quarterly payments over the following fifteen years.

On May 4, 1998, FCFC entered into an agreement with a third party construction company to act as a general contractor for the purpose of constructing the parking garage. The construction is expected to be completed in the summer of 1999 with the total costs approximating $6 million for the garage, plus interest.

On June 1, 1998, FCFC entered into an agreement with IRA, Inc. for the leasing of the to-be constructed parking garage. Under the terms of the agreement, IRA, Inc. will lease the garage for $51,250 per month, plus operating expenses, for fifteen years after the completion of the garage.

On June 1, 1998, FCFC entered into a management agreement with IRA, Inc. for IRA, Inc. to provide FCFC specified administrative services, facilities, equipment and supplies necessary to operate the business. FCFC is to pay IRA, Inc. $2,030 per month in management fees. The agreement term ends May 31, 1999, but automatically renews itself from year to year unless otherwise terminated as provided in the agreement.

On June 1, 1998, FCFC entered into an administrative agreement with IRA, Inc. to manage the IRA building as specified in the agreement. IRA, Inc. is to pay $2,080 per month to FCFC for these services. The agreement term ends May 31, 1999, but automatically renews itself from year to year unless otherwise terminated as provided in the agreement.

NOTE 4 - IMPACT OF YEAR 2000

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the FCFC's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

FCFC, through its management agreement with IRA, is primarily reliant upon IRA to utilize and appropriately modify its software so that the FCFC's data processing will function properly with respect to dates in the Year 2000 and thereafter. However, if such modifications are not successfully made, or are not completed timely, the Year 2000 Issue could adversely impact the operations of FCFC. IRA has formed a committee to review these areas and is studying the impact of the new millennium on all areas of IRA. In addition, IRA plans to engage a third party specialist to ensure its review and corrective actions are appropriate.

                                                                         ANNEX A











                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                       FIRST COMMAND FINANCIAL CORPORATION

                                       AND

              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of October 30, 1998, and is by and between Independent Research Agency for Life Insurance, Inc., a Texas corporation ("IRA"), and First Command Financial Corporation, a Texas corporation ("First Command").

                                 R E C I T A L S

     On July 1, 1998, IRA and First Command executed that certain Agreement and Plan of Merger as of even date (the "Merger Agreement") that provided for the merger of IRA with and into First Command (the "Merger").

     By execution of this Amendment, IRA and First Command hereby amend certain provisions of the Merger Agreement and restate the Merger Agreement in its entirety.

     NOW, THEREFORE, in consideration of the above premises, the mutual promises and covenants herein contained, and for other good and valuable consideration, the full receipt and sufficiency of which are hereby expressly acknowledged by the parties hereto, it is hereby agreed as follows:


                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Texas Business Corporation Act (the "TBCA"), IRA shall be merged with and into First Command, the separate existence of IRA shall cease, and First Command shall be the surviving corporation (sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Texas. The name of the Surviving Corporation shall be "Independent Research Agency for Life Insurance, Inc."

     1.2 Effective Time. The Merger shall be effected by the filing of the Articles of Merger, in the form required by the TBCA and otherwise conforming to the requirements of the TBCA, with the Secretary of State of the State of Texas. The Merger shall become effective upon the filing of the Articles of Merger in accordance with the applicable laws of the State of Texas.

     1.3 Effect of the Merger. At the Effective Time, First Command, as the surviving corporation in the Merger, shall possess all of the rights, privileges, immunities, powers and franchises of each of First Command and IRA; all of the property, real, personal and mixed, including subscription of shares, choses in action and every other asset of each of First Command and IRA shall vest in the Surviving Corporation without further act or deed; the Surviving Corporation shall assume and be liable for all the liabilities and obligations of each of First Command and IRA; and all other effects presumed in a merger including, without limitation, those set forth in Section 5.06 of the TBCA, shall result from the Merger.

                                   ARTICLE II

                        CONVERSION AND EXCHANGE OF SHARES

     2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of First Command, IRA, or the holders of any of the following securities:

          2.1.1 Each share of Class A Voting Common Stock, par value $0.10 per share, of IRA ("Class A Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Class A Stock to be cancelled pursuant to Section 2.1.4 below and other than the Dissenting Shares, as defined in Section 2.2 below) shall be converted into five validly issued, fully paid and nonassessable shares of Voting Common Stock, par value $0.01 per share ("Surviving Corporation Voting Stock"), of the Surviving Corporation (the "Class A Consideration"). From and after the Effective Time, each outstanding certificate that represented shares of Class A Stock shall evidence ownership of and represent the number of shares of Surviving Corporation Voting Stock into which such shares of Class A Stock shall have been converted.

          2.1.2 Each share of Class B Non-voting Common Stock, par value $0.02 per share, of IRA ("Class B Stock") that is held by a holder of Class B Stock (a "Class B Shareholder") that is not a holder of Class A Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, as defined in Section 2.2 below) shall be converted into the right to receive $28.24 in cash, without interest thereon ("Class B Per Share Amount"), payable to the holders thereof upon surrender of the certificates representing such shares.

          2.1.3 Each share of Class B Stock that is held by a Class B Shareholder that is also a holder of Class A Stock (a "Class A/B Shareholder") issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, as defined in Section 2.2 below) shall be converted into, at the election of the Class A/B Shareholder, either (i) the right to receive one share of Nonvoting Common Stock, par value $0.01 per share ("Surviving Corporation Nonvoting Stock"), of the Surviving Corporation (the "Class B Nonvoting Stock Consideration") or (ii) the Class B Per Share Amount (together with the Class B Nonvoting Stock Consideration, the "Class B Consideration"), payable to the holders thereof upon surrender of the certificates representing such shares; provided, however, that a Class A/B Shareholder may not elect to receive a combination of the Class B Nonvoting Stock Consideration and the Class B Cash Consideration with respect to shares of Class A Stock held by such Class A/B Shareholder. The Class A Stock and Class B Stock are hereafter sometimes collectively referred to as "IRA Common Stock," and the Class A Consideration and the Class B Consideration are hereafter sometimes collectively referred to as "Merger Consideration."

          2.1.4 Each share of Class A Stock or Class B Stock held in treasury by IRA immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made in respect thereof.

          2.1.5 Each share of common stock, par value $0.01 per share, of First Command ("First Command Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of First Command Common Stock to be cancelled pursuant to Section 2.1.6 below and other than the Dissenting Shares, as defined in Section 2.2 below) shall be converted into
     0.04 validly issued, fully paid and nonassessable shares of Surviving Corporation Nonvoting Stock (the "First Command Consideration"). From and after the Effective Time, each outstanding certificate that represented shares of First Command Common Stock shall evidence ownership of and represent the number of shares of Surviving Corporation Nonvoting Stock into which such shares of First Command Common Stock shall have been converted.

          2.1.6 Each share of First Command Common Stock held in treasury by First Command immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made in respect thereof.

     2.2 Dissenting Shares. To the extent required by applicable provisions of the TBCA, shares of IRA Common Stock and shares of First Command Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of IRA Common Stock or holders of First Command Common Stock who comply with all the provisions of the TBCA concerning the right of holders of IRA Common Stock or holders of First Command Common Stock, as the case may be, to dissent from the Merger and demand payment of the fair value of their shares of IRA Common Stock or First Command Common Stock, as the case may be ("Dissenting Shareholders"), shall not be converted into the right to receive the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due such Dissenting Shareholders pursuant to the laws of the State of Texas (such shares being the "Dissenting Shares"); provided, however, if any Dissenting Shareholder fails to establish and perfect his dissenter's rights as provided by applicable law, then such Dissenting Shareholder shall forfeit all dissenter's rights including the right to obtain payment of the fair value of the shares held by him, and such Dissenting Shareholder shall be entitled to receive, as of the Effective Time, only the Merger Consideration for each share of IRA Common Stock or share First Command Common Stock, as the case may be, held by him, payable upon surrender of the certificate representing such shares and such shares shall no longer be Dissenting Shares. The Surviving Corporation shall comply with all of the obligations pursuant to the TBCA of a surviving corporation after the effectiveness of a merger with respect to dissenting shareholders, and the Surviving Corporation shall direct all negotiations and proceedings with respect to demands for payment of fair value under Texas law.

     2.3 Election Procedures.

          2.3.1 Subject to allocation, conversion and proration in accordance with the provisions of this Section 2.3, each Class A/B Shareholder shall be entitled, with respect to each share of Class B Stock held by such Class A/B Shareholder immediately prior to the Effective Time, (a) to elect to receive in respect of each such share of Class B Stock (i) the Class B Nonvoting Stock Consideration (a "Stock Election") or (ii) the Class B Cash Consideration (a "Cash Election") or (b) to indicate that such recordholder has no preference as to the receipt of Cash Consideration or Stock Consideration for such Class B Stock (a "NonElection"). A Class A/B Shareholder may not make a combination of a Stock Election and a Cash Election with respect to shares of Class A Stock held by such Class A/B Shareholder. Class B Stock in respect of which a Non-Election is made (including shares in respect of which such an election is deemed to have been made pursuant to this Agreement (collectively, "Non-Election Shares")) shall be deemed Class B Stock in respect of which Stock Elections have been made. Class B Stock in respect of which a Stock Election has been made, together with Class B Stock in respect of which a Stock Election is deemed to be made, is hereafter referred to as "Stock Election Shares," and Class B Stock in respect of which a Cash Election has been made is hereafter referred to as "Cash Election Shares."

          2.3.2 Elections pursuant to Section 2.3.1 shall be made on a form and with such other provisions to be reasonably agreed upon by IRA (a "Form of Election"), to be provided to holders of record of Class B Stock, together with appropriate transmittal materials, at the time of mailing to holders of record of IRA Common Stock of the Proxy Statement (as defined in Section 4.4) in connection with the stockholders meeting referred to in Section
     4.3. Elections shall be made by mailing to First Command Bank (the "Paying Agent") a duly completed Form of Election. To be effective, a Form of Election must be (a) properly completed, signed and submitted to the Paying Agent at its designated office, by 5:00 p.m. Central Standard time, on November 23, 1998 (the "Election Deadline"). The Company shall use its best efforts, as promptly as practicable, to make a Form of Election available to all persons who become holders of record of Class B Stock between the date of mailing described in the first sentence of this Section 2.3.2 and the Election Deadline. Neither IRA nor the Paying Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. A holder of Class B Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

          2.3.3 An election may be revoked or amended, but only by written notice received by the Paying Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph (b)(ii), such Shares shall be Non-Election Shares.

          2.3.4 All Cash Election Shares shall be converted into the right to receive the Class B Cash Consideration, and all Stock Election Shares shall be converted into the right to receive the Class B Nonvoting Stock Consideration.

     2.4 Payment for Shares; Stock Transfer Books.

          2.4.1 On the first business day following the Effective Time, the Surviving Corporation shall deposit in trust with the Paying Agent, the following amounts and forms of Merger Consideration required for conversion at the Effective Time of the Class A Stock and Class B Stock (such deposit being the "Payment Fund"): (i) the number of shares of Surviving Corporation Voting Stock equal to the number of shares of Class A Stock issued and outstanding immediately prior to the Effective Time multiplied by five; (ii) the funds equal to the Class B Per Share Amount times the aggregate number of shares of Class B Stock issued and outstanding immediately prior to the Effective Time held by Class B Shareholders who are not Class A/B Shareholders; (iii) the number of shares of Surviving Corporation Nonvoting Stock equal to the number of Stock Election Shares issued and outstanding immediately prior to the Effective Time; (iv) the funds equal to the Class B Per Share Amount times the aggregate number of Cash Election Shares issued and outstanding immediately prior to the Effective Time; and (v) the number of shares of Surviving Corporation Nonvoting Stock equal to the number of shares of First Command Common Stock issued and outstanding immediately prior to the Effective Time multiplied by 0.04. The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 2.1 out of the Payment Fund. Pending such payments, the Paying Agent shall, as directed by the Surviving Corporation, invest cash portions of the cash portion of the Payment Fund in short-term obligations of, or obligations fully guaranteed by, the United States of America, or any agency of the United States of America. Any earnings on the investment of the Payment Fund shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation. If, at any time after the Effective Time a Dissenting Shareholder ceases to be a Dissenting Shareholder by virtue of failing to perfect dissenter's rights, and (i) such Dissenting Shareholder is not a Class A/B Shareholder and holds Class B Stock or (ii) such Dissenting Shareholder is a Class A/B Shareholder and has made a Cash Election with respect the Class B Stock, upon such occurrence the Surviving Corporation shall promptly deposit to the Payment Fund an amount of Merger Consideration in cash required for the conversion of such Class B Stock at the Effective Time.

          2.4.2 The Paying Agent shall mail and otherwise make available to each record holder who held at the Effective Time an outstanding certificate or certificates that represented shares of Class A Stock, Class B Stock and First Command Common Stock (the "Certificates") a form of letter of transmittal and instructions for its use in effecting the surrender of the Certificates for payment. After the Effective time and upon surrender to the Paying Agent of a Certificate or Certificates, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive (after taking into account all shares of Class A Stock then held of record by such holder) in exchange (i) in the case of a holder of Class A Stock, a certificate evidencing that number of shares of Surviving Corporation Voting Stock that such holder has the right to receive in respect of the shares of Class A Stock formerly evidenced by such Certificate; (ii) in the case of a holder of Class B Stock that is not a Class A/B Shareholder, Class B Cash Consideration in an amount equal to the product of the number of shares of Class B Stock represented by such Certificate multiplied by the Class B Per Share Amount; (iii) in the case of a Class A/B Shareholder, with respect to the Class B Stock held by such Class A/B Shareholder, (A) a certificate evidencing that number of shares of Surviving Corporation Nonvoting Stock that such holder has the right to receive in respect of the Stock Election Shares formerly evidenced by such Certificate or (B) Class B Cash Consideration in an amount equal to the product of the number of Cash Election Shares represented by such Certificate multiplied by the Class B Per Share Amount; and (iv) in the case of a holder of First Command Common Stock, a certificate evidencing that number of shares of Surviving Corporation Nonvoting Stock that such holder has the right to receive in respect of the shares of First Command Common Stock formerly evidence by such Certificate. Thereafter, such Certificates shall be cancelled. No interest will be paid or accrue on the Merger Consideration payable in cash upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, the Certificate must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must agree to pay any applicable transfer or other taxes or establish to the satisfaction of the Paying Agent and the Surviving Corporation that such tax has been paid or is not applicable. The Paying Agent shall pay the Merger Consideration attributable to a Certificate which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares of IRA Common Stock or First Command Common Stock and of appropriate indemnification. After the Effective Time, until surrendered in accordance with these provisions, each Certificate (other than Certificates representing Dissenting Shares) shall represent only the right to receive the Merger Consideration as set forth in this Agreement.

          2.4.3 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of IRA Common Stock or First Command Common Stock that were outstanding immediately prior to the Effective Time. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled.

          2.4.4 Any portion of the Payment Fund that remains unclaimed by the shareholders of IRA for six months after the Effective Time shall be repaid to the Surviving Corporation, upon demand, and any shareholders of IRA who have not complied with the herein provisions shall look as a general creditor only to the Surviving Corporation for payment of their claims for the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to a holder of shares of IRA Common Stock or First Command Common Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

                                   ARTICLE III

                           ARTICLES OF INCORPORATION;
                         BYLAWS; DIRECTORS AND OFFICERS

     3.1 Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of First Command, as in effect immediately prior to the Effective Time, shall be and remain the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof or Texas law, provided that Article One of such Articles of Incorporation shall be amended in its entirety to read as follows: "The name of the Corporation is "Independent Research Agency for Life Insurance, Inc."

     3.2 Bylaws. From and after the Effective Time, the Bylaws of First Command, as in effect immediately prior to the Effective Time, shall be and remain the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof or Texas law.

     3.3 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of IRA serving immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each such director to hold office, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until his successor shall be duly elected or appointed and qualified.

Pursuant to Section 3:6 of the Bylaws of the Surviving Corporation, the directors shall be divided into the following classes and shall accordingly serve the term designated in Section 3:6 of the Bylaws of the Surviving
Corporation:

                Class                             Director
                -----                             --------
Class I                                      Hal N. Craig
                                             Howard M. Crump
                                             Jerry D. Gray
                                             James J. Ellis

Class II                                     Logan Dickinson
                                             Naomi K. Payne
                                             Lamar C. Smith

Class III                                    Donaldson D. Frizzell
                                             James N. Lanier
                                             Carroll H. Payne II
                                             David P. Thoreson

     From and after the Effective Time, the officers of IRA serving immediately prior to the Effective Time shall, subject to the applicable provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, become the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.


                                   ARTICLE IV

                       CERTAIN OBLIGATIONS OF THE PARTIES

     IRA covenants and agrees with First Command, and First Command covenants and agrees with IRA, that between the date of this Agreement and the Closing
Date:

     4.1 Full Access. IRA shall, upon reasonable request, afford to First Command and its affiliates, counsel, accountants and other authorized representatives full access during normal business hours to the properties, books and records of IRA in order that First Command may have the opportunity to make such reasonable investigations as it shall desire to make of the affairs of IRA, and IRA will cause its officers and employees to furnish such additional financial and operating data and other information as First Command shall from time to time reasonably request. First Command shall, upon reasonable request, provide IRA, its counsel, accountants and other authorized representatives with such information concerning First Command as may be reasonably necessary for IRA to ascertain the accuracy and completeness of the information supplied by First Command for inclusion in the required proxy statement (or any amendment or supplement to such materials). IRA shall, upon reasonable request, provide First Command, its counsel, accountants and other authorized representatives with such information concerning IRA as may be reasonably necessary for First Command to ascertain the accuracy and completeness of the information supplied by IRA for inclusion in the required Rule 13e-3 Transaction Statement on Schedule 13E-3 (or any amendment thereto) (the "Schedule 13E-3").

     4.2 Confidentiality. Except as required by law, First Command and its affiliates will, and will use its best efforts to cause its counsel, accountants and other authorized representatives to, hold in strict confidence and not disclose to others for any reason whatsoever, without the prior written consent of IRA, any information received by them from IRA in connection with the transactions contemplated by this Agreement. In the event this Agreement is terminated, IRA and First Command each agrees to return promptly, if so requested by the other party, every document furnished to any of them by the other party or any subsidiary, division, associate or affiliate of such other party, in connection with the transactions contemplated by this Agreement and any copies of documents which may have been made and to cause their representatives and others to whom such documents were furnished promptly to return such documents and any copies, other than documents filed with the Securities and Exchange Commission ("SEC") or otherwise publicly available.

     4.3 Shareholders' Meeting. IRA shall, in accordance with the provisions of the TBCA and its Articles of Incorporation and Bylaws, cause a special meeting of its shareholders (the "Shareholders' Meeting") to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of approving and adopting this Agreement. Subject to their fiduciary duties as advised by counsel, the directors of IRA shall recommend approval and adoption of this Agreement and that recommendation shall be contained in the Definitive Proxy Statement (defined below).

     4.4 Proxy Statement; Schedule 13E-3. IRA and First Command prepare and file, and each will cooperate with the other in the preparation and filing of, the Schedule 13E-3 with the SEC with respect to the transactions contemplated by this Agreement. In connection with the Shareholders' Meeting, IRA will prepare and file, and First Command will cooperate with IRA in the preparation and filing of, a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") with the SEC and will use its best efforts to respond to the comments of the SEC and cause the Definitive Proxy Statement (herein so called) to be mailed to IRA's shareholders, all as soon as reasonably practicable. IRA shall prepare and file with the SEC the Definitive Proxy Statement. Each party to this Agreement will notify the others promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives and the SEC or members of its staff with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. Whenever any event occurs which should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, or an amendment to the Schedule 13E-3, IRA and First Command will promptly notify the other party and will cooperate with each other in the prompt preparation, filing, and mailing of such amendment of, or supplement to, Definitive Proxy Statement, or the preparation and filing of such amendment to the Schedule 13E-3.

     4.5 Waivers, Consents and Approvals. Each of IRA and First Command will use its reasonable best efforts to obtain any waivers, consents or approvals under the terms of any agreement or commitment to which IRA or First Command is a party that are necessary for the consummation of the Merger. In obtaining such waivers, consents and approvals, IRA and First Command shall not, without the consent of the other party hereto, agree to any amendment to or modification of any such instrument.

     4.6 Publicity. IRA and First Command agree to consult with each other in issuing any press release and with respect to the general content of other public statements about the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation.

     4.7 Cooperation with Respect to Filings. IRA shall use its reasonable best efforts to obtain at the earliest practicable date, and, in any event, prior to the Closing Date, all approvals, consents, authorizations and waivers as may be required from governmental and other regulatory agencies and other third parties in connection with the transactions contemplated by this Agreement which, either individually or in the aggregate, if not obtained, would have a materially adverse effect on the financial condition, results of operations or business of IRA or would prevent consummation of the Merger and the other transactions contemplated by this Agreement. First Command will, and will cause its representatives and affiliates to, provide such information and cooperate fully with IRA in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations and waivers as may be required from governmental and other regulatory agencies and other third parties in connection with the transactions contemplated by this Agreement; provided, however, that neither First Command nor any of its affiliates shall be obligated to execute any guarantees or undertakings or otherwise incur or assume any liability, other than as a result of the Merger, in connection with obtaining any such approval, consent, authorization or waiver. In the event of any action, suit, proceeding or investigation of the nature specified in Section
5.5 of this Agreement is commenced, the parties agree to cooperate and use their best efforts to defend against such actions.

     4.8 Accuracy of Information. The written information supplied or to be supplied by IRA or First Command specifically for inclusion in the Definitive Proxy Statement, the Schedule 13E-3 and any supplement or amendment to any one of them, as the case may be, will not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

     4.9 Employee Benefits.

     (a) From and after the Effective Time, the Surviving Corporation shall honor and be bound by the terms and conditions of each Compensation and Benefit Plan and each employee or executive benefit plan, program or agreement, including, without limitation, severance agreements, sponsored or maintained by IRA, or any subsidiary of IRA, or to which the IRA or any subsidiary of IRA is party or which has been adopted by the board of directors of the IRA prior to the date hereof (a "Company Benefit Arrangement"). Nothing in the immediately preceding sentence shall be construed to limit the right of the Surviving Corporation, following the Effective Time to amend, modify or terminate any such Company Benefit Arrangement pursuant to the terms and conditions thereof as in effect immediately prior to the Effective Time. A "Compensation and Benefit Plan" shall mean each material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors.

     (b) Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall make available to each person who is an employee of IRA and its subsidiaries immediately prior to the Effective Time (the "IRA Employees") employee benefit plans and programs which are either (i) the same as are made available to the employees of IRA, on terms and conditions generally applicable to the employees of IRA or (ii) no less favorable to the IRA Employees than the terms and conditions of the Company Benefit Arrangements in which they were participating immediately prior to the Effective Time. Notwithstanding the foregoing, in no event shall any employee receive duplicate benefits with respect to any period of service. To the extent any employee benefit plan or program in which any IRA Employee participates after the Effective Time (x) imposes any pre-existing condition limitation, such condition shall be waived, (y) has a deductible or requires a co-payment by the IRA Employee that is subject to a maximum out-of-pocket limitation, there shall be credited against any such deductible or limitation any costs incurred by such IRA Employee during the comparable period under the terms of the corresponding Company Benefit Arrangement prior to the Effective Time or (z) imposes a waiting period, for purposes of eligibility or vesting, the IRA Employees will receive credit for service with IRA or its subsidiaries prior to the Effective Time.

     4.10 Takeover Statute. If any Takeover Statute (as defined below) is or may become applicable to the Merger, each of IRA and First Command and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. A "Takeover Statute" shall mean any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation, including, without limitation, Article 13 of the TBCA.

                                    ARTICLE V

                    CONDITIONS TO FIRST COMMAND'S OBLIGATIONS

     The obligations of First Command under this Agreement (to be performed on or before the Closing Date) shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     5.1 Performance. IRA shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     5.2 Adoption by IRA Shareholders. The holders of (i) two-thirds (2/3) of the outstanding shares of Class A Stock and Class B Stock, voting as a single class, (ii) two-thirds (2/3) of the outstanding shares of Class A Stock and Class B Stock, each voting separately as a class, and (iii) a majority of the outstanding shares of Class B Stock not held by Class A/B Shareholders, that are eligible to vote at the Shareholders' Meeting shall have voted for approval and adoption of this Agreement.

     5.3 Adoption by First Command Shareholders. The holders of two-thirds (2/3) of the outstanding shares of First Command Common Stock shall have voted for approval and adoption of this Agreement.

     5.4 Consents. All approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transactions contemplated by this Agreement, which either individually or in the aggregate, if not obtained, would have a materially adverse effect on the financial condition, results of operations or business of IRA or would prevent consummation of the Merger and the other transactions contemplated by this Agreement, shall have been obtained.

     5.5 No Injunction. On the Closing Date there shall be no effective injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental authority directing that the transactions provided for in this Agreement or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated by this Agreement that First Command deems unacceptable in its sole discretion.

     5.6 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated by this Agreement or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

     5.7 Notice of Dissent. The holders of no more than 20% of either of the outstanding Class A Stock or the Class B Stock shall have delivered notice of their intent to exercise their right to dissent under the TBCA.


                                   ARTICLE VI

                         CONDITIONS TO IRA'S OBLIGATIONS

     The obligations of IRA under this Agreement (to be performed on or before the Closing Date) shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     6.1 Performance. First Command shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     6.2 Fairness Opinion. IRA shall not have received written notice from PricewaterhouseCoopers LLP that it has withdrawn, revoked or modified its opinion as to the fairness of the Merger to the shareholders of IRA from a financial point of view.

     6.3 Adoption by IRA Shareholders. The conditions set forth in Section 5.2 shall have been satisfied.

     6.4 Adoption by First Command Shareholders. The conditions set forth in
Section 5.3 shall have been satisfied.

     6.5 Consents. All approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transactions contemplated by this Agreement, which either individually or in the aggregate, if not obtained, would have a materially adverse effect on the financial condition, results of operations or business of IRA or would prevent consummation of the Merger and the other transactions contemplated by this Agreement, shall have been obtained.

     6.6 No Injunction. On the Closing Date, there shall be no effective injunction, writ, temporary restraining order or any order of any nature issued by a court of competent jurisdiction or other governmental agency directing that the transactions provided for in this Agreement or any of them not be consummated as so provided for in this Agreement or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated by this Agreement that IRA deems unacceptable in its sole discretion.

     6.7 No Proceeding or Litigation. No suit, action, or other proceeding seeking to restrain, prevent or change the transactions contemplated by this Agreement or otherwise questioning the validity or legality of such transactions shall have been instituted and be pending.

     6.8 Notice of Dissent. The holders of no more than 20% of either of the outstanding Class A Stock or the Class B Stock shall have delivered notice of their intent to exercise their right to dissent under the TBCA.


                                   ARTICLE VII

                                     CLOSING

     7.1 Closing. The Closing of the Merger (the "Closing") shall take place at 4100 South Hulen Street, Fort Worth, Texas 76109, at 9:00 a.m., local time, on the first date that all conditions contained in Articles V and VI of this Agreement have been satisfied or waived in accordance with this Agreement, or such later date and time as the parties may agree in writing. The date of the Closing as set forth in this Agreement shall be called the "Closing Date."


                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

     8.1 Methods of Termination. Notwithstanding approval by the shareholders of IRA, this Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time:

          (a) by mutual consent of the Boards of Directors of First Command and IRA;

          (b) by either IRA or First Command if at the Shareholders' Meeting, or any adjournment thereof, the shareholders of IRA fail to adopt and approve this Agreement;

          (c) by either IRA or First Command if the shareholders of First Command fail to adopt and approve the Agreement; or

          (d) by either IRA or First Command if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

     8.2 Procedure Upon Termination. In the event of termination and abandonment by the Board of Directors of First Command or by the Board of Directors of IRA pursuant to Section 8.1(b), (c) or (d) of this Agreement, delivery of written notice from the terminating party to the other party shall automatically terminate this Agreement and shall cause it to be abandoned without further action by First Command or IRA. If this Agreement is terminated as provided in this Agreement:

          (a) All information received by any party with respect to the business of the other party (other than information which is a matter of public knowledge or which has been or is published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party for any reason; and

          (b) Neither party shall have any liability or further obligations to the other party, except as stated in this Section 8.2.


                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

     9.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented before or after the vote of the shareholders of IRA by written agreement of the respective Boards of Directors of First Command and IRA or their respective officers authorized by such Board of Directors at anytime prior to the Closing Date with respect to any of the terms contained in this Agreement.

     9.2 Extension; Waiver. At any time prior to the Effective Time, any party may by appropriate board action (i) extend the time for the performance of any of the obligations or other acts of the other party or (ii) waive compliance with any of the agreements or conditions contained in this Agreement. Any such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.3 Fees and Expenses. IRA will pay all expenses incurred by the parties in connection with the preparation, negotiation, execution, delivery and consummation of this Agreement and the transactions contemplated by this Agreement.

     9.4 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by certified or registered mail with postage prepaid or by overnight mail (next day guaranteed delivery), or if sent by cable, telegram, telex or telecopy (with receipt confirmation) as follows:

                  (a)      If to IRA, to:

                           Robert F. Watson
                           USPA&IRA
                           4100 South Hulen
                           Fort Worth, Texas 76109
                           Telephone:  (817) 731-8621, ext. 2220
                           Fax:  (800) 472-8772, ext. 2176

with a copy to:

                           Brian D. Barnard
                           Haynes and Boone, LLP
                           201 Main Street
                           Suite 2200
                           Fort Worth, Texas  76102

or to such other person or address as IRA shall furnish to First Command in writing.

                  (b)      If to First Command, to:

                           Robert F. Watson
                           First Command Financial Corporation
                           4100 South Hulen
                           Fort Worth, Texas 76109
                           Telephone:  (817) 731-8621, ext. 2220
                           Fax:  (800) 472-8772, ext. 2176

or to such other person or address as First Command shall furnish to IRA in writing.

     9.5 Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties without the prior written consent of the other party; provided, however, that this Section 9.5 is not intended to limit or restrict the class of persons entitled to the benefits of Section 9.6 of this Agreement or to limit or restrict any such person's standing or capacity to enforce the provisions of
Section 9.6.

     9.6 Indemnification and Insurance.

     (a) It is understood and agreed that IRA shall indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, each present and former employee, agent, officer or director of IRA or, after the Effective Time, First Command (the "Indemnified Parties") to the fullest extent permitted under applicable law or under the Articles of Incorporation and Bylaws of IRA and Surviving Corporation against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement ("Damages") in connection with any threatened, pending or contemplated claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to or at the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation to which he is a party or is threatened to be made a party by reason of such relationship with IRA and which arises out of or relates to the transactions contemplated hereby) (a "Claim"). The Surviving Corporation agrees that the provisions of the Surviving Corporation's Articles of Incorporation or Bylaws as in effect at the Effective Time of the Merger with respect to exculpation of liability and indemnification of officers, directors and employees shall not be modified, changed or amended in any manner adverse to an Indemnified Party except as required by law. These rights to indemnification and the obligations set forth in this Section 9.6(a) shall survive the Merger. Without limiting the foregoing, IRA and, after the Effective Time the Surviving Corporation, to the fullest extent permitted under applicable law, will periodically advance reasonable expenses as incurred with respect to any Claim or potential claim provided that the person to whom expenses are advanced, if required by applicable law, provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification pursuant to this Section 9.6.

     (b) In the event any Claim is brought against any Indemnified Party (whether before or after the Effective Time) in connection with which such Indemnified Party asserts that he is entitled to be indemnified and held harmless pursuant to Section 9.6(a) hereof, (i) the Indemnified Parties may retain counsel which will be reasonably satisfactory to IRA (or the Surviving Corporation after the Effective Time), (ii) IRA (or, after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) IRA (or, after the Effective Time, the Surviving Corporation) will use their reasonable best efforts to assist in the vigorous defense of any such matter. Neither IRA nor the Surviving Corporation shall be liable for any settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under Section 9.6(a) hereof, upon learning of any such Claim, shall notify IRA or the Surviving Corporation thereof but any failure to so notify IRA or the Surviving Corporation shall not relieve IRA or the Surviving Corporation of their obligations under this Section 9.6 unless it has been actually prejudiced by such lack of notice. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict of interest on any significant issue between the positions of any two or more Indemnified Parties. Any determination required to be made with respect to whether an Indemnified Party's conduct complied with the standards set forth under applicable law or the Bylaws of IRA or the Surviving Corporation shall be made by independent counsel selected by such Indemnified Party and reasonably satisfactory to IRA or the Surviving Corporation (which shall pay such counsel's reasonable fees and expenses).

     (c) This Section 9.6 shall survive the closing of the transactions contemplated hereby, is intended to benefit each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 9.6 against IRA (or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of IRA and the Surviving Corporation. In the event IRA or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of IRA and the Surviving Corporation assume the obligations set forth in this Section 9.6.

     9.7 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas.

     9.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     9.9 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

     9.10 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained in this Agreement. There are no restrictions, promises, warranties, covenants or undertakings, other than those set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.


                                    * * * * *

     IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.

                                        INDEPENDENT RESEARCH AGENCY FOR LIFE
                                        INSURANCE, INC.


                                        By:     /s/ Lamar C. Smith
                                                -------------------------------
                                        Name:   Lamar C. Smith
                                        Title:  Chairman of the Board and
                                                Chief Executive Officer



                                        FIRST COMMAND FINANCIAL CORPORATION


                                        By:     /s/ James N. Lanier
                                                -------------------------------
                                        Name:   James N. Lanier
                                        Title:  President

                                                                        ANNEX B





                         OPINION OF THE FINANCIAL ADVISOR

[LETTERHEAD]


October 30, 1998

Special Committee of the Board of Directors
C/O Independent Research Agency for Life Insurance, Inc.
USPA&IRA Building
4100 South Hulen Street
P.O. Box 2387
Fort Worth, Texas 76113

Special Committee of the Board of Directors:

     You have requested our opinion as to the fairness to the Class A and Class B shareholders of Independent Research Agency for Life Insurance, Inc. (the "Company"), from a financial point of view, of the transaction detailed in the Agreement and Plan of Merger, dated as of October 30, 1998 the ("Merger Agreement"). The Merger Agreement provides for, among other things:
1) a merger of the Company into First Command Financial Corporation (the "Merger"); 2) the simultaneous exchange of the voting stock of First Command Financial Corporation for the Class A Voting Common Stock, par value $0.10 per share ("Class A Stock"), of the Company; 3) the simultaneous exchange of cash for the Class B Non-Voting Common Stock, par value $0.02 per share ("Class B Stock"), of the Company held by Class B stockholders, and not by Class A stockholders; 4) the simultaneous conversion of the Class B Stock held by the Class A stockholders into cash or an equivalent amount of Surviving Corporation Non-Voting Stock (as defined in the Company's proxy statement); and 5) conversion of the Company's corporate status from C-Corporation to S-Corporation. Hereafter the foregoing will be collectively referred to as the Transaction. Prior to the Merger, the Company has created an incentive compensation plan for agents and employees and has made awards pursuant to said plan. Subsequent to the Merger, the Surviving Corporation plans to make additional awards pursuant to the incentive compensation plans to agents and employees, including those Class B stockholders of the Company who are still agents or employees at the time of such award.

     In connection with our opinion, we have:

     (a)  considered the terms of the Merger Agreement;

     (b) considered various incentive compensation plans implemented by the Company as of the date of our opinion;

Special Committee of the Board of Directors
October 30, 1998
Page 2

     (c) considered the fact that the benefit of additional compensation (in the form of future dividend equivalency rights and stock appreciation rights) will be available to participants in the aforementioned incentive compensation plans, and thus be unavailable to common stockholders;

     (d) considered the financial and operating implications of the Company's proposed conversion to S-Corporation status;

     (e) considered management's ongoing committment to the Company's agents and the maintenance of the Company's mission and corporate culture;

     (f) considered certain financial and other operating information relating to the Company that was publicly available or furnished to us by the Company, including cash flow projections prepared by the Company's management;

     (g) met with members of the Company's management to discuss the business, operations, historical financial results and future prospects of the Company, including the prospective implications of the Company's
S-Corporation election and post transaction incentive plan;

     (h) considered certain financial and securities data of the Company and compared that data with similar data for other companies in businesses similar to those of the Company;

     (i) considered the financial terms of certain recent acquisitions of companies in businesses similar to those of the Company;

     (j)  performed a discounted cash flow analysis; and

     (k) considered such other information, financial studies, tax opinions, analysis and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

     The opinion expressed below is subject to the following qualifications and limitations:

     (i) In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company. With respect to management's cash flow projections, we have assumed that they have been reasonably prepared by management and we accept no responsibility as to their accuracy.

Special Committee of the Board of Directors
October 30, 1998
Page 3


     (ii) We have not made an independent evaluation or appraisal of specific tangible or intangible assets of the Company, nor have we been furnished with any such appraisals. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. The Company has indicated that, as of the date of our analysis, an acquisition of all or any part of the Company was contrary to the Company's mission and extremely unlikely.

     (iii) Our services with respect to the Transaction do not constitute, nor should they be construed to constitute in any way, a review or audit of or any other procedures with respect to any financial information nor should such services be relied upon by any person to disclose weaknesses in internal controls or financial statement errors or irregularities.

     (iv) Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be received by the stockholders in the Transaction represents the highest price obtainable.

     (v) We express no view as to the federal, state or local tax consequences of the Transaction.

     (vi) Our opinion is based on business, economic, market and other conditions as they exist as of the date of the information provided to us.

     (vii) This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Transaction is fair to the Company's Class A and Class B stockholders from a financial point of view.

     We will receive a fee as compensation for our services in rendering this opinion. Neither the employment to conduct this analysis, nor the compensation for this engagement, is contingent upon conclusions ultimately reported.

Special Committee of the Board of Directors
October 30, 1998
Page 4

         This letter is for the information of the Special Committee of the Board of Directors, in their capacity as advisors to the Board of Directors of the Company, and the Board of Directors, in connection with the Transaction described herein. This opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent. PricewaterhouseCoopers LLP has agreed to permit the Company to include PricewaterhouseCoopers LLP's opinion, in its entirety, in the proxy statement filed by the Company with the Securities and Exchange Commission in connection with the Transaction.

                                    Very truly yours,


                                    /s/ PricewaterhouseCoopers LLP

                                    PricewaterhouseCoopers LLP

                                                                         ANNEX C













                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT

                                   RELATING TO

                        RIGHTS OF DISSENTING SHAREHOLDERS

                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                   RELATING TO
                        RIGHTS OF DISSENTING SHAREHOLDERS

                          (Articles 5.11 through 5.13)

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

                    (a) listed on a national securities exchange;

                    (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                    (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

                    (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                         (i) listed,  or  authorized  for listing upon  official
                    notice of issuance, on a national securities exchange;

                         (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                         (iii) held of record by not less than 2,000 holders;

                    (b) cash in lieu of fractional shares otherwise  entitled to be received; or

                    (c) any  combination of the securities and cash described in
               Subdivisions (a) and (b) of this subsection.

Article 5.12.  Procedure for Dissent by  Shareholders  as to Said Corporate
Actions

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

                  (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of their value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The
judgment  shall  be  payable  to  the  holders  of  uncertificated   shares
immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13. Provisions Affecting Remedies of Dissenting Shareholders

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant  to  Article  5.12 or  5.16  of  this  Act  asking  for a  finding  and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 of 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholders shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                                                         ANNEX D








              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                           ANNUAL REPORT ON FORM 10-K

                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997

                                       AND

                          QUARTERLY REPORT ON FORM 10-Q

     FOR THE PERIOD ENDED JUNE 30, 1998, AND AS AMENDED ON SEPTEMBER 9, 1998

                               FORM 10-K

                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

(X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934. For the fiscal year ended September 30, 1997.

                                    OR

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934.  For the transition period from
    _____________ to _____________.
    Commission file number 33-56402-FW

               INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
              (Exact name of registrant as specified in its charter)

           Texas                                           75-1731373
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

4100 South Hulen Street, Fort Worth, Texas                    76109
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code   (817) 731-8621

Securities registered pursuant to Section 12(b) of the Act:

                                               Name of each exchange on
    Title of each class                             which registered
           None                                          None
Securities registered pursuant to Section 12(g) of the Act:

                      Class B Nonvoting Common Stock
                             (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
    Yes   (X)     No

Indicate by check mark if the disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10- K or any amendment to this Form 10-K. ( X )

As of December 1, 1997, all of the voting common stock of the Registrant was held by affiliates of the Registrant. The aggregate market value of the voting common stock held by non-affiliates was $ -0-.

As of December 1, 1997, the following number of shares of common stock were outstanding:

    Class A -  Voting                               $ .02 par - 25
    Class B -  Non-Voting                      $ .02 par - 996,680

                  DOCUMENTS INCORPORATED BY REFERENCE

Location in Form 10-K                      Incorporated Documents
Part IV, Item 14 - Exhibits - Page 41      Articles of Incorporation
                                           and Bylaws, and stock agreements in
                                           Exhibit 3 and 10 of Company's Form
                                           S-1 Registration Statement Filed in
                                           May, 1997


Total number of pages, including cover page - 44

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                                 TABLE OF CONTENTS

PART I                                                            PAGE

Item  1.  Business  . . . . . . . . . . . . . . . . . . . . . . . . 1
Item  2.  Properties  . . . . . . . . . . . . . . . . . . . . . . . 4
Item  3.  Legal Proceedings. . .. . . . . . . . . . . . . . . . . . 5
Item  4.  Submission of Matters to a Vote
           of Security Holders. . . . . . . . . . . . . . . . . . . 5

PART II

Item  5.  Market for the Registrant's Common Equity and
           Related Stockholder Matters  . . . . . . . . . . . . . . 6
Item  6.  Selected Financial Data . . . . . . . . . . . . . . . . . 7
Item  7.  Management's Discussion and Analysis of Financial
           Condition and Results of Operations . . . . .. . . . . . 8
Item  8.  Financial Statements and Supplementary Data.. . . . . . .11
Item  9.  Changes in and Disagreements with Accountants
           on Accounting and Financial Disclosures. . . . . . . . .33

PART III

Item 10.  Directors and Executive Officers of the Registrant. . . .34
Item 11.  Executive Compensation. . . . . . . . . . . . . . . . . .37
Item 12.  Security Ownership of Certain Beneficial Owners
           and Management . . . . . . . . . . . . . . . . . . . . .38
Item 13.  Certain Relationships and Related Transactions. . . . . .40

PART IV

Item 14.  Exhibits, Financial Statement Schedules, and Reports
           on Form 8-K . . . . . . . . . . . . . . . . . . . . . . 41

                                  PART I

ITEM 1 - BUSINESS

General Statement of Company's Purpose

The primary business purpose of Independent Research Agency for Life Insurance, Inc. ("the Company") and its insurance agency subsidiaries is the sale of life insurance and, through its subsidiary, United Services Planning Association, Inc., the sale of mutual funds to active duty and former commissioned, warrant and noncommissioned officers of the United States Military services and their families. Additionally, the Company formed a de novo federal savings bank during 1997 to generate commercial and consumer loans and receive deposits primarily from clients of the Company and its subsidiaries. The Company's Board of Directors considers profit secondary to expanded service to its clientele.

History of the Company

The Company began operations in January 1964, as a sole proprietorship owned by Carroll H. Payne, doing business as the "Carroll H. Payne Agency." On January 1, 1971, the name was changed to "Independent Research Agency for Life Insurance." On January 1, 1977, the Company was organized as a partnership (IRA Partnership) under the general partnership laws of the state of Texas. On March 9, 1981, the IRA Partnership exchanged all of its assets relating to the operation of its life insurance business (substantially all of its assets) to Independent Research Agency for Life Insurance, Inc., a corporation formed by the partners of IRA Partnership under the laws of the state of Texas on December 9, 1980. Thereafter, IRA Partnership continued in existence under another name, but all of its former life insurance operations are now owned and conducted by the Company. The IRA Partnership was dissolved in 1992.

One of the partnership assets acquired by the Company was all of the shares of "Independent Research Agency for Life Insurance, Inc.," a Hawaii corporation, incorporated under the laws of the state of Hawaii on September 14, 1979. It is a wholly-owned subsidiary of the Company and is a life insurance general agency in the state of Hawaii.

On March 9, 1981, the Company acquired all of the shares of United Services Planning Association, Inc. ("USPA"), a corporation incorporated under the laws of the state of Texas on November 24, 1958, and USPA is a wholly-owned subsidiary of the Company.

On April 28, 1982, the Company formed a wholly-owned subsidiary, "Independent Research Agency for Life Insurance, Inc.," a Wyoming corporation. On February 14, 1983, the Company formed a wholly-owned subsidiary, "Independent Research Agency for Life Insurance, Inc.," a Montana corporation. On September 2, 1983, the Company formed a wholly-owned subsidiary, "Independent Research Agency (New
York), Inc.," a New York corporation. On January 15, 1988, the Company formed a wholly-owned subsidiary, "Independent Research Agency for Life Insurance, Inc.," a Nevada corporation. On June 28, 1994, the Company formed a wholly-owned subsidiary, "Independent Research Agency for Life Insurance, Inc.," an Alabama Corporation. These five subsidiaries are life insurance general agencies in the states where formed.

On March 21, 1997, the Company formed a wholly-owned subsidiary, "First Command Bank", a federal savings bank (the "Bank"). The Bank began operations on April 21, 1997.

In addition, the Company markets a relatively small number of variable annuities through one insurance carrier.

                                     PART I

Insurance Agency Operations

As an insurance agency, the Company markets insurance products offered by several insurance carriers. These products are individual whole life and term life insurance policies. In addition, the Company markets a relatively small number of variable annuities through one insurance carrier. The Company is authorized to market an insurance carrier's products by entering into an agency agreement with the carrier. A typical agency agreement allows the Company to solicit applications for insurance and to submit the applications to the carrier for approval, as well as to deliver policies issued by the carrier. The Company and its insurance agency subsidiaries have agency agreements with ten insurance carriers. Consistent with industry practice, all the agreements to which the Company and its subsidiaries are parties are terminable at will or upon very short notice.

The Company's income is derived principally from commissions earned from the sale of insurance products. Commissions are generally a percentage of the premiums paid by clients. The Company has loan agreements with five of the insurance carriers it represents as general agent whereby the carriers loan an amount to the Company equal to the difference between the total amount of first year commissions to be earned by the Company on certain insurance policies sold by its agents and the amount of the commissions actually earned by the Company as of any particular date. The total amount of such loans increased to $15,842,192 as of September 30, 1997 from $10,458,853 as of September 30, 1996, due to a shift in sales of policies from carriers with whom the Company does have such loan agreements. Each of the loan agreements provides that the outstanding balance of any loan be repaid immediately by the Company if the policy upon which the loan was calculated is cancelled during its first year. Historically, less than five percent (5%) of the policies sold by the Company are cancelled during the first year of the policy.

For the fiscal years ended September 30, 1997, 1996, and 1995 the commissions earned by the Company from insurance carriers for insurance solicited by it and the percentage thereof of total commission revenue (shown parenthetically) were $77,158,888 (63%), $72,975,873 (63%), and $69,165,124 (64%), respectively.
(Total commission revenue represents gross revenue before deduction of commissions to registered representatives/agents and other expenses of operation.)

The Company's business is dependent upon its market of active duty and former members of the United States military services and their families. The Company's sales force has never sold competitively in the open civilian market, and the Company has no plans to attempt to sell to such market. In management's view, the Company is not reliant upon its relationship with any one insurance carrier, as it can substitute carriers if needed under similar terms.


Investment Sales Operations

The Company's subsidiary USPA is a broker-dealer of several different mutual funds pursuant to written agreements with the investment companies. USPA has the non-exclusive right to sell shares of these mutual funds through its agents and receives commissions from such sales. These sales are principally of mutual funds which have the stated objective of long term capital growth, through systematic investment plans or open account brokerage arrangements depending on suitability considerations. USPA is not obligated to meet any stated sales volume for any particular mutual fund. USPA does not bear any part of the cost of printing prospectuses used in connection with any mutual fund offering nor does it bear the costs of supplemental sales literature, promotion or

                             PART I

Investment Sales Operations - Continued

advertising. The agreements between USPA and the investment companies are continuous and provide for termination without penalty by either party on written notice. For the fiscal years ended September 30, 1997, 1996 and 1995, commissions earned on the sale of shares of mutual funds and the percentage thereof of total commission revenue (shown parenthetically) were $45,170,713 (37%), $43,656,196 (37%), and $39,278,686 (36%) respectively. (Total commission revenue represents gross revenue before deduction of commissions to registered representatives/agents and other expenses of operation.)

Banking Operations

The Company has established First Command Bank (the "Bank"), a federal savings bank, to offer consumer banking products and services to the Company's clients. As a federally chartered savings association, the Bank is subject to the primary supervision of the Office of Thrift Supervision. The Bank was formed on March 21, 1997, and was approved to accept deposits and commence operations on April 21, 1997. The Bank is a wholly-owned subsidiary of the Company and has been initially capitalized by the Company for $6 million which was drawn from current liquid assets of the Company. For the period ended September 30, 1997, the Bank had net interest income after provision for loan losses of $48,095.

Marketing

The Company offers life insurance products, and through USPA, mutual fund products in the states in which it and its subsidiaries are authorized to do business, through independent licensed agents who are paid on a commission basis. The Company offers consumer banking products and services to its clients through First Command Bank. The selling efforts of the Company are concentrated on U.S. career military personnel and sales to existing clients formerly on active duty. Management believes that the products offered (and, in the case of life insurance products, the benefits and premium rates related thereto) are generally competitive with those of other such products available for sale in its market. The Company believes that its most valuable asset is its trained and established force of field representatives. The Company's average number of agents during fiscal 1997 was 623. As of September 30, 1997 the Company had 665 agents appointed.

The Company's analysis of the impact of base closures and force reduction in the U.S. military indicates to the Company a minimal impact upon existing agents in the field and a market which will continue to present an opportunity for growth of the Company's business. Specifically, the Company estimates that it will still be selling, and providing service, to less than twenty-five percent of its potential overall market (Rank of E-6 and above including all warrant and commissioned officer ranks) during the forthcoming year.

During fiscal year 1997, the Company's sales efforts resulted in over 47,382 life insurance applications being filed with new coverage exceeding $3.7 billion. Total insurance in force now exceeds $29.8 billion. In addition, during fiscal year 1997, nearly 57,087 mutual fund applications were processed. These applications have a face value of $1.12 billion. The Company's clients now have more than $11.9 billion invested in mutual funds. The Company, through the Bank, opened approximately 2,600 customer deposit accounts for over $13 million and originated over 1,000 customer loans for over $17 million.

                                     PART I

Regulation and Competition

The insurance, securities and banking industries are heavily regulated as to trade practices. State insurance laws and regulations are particularly restrictive as to the advertising and solicitation of insurance. Agents of the Company are duly examined and licensed and must be continually aware of such regulations and comply fully at all times. Neither the Company nor its predecessors have ever been required to cease doing business in any locale as the result of a violation of such laws and regulations. USPA is subject to both federal and state regulation as a broker-dealer of securities. Securities laws are most stringent as to the advertising of, solicitation of, accounting for, and general representation of securities sold. Representatives of USPA must be registered representatives of the National Association of Securities Dealers, Inc. ("NASD"), and licensed with the Securities Department in the state in which they represent USPA. Neither USPA nor any of its representatives has ever been fined, suspended, or required to cease doing business in any locale as the result of a violation of NASD or state laws, rules, or regulations. The Company's federal savings bank operations, which were established to provide consumer banking products and services to the Company's clients, are subject to the primary supervision of the Office of Thrift Supervision.

Competition is keen in the life insurance, securities and consumer banking businesses. A number of life insurance companies are engaged in sales to military personnel, offering a variety of policies. These competitors are also able, through affiliations with securities organizations, to offer investments to military personnel in competition with USPA. Additionally, military personnel are offered a number of other specialized savings and investment opportunities, by other organizations such as banks and credit unions. The Company's sales force has never sold competitively in the open civilian market.

Taxation of the Company.

The Company will be taxed under the usual practices of taxation applicable to corporations.

Personnel

The Company utilizes the services of personnel employed by USPA and the Bank, for which it reimburses them. USPA employs approximately three hundred and eight
(308) people full time at present, whose functions are administrative and sales supportive. The Bank presently employs fourteen (14) people to service its current customers. All insurance and mutual fund sales by the Company and USPA are made by independent contractor agents, of which there are approximately six hundred and sixty-five (665).


ITEM 2 - PROPERTIES

The Company owns, unencumbered, the building at 4100 South Hulen Street, Fort Worth, Texas, in which its home office operation is conducted. A portion (approximately 4%) of this 128,000 square foot building is being leased to third parties. The Company owns one residential property in Fort Worth, Tarrant County, Texas, which is currently rented on a month to month basis to the Company's Director of Training. Monthly rent is currently paid to the Company for that portion of such residence personally used by this employee. The rent paid is $1,000 per month. The management of the Company considers the above monthly rent to be fair and reasonable in the view of the amount of personal living space rented in the residence by this individual. This residential

                             PART I
property has traditionally been used for lodging of visiting agents, and entertainment of prospective agents and current agents. Some of these business guests remain for conferences and seminars conducted by the Company for periods from one to fourteen days. The Company also owns approximately nine motor vehicles and substantial office equipment, including printing and computer equipment.

ITEM 3 - LEGAL PROCEEDINGS

During the ordinary course of business the Company is subject to litigation from a number of areas. Currently, the Company is involved in one law suit filed after the end of its fiscal year, which management believes is without merit and has a very low probability of loss.

ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

                             PART II

ITEM 5 - MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED
           STOCKHOLDER MATTERS

Market Information

There is presently no market for the Company's common stock, of either class, and it is very unlikely that a market will develop in the future. As an insurance agency incorporated in Texas, only insurance agents licensed in Texas can, under Texas law, own the Company's stock. Therefore, the stock price cannot be and is not determined by actions and considerations of any such market.

Number of Security Holders

As of December 1, 1997, the Company had 14 stockholders of record of its Class A
- voting common stock, and 535 stockholders of record of its Class B - non-voting common stock.

Dividend History and Restriction


Holders of common shares are generally entitled to receive dividends as may be declared by the Board of Directors from funds legally available therefor. Although the Company has paid dividends on its common shares in the years 1987, 1988, 1989, 1990, 1991, 1992, 1993, 1994, 1995, 1996 and 1997 no assurance can be given that any dividends will be declared and paid in the future. Future dividend policies shall be subject to the discretion of the Board of Directors and will depend upon a number of factors, including, among other things, future earnings, capital requirements, (particularly capital needed for rapid growth or a major business initiative), war, and the financial condition of the Company, any one of which could cause the Company to be unable to pay dividends in one or more years. There are currently no legal or contractual restrictions that materially limit the Company's ability to pay dividends.

Following is a history of the dividends paid by the Company since inception. Dividends have only been paid on its Class B - non-voting common stock.



     Date of Record               Payment Date             Per Share

   October 20, 1987 ........... December 3, 1987             $8.00
   September 30, 1988 ......... November 30, 1988             2.10
   September 30, 1989 ......... November 30, 1989             2.65
   September 30, 1990 ......... November 28, 1990             3.00
   September 30, 1991 ......... November 30, 1991             4.00
   September 30, 1992 ......... December 1, 1992              6.59
   September 30, 1993 ......... December 1, 1993              7.31
   September 30, 1994 ......... December 1, 1994              4.88
   September 30, 1995 ......... December 1, 1995              4.50
   September 30, 1996 ......... December 2, 1996              7.63
   September 30, 1997 ......... December 1, 1997              7.73


On October 31, 1988, the Company's stockholders approved an amendment to the Company's Articles of Incorporation whereby the Company's Class B common stock would split on a basis of five new shares for each one share then outstanding. The par value of the stock was correspondingly reduced from a par value of $.10 per share to a par value of $.02 per share. The stock split became effective on November 1, 1988.

                                     PART II

ITEM 6 - SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data of the Company for the five years ended September 30, 1993 through 1997. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and related notes thereto included elsewhere herein. The selected consolidated financial data was derived from the audited financial statements of the Company.


                                                             Years Ended September 30,
                                       1997             1996           1995             1994          1993
Income Statement Data:

  Commissions Revenue ..........  $ 122,329,601    $ 116,632,069    $ 108,443,810   $ 100,491,633  $  93,767,954
  Bank Operations ..............         58,458              -0-              -0-             -0-            -0-
  Operating Expenses ...........   (113,528,791)    (109,040,366)    (102,510,314)    (93,421,636)   (86,224,269)
  Operating Income .............      8,859,268        7,591,703        5,933,496        7,069,997     7,543,685
  Other Income .................      5,216,114        3,719,793        4,201,478        3,464,253     3,280,284
  Income before Income Taxes ...     14,075,382       11,311,496       10,134,974       10,534,250    10,823,969
  Income Taxes .................     (4,639,886)      (3,842,639)      (3,417,024)      (3,561,062)   (3,567,212)
  Net Income ...................   $  9,435,496    $   7,468,857    $   6,717,950    $   6,973,188   $ 7,256,757

  Earnings Per Share ...........   $      10.06    $        7.97    $        7.18    $        7.51   $      7.65

  Cash Dividends Declared ......   $       7.73     $       7.63    $        4.50    $        4.88   $      7.31


Balance Sheet Data:

  Working Capital (Deficit) ....   $ (9,534,501)    $   (3,816,198)  $   (5,876,390)   $ (6,577,744) $ (2,510,885)
(1) Loans from Insurance
Companies (Included in working
   capital) ....................     15,842,192         10,458,853       12,319,485      11,128,518    10,681,383


 Bank Assets ...................     22,062,980                -0-              -0-             -0-           -0-
 Total Assets ..................    125,896,308         88,689,932       79,634,999      66,095,600    54,590,033
 Bank Liabilities ..............     13,437,520                -0-              -0-             -0-           -0-
  Long-Term Obligations ........     25,127,512         16,998,700       12,376,835       7,256,834     3,006,623
 Stockholders' Equity ..........     53,936,083         43,948,707       40,014,745      32,193,799    29,121,614


(1) This loan balance will continue to perpetuate as long as the Company does business with these insurance companies as they have done in the past.

                                     PART II

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

During the year ended September 30, 1997, the demand for life insurance and mutual fund investments marketed by the Company to U.S. military personnel remained strong and total current sales continued to increase. Commission revenue for the year ended September 30, 1997 increased 4.9% to $122,329,60 from $116,632,069 recorded during the year ended September 30, 1996. This compares to a 7.6% increase from fiscal year 1995 to 1996. After factoring in the recent low inflation rates, the increase in commission revenue of 4.9% is comparable to the past several years. These variances are attributable to IRA, Inc. and each of its subsidiaries. This overall increase in commission revenue is considered to be continuing a trend which has occurred over the past several years, and is expected to continue in the future due to the long term personal financial management philosophy espoused to clients, an effectively trained sales force and efficient marketing practices used by the Company's sales agents.

First Command Bank commenced operations on April 21, 1997. Through strong loan and deposit growth combined with an initial capitalization of $6 million from IRA, Inc., net interest income totaled $308,295. This income was partially offset by a $260,200 provision for loan losses on loans funded during the period.

The overall growth in commission revenue occurred at a higher rate for insurance sales than it did for mutual fund sales. During the past fiscal year commission revenue for insurance sales increased 5.7% to $77,158,888 and commission revenue for mutual fund sales increased 3.5% to $45,170,713. The percentage increases from fiscal year 1995 to 1996 were 5.5% and 11.1%, respectively, for insurance and mutual fund sales.

The Company's analysis of the impact of base closures and force reduction in the U.S. military indicates to the Company a minimal impact upon existing agents in the field and a market which will continue to present an opportunity for growth of the Company's business. Specifically, the Company estimates that it will still be selling, and providing service, to less than twenty-five percent of its potential overall market (Rank of E-6 and above including all warrant and commissioned officer ranks) during the forthcoming year.

Commissions, incentive commissions, and agent expenses for the years ended September 30, 1997 and 1996 increased 1.7% and 7.2%, respectively, in the aggregate. Generally, in the past there has been a constant relationship between commission revenues and commission and agent expenses. The growth of insurance commission revenues have occurred more from trail commissions than from first-year commissions. Agents are generally only paid commissions during the first year following a sale.

It is very likely that this trend of a decrease in the percentage growth of commissions and agent expenses will continue due to the growing proportion of the future increase in commission revenue resulting from trail commissions. The Company receives reduced commissions for several years subsequent to the actual sale, whereas the agents are generally paid commissions for only twelve months after a sale. Therefore, commissions and agent expenses could continue to decrease in relation to commission revenue.

                               PART II

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

Results of Operations - Continued

General and administrative expenses for the years ended September 30, 1997 and 1996 increased $2,988,813 or 13.1% and $728,499 or 3.3%, respectively, over their prior years. The increase from 1995 to 1996 is considered a general inflationary increase. The increase from 1996 to 1997 is primarily due to costs involved in the redesign of field and home office software. This redesign will result in improved efficiencies in both personnel and computer hardware costs in the future. In addition, start-up costs associated with First Command Bank and general inflationary factors contributed to higher operating costs.

The total of other income for the year ended September 30, 1997 increased $1,496,321 to $5,216,114. The total of other income for the year ended September 30, 1996 increased $481,685 from the prior year. These fluctuations of other income are mainly due to mutual fund distributions. Income before income taxes has remained fairly constant as a percentage of commission revenues for the past few years. For the years ended September 30, 1997, 1996 and 1995 income before income taxes has been 11.5%, 9.7% and 9.3% of total commission revenues.

Liquidity and Financial Resources

The Company has operated with a working capital deficiency during all of the periods presented in the accompanying selected financial data. The Company has been able to do this because of its loans from insurance companies. As long as the Company continues to do business in this manner with these insurance companies (there are no current intentions to change) the loan balance will continue to replenish itself from new first year insurance commission loans. The Company had a ratio of current assets to current liabilities of .71 to 1 and .86 to 1 at September 30, 1997 and 1996, respectively. The current ratios when excluding the loans from insurance companies balances are 1.36 to 1 and 1.38 to 1, respectively.

The Company had a net increase of $4,186,974 in cash and cash equivalents from the prior year. As reflected in the statement of cash flows, net cash provided by operating activities continued to remain strong. An additional source of increased cash flows came from loans from insurance companies.

The Company has land adjacent to its current headquarters which is intended to be used as a site for the construction of an additional office building and parking garage. The Company estimates that it will need $20,000,000 of capital for the construction of this additional office facility for the Home Office. The remaining retained earnings of the Company have been accumulated in anticipation of other future capital expenditures and as an additional reserve against contingencies.

These retained earnings have for the most part been invested in equity and money market mutual funds. The equity mutual funds have been classified as noncurrent assets since there are no intentions to liquidate these investments during the next year.

                             PART II

ITEM 7 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Continued

Liquidity and Financial Resources - Continued

From its inception, the Company has purchased the Company stock owned by agents and employees when their active association with the Companies ended. During the years ended September 30, 1997 and 1996 the Company redeemed 78,485 shares and 129,963 shares, respectively. The Company will continue this policy so as to limit stock ownership to those actively involved in the business.

During the years ended September 30, 1997 and 1996, 149,050 and 104,700 shares of Class B, non-voting common stock were issued from Treasury Stock at $27.04 and $26.56 per share, respectively. These stock offerings were accomplished using registration statement Form S-1. The primary purpose of these offerings was to provide the Company's agents with an opportunity to purchase shares of the Company. The net proceeds are used for the continuing operation of the Company's business, for further development and expansion, and for limited contingency planning. It is not anticipated that any part of the net proceeds will be used for the purpose of retiring or reducing any indebtedness of the Company.

Return on total equity was 21% and 19% for 1997 and 1996, respectively. Management has goals of maintaining a return of 15% to 25% in the future.

Presently, the Company has no debt outstanding under its $1,000,000 revolving line of credit. The Company feels that, between its current cash position and the working capital generated by operations, it should meet normal financing requirements. The Company's future building expansion may be partially debt financed due to the current low interest rate environment.

                                     PART II


ITEM 8 - FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial Statements

The accompanying consolidated financial statements of Independent Research Agency for Life Insurance, Inc. and Subsidiaries as of September 30, 1997, 1996 and 1995 and for the years ended September 30, 1997, 1996 and 1995 are presented in accordance with Regulation S-X and in conformity with generally accepted accounting principles, as required. Independent Research Agency for Life Insurance, Inc. is subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934. The Company is subject to the informational reporting requirements of Section 13(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") as a result of filing a registration statement pursuant to Section 12(g) of the Securities Exchange Act of 1934 (which became effective on January 24, 1997) with respect to the Company's Class B Non-Voting Common Stock, which was held of record by greater than 500 shareholders at the Company's fiscal year end on September 30, 1996 and in accordance therewith files periodic and current reports and other information with the Securities and Exchange Commission (the "Commission"). Prior to the effectiveness of such registration statement, the Company was subject to the informational reporting requirements of Section 15(d) of the Exchange Act.

Supplementary Data

The selected quarterly financial data required by Item 302(a) of Regulation S-K is omitted because the Registrant does not meet both of the specified tests.

Index to Consolidated Financial Statements

                                                                        Page

Report of Independent Certified Public Accountants . . . . . . . . . . . 12

Consolidated Balance Sheets - September 30, 1997, 1996 and 1995. . . . . 13

Consolidated Statements of Income - Years ended September 30, 1997,
 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

Consolidated Statements of Changes In Stockholders' Equity - Years
 ended September 30, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . 18

Consolidated Statements of Cash Flows - Years ended September 30,
 1997, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . . 20

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . 23

November 5, 1997

Board of Directors
Independent Research Agency
 for Life Insurance, Inc. and Subsidiaries
Fort Worth, Texas

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying consolidated balance sheets of Independent Research Agency for Life Insurance, Inc. and Subsidiaries as of September 30, 1997, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Independent Research Agency for Life Insurance, Inc. and Subsidiaries as of September 30, 1997, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


BRANTLEY, FRAZIER, ROGERS & COMPANY, P.C.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                   SEPTEMBER 30, 1997, 1996 AND 1995

                                 ASSETS

CURRENT ASSETS                               1997            1996        1995
 Cash - Demand deposits ............   $  289,074      $  659,899   $ 454,159
 Cash - Money market mutual
  fund accounts - Note 2 ...........   18,735,189      18,789,033  16,319,038
 Commissions receivable - Note 2 ...    3,003,639       2,671,831   2,319,856
 Agents' loans and advances
  - Note 2 .........................      493,891         745,189     940,067
 Accounts receivable - Customers
  - Note 2 .........................       54,499             -0-     115,000
 Accounts receivable - Other
  - Note 2 .........................      266,746          79,641     643,179
 Income taxes receivable - Note 8 ..      744,881         336,579     374,799
 Prepaid expenses ..................       83,396         110,139      48,803
 Deferred income taxes - Note 8 ....      189,377         534,016     152,128

   Total Current Assets ............   23,860,692      23,926,327  21,367,029

PROPERTY AND EQUIPMENT - At Cost - Note 2
 Land ..............................    3,528,333       3,528,333   3,528,333
 Office building ...................    9,568,786       9,403,496   9,383,158
 Other buildings and improvements ..      131,746         131,746     131,746
 Office/computer equipment and
  furniture ........................    7,065,463       6,543,017   6,393,679
 Automobiles .......................      262,187         300,497     295,218
 Construction in progress ..........       19,113             -0-         -0-

    Total Property and Equipment ...   20,575,628      19,907,089  19,732,134
 Less: Accumulated depreciation ....   (8,429,667)     (7,292,895) (6,428,646)

    Net Property and Equipment .....   12,145,961      12,614,194  13,303,488

FIRST COMMAND BANK ASSETS
 Cash and cash equivalents -
  Note 2 ...........................    4,611,643             -0-         -0-
 Loans, net of allowance for loan
losses of $260,200 - Note 2
  and 11 ...........................   17,098,580             -0-         -0-
Premises and equipment, net of
  accumulated depreciation of $27,619
  - Note 2 .........................      203,776             -0-         -0-
 Accrued interest receivable .......      118,639             -0-         -0-
 Other assets ......................       30,342             -0-         -0-

    Total First Command
     Bank Assets ...................   22,062,980             -0-         -0-

OTHER ASSETS
 Marketable securities at market
  value - Notes 2 and 3 ............   67,714,208      52,036,944  44,852,015
 Memberships .......................       62,467          62,467      62,467
 Notes receivable - Other ..........       50,000          50,000      50,000

    Total Other Assets .............   67,826,675      52,149,411  44,964,482

TOTAL ASSETS ....................... $125,896,308     $88,689,932 $79,634,999

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES                          1997            1996        1995
 Accounts payable ..................   $  597,578     $   423,714  $  486,402
 Accrued commissions payable .......    2,970,067       2,758,258   2,533,614
 Accrued bonuses payable ...........   10,232,017       9,959,319   9,210,740
 Accrued contribution payable to
  employees' Profit Sharing Plan
  - Note 10 ........................      993,511       1,058,617     941,601
 Income taxes payable - Note 8 .....          -0-           4,981     626,927
 Deferred Career Commission Plan
  payable - Note 9 .................    1,156,257         489,502     423,114
 Accrued sales meeting expense .....      543,750       1,557,397     275,000
 Other accrued liabilities .........      465,171         418,168     426,536
 Notes payable - Note 5 ............      594,650         613,716         -0-
 Loans from insurance companies
  - Note 4 .........................   15,842,192      10,458,853  12,319,485

    Total Current Liabilities ......   33,395,193      27,742,525  27,243,419

LONG-TERM OBLIGATIONS
 Accrued sales meeting expense and
  other ............................      395,110           1,611     289,111
 Notes payable - Note 5 ............          -0-         494,650         -0-
 Deferred Career Commission Plan
  payable - Note 9 .................   20,557,266      14,571,565   9,796,309
 Deferred income taxes - Note 8 ....    4,175,136       1,930,874   2,291,415

    Total Long-Term Obligations ....   25,127,512      16,998,700  12,376,835

FIRST COMMAND BANK LIABILITIES
 Deposits - Note 12 ................   13,292,748             -0-         -0-
 Accrued interest payable ..........       22,171             -0-         -0-
 Other liabilities .................      122,601             -0-         -0-

    Total First Command Bank
     Liabilities ...................   13,437,520             -0-         -0-

COMMITMENTS AND CONTINGENCIES - Note 13 and 16

STOCKHOLDERS' EQUITY
 Common stock - Note 6
   Class A - Voting ................           10              10          10
   Class B - Non-Voting ............       55,729          55,729      55,729
 Additional paid-in capital ........    4,708,239       2,830,260   3,472,253
 Retained earnings - Notes 7, 14
  and 17 ...........................   33,160,181      31,223,388  28,305,327
 Unrealized holding gains
  - Note 3 .........................   16,046,593       9,875,400   8,217,001
 Treasury stock - Class A Common,
  at par - Note 6 ..................           (8)             (8)         (8)
 Treasury stock - Class B Common,
  at par - Note 6 ..................      (34,661)        (36,072)    (35,567)

    Total Stockholders' Equity .....   53,936,083      43,948,707  40,014,745

TOTAL LIABILITIES AND STOCK-
 HOLDERS' EQUITY ................... $125,896,308     $88,689,932 $79,634,999

The accompanying notes to financial statements are an integral part of these statements.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
         FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995



COMMISSIONS REVENUE                        1997            1996            1995
 Insurance sales ...............    $77,158,888     $72,975,873     $69,165,124
 Mutual fund sales .............     45,170,713      43,656,196      39,278,686

  Total Commissions Revenue ....    122,329,601     116,632,069     108,443,810

FIRST COMMAND BANK OPERATIONS
 Interest income on loans ......        261,685             -0-             -0-
 Interest income on cash
  equivalents ..................        165,083             -0-             -0-
 Interest expense on deposits ..       (118,473)            -0-             -0-
 Provision for loan
 losses-Note 11 ................       (260,200)            -0-             -0-
 Other fee income ..............         10,363             -0-             -0-

 Total First Command Bank
  Operation ....................         58,458             -0-             -0-

OPERATING EXPENSES
 Commissions and agent expenses
  - Note 9 .....................     87,809,129)    (86,309,517)    (80,507,964)
 General and administrative
  expenses - Note 10 ...........    (25,719,662)    (22,730,849)    (22,002,350)

   Total Operating
    Expenses ...................   (113,528,791)   (109,040,366)   (102,510,314)

INCOME FROM OPERATIONS .........      8,859,268       7,591,703       5,933,496
OTHER INCOME (EXPENSES)
 Interest income ...............        914,929         846,607         777,897
 Investment income - Including
  net gains on sales of
  investments - Note 3 .........      4,749,604       3,216,870       3,616,571
 Net rental and other expense ..       (385,791)       (268,148)       (116,795)
 Interest expense ..............        (61,304)        (66,100)        (23,925)
 Loss on sales of property and
  equipment ....................         (1,324)         (9,436)        (52,270)

    Total Other Income .........      5,216,114       3,719,793       4,201,478
INCOME BEFORE INCOME TAXES .....     14,075,382      11,311,496      10,134,974
PROVISION FOR INCOME TAXES
 - Note 8 ......................     (4,639,886)     (3,842,639)     (3,417,024)

NET INCOME .....................    $ 9,435,496      $7,468,857      $6,717,950

EARNINGS PER SHARE - Note 2 ....    $     10.06      $     7.97      $     7.18


The accompanying notes to financial statements are an integral part of these statements.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                           AND SUBSIDIARIES
       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995


                                             Common Stock         Additional
                                          Class         Class       Paid-In
                                            A             B         Capital

BALANCE - September 30, 1994 ..........  $   10      $ 55,729    $  424,761

Purchase of treasury stock - Note 6 ...      -           -         (350,489)
Payment of dividend - Note 7
Proceeds from stock issuance - Note 6 ..     -           -        3,397,981
Net income
Net change in unrealized holding
 gains on securities
 available for sale - Note 3

BALANCE - September 30, 1995 ...........     10        55,729     3,472,253

Purchase of treasury stock
 - Note 6 ..............................     -          -        (3,379,850)
Payment of dividend - Note 7

Proceeds from stock issuance
 - Note 6 ..............................     -          -         2,737,857
Net income
Net change in unrealized holding
 gains on securities available
 for sale - Note 3

BALANCE - September 30, 1996 ...........     10        55,729     2,830,260

Purchase of treasury stock
 - Note 6 ..............................     -         -         (2,120,665)
Payment of dividend - Note 7
Proceeds from stock issuance
 - Note 6 ..............................     -         -          3,998,644
Net income
Net change in unrealized holding
 gains on securities available
 for sale - Note 3

BALANCE - September 30, 1997 ........... $   10      $ 55,729   $ 4,708,239


               Unrealized      Treasury Stock           Total
 Retained        Holding      Class       Class      Stockholders'
 Earnings         Gains         A           B           Equity

$26,542,341    $5,208,702    $   (8)    $(37,736)    $32,193,799

   (564,731)         -            -         (786)       (916,006)
 (4,390,233)         -            -         -         (4,390,233)
                     -            -        2,955       3,400,936
  6,717,950          -            -         -          6,717,950


       -        3,008,299         -         -          3,008,299

 28,305,327     8,217,001        (8)     (35,567)     40,014,745


       -             -            -       (2,599)     (3,382,449)
 (4,550,796)         -            -          -        (4,550,796)

       -             -            -        2,094       2,739,951
  7,468,857          -            -          -         7,468,857


       -        1,658,399        -          -          1,658,399

 31,223,388     9,875,400       (8)      (36,072)     43,948,707


       -             -            -       (1,570)     (2,122,235)
 (7,498,703)         -            -          -        (7,498,703)

       -             -            -        2,981       4,001,625
  9,435,496          -            -          -         9,435,496


       -        6,171,193        -          -          6,171,193

$33,160,181   $16,046,593     $ (8)   $  (34,661)    $53,936,083



The accompanying notes to financial statements are an integral part of these statements.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995




            INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES         1997          1996          1995
 Commissions revenue received ...    $121,997,793  $116,277,714  $108,172,477
 Commissions paid to agents .....     (82,261,489)  (78,914,869)  (73,709,584)
 Operating expenses paid ........     (22,900,641)  (20,070,746)  (20,094,588)
 Sales meeting expenses paid ....      (2,504,172)   (1,168,286)   (2,309,149)
 Contribution to employees=
  Profit Sharing Plan ...........      (1,409,355)   (1,034,981)   (1,053,022)
 Interest income received .......         914,929       846,607       777,897
 Interest income received on Bank
  assets ........................         308,129           -0-           -0-
 Interest expense paid ..........         (57,141)      (29,075)      (23,925)
 Interest expense paid on
  Bank deposits .................         (96,302)          -0-           -0-
 Investment income received .....       4,749,604     3,216,870     3,616,571
 Other income received by Bank ..          10,363           -0-           -0-
 Net rental and other expenses
  paid ..........................        (385,791)     (268,148)     (116,795)
 Net customers' custodial funds
  received (paid) ...............        (172,743)      175,000      (388,538)
 Income taxes paid ..............      (5,736,186)   (6,253,259)   (5,381,960)
 Income taxes refunded ..........          92,818       230,138         3,520

    Net Cash Provided by
     Operating Activities .......      12,549,816    13,006,965     9,492,904

CASH FLOWS FROM INVESTING ACTIVITIES

 Net receipts (payments) on agents'
  loans and advances ............         251,298       194,878      (105,339)
 Purchase of investments ........      (2,853,624)   (4,087,976)   (4,602,720)
 Proceeds from sales of property
  and equipment .................          15,495        30,715        30,698
 Purchase of property and
  equipment .....................        (960,289)     (523,287)   (3,586,939)
 Net increase in Bank loans .....     (17,358,780)          -0-           -0-
 Memberships purchased ..........             -0-           -0-       (15,000)

    Net Cash Used in
     Investing Activities .......     (20,905,900)   (4,385,670)   (8,279,300)

CASH FLOWS FROM FINANCING ACTIVITIES

 Net receipts (payments) on loans
  from insurance companies ......       5,383,339    (1,860,632)    1,190,967
 Net increase in Bank deposits ..      13,292,748           -0-           -0-
 Purchase of treasury stock .....      (1,777,388)   (2,165,801)     (836,202)
 Dividends paid .................      (7,498,703)   (4,550,796)   (4,390,233)
 Payments on notes payable ......        (858,563)     (108,282)      (79,804)
 Proceeds from stock issuance ...       4,030,312     2,780,832     3,463,072
 Stock issuance costs ...........         (28,687)      (40,881)      (62,136)

    Net Cash Provided by (Used in
     Financing Activities .......      12,543,058    (5,945,560)     (714,336)


NET INCREASE IN CASH AND CASH
 EQUIVALENTS ....................       4,186,974     2,675,735       499,268

CASH AND CASH EQUIVALENTS
 Beginning of Year ..............      19,448,932    16,773,197    16,273,929

CASH AND CASH EQUIVALENTS
 End of Year ....................     $23,635,906   $19,448,932   $16,773,197

                RECONCILIATION OF NET INCOME TO NET CASH
                    PROVIDED BY OPERATING ACTIVITIES

                                                     1997          1996          1995
NET INCOME ..............................    $  9,435,496   $ 7,468,857   $ 6,717,950
 Adjustments for Items
  Included in Net Income
 Not Providing or Using Cash:
    Depreciation expense ................       1,207,927     1,172,430     1,083,853
    Loss on sales of property and
     equipment ..........................           1,324         9,436        52,270
    Decrease in deferred income
     taxes due to operations ............      (4,063,546)   (2,180,983)   (1,567,734)
    Provision for loan losses ...........         260,200            -0-           -0-

 Other Adjustments to Reconcile Net
  Income to Net Cash Provided by
  Operating Activities:
    Increase in commissions
     receivable .........................        (331,808)     (351,975)     (259,546)
    (Increase) decrease in other
      various receivables ...............        (768,545)      716,758      (822,611)
    (Increase) decrease in
     prepaid expenses and other assets ..          (3,599)      (61,336)        5,726
    Increase (decrease) in
     accounts payable and
     accrued expenses ...................          (9,693)    1,400,502      (800,021)
    Increase (decrease) in other
     accrued liabilities ................         169,604        (8,368)       71,892
    Increase in Deferred Career
     Commission Plan payable ............       6,652,456     4,841,644     5,011,125

NET CASH PROVIDED BY OPERATING
 ACTIVITIES .............................     $12,549,816   $13,006,965   $ 9,492,904


         SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

During the years ended September 30, 1997, 1996 and 1995, IRA Inc. Issued notes payable in the amounts of $344,847, $1,216,648 and $79,804 respectively, to stockholders as consideration for the repurchase of their stock by the Company.

The accompanying notes to financial statements are an integral part of these statements.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995

NOTE 1 - ORGANIZATION AND OPERATION

Independent Research Agency for Life Insurance, Inc. (IRA, Inc.) was chartered in Texas in December 1980. The Company began operations in March 1981 and is the continuation of a business formerly operated as Independent Research Agency for Life Insurance, a Texas partnership.

IRA, Inc. acquired United Services Planning Association, Inc., a Texas corporation (USPA), and Independent Research Agency for Life Insurance, Inc., a Hawaii Corporation (IRA Hawaii), in March 1981. IRA, Inc. organized Independent Research Agency for Life Insurance, Inc., a Wyoming Corporation (IRA Wyoming), in April 1982; Independent Research Agency for Life Insurance, Inc., a Montana Corporation (IRA Montana), in February 1983; Independent Research Agency (New
York), Inc., a New York Corporation (IRA New York), in September 1983; Independent Research Agency for Life Insurance, Inc., a Nevada Corporation (IRA Nevada), in January 1988; and Independent Research Agency for Life Insurance, Inc., an Alabama Corporation (IRA Alabama), in June 1994.

The subsidiaries IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada and IRA Alabama are maintained solely to permit IRA, Inc. to do business in those states.

IRA, Inc., IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada and IRA Alabama are engaged in the sale of life insurance to United States professional military personnel. USPA is engaged in the sale of mutual funds to United States professional military personnel as a broker-dealer registered with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The companies share common employees, sales agents and representatives, and office facilities. Home offices are located in Fort Worth, Texas. The companies' agents and representatives maintain offices in approximately 149 cities located in 41 states, 1 U.S. territory and 3 foreign countries.

In November, 1996, IRA, Inc. received approval from the Office of Thrift Supervision to organize and operate a denovo Federal Savings Bank. In March, 1997, First Command Bank (the Bank) was formed as a wholly-owned subsidiary and began operations on April 21, 1997. The Bank generates commercial and consumer loans and receives deposits primarily from clients of IRA, Inc. and its subsidiaries.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of IRA, Inc. is presented to assist in understanding IRA, Inc.'s financial statements. The financial statements and notes are representations of IRA, Inc.'s management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of IRA, Inc. and its wholly-owned subsidiaries, USPA, IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada and IRA Alabama and First Command Bank. All intercompany accounts and transactions have been eliminated.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

RECOGNITION OF COMMISSIONS REVENUE

Commissions revenue on sales of insurance policies and mutual fund investments by the Companies' sales agents are recognized when earned from the insurance and mutual fund companies. Commissions are paid to the Company usually monthly, as they are earned on investments made or premiums paid by the individual investors and policyholders to the mutual fund and insurance companies.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. The Bank's loans are generally secured by specific items of collateral including consumer assets and business assets.

While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in national economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, cash and cash equivalents includes Cash - Demand deposits, Cash - Money market mutual fund accounts and Bank cash and cash equivalents. The funds in the money market mutual fund accounts are with various investment companies. The invested funds earn interest at prevailing rates while on deposit and may be withdrawn on demand by check.

AGENT LOANS AND ADVANCES

Agent loans and advances consist of both secured and unsecured obligations. The majority of the loans relate to the purchase of computer equipment and are secured by future commissions receivable. The book value of the loans are considered to approximate fair value.


CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject IRA, Inc. to concentrations of credit risk consist principally of temporary cash investments, commissions receivable and marketable securities. IRA, Inc. places its temporary cash investments and marketable securities with financial institutions and investment companies. Therefore, the majority of these funds are not FDIC insured. IRA,

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

CONCENTRATION OF CREDIT RISK - Continued

Inc. does however limit the amount of credit exposure to any one company or institution. Concentrations of credit risk with respect to commissions receivable are limited due to the number of investment and insurance companies comprising IRA, Inc.'s supplier base. As of September 30, 1997, 1996 and 1995, IRA, Inc. had no significant concentrations of credit risk.

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable income or deductions in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

PROPERTY AND EQUIPMENT

Property and equipment is carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:

                                                    Estimated Lives

Buildings and improvements......................       7-40 years
Other property and equipment....................       3-10 years

Expenditures for maintenance, repairs and minor renewals are charged to operations as incurred. Upon retirement or other disposition of property or equipment, the carrying value and the related accumulated depreciation are removed from the accounts. Depreciation expense amounted to $1,207,927, $1,172,430 and $1,083,853 for the years ended September 30, 1997, 1996 and 1995, respectively.

BANK LOANS AND THE ALLOWANCE FOR LOAN LOSSES

Loans are stated at their unpaid principal balances, less the allowance for loan losses. Interest on loans is recognized over the term of the loan and is calculated using the simple-interest method on principal amounts outstanding.

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, economic conditions, and other risks inherent in the portfolio. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Accrual of interest on a loan is discontinued when management believes, after considering economics, business

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

BANK LOANS AND THE ALLOWANCE FOR LOAN LOSSES - Continued

conditions, and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Uncollectible interest previously accrued is charged off or an allowance is established by means of a charge to interest income. Income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

MARKETABLE SECURITIES

Nearly all of the investments of IRA, Inc. are in publicly traded mutual funds. IRA, Inc. has classified these investments as available-for-sale securities. Therefore, these securities are reported at fair value with unrealized gains and losses excluded from earnings and reported net of taxes as a separate component of stockholders' equity. Realized gains and losses, determined by using the average cost method, are included in earnings.

EARNINGS PER SHARE

Earnings per share is calculated based on the weighted average of shares outstanding during the period. For the years ended September 30, 1997, 1996 and 1995, the weighted average of shares outstanding were 937,502, 937,224 and 935,048, respectively.

NOTE 3 - MARKETABLE SECURITIES

As of September 30, 1997, 1996 and 1995, nearly all of the investment securities of IRA, Inc. are in publicly traded mutual funds. At September 30, 1997, 1996 and 1995, the investment securities portfolio was comprised of securities classified as available for sale. The investment securities portfolio at September 30, 1997, 1996 and 1995, is carried at market.

The determination of classifying the marketable securities as either current or noncurrent is based upon management's intention to liquidate specific securities within one year. The aggregate cost and market values of IRA, Inc.'s marketable securities as of September 30, 1997, 1996 and 1995, are as follows:


                                              1997          1996          1995
Total Marketable Securities
 (At Cost) ..........................    $ 38,617,547   $35,763,923  $31,675,947

Gross unrealized gains
 - noncurrent portion ...............      29,096,661    16,273,021   13,188,040
Gross unrealized losses
- noncurrent portion ................         -0-           -0-          (11,972)

Net unrealized gains
 - noncurrent portion ...............      29,096,661    16,273,021   13,176,068

Total Marketable Securities
 (At Market) ........................    $ 67,714,208   $52,036,944  $44,852,015

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 3 - MARKETABLE SECURITIES - Continued

There were no sales of investment securities for the years ended September 30, 1997, 1996, and 1995. The average cost method is used to determine the cost of each security at the time of sale.

The excess of market over cost of $29,096,661, $16,273,021, and $13,176,068 is reflected net of taxes in a separate component of stockholders' equity as of September 30, 1997, 1996 and 1995 as follows:


                                         1997          1996          1995

Net unrealized holding gain ......  $29,096,661    $16,273,021   $13,176,068
Unrealized holding gain
 designated to the DCCP ..........   (4,783,641)    (1,310,294)     (726,066)

Tax effect reflected in deferred
 taxes ...........................   (8,266,427)    (5,087,327)   (4,233,001)

Unrealized Holding Gain
 - Stockholders' Equity .......... $ 16,046,593    $ 9,875,400   $ 8,217,001


The net change in the unrealized holding gain as reflected in a separate component of stockholders' equity as of September 30, 1997, 1996 and 1995 was calculated as follows:


                                          1997          1996          1995
Net increase in unrealized
 holding gains ...................... $12,823,640   $3,096,953    $5,201,755
Net increase in unrealized
 holding gains on DCCP Investments ..  (3,473,347)    (584,228)     (639,207)
Tax effect on undesignated
 investments ........................  (3,179,100)    (854,326)   (1,554,249)

Net Change in Unrealized Holding
 Gains .............................. $ 6,171,193   $1,658,399    $3,008,299



NOTE 4 - LOANS FROM INSURANCE COMPANIES

Loans from insurance companies represent non-interest bearing loans from five insurance companies which IRA, Inc. represents as general agent. The amounts of the loans are adjusted monthly and are calculated to be equal to the difference between the total amount of first year commissions on certain insurance policies sold by IRA, Inc. and the amount of the first year commissions earned by IRA, Inc. on the policies.

NOTE 5 - NOTES PAYABLE AND REVOLVING LINE OF CREDIT

As consideration for the repurchase of stock, IRA, Inc. issued notes payable to some stockholders. As of September 30, 1997 there are notes payable outstanding to three former stockholders. These notes payable have interest rates ranging from 5.0% to 5.5% with each having a maturity date of January 2, 1998. These notes payable are unsecured.

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 5 - NOTES PAYABLE AND REVOLVING LINE OF CREDIT - Continued

Based on borrowing rates currently available to IRA, Inc. for loans with similar terms and maturities, the book value of notes payable as of September 30, 1997 are considered to approximate fair value.

During the year ended September 30, 1993 IRA, Inc. established a $1,000,000, one year revolving line of credit. The revolving line of credit has since been renewed on an annual basis. Bank advances on the credit line are payable on or before December 31, 1997 and carry an interest rate at the Bank's prime rate. The credit line is unsecured. IRA, Inc. had not made any draws on the credit line during the years ended September 30, 1997, 1996 and 1995.

NOTE 6 - COMMON STOCK

At September 30, 1997, 1996 and 1995, the common stock of IRA, Inc. is as follows:


                                                   Class A        Class B
Voting rights                                       Voting     Non-Voting
Par value per share ................................ $0.10          $0.02
Number of shares authorized ........................ 1,000    100,000,000

At September 30, 1997
 Number of shares issued ...........................   100      2,786,435
 Number of previously issued shares
  repurchased and held as treasury stock ...........    75      1,733,078
 Number of shares outstanding ......................    25      1,053,357

At September 30, 1996
 Number of shares issued ...........................   100      2,786,435

 Number of previously issued shares
  repurchased and held as treasury stock ...........    75      1,803,643
 Number of shares outstanding ......................    25        982,792

At September 30, 1995
 Number of shares issued ...........................   100      2,786,435
 Number of previously issued shares
  repurchased and held as treasury stock ...........    75      1,778,380
 Number of shares outstanding ......................    25      1,008,055


STOCK ISSUANCE

During the year ended September 30, 1997, IRA, Inc. issued 149,050 shares of Class B treasury stock at $27.04 per share. This provided total proceeds of $4,030,312 of which $28,687 was used to pay stock issuance costs. This increased additional paid-in capital by $3,998,644 and decreased treasury stock by $2,981. During the year ended September 30, 1996, IRA, Inc. issued 104,700 shares of Class B treasury stock at $26.56 per share. This provided total proceeds of $2,780,832 of which $40,881 was used to pay stock issuance costs. This increased additional paid-in capital by $2,737,857 and decreased treasury stock by $2,094. During the year ended September 30, 1995, IRA, Inc. issued 147,742 shares of Class B treasury stock at $23.44 per share. This provided total proceeds of $3,463,072 of which $62,136 was used to pay stock issuance costs. This increased additional paid-in capital by $3,397,981 and decreased treasury stock by $2,955.

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 6 - COMMON STOCK - Continued

PURCHASE OF TREASURY STOCK

During the years ended September 30, 1997, 1996 and 1995, IRA, Inc. repurchased a total of 78,485 shares, 129,963 shares, and 39,325 shares, respectively, of its previously outstanding Class B common stock in accordance with the terms of its stock agreements with shareholders. The total cost of the stock repurchased was $2,122,235 for the year ended September 30, 1997, $3,382,449 for the year ended September 30, 1996, and $916,006 for the year ended September 30, 1995.

STOCK AGREEMENTS

All shares of IRA, Inc. are subject to agreements between the shareholders and IRA, Inc. setting forth limitations of transferability and the rights of IRA, Inc. to repurchase the stock. The provisions are summarized as follows:

  1. All shareholders must be at all times duly contracted agents licensed to sell insurance in Texas.

  2. In the event of a shareholder's death, or his desire to sell or otherwise dispose of stock, the shareholder or the shareholder's executor must offer such shares to IRA, Inc. IRA, Inc. will repurchase such shares within ninety (90) days after receipt of such notice at a price to be established at least annually by IRA, Inc. IRA, Inc. will pay all cash for such shares, or, may, as determined by IRA, Inc. at its sole discretion, issue a note as full or partial consideration for such repurchase.

  3. Shares are restricted from encumbrance.

  4. IRA, Inc. has the right, on thirty (30) days written notice to stockholder, to repurchase that number of shares of common stock from stockholder representing the shares in excess of five percent of the Company's outstanding shares of common stock.

NOTE 7 - CASH DIVIDENDS

On December 2, 1996, a cash dividend of $7.63 per share ($7,498,703) was paid by IRA, Inc. from retained earnings on its Class B common stock to its shareholders of record as of September 30, 1996.

On December 1, 1995, a cash dividend of $4.50 per share ($4,550,796) was paid by IRA, Inc. from retained earnings on its Class B common stock to its shareholders of record as of September 30, 1995.

On December 1, 1994, a cash dividend of $4.88 per share ($4,390,233) was paid by IRA, Inc. from retained earnings on its Class B common stock to its shareholders of record as of September 30, 1994.

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 8 -  INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable income or deductions in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Certain items of income and expense are recognized in different years for financial reporting and income tax purposes. Deferred income taxes are provided in recognition of these temporary differences. The items comprising the deferred tax balances as of September 30, 1997, 1996 and 1995 are as follows:



                                           1997                         1996                           1995
                                   Current      Noncurrent       Current    Noncurrent          Current    Noncurrent
                                    Asset       Liability         Asset     Liability            Asset     Liability
Effect of tax accumulated
 depreciation in excess
 of book accumulated
 depreciation ................   $    -         $(1,476,904)     $   -      $(1,352,380)      $    -      $(1,240,047)
Sales meeting accrual ........      184,876         116,694       529,515        -               93,500        97,750
Allowance for loan losses ....        -              88,468          -           -
Portion of accrued
 vacation ....................        4,501          -              4,501        -               58,629
Deferred Career Commission
 Plan accrual ................        -           5,363,033          -        4,508,833                     3,083,883
Unrealized investment holding
 gains .......................        -          (8,266,427)         -       (5,087,327)                   (4,233,001)
Deferred Tax Asset
 (Liability) .................   $  189,377     $(4,175,136)     $534,016   $(1,930,874)      $ 152,128   $(2,291,415)

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 8 - INCOME TAXES - Continued

Income tax at the federal statutory rate is reconciled to the Companies' actual income tax expense for the years ended September 30, 1997, 1996 and 1995 as follows:

                                    1997                        1996                   1995
                            Amount       Percent          Amount     Percent        Amount   Percent

Tax at federal
  statutory rate ...........  $4,785,630      34.0%       $3,845,909      34.0%     $3,445,891   34.0%
Non-taxable income .........    (211,360)     (1.5)         (180,936)     (1.6)       (131,496)  (1.3)
Non-deductible expenses ....      42,599       0.3            75,578       0.7          83,395    0.8
Effect of marginal rates ...      35,425       0.3            77,192       0.7             -0-    0.0
Environmental tax ..........      16,000       0.1            11,360       0.1           7,920    0.1
Other ......................     (28,408)     (0.2)           13,536       0.1          11,314    0.1
Provision for Income
 Taxes .....................  $4,639,886      33.0%       $3,842,639      34.0%     $3,417,024   33.7%


The components of the provision for income taxes as of September 30, 1997, 1996 and 1995 are as follows:


                                    1997          1996          1995
Current tax expense ...........  $5,230,085    $5,439,394   $ 4,345,551
Deferred tax benefit ..........    (590,199)   (1,596,755)     (928,527)
Provision for Income Taxes ....  $4,639,886    $3,842,639   $ 3,417,024

For federal income tax purposes, IRA, Inc. and its subsidiaries have elected to file separate income tax returns for the years 1995 and 1996 and on a consolidated basis for 1997.

NOTE 9 - DEFERRED CAREER COMMISSION PLAN

During the year ended September 30, 1993, IRA, Inc. established a Deferred Career Commission Plan for the benefit of its sales agents. This is a nonqualified plan under which commissions accrue for its sales agents until their business relationship with the Company terminates. The sales agents receive no paid commissions under this Plan prior to their termination date. Commissions which are accrued are determined annually based upon IRA, Inc.'s business needs. These accrued commissions payable to the sales agents do not have any superior claims to the assets of IRA, Inc. Deferred Career Commission Plan expense was $3,704,855, $4,704,578 and $4,390,805 for the years ended September 30, 1997, 1996 and 1995, respectively. This expense is included in commissions and agent expenses on the accompanying statements of income.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 9 - DEFERRED CAREER COMMISSION PLAN - Continued

The DCCP payable balances for each year are as follows:


                                            1997             1996             1995
Commissions accrued to agents .......  $  2,600,000     $  4,015,737     $  4,000,613
Investment income on DCCP
 designated investments .............     1,104,855          688,841          390,192

DCCP Expense ........................     3,704,855        4,704,578        4,390,805
Unrealized holding gains on
 DCCP designated investments -
 See Note 3 .........................     3,473,347          584,228          639,207
Commissions paid to agents ..........      (525,746)        (447,162)         (18,887)

Net Increase in DCCP Payable ........     6,652,456        4,841,644        5,011,125
DCCP Payable - Beginning of Year ....    15,061,067       10,219,423        5,208,298

DCCP Payable - End of Year ..........   $21,713,523      $15,061,067      $10,219,423

Classification on the Balance Sheet:

Current .............................   $ 1,156,257      $   489,502      $   423,114
Noncurrent ..........................    20,557,266       14,571,565        9,796,309

Total ...............................   $21,713,523      $15,061,067      $10,219,423


NOTE 10 - PROFIT SHARING PLAN

USPA has in effect a qualified, non-contributory employee Profit Sharing Plan, which covers substantially all of the Company's employees. The Profit Sharing Plan contribution expense for the years ended September 30, 1997, 1996 and 1995 amounted to $1,344,249, $1,151,997 and $1,041,671 respectively, and is included on the accompanying statements of income with general and administrative expenses.

NOTE 11 - BANK LOANS

The composition of loans as of September 30, 1997 is as follows:


     Description                                  Amount
Debt consolidation .......................... $ 13,386,556
Small business ..............................    2,581,645
Other .......................................    1,390,579
Total Loans .................................   17,358,780
Less:  Allowance for loan losses ............     (260,200)

Total Loans - Net ........................... $ 17,098,580

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 11 - BANK LOANS - Continued

For the period ended September 30, 1997, the Bank had no losses resulting from the extension of credit. In addition, as of September 30, 1997, there are no impaired loans or loans on which the accrual of interest had been discontinued.

As of September 30, 1997, there are no loans to certain directors, executive officers and significant stockholders of the Company.

NOTE 12 - BANK DEPOSITS

Deposit account balances at September 30, 1997 are as follows:


     Description                                  Amount
Noninterest bearing ......................... $    902,295
Interest-bearing demand .....................   11,174,551
Certificates of deposit .....................    1,215,902

Total Deposits .............................. $ 13,292,748

A summary of certificates of deposit by maturity as of September 30, 1997 is as follows:


    Year Ending                                   Amount
September 30, 1998 .......................... $   623,063
September 30, 1999 ..........................     592,839

Total Certificates of Deposit ............... $ 1,215,902

The Bank held related party deposits of approximately $32,880 at September 30, 1997.

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet. As of September 30, 1997 the Bank has committed credit lines of $3,922,300 of which $1,587,090 has been advanced.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1997, 1996 AND 1995


NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - Continued

creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation.

NOTE 14 - NET CAPITAL REQUIREMENTS OF SUBSIDIARIES

UNITED SERVICES PLANNING ASSOCIATION, INC.

USPA is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. At September 30, 1997, USPA had net capital of $14,126,621, which was $13,825,765 in excess of its required net capital of $300,856. The Company's net capital ratio was 0.32 to 1.

FIRST COMMAND BANK

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off- balance-sheet items as calculated under regulatory accounting practices.
Under the most conservative of these guidelines, at September 30, 1997, the Bank's actual and required capital amounts were approximately $5,664,000 and $1,484,000, respectively.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS - BANK

The fair value of the Bank's financial instruments (loans and deposits) is considered to approximate book value as of September 30, 1997. This is based upon the fact that the Bank had only been operating for approximately five months during the year and there have not been any significant interest rate variances in that time period.

NOTE 16 - CONTINGENCIES

During the ordinary course of business the Company is subject to litigation from a number of areas. Currently, the Company is involved in one law suit filed after the end of its fiscal year, which management believes is without merit and has a very low probability of loss.

NOTE 17 - SUBSEQUENT EVENTS - CASH DIVIDENDS

The Company is planning a cash dividend of $7.73 per share ($8,142,450) to be paid on December 1, 1997 by IRA, Inc. from retained earnings on its Class B common stock to its shareholders of record as of September 30, 1997.

                                     PART II

ITEM 9 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

There has been no Form 8-K filed within 24 months prior to the date of the most recent financial statements reporting a change of accountants or reporting disagreements on any matter of accounting principle, practice, financial statement disclosure, or auditing scope or procedure.

                                    PART III

ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

A. Identification - The following is a list in tabular form of all Company Directors and Executive Officers as of December 1, 1997, providing their names, ages and positions held as well as the period of time they have served in each position. No arrangements or understandings exist between any of these individuals and any other persons pursuant to which they have been, or will be, selected as a Director or Executive Officer. The term of office of all Executive Officers is one year. The term of office of a Director is, under the Classified Board system of election adopted by the Company in 1989, three years.


     Name              Age                 Title - Time Served


Lamar C. Smith          50          Director (1983 - Present),Chairman
                                    of the Board and Chief Executive
                                    Officer (1992 - Present), President
                                    and Chief Executive Officer (1991),
                                    President and Chief Operating
                                    Officer(1985 - 1991), Member of
                                    Executive Committee of Board of
                                    Directors(1985 - Present)

James L. Lanier         58          Director (1988 - Present), President
                                    and Chief Operating Officer (1992 -
                                    Present), Senior Vice President and
                                    Director of Marketing (1990 - 1991),
                                    Member of Executive Committee of
                                    Board of Directors (1990 - Present),
                                    Regional Vice President (1988 -
                                    1989)

Howard M. Crump         51          Director (1990 - Present),Regional
                                    Vice President (1990 - 1991), Senior
                                    Vice President and Director of
                                    Marketing (1992 - Present), Member
                                    of Executive Committee of the
                                    Board of Directors (1992 - Present)

Hal N. Craig            60          Director (1993 - Present), Vice
                                    President and Director of Management
                                    Information Systems (1992 - 1993),
                                    Chief Information Officer (1994 -
                                    Present)

Donaldson D. Frizzell   65          Director (1993 - Present) Vice
                                    President and Director of
                                    Investments (1992 - Present)

Jerry D. Gray           49         Vice President and Director of Client
                                   Services (1988 - 1989), Director
                                   (1990 - Present) and Regional Vice
                                   President (1990 - 1993)

Clinton C. Hayes        46         Director (1992 - Present), Regional
                                   Vice President (1992 - 1993)


                                    Part III

ITEM 10 - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

A. Identification - Continued


     Name              Age                 Title - Time Served


David P. Thoreson       66         Director (1994 - Present), Regional
                                   Vice President (1988 - 1993)

G. Norman Coder         59         Director (1983 - Present), Secretary
                                   (1980 - Present)

Martin R. Durbin        36         Treasurer and Chief Financial Officer
                                   (1996 - Present), Assistant to the
                                   Chairman of the Board (1995 - 1996)
                                   Registered Representative and Agent
                                   (1991 - 1995), Director of Commission
                                   Accounting (1983 - 1991)

Arnold Punaro           51         Director (1997 - Present)

Carroll H. Payne II     43         Director (1983 - Present) (1.)

Naomi K. Payne          39         Director (1983 - Present) (1.)

(1.) Carroll H. Payne II and Naomi K. Payne are siblings. There are no other family relationships between any of the Directors and Executive Officers of the Company or its subsidiaries.


B. Business Experience - The following is a brief description of the business experience of each Director and Executive Officer during at least the past five years:

Lamar C. Smith - Having previously been an agent, District Agent, Regional Vice President*, Senior Vice President and Director of Marketing, Mr. Smith was elected President and Chief Operating Officer of the Company in December 1985, and became President and Chief Executive Officer in December 1990, in which capacities he served until January 1992 at which time he became Chairman of the Board and Chief Executive Officer, in which positions he continues to serve.

James N. Lanier - Mr. Lanier became an agent of the Company in 1983, a District Agent in 1986, an Assistant Regional Agent in 1987, and in 1988 he was elected a Director and Regional Vice President. In January 1990 he became Senior Vice President and Director of Marketing, in which positions he served until January 1992 at which time be became President and Chief Operating Officer, in which positions he continues to serve.

Howard M. Crump - Having been an agent and District Agent, Mr. Crump was appointed Assistant Regional Agent in 1983 and became Regional Agent in January 1990. Mr. Crump was elected Director and Regional Vice President in April 1990, in which capacities he served until January 1992 when he became Senior Vice President and Director of Marketing, in which positions he continues to serve.

Hal N. Craig - Having previously been an agent, and Director of Programming, Mr. Craig became the Director of Insurance Services in 1988. In 1990 Mr. Craig became the Director of Management Information Systems and was elected Vice President effective January 1992. He was elected a Director effective January 1, 1993. He became Chief Information Officer in 1994.

                             PART III

B. Business Experience - Continued

Donaldson D. Frizzell - Having previously been an agent, Mr. Frizzell became Director of Investments in 1984 and was elected a Vice President effective January 1992. He continues to serve in these capacities. He was elected a Director effective January 1, 1994.

Jerry D. Gray - Having previously been an agent and District Agent, Mr. Gray became an Assistant Regional Agent in 1982, and was elected a Director and Regional Vice President in 1986, in which capacities he served until 1988, at which time he was elected a Vice President and became the Director of Client Services. Beginning in 1990, he was reelected a Director and Regional Vice President, in which capacities he served through 1993. In 1994 and 1997 he was reelected a Director.

Clinton C. Hayes - Having previously been an agent and District Agent, Mr. Hayes became an Assistant Regional Agent in 1988 in which position he served until October 1992 when he became a Regional Agent. Mr. Hayes was elected a Director and Regional Vice President effective December 1992, in which capacities he served through 1993. In 1994 he was reelected a Director.

David P. Thoreson - Having previously been an agent and District Agent, Mr. Thoreson became a Regional Agent in 1988 and was elected a Director in 1994, in which capacities he continues to serve.

Arnold L. Punaro - Mr. Punaro was elected as a Director in July, 1997. He is a Senior Vice President of the Science Applications International Corporation and a Brigadier General in the U.S. Marine Corps Reserve. In the latter capacity, his current assignment is Commanding General of the 4th Marine Division, USMC. He previously served as the Commanding General, Marine Corps Reserve Support Command, and for Senator Sam Nunn (1973 - 1996), and as Staff Director of the Senate Armed Services Committee (SASC) or as Staff Director of the Minority of the SASC from 1983 through 1996. He serves on the faculty of the Marine Corps University and is an adjunct professor in the graduate school at Georgetown University. He is a member of the Secretary of Defense Reserve Forces Policy Board, and the Board of Governors of the Marine Corps Association.

G. Norman Coder - Mr. Coder has been the Company's Secretary since its creation
(1980). He has been on its Board of Directors since 1983.

Martin R. Durbin - Mr. Durbin was elected Treasurer of the Company in 1996, at which time he also became its Chief Financial Officer and the Director of Financial Services. He was originally employed by USPA in 1983 and was a field agent of the Company from 1991 through June, 1995, at which time he was again employed by USPA as Assistant to the Chairman of the Board.

Carroll H. Payne II - Mr. Payne was elected a Director in 1983 and continues to serve in this capacity. An established Architect, he was principally employed as such by Albert S. Komatsu and Associates, Fort Worth, Texas From 1984 and 1988 and is currently self-employed.

Naomi K. Payne - Ms. Payne was elected a Director in 1983, and continues in that capacity. She has heretofore been engaged in working with, and coordinating assistance for, deaf and otherwise handicapped students through various agencies and institutions dedicated to such students.

                                    Part III

B. Business Experience - Continued

*  Called "Field Vice President" in 1982.

Messrs. Smith, Lanier, Crump, and Payne also serve on the Executive Committee of the Company's Board of Directors. Messrs. Smith, Lanier and Crump also serve on the Boards of Directors of various subsidiaries of the Company, particularly of United Services Planning Association, Inc. (USPA), the Company's major subsidiary. All of the Company's Executive Officers serve in the same capacities for USPA.

C. Involvement In Certain Legal Proceedings - None of the Directors or Executive Officers of the Company have been during the past five years, nor are currently, involved in any regulatory, or civil or criminal court proceedings of any kind.

ITEM 11 - EXECUTIVE COMPENSATION

A. Cash Compensation

The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal year 1997.


                       Summary Compensation Table

    Name and           Fiscal   Annual Cash Compensation    All Other
 Principal Position     Year    Salary   Bonus    Other   Compensation
                                                               (1)
Lamar C. Smith .........1997   $427,400 $186,000  -----      $22,500
Chairman of the ........1996    398,666  170,000  -----       22,500
 Board and Chief .......1995    386,399  160,000  -----       30,000
 Executive Officer

James N. Lanier ........1997    328,745  146,000  -----       22,500
President and Chief ....1996    306,242  133,000  -----       22,500
 Operating Officer .....1995    297,114  121,000  -----       30,000

Howard M. Crump ........1997    286,075  115,000  -----       22,500
Senior Vice President ..1996    266,583  104,000  -----       22,500
 and Director of .......1995    257,339   95,000  -----       30,000
 Marketing

G. Norman Coder ........1997    155,710   68,000  -----       22,500
 Counsel and Secretary .1996    142,582   66,000  -----       22,500
                        1995    137,430   64,000  -----       29,829

Donaldson D. Frizzell ..1997    130,177   54,000  -----       22,500
Vice President and .....1996    122,512   50,000  -----       22,500
 Director of ...........1995    110,704   45,000  -----       22,039
 Investments


(1) - Contribution paid on the employee's behalf into a profit sharing retirement plan. See B. below.

                                Part III

B. Compensation Pursuant to Plans

A profit sharing retirement plan exists for employees of the Company's subsidiary, USPA, under the terms of which up to fifteen percent (15%) of annual compensation, or $22,500 whichever is less, is contributed and held in trust of such employees until termination of employment, retirement or death/disability. During the Company's fiscal year ending September 30, 1997, the cash contribution to this plan on behalf of the highly compensated executive officers was limited to $22,500, and $112,500 was contributed on behalf of these Executive Officers as a group. No stock option plans exist or are contemplated as to the Company's stock.

C. Other Compensations

No other compensation not covered by the immediately preceding paragraphs such as personal benefits, securities, or property, was paid or distributed during the Company's fiscal year ending September 30, 1997, to the individuals named or identified as members of the group above, the aggregate amount of which, as to any of such individuals, was either the lesser of $50,000 or ten percent (10%) of the cash compensation described above.

D. Compensation of Directors

Directors who are Company employees or agents of the Company actively engaged in sales or sales management are paid $600 for personal attendance at full Board meetings. All other Directors are paid a quarterly retainer of $4,000 plus a meeting fee of $600. If these latter Directors serve at a Board committee meeting in conjunction with a Board or other Company meeting, they are paid $300 for such committee meeting. If they serve at a Board committee meeting not in conjunction with any other Company meeting, they are paid $500 for such meeting. If one of this latter group of Directors participates in a telephone/teleconference or video-conference Board or Board committee meeting, they are paid $300 for such participation. Expenses of all Directors required to travel to a meeting are either paid or reimbursed. Additionally, Directors in the latter group described above are reimbursed at the rate of $50 per hour for travel time. During the Company's fiscal year ending September 30, 1997, a total of $72,775 was paid by the Company to its Directors. No fees are paid for serving as a Director of a subsidiary except for three Directors of First Command Bank who are not otherwise employed by Company or its subsidiaries. These individuals are paid $1,000 plus travel expenses each time they personally attend a full Board meeting of First Command Bank. This totaled $12,000 for the period ended September 30, 1997.

ITEM - 12 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 1997, the number of shares of Class A voting common stock and Class B non-voting common stock and the percentage of outstanding shares of each class owned of record by each person who beneficially owns more than five percent of a class of common stock, by each Executive Officer and Director of the Company, and by all Executive Officers and Directors as a group.

                                    Part III

ITEM - 12 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         - Continued

Name and Address       Title of     Amount and Nature of    Percent of
of Beneficial Owner     Class       Beneficial Ownership       Class
Freda J. Payne
6812 Riverdale .........Class A                3 shares        12.00
Fort Worth, TX 76132 ...Class B           46,977 shares         4.46

Carroll H. Payne II
6245 Locke Ave. ........Class A                3 shares        12.00
Fort Worth, TX  76116 ..Class B           46,977 shares         4.46

Debra S. Payne
5910 N. Central
Expressway Ste. 1000 ...Class A                3 shares        12.00
Dallas, TX 75206 .......Class B           46,528 shares         4.42

Naomi K. Payne
6812 Riverdale .........Class A                3 shares        12.00
Fort Worth, TX  76132 ..Class B           46,977 shares         4.46

Lamar C. Smith
5111 Turtle Creek Ct. ..Class A                2 shares         8.00
Fort Worth, TX  76116 ..Class B           40,000 shares         3.80

James N. Lanier
3500 Bellaire Park Ct. .Class A                2 shares         8.00
Fort Worth, TX  76109 ..Class B           18,000 shares         1.71

Howard M. Crump
3458 Bellwood Court ....Class A                2 shares         8.00
Fort Worth, TX  76109 ..Class B           26,000 shares         2.47

Hal N. Craig
4429 Dunwick Ln. .......Class A                 1 share         4.00
Fort Worth, TX 76109 ...Class B            5,600 shares          .53

Donaldson D. Frizzell
6920 Tumbling Trail ....Class A                 1 share         4.00
Fort Worth, TX  76116 ..Class B            7,100 shares          .67

Jerry D. Gray
519 N. Mur-len .........Class A                 1 share         4.00
Olathe, KS  66062 ......Class B           20,000 shares         1.90

David P. Thoreson
2016 Empire Mine Cir. ..Class A                 1 share         4.00
Rancho Cordova,
 CA  95670 .............Class B           27,850 shares         2.64

Clinton C. Hayes
792 Coverdale Court ....Class A                 1 share         4.00
Virginia Beach,
 VA  23452 .............Class B           18,250 shares         1.73

G. Norman Coder
4016 Edgehill Rd. ......Class A                 1 share         4.00
Fort Worth, TX  76116 ..Class B           22,647 shares         2.15


                                    Part III

ITEM - 12 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         - Continued


Name and Address       Title of     Amount and Nature of    Percent of
of Beneficial Owner     Class       Beneficial Ownership       Class
Martin R. Durbin
5910 C. R. 805 C
Cleburne, TX  76031 ....Class B            1,725 shares          .16

Edward T. Elmendorf Jr.
6410 Southwest Blvd.
Suite 200 ..............Class A                 1 share         4.00
Fort Worth, TX  76109 ..Class B           17,550 shares         1.67

All Significant ....... Class A               25 shares       100.00
Owners, Executive ..... Class B          392,181 shares        37.23
Officers and Directors
as a Group (15 persons)


ITEM 13 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A. In August 1997, pursuant to the offering of the Company's stock under a registration statement on Form S-1, effective June 1997, 18,300 shares of the Class B non-voting common stock of the Company were issued to individuals who were either Officers and/or Directors of the Company during the year ended September 30, 1997 for the total consideration of $494,832 ($27.04 per share). A total of 149,050 shares of Class B non-voting common stock of the Company were sold during the offering for the total consideration of $4,030,312 ($27.04 per share).


   In September 1996, pursuant to the offering of the Company's stock under a registration statement on Form S-1, effective May 30, 1996, 15,500 shares of the Class B non-voting common stock of the Company were issued to individuals who were either Officers and/or Directors of the Company during the year ended September 30, 1996 for the total consideration of $411,680 ($26.56 per share). A total of 104,700 shares of Class B non-voting common stock of the Company were sold during the offering for the total consideration of $2,780,832 ($26.56 per share). In May 1995 pursuant to the offering of the Company's stock under a registration statement on Form S-1, effective February 8, 1995, 20,842 shares of the Class B non-voting common stock of the Company were issued to individuals who were either Officers and/or Directors of the Company during the year ended September 30, 1995 for the total consideration of $488,536 ($23.44 per share). A total of 147,742 shares of Class B non-voting common stock of the Company were sold during the offering for the total consideration of $3,463,072 ($23.44 per share).

B. During the year ended September 30, 1997, 39,385 shares, of the Class B non-voting common stock were repurchased by the Company from then current Officers and/or Directors under the terms of the Stock Agreements with such persons for the total consideration of $1,064,970. A total of 78,485 shares of Class B non-voting common stock were repurchased by the Company from all persons under the terms of the Stock Agreements with such persons during this period for the total consideration of $2,122,235.

                               PART IV

ITEM 14 - EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K


                                                                            Page
(a)(1) The following financial statements are included in Part II, Item 8:
        Report of Independent Certified Public Accountants . . . . . . . . 12
        Consolidated Balance Sheets - September 30, 1997, 1996
         and 1995. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
        Consolidated Statements of Income - Years ended
         September 30, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . 16
        Consolidated Statements of Changes in Stockholders'
         Equity - Years ended September 30, 1997, 1996 and 1995. . . . . . 18
        Consolidated Statements of Cash Flows - Years ended
         September 30, 1997, 1996 and 1995 . . . . . . . . . . . . . . . . 20
        Notes to Consolidated Financial Statements . . . . . . . . . . . . 23

All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Independent Research Agency for Life Insurance, Inc. has no unconsolidated subsidiaries, no 50% or less owned companies accounted for by the equity method, no consolidated majority owned subsidiaries engaged in diverse financial activities, and no affiliates whose securities are pledged as collateral.

(a)(3) Exhibits included herein:
       Exhibit 3 - Articles of Incorporation and Bylaws Incorporated herein by reference to Exhibit 3.a.
       and 3.b. in the Registrant's Form S-1 Registration Statement filed
       May, 1996.
       Exhibit 10 - Material contracts
        (a) Stock Agreement - Payne Family
        (b) Stock Agreement - Class B Nonvoting Stock
        (c) Stock Agreement - Class A Voting Stock
            Incorporated herein by reference to Exhibits 10a., 10b. and 10c., respectively, in the Registrant's Form S-1 Registration Statement filed May, 1997.
       Exhibit 21 - Subsidiaries of the Registrant. . . . . . . . . . . . 43

 (b) Reports on Form 8-K:
      No reports on Form 8-K have been filed by the Registrant during the three months ended September 30, 1997.

                                       FORM 10-K

                                     ITEM 14(A)(3)

                                        EXHIBITS

              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

                                                                % Owned

United Services Planning Association, Inc. (Texas) ...............100%
Independent Research Agency for Life Insurance, Inc. (Hawaii) ....100%
Independent Research Agency for Life Insurance, Inc. (Wyoming) ...100%
Independent Research Agency for Life Insurance, Inc. (Montana) ...100%
Independent Research Agency for Life Insurance, Inc. (New York) ..100%
Independent Research Agency for Life Insurance, Inc. (Nevada) ....100%
Independent Research Agency for Life Insurance, Inc. (Alabama) ...100%
First Command Bank ...............................................100%

                               SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized:

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.


By    /S/ Lamar C. Smith                  By    /S/Martin R. Durbin
    Lamar C. Smith                            Martin R. Durbin
    Chairman of the Board and Chief           Treasurer and Chief
    Executive Officer and Director            Financial Officer,
    (Duly Authorized Officer)                 (Principal Financial
                                              and Accounting Officer)

Date:      12/17/97                       Date:      12/17/97

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:



  Signature                       Title                          Date

  /S/ James N. Lanier       President and Director             12/17/97
James N. Lanier

 /S/ Howard M. Crump        Senior Vice President              12/17/97
Howard M. Crump                and Director

 /S/ Donaldson D. Frizzell    Vice President                   12/17/97
Donaldson D. Frizzell          and Director

 /S/ Hal N. Craig             Vice President                   12/17/97
Hal N. Craig                   and Director

 /S/ Carroll H. Payne II         Director                      12/17/97
Carroll H. Payne II

 /S/ G. Norman Coder       Secretary and Director              12/17/97
G. Norman Coder

                                    FORM 10-Q
                       SECURITIES AND EXCHANGE COMMISSION
                               Washington DC 20549

                  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
                      OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarter ended June 30, 1998          Commission file number: 33-56402-FW

                  INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                 (Exact name of registrant as specified in its charter)


            Texas                                   75-1731373
   (State or other jurisdiction of               (I.R.S Employer
      incorporation or organization)            Identification No.)

     4100 South Hulen Street
       Fort Worth, Texas                              76109
     (Address of principal                         (Zip Code)
       executive offices)

   Registrant's telephone number,
     including area code                         (817) 731-8621


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    Yes X       No

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

      Class A - Voting             Outstanding at July 1, 1998
(Common stock, $0.10 par value)                25

     Class B - Nonvoting           Outstanding at July 1, 1998
(Common stock, $0.02 par value)             946,883

               INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                                AND SUBSIDIARIES

                                                     PAGE
INDEX                                               NUMBERS
------                                              -------
PART I - FINANCIAL INFORMATION

  Condensed Consolidated Balance Sheet -
  June 30, 1998 and September 30, 1997                1-2

  Condensed Consolidated Statement of Income -
  three months and nine months ended June 30, 199       3

  Condensed Consolidated Statement of Cash Flows -
  nine months ended June 30, 1998 and 1997              4

  Notes to Condensed Consolidated Financial State     5-7

  Management's Discussion and Analysis of Financial
  Condition and Results of Operations                 8-11

PART II - OTHER INFORMATION

  Item 6 - Exhibits and Reports on Form 8-K            12

  Signatures                                           13

                        PART I - FINANCIAL INFORMATION

             INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                              AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEET
                              (UNAUDITED)

ASSETS

                                      June 30,   September 30,
                                        1998         1997
CURRENT ASSETS                       (Unaudited)       *

  Cash and cash equivalents .......$ 10,420,754 $ 19,024,263
  Commissions receivable ..........   2,137,802    3,003,639
  Agents' loans and advances ......     303,457      493,891
  Other receivables ...............     725,659      321,245
  Income taxes receivable .........           0      744,881
  Prepaid expenses ................     158,209       83,396
  Deferred income taxes ...........       4,502      189,377
                                    ------------ ------------
    Total Current Assets ..........  13,750,383   23,860,692
                                    ------------ ------------
PROPERTY AND EQUIPMENT
  Property and equipment ..........  21,217,322   20,575,628
  Less: Accumulated depreciation ..  (8,548,391)  (8,429,667)
                                    ------------ ------------
    Total Property and Equipment ..  12,668,931   12,145,961
                                    ------------ ------------
FIRST COMMAND BANK ASSETS
  Cash & Due From Banks ...........   6,064,292    4,611,643
  Loans, net of loss reserve ......  52,838,727   17,098,580
  Equipment & Lease Improvements ..     295,936      203,776
  Other bank assets ...............     486,079      148,981
                                    ------------ ------------
    Total First Command
      Bank Assets .................  59,685,034   22,062,980
                                    ------------ ------------
OTHER ASSETS
  Marketable securities,
   at market ......................  77,915,776   67,714,208
  Memberships .....................      62,467       62,467
  Notes receivable - Other ........      50,000       50,000
                                    ------------ ------------
    Total Other Assets ............  78,028,243   67,826,675
                                    ------------ ------------
TOTAL ASSETS ......................$164,132,591 $125,896,308
                                    ------------ ------------
                                    ------------ ------------

                    LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
  Accounts payable ............... $          0 $    597,578
  Accrued commissions payable ....    2,925,678    2,970,067
  Accrued bonuses payable ........    9,562,860   10,232,017
  Accrued Profit Sharing .........      867,771      993,511
  Income taxes payable ...........      747,621            0
  DCCP Payable ...................    1,400,000    1,156,257
  Accrued sales meeting expense ..    2,288,215      543,750
  Other accrued liabilities ......      393,169      465,171
  Notes payable ..................            0      594,650
  Loans from insurance companies .   17,176,789   15,842,192
                                    ------------ ------------
    Total Current Liabilities ....   35,362,103   33,395,193
                                    ------------ ------------
LONG-TERM OBLIGATIONS
  Sales meeting and other ........        1,611      395,110
  Deferred Career Commission
   Plan payable ..................   25,167,388   20,557,266
  Deferred income taxes ..........    2,444,453    4,175,136
                                    ------------ ------------
    Total Long-term Obligations ..   27,613,462   25,127,512
                                    ------------ ------------
FIRST COMMAND BANK LIABILITIES
  Deposits .......................   50,720,554   13,292,748
  Other liabilities ..............      154,193      144,772
                                    ------------ ------------
    Total First Command Bank
     Liabilities .................   50,874,747   13,437,520
                                    ------------ ------------
STOCKHOLDERS' EQUITY
  Common stock ...................       55,739       55,739
  Additional paid-in capital .....    1,798,308    4,708,239
  Retained earnings ..............   32,551,010   33,160,181
  Unrealized holding gains .......   17,314,019   16,046,593
  Treasury stock - at par ........      (36,787)     (34,669)
                                    ------------ ------------
    Total Stockholders' Equity ...   51,682,289   53,936,083
                                    ------------ ------------
TOTAL LIABILITIES &
 STOCKHOLDERS' EQUITY ............ $164,132,591 $125,896,308
                                    ------------ ------------
                                    ------------ ------------


* Condensed from audited financial statements.

The accompanying notes are an integral part of these condensed financial statements.

                     INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                                AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

                                           Nine Months Ended         Three Months Ended
                                              June 30,                  June 30,
                                          1998       1997           1998       1997
COMMISSIONS REVENUE                $ 95,006,492 $ 90,834,961 $ 33,267,629 $ 31,276,992
                                    ------------ ------------ ------------ ------------
FIRST COMMAND BANK
  Net interest income ............    1,503,725       99,520      635,548       99,520
  Provision for loan losses ......     (501,300)     (58,200)    (106,800)     (58,200)
  Noninterest income .............       84,914          675       37,171          675
                                    ------------ ------------ ------------ ------------
    First Command Bank
     Operating Inc.................   1,087,339       41,995      565,919       41,995
                                    ------------ ------------ ------------ ------------
OPERATING EXPENSES
  Commissions, bonuses,
   and agent expenses ............. (70,335,809) (65,959,783) (24,258,710) (22,513,136)
  General and administrative
   expenses ....................... (22,175,423) (18,984,571)  (8,314,581)  (6,789,781)
                                    ------------ ------------ ------------ ------------
    Total Operating Expenses ...... (92,511,232) (84,944,354) (32,573,291) (29,302,917)
                                    ------------ ------------ ------------ ------------
INCOME FROM OPERATIONS ............   3,582,599    5,932,602    1,260,257    2,016,070
                                    ------------ ------------ ------------ ------------
OTHER INCOME (EXPENSES)
  Interest income .................     704,623      642,171      203,489      188,229
  Investment income ...............   6,586,893    4,719,985       14,401       12,946
  Rental and other income .........     158,808      158,736       19,040       40,717
  Gain (Loss) on disposal
    of equipment ..................           0            0            0            0
  Interest expense ................     (33,402)     (48,214)      (7,696)     (15,266)
                                    ------------ ------------ ------------ ------------
    Total Other Income ............   7,416,922    5,472,678      229,234      226,626
                                    ------------ ------------ ------------ ------------
INCOME BEFORE INCOME TAXES ........  10,999,521   11,405,280    1,489,491    2,242,696

PROVISION FOR INCOME TAXES ........  (3,467,015)  (3,728,593)    (509,297)    (770,601)
                                    ------------ ------------ ------------ ------------
NET INCOME ........................$  7,532,506 $  7,676,687 $    980,194 $  1,472,095
                                    ------------ ------------ ------------ ------------
                                    ------------ ------------ ------------ ------------
WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING ...........     986,144      933,332      949,655      907,805
                                    ------------ ------------ ------------ ------------
                                    ------------ ------------ ------------ ------------
NET INCOME PER SHARE ..............$       7.64 $       8.23 $       1.03 $       1.62
                                    ------------ ------------ ------------ ------------
                                    ------------ ------------ ------------ ------------

The accompanying notes are an integral part of these condensed financial statements.

                     INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                                AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                   (UNAUDITED)

                      INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                   Nine Months Ended
                                                                        June 30,
                                                                   1998         1997
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income ................................................$  7,532,506 $  7,676,687
  Adjustments for non cash items ............................     895,444      907,830
  Changes in operating assets and liabilities ...............   2,344,531    1,296,412
                                                              ------------ ------------
    Net Cash Provided by Operating Activities ...............  10,772,481    9,880,929
                                                              ------------ ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of investments ...................................  (8,366,454)  (2,688,255)
  Net increase in loans made by First Command Bank .......... (35,736,727)  (3,822,134)
  Purchase of property and equipment ........................  (1,418,414)    (471,405)
                                                              ------------ ------------
    Net Cash Used for Investing Activities .................. (45,521,595)  (6,981,794)
                                                              ------------ ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net receipts (payments) on loans from insurance
    companies ...............................................   1,334,597    3,859,948
  Net increase in deposits by First Command Bank ............  37,317,383    5,066,889
  Purchase of treasury stock ................................  (2,912,049)  (2,105,689)
  Dividends paid ............................................  (8,141,677)  (7,498,703)
                                                              ------------ ------------
    Net Cash Used for Financing Activities ..................  27,598,254     (677,555)
                                                              ------------ ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS ...................  (7,150,860)   2,221,580

CASH AND CASH EQUIVALENTS          - Beginning of Period ....  23,635,906   19,448,932
                                                              ------------ ------------
CASH AND CASH EQUIVALENTS          - End of Period ..........$ 16,485,046 $ 21,670,512
                                                              ------------ ------------
                                                              ------------ ------------

The accompanying notes are an integral part of these condensed financial statements.

             INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                            AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED)

NOTE 1 - ORGANIZATION AND OPERATION

 Independent Research Agency for Life Insurance, Inc. (IRA, Inc.)
was chartered in Texas in December 1980. The Company began operations in March 1981 and is the continuation of a business formerly operated as Independent Research Agency for Life Insurance, a Texas partnership.

 IRA, Inc. acquired United Services Planning Association, Inc., a Texas Corporation (USPA), and Independent Research Agency for Life Insurance, Inc., a Hawaii Corporation (IRA Hawaii), in March 1981. IRA, Inc. organized Independent Research Agency for Life Insurance, Inc., a Wyoming Corporation (IRA Wyoming), in April 1982; Independent Research Agency for Life Insurance, Inc., a Montana Corporation (IRA Montana), in February 1983; Independent Research Agency (New
York), Inc., a New York Corporation (IRA New York), in September 1983; Independent Research Agency for Life Insurance, Inc., a Nevada Corporation (IRA Nevada), in January 1988; and Independent Research Agency for Life Insurance, Inc., an Alabama Corporation (IRA Alabama), in June 1994.

 The subsidiaries IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada and IRA Alabama are maintained solely to permit IRA, Inc. to do business in those states and are engaged in the sale of life insurance to United States professional military personnel. USPA is engaged in the sale of mutual funds to United States professional military personnel as a broker-dealer registered with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The companies share common employees, sales agents and representatives, and office facilities. Home offices are located in Fort Worth, Texas. The companies' agents and representatives maintain offices in approximately 149 cities located in 41 states, 1 U.S. territory and 3 foreign countries.

 In November 1996, IRA, Inc. received approval from the Office of Thrift Supervision to organize and operate a denovo Federal Savings Bank. In March 1997, First Command Bank was formed as a wholly-owned subsidiary and began operations on April 21, 1997.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                        AND SUBSIDIARIES

          NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

 The Condensed Consolidated Financial Statements include the accounts of IRA, Inc. and its wholly-owned subsidiaries, USPA, IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada, IRA Alabama and First Command Bank. All intercompany accounts and transactions have been eliminated.

BASIS OF PRESENTATION

 The Condensed Consolidated Balance Sheet as of June 30, 1998, the Condensed Consolidated Statement of Income for the three months and nine months ended June 30, 1998 and 1997, and the Condensed Consolidated Statement of Cash Flows for the nine months ended June 30, 1998 and 1997 included herein are unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

 Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the annual Form 10-K filed with the Securities and Exchange Commission in December 1997, and the audited consolidated financial statements and notes thereto included in the Company's September 30, 1997 annual report to shareholders.

 The results of operations for the three months and nine months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

            INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                            AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              (UNAUDITED)


NOTE 3 - STOCKHOLDERS' EQUITY

 During the nine months ended June 30, 1998, stockholders' equity was changed by the following transactions:

                                     Additional                Unrealized
                           Common     Paid-in      Retained     Holding      Treasury
Balance -                   Stock     Capital      Earnings       Gain        Stock
  September 30, 1997    $   55,739 $  4,708,239 $ 33,160,181 $ 16,046,593 $    (34,669)

  Purchase of 105,874 shares
  of treasury stock                  (2,909,931)                                (2,118)

  Payment of dividend                             (8,141,677)

  Net income                                       7,532,506

  Net change in unrealized
  holding gain on securities
  available for sale                                            1,267,426
Balance -                 --------- ------------ ------------ ------------ ------------

  June 30, 1998         $   55,739 $  1,798,308 $ 32,551,010 $ 17,314,019 $    (36,787)
                          --------- ------------ ------------ ------------ ------------
                          --------- ------------ ------------ ------------ ------------


           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                            AND SUBSIDIARIES
       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

NOTE - 3 LINES OF CREDIT

On June 25, 1998, IRA, Inc. entered into a borrowing agreement with United American Insurance Company whereby, IRA may borrow up to $22 million through November 30, 2001, with an initial borrowing of $7.0 million scheduled on or before November 30, 1998. Interest will accrue on the outstanding balance at 7%. Up to $5.0 million of interest may be added to the loan balance or may be paid in cash, at IRA's sole option. At the conclusion of the borrowing agreement, the total outstanding balance will be converted to an amortizing 7% 15 year note payable. Payments will be made monthly over the 15-year term. IRA has pledged Company owned mutual funds as collateral. Under the terms of the agreement IRA will maintain 110% collateral to outstanding balance. As of June 30, no amounts have been drawn under this agreement.


NOTE 4 - CONTINGENT LIABILITIES

On June 1, 1998, the Company entered into various agreements with First Command Financial Corporation (FCFC). FCFC will lease the land adjacent to the USPA & IRA Building upon which an 801-space parking garage. IRA will finance the construction of the garage and lease all the parking spaces from FCFC.

The ground lease agreement allows FCFC to lease the property for $1 each year from the date of the agreement for the next 99 years.

Under the terms of the Line of Credit FCFC may borrow up to $7.0 million during the next eighteen months at an interest rate of 7%. Interest will accrue monthly, and up to $1.5 million may be added to the outstanding balance of the loan during the construction period. At the end of the construction period, the total outstanding will be repaid through quarterly payments over the following fifteen years.

Under the terms of the parking lease agreement IRA, Inc. will lease essentially all the parking spaces in the garage for $51 thousand per month plus operating expenses for fifteen years after the completion of the garage.

           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                            AND SUBSIDIARIES
       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

 The following is management's discussion and analysis of certain significant factors which have affected the Company's financial position and operating results during the periods included in the accompanying condensed consolidated financial statements.

RESULTS OF OPERATIONS
NINE MONTHS ENDED JUNE 30, 1998 AND 1997 - COMPARISON

 During the nine months ended June 30, 1998, the demand for life insurance and mutual fund investments marketed by the Company to U.S. military personnel remained strong. Commission revenue for the nine months ended June 30, 1998, increased 4.6% to $95,006,492 from $90,834,961 recorded during the comparable period in 1997. This overall increase in commission revenue is a trend which has been maintained over the past several years, and is expected to continue in the future due to the long term personal financial management philosophy espoused to clients, an effectively trained sales force and efficient marketing practices used by the Company's sales agents. The Company's analysis of the impact of base closures and force reduction in the U.S. Military indicates to the Company a minimal impact upon existing agents in the field and a market which will continue to present an opportunity for growth of the Company's business.

 First Command Bank's net interest income totalled $1,503,725 for the nine months ending June 30, 1998. This income was partially offset by the establishment of a reserve for possible losses on loans funded during the period.

 Commissions, bonuses, and agent expenses for the nine months ended June 30, 1998 increased 6.6% or $4,376,026 from the same period in 1997. Generally, in the past there has been a constant relationship between commission revenues and commissions, bonuses, and agent expenses.

 General and administrative expenses for the nine months ended June 30, 1998 increased 16.8%, or $3,190,852 from the same period in 1997. This increase is primarily due to inflationary factors in addition to costs involved in the redesign of the corporate database used by the home office. This redesign will result in improved efficiencies in both personnel and computer hardware costs in the future.

 The total of other income for the initial nine months of fiscal year 1998 increased 35.5% to $7,416,922 from $5,472,678 earned in the comparable nine month period for 1997. This increase is primarily attributable to greater distributions from mutual funds.

           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                           AND SUBSIDIARIES
       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1998 AND 1997 - COMPARISON
 Income from operations for the current quarter decreased $755,813, or 37.5%, from the comparable period in 1997. The decrease is primarily attributable to a 7.8% increase in commissions, bonuses, and agent expenses and a 22.5% increase in general and administrative expenses.

 The total of other income for the current quarter of 1998 increased to $229,234 from $226,626 earned in the comparable three month period in 1997. This increase is primarily attributable to greater investment and interest income in 1998.

LIQUIDITY AND FINANCIAL RESOURCES
 The Company has historically operated with a working capital deficiency. The Company has been able to do this because of its loans from insurance companies. As long as the Company does business with these insurance companies (there are no current intentions to change) the loan balance will continue to replenish itself from new first year insurance commission loans. The Company had a ratio of current assets to current liabilities of .39 to 1 and .71 to 1 at June 30, 1998, and September 30, 1997, respectively. The decline in the current ratio is the result of paying dividends of $8,141,677 on December 1, 1997, to the shareholders of record as of September 30, 1997, and the paying of normal year-end incentive commissions of $5,300,000 to the Company's sales agents. The current ratio is expected to improve due to income from operations during the fiscal year.

 Cash and cash equivalents, consisting primarily of money market funds are used to finance the Company's current operations and are held as a reserve for the payment of current liabilities. Marketable securities have been accumulated in anticipation of future capital expenditures and as an additional reserve against contingencies. As of June 30, 1998, the significant nonrecurring short-term obligation requiring the immediate use of resources is the completion of the review and testing of Y2K impacted areas of the Company. These issues and the related costs are discussed fully on the next page.

First Command Bank continues to experience significant growth in both loans and deposits as both clients and agents embrace the bank and its products. During the quarter loans increased $11 million while deposits grew $15 million. Loan growth continues to reflect consumer loans made to clients, largely to extinguish credit card debt, while deposit growth was experienced primarily in the money market and certificate of deposit areas. As the bank's deposit growth continues to out pace its loan growth it should not have an adverse impact on the liquidity of the Company

           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                           AND SUBSIDIARIES
       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

YEAR 2000
 The coming year 2000 will cause substantial changes in business operations and systems which, if not identified and corrected, could have a material impact on the operations and financial condition of the Company. The largest areas for concern relate to the software used by our agents, the home office and insurance companies and mutual funds represented by the Company. Several years ago, the Company undertook the task of rewriting the software used by our agents to analyze clients' needs. This project, WINUSPA, is fully compliant with the new millennium and is in the final testing and implementation stages. It is expected to be fully implemented by the fourth quarter of this fiscal year. In late 1996, the Company embarked on the writing of the software used by the Home Office to track clients' programs among other administrative issues. This project, Phoenix, is fully compliant with the year 2000 and was implemented in May 1998. The Company represents major, excellent rated insurance companies and mutual funds. At this point, their compliance with the year 2000 has been reviewed. These companies are in the process of becoming compliant, and it is expected no significant problems will be encountered.


 Although the writing of WINUSPA and Phoenix software are major accomplishments, there are a number of other areas which will be impacted by the year 2000. The Company has formed a committee to review these areas and is studying the impact of the new millennium on all areas of the Company. In addition, the Company has engaged third party specialists to ensure its review and corrective actions are appropriate. The remaining costs to analyze and correct the impacted areas is expected to be approximately $1.4 million over the next nine to twelve months.

           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                           AND SUBSIDIARIES
       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS
 All statements other than statements of historical fact contained in this Report, including without limitation statements under this Management's Discussion and Analysis of Financial Condition and Results of Operations", regarding the Company's business operations and financial position, and management's expectations for the Company's future operations, are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from such forward-looking statements include, without limitation, the keen and increasing competition faced by the Company, risk of business reduction due to armed conflict or the threat of armed conflict, risk of reduction in the size of the U.S. military force, the absence of sales to the civilian market, high levels of compensation required for the Company's agents, changes in regulatory, technological and general economic conditions, and risk factors disclosed in the Company's Securities and Exchange Commission filings, including its Registration statement on Form S-1, filed with the Commission on May 1, 1997. The forward-looking statements contained herein reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, and financial position of the Company.

                      PART II - OTHER INFORMATION

           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                           AND SUBSIDIARIES


ITEM 6 - Exhibits and Reports on Form 8-K

(a) Exhibit No. 11: Computation of net income per common share information is presented on face of Statement of Income.

(b) A report related to the change in certifying accountants was filed on Form 8-K have on April 28, 1998.

              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                             AND SUBSIDIARIES



                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                              (Registrant)





Date  September 9, 1998        By    /S/ James N. Lanier
    -----------------               --------------------
                                    JAMES N. LANIER
                                    President
                                    (Duly Authorized Officer)





Date  September 9, 1998        By    /S/Martin R. Durbin
    -----------------               --------------------
                                    MARTIN R. DURBIN
                                         Treasurer and
                                    Chief Financial Officer
                                    (Principal Financial Officer)

                                                                         ANNEX E



                            ARTICLES OF INCORPORATION

                                       AND

                                     BYLAWS

                            OF SURVIVING CORPORATION






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                       RESTATED ARTICLES OF INCORPORATION
                                 WITH AMENDMENT
                                       OF
                       FIRST COMMAND FINANCIAL CORPORATION


         FIRST COMMAND FINANCIAL CORPORATION, pursuant to the provisions of
Article 4.07 of the Texas Business Corporation Act, hereby adopts Restated Articles of Incorporation which accurately copy the Articles of Incorporation as amended by such Restated Articles of Incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                   ARTICLE ONE

         The Articles of Incorporation of the Corporation are amended by the Restated Articles of Incorporation as follows:

         1. Article 4 of the Articles of Incorporation is hereby amended in its entirety to read as follows:

         4. Shares. The aggregate number of shares which the Corporation is authorized to issue is ten million ten thousand (10,010,000) shares, each having a par value of $.01. The shares are to be designated as Common Stock and will have identical rights and privileges in every respect, with the sole exception that ten thousand (10,000) of such shares shall be designated as Voting Common Stock and shall possess the right to vote on all matters that may come before the stockholders of the Corporation, and ten million (10,000,000) of such shares shall be designated as Nonvoting Common Stock and shall not possess the right to vote on any matter except as specifically provided by the Texas Business Corporation Act.

         2. A new Article 7 is hereby added to the Articles of Incorporation which shall read in its entirety as follows:

         7. Restrictions on Transfer of Shares. Except as otherwise expressly provided and authorized herein, a Shareholder shall not Transfer (as defined below) any shares of Stock that he or she now or hereafter owns. The parties hereto understand that the Corporation may refuse to Transfer the shares of Stock on its books and records when that Transfer would not be in compliance with the terms hereof, and that any attempted Transfer in violation hereof shall be null and void.

                  A. Definitions. As used herein:

                  (1) Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (2) Determination Date. The term "Determination Date" shall mean the day upon which, in the case of a purchase of Stock hereunder, the Disposition Notice referred to in Section 3.1 has been received by the Corporation, except that with respect to a Disposition Notice made in connection with the death of a Shareholder or the termination of a Shareholder's marital relationship, "Determination Date" shall mean the date of that death or termination.


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                  (3) Disposing Shareholder. The term "Disposing Shareholder"
         shall mean that Shareholder (or the surviving spouse of or estate of a deceased Shareholder in the case of a Shareholder's death) required to tender shares of Stock to the Corporation upon the occurrence of an Operative Event with respect to that Shareholder.

                  (4) Disposition Notice. The term "Disposition Notice" shall mean the written notice required by paragraph C.(1) below to be made by the Disposing Shareholder to the Corporation or allowed by paragraph C.(1) to be made by the Corporation to the Disposing Shareholder.

                  (5) Operative Event. The term "Operative Event" shall mean, with respect to any Shareholder, any of the following events:

                           (a) Any threatened or actual Transfer of Stock in any
                  manner whatsoever by that Shareholder;

                           (b) The death of that Shareholder;

                           (c) The termination of the marital relationship of
                  that Shareholder by death or divorce if that Shareholder does not succeed to his or her spouse's community interest in the Stock or the entering into of any property settlement arrangement or agreement in connection therewith, pursuant to which that Shareholder's interest in his or her Stock is to be diluted, lessened, encumbered or impaired;

                           (d) Any threatened or actual (i) bankruptcy or
                  insolvency of that Shareholder or (ii) institution of legal proceedings because or by reason of the bankruptcy or insolvency of that Shareholder;

                           (e) The termination of the status of that Shareholder
                  as a duly licensed Texas life insurance agent;

                           (f) The cessation of that Shareholder as a duly
                  authorized agent of the Corporation pursuant to a current written agency agreement, except that with respect to an involuntary termination as a duly authorized agent of the Corporation, such termination shall require approval by a vote of eighty percent (80%) of the Board of Directors of the Corporation;

                           (g) The change in status of that Shareholder to a
                  "non-resident alien" as defined in the Code; or

                           (h) Any threatened or actual levy by a creditor or
                  claimant upon the shares of Stock held by that Shareholder or any other seizure or sale by legal process, if it is determined by legal counsel for the Corporation that such levy is made in good faith and based upon a bona fide claim.

                  It shall not be a requirement hereunder that the Executive Committee of the Board of Directors of the Corporation (the "Executive Committee") make a determination in every instance that an Operative Event has so occurred with respect to any Shareholder, but such determination shall be made in those instances in which there may be some question as to whether an Operative Event did in fact occur. Upon such determination by the Executive Committee that an Operative Event has in fact occurred, in order to inform the Shareholder of such occurrence, the Corporation may deliver a written notice to the Shareholder or his or her legal representative stating that (i) such an Operative Event has occurred, (ii) the date thereof and (iii) the reasons for the determination. The Shareholder affected or his or her legal representative shall thereupon be required to tender to the

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                  Corporation for sale his or her Stock to the Corporation upon the terms and conditions as set forth in paragraph C. below.

                  (6) Transfer. The term "Transfer" shall mean, as a noun, a transfer, sale, assignment, exchange, gift, donation, pledge, mortgage, hypothecation or other encumbrance or other disposition, and as a verb, to transfer, sell, assign, exchange, gift, donate, pledge, mortgage, hypothecate or otherwise encumber or otherwise dispose.

                  B. Restrictions on Transfer of Shares.

                  Except as otherwise expressly provided and authorized in the Articles of Incorporation, a Shareholder shall not Transfer any shares of Stock that he or she now or hereafter owns. The Corporation may refuse to Transfer the shares of Stock on its books and records when that Transfer would not be in compliance with the terms of the Articles of Incorporation, and any attempted Transfer in violation hereof shall be null and void.

                  (1)  Restrictions on Transfer.

                           (a) No Shareholder may Transfer, and no person may
                  acquire, the legal or beneficial ownership of any share of Stock now or hereafter owned by him or her if that Transfer or acquisition would cause the S corporation status of the Corporation to terminate. Specifically, no Transfer may be made to, and no acquisition may be made by, any person who would cause the Corporation to have more than the maximum permitted number of shareholders under the Code as then in effect or to any person that is not eligible to be a shareholder of an S corporation under the provisions of the Code.

                           (b) In addition to the requirements of paragraph
                  B.(1)(a) above, no Transfer of shares of Stock shall be permitted, and no purported Transfer shall be effective, until the transferee has followed all of the requirements of paragraph C. below.

                           (c) Notwithstanding B.(1)(a) and (b) above, with the
                  prior written consent of the Executive Committee, a Shareholder may pledge, mortgage, hypothecate or otherwise encumber his or her Stock subject to such terms, conditions and restrictions as the Executive Committee shall determine to be appropriate in the exercise of its sole discretion.

                  (2) Effect of Purported Transfer. Any purported Transfer or acquisition of shares of Stock in violation of paragraph B.(1) above shall be null and void. The purported transferee shall have no interest in any of the shares of Stock purported to be transferred. Any such purported Transfer or acquisition may and should be enjoined by the Corporation in the event that the Executive Committee so determines.

                  (3) Beneficial Ownership. Any purported Transfer in violation hereof will not affect the beneficial ownership of the shares of Stock. Thus, the Shareholder making the purported transfer will retain the right to vote and the right to receive distributions and liquidation proceeds related to those shares. Additionally, a Shareholder making the purported Transfer shall continue to report the portion of income or loss allocated by the Corporation in accordance with the provisions of the Code.

                  C. Tender Requirement.

                  (1) Tender for Sale. Upon the occurrence of any Operative Event with respect to a Shareholder, the Disposing Shareholder, or his or her legal representative, as the case may be, must tender for sale all shares of Stock owned by the Disposing Shareholder. In the case of an Operative Event, the Disposing Shareholder is required to mail a Disposition Notice to the Corporation no less than one hundred

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         twenty (120) days prior to the date of the proposed Transfer.
         Alternatively, upon an Operative Event of a Disposing Shareholder, the Corporation may mail a Disposition Notice to that Disposing Shareholder. Upon its receipt or its mailing of a Disposition Notice, the Corporation shall have the exclusive right and option, exercisable at the sole discretion of the Executive Committee, as described in paragraph C.(2) to buy such shares of Stock, or any portion thereof, as provided herein. The Disposition Notice shall be sent by certified mail, if to the Corporation, to the attention of the president and the general counsel of the Corporation at the principal address of the Corporation, or if to the Disposing Shareholder at his or her last known address. In the event that the Operative Event involves a proposed Transfer pursuant to an offer to purchase or sell all or any portion of a Shareholder's Stock received or made by such Shareholder from or to a third party, the Disposition Notice shall set forth the full details of such proposed Transfer including, among other things, the name of the offeror or proposed purchaser or transferee, the number of shares covered by the offer, the purchase price per share, the terms of payment, whether for cash or credit (and if by credit, the maturity and interest rate), any and all other consideration being received or paid in connection with such proposed Transfer, and any and all other terms, conditions and details of such offer.

                  (2) Purchase by Corporation. Upon delivery of a valid Disposition Notice, the Corporation shall have the exclusive right and option, exercisable at any time within one hundred twenty (120) days after the mailing of a Disposition Notice, to purchase all or part of the Disposing Shareholder's shares of Stock at the Purchase Price and on the terms and conditions set forth herein. If the Corporation chooses to exercise the option (in whole or in part), it shall give written notification (the "Corporate Exercise Notice") to that effect to the Disposing Shareholder or his or her legal representative, as the case may be, setting forth the number and type of shares being purchased and the price and terms and conditions, in accordance with this Agreement, and such sale and purchase shall be closed on the one hundred twentieth (120th) day after the Corporate Exercise Notice is sent to the Disposing Shareholder or to his or her legal representative (or, if such date is not a business day, on the first business day thereafter).

                  (3) Third Party Bound. If, in accordance with this paragraph C., shares of Stock are Transferred to a third party, the Disposing Shareholder shall require, as a condition of the sale to such third party, that the purchaser or transferee of his or her shares will become a party to this Agreement, but only if the Corporation so desires and agrees to such purchaser becoming subject to this Agreement in a written notice sent to the Disposing Shareholder. All shares of Stock retained by the Disposing Shareholder shall remain subject to all of the provisions of the Articles of Incorporation.

                  D. Insurance. In order to facilitate the purchase of shares of Stock upon the death of a Shareholder, the Corporation may, but is not required to, apply for and obtain separate policies of insurance upon the lives of each of the Shareholders payable to the Corporation; provided, however, that the purchase price of the shares of Stock and the manner and terms of payment therefor shall be governed in all respect by paragraphs E and F below. The Corporation will pay the premiums upon such policies and shall provide proof of payment of such premiums to any Shareholder, upon his or her request. The Corporation shall be the sole owner, and shall have the sole right to designate the beneficiary or beneficiaries, of such policy or policies.

                  E. Purchase Price.

                  (1) Purchase Price. In the case of all Operative Events, the purchase price per share of Stock to be paid by the Corporation shall be the Purchase Price, as defined in paragraph (2) below.

                  (2) Agreed Value. The Corporation, at least annually, shall advise the Shareholders in writing of the price per share of Stock which the Corporation will pay to any and all Disposing Shareholders for shares tendered pursuant hereto. Each such determination of the "Purchase Price" shall become effective on the date specified by the Corporation and shall remain effective until the next determination of a new Purchase Price and shall be proportionately adjusted for any subsequent increase or decrease of the number

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         of issued shares of Stock resulting from a subdivision or consolidation of shares or other adjustment, or the payment of a stock dividend or other increase or decrease in the number of shares of Stock outstanding, effective without the receipt of consideration by the Corporation. It is specifically agreed that this Purchase Price shall be the purchase price paid by the Corporation hereunder to any Disposing Shareholder.

                  F. Payment of Purchase Price.

                  (1) Transfer and Delivery of Stock. At the closing, or at some other time or place designated by all of the parties, the Disposing Shareholder or his or her legal representative shall deliver to the Corporation in exchange for the concurrent payment of the Purchase Price, the certificates of shares of the Stock being purchased, free and clear of all liens, claims, security interests and encumbrances, duly endorsed for transfer and bearing any necessary documentary stamps, and such assignments, certificates of authority, tax releases, consents to transfer by a fiduciary or representative of the Disposing Shareholder, and any instruments in evidence of the title of the Shareholder and of the parties' compliance with this Agreement, the federal and state securities laws, and any other agreements or regulations as may be recommended by counsel for the Corporation.

                  (2) Method. The manner of payment of the Purchase Price may be, at the option of the Corporation, either (i) the payment of the entire Purchase Price, by cash or by certified, bank cashier, or treasurer's check, of (ii) down payment of twenty percent (20%) of such Purchase Price in cash at closing and delivery of a promissory note or promissory notes for the balance, in non-negotiable form, to the order of the Disposing Shareholder or his or her legal representative, pursuant to which the Corporation agrees to pay the balance in four (4) equal annual installments, with interest on the unpaid balance at the lesser of (i) the rate of the prime rate published in The Wall Street Journal per annum on the date of the closing or (ii) the highest non-usurious rate permitted by applicable law, with each installment of principal and interest payable annually on each anniversary date of the making of the promissory note, and with the right of the Corporation to prepay at any time without premium or penalty. The promissory note shall be secured by the pledge of Stock purchased thereby, with executed security instruments covering such pledged Stock, unless such pledge arrangement is waived by the Disposing Shareholder or his or her legal representative, as the case may be. Notwithstanding anything herein to the contrary, in the event that the Disposing Shareholder dies, the down payment provided for in clause (ii) above shall not be less than the proceeds received by the Corporation under the insurance, if any, described in paragraph D above.

         3. A new Article 8 is hereby added to the Articles of Incorporation which shall read in its entirety as follows:

         8. Subchapter S Provisions.

                  A. Subchapter S Representation. Each Shareholder acknowledges that the Corporation has made a valid election to be treated, for federal and state income tax purposes, as an S corporation. Each Shareholder shall provide to the Corporation, immediately upon the Corporation's request, such properly signed consents or other documents as, in the opinion of the Corporation, may be necessary or useful to maintain the Corporation's status as an S corporation, and each Shareholder covenants that he or she will do nothing to interfere with the Corporation's maintenance of its status as an S corporation.

                  B. Revocation of Election. In the event that the Shareholders, by the affirmative vote of at least eighty percent (80%) of the votes which all of the Shareholders are entitled to cast, determine to terminate the Corporation's status as an S corporation, and thereafter each Shareholder is provided with written notice of such determination, within sixty (60) days after the delivery of such notice, each Shareholder, if requested, will execute a consent to such revocation in the form prescribed by the Internal Revenue Service or any relevant state tax authority and shall deliver such consent to the Secretary of the Corporation. If the Corporation's S status is terminated under this paragraph B., in the event that the

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         Executive Committee so determines, the Shareholders and the Corporation shall elect, if applicable, to have Section 1362(e)(2) of the Code not apply, as provided in Section 1362(e)(3) of the Code. Any person who was a Shareholder at any time during the S short year (as defined in Section 1362(e)(1)(A) of the Code) or who is a Shareholder on the first day of the C short year (as defined in Section 1362(e)(1)(B) of the Code) shall consent to such election.

                  C. Inadvertent Termination of Subchapter S Election. In the event of a termination of the Corporation's status as an S corporation other than pursuant to paragraph B. above, if the Corporation and the Shareholders remaining after such termination desire that the Corporation's status as an S corporation be continued, the Corporation and all Shareholders as of and/or after the terminating event shall use their best efforts to obtain from the Internal Revenue Service a waiver of the terminating event on the ground of inadvertency. The Corporation and the Shareholders shall take such steps, and make such adjustments, as may be required by the Internal Revenue Service pursuant to Section 1362(f)(3) and (4) of the Code. If a Shareholder caused the terminating event to occur, he or she shall bear the expense of procuring the waiver, including the legal, accounting and tax costs of taking such steps, and of making such adjustments as may be required. If the inadvertent termination is not waived by the Internal Revenue Service and the Corporation's S status is permanently terminated, in the event that the Executive Committee so determines, the Corporation and the Shareholders shall make the election under Section 1362(e)(3) of the Code contemplated by paragraph B. above.

                  D. Provision in Shareholder Wills. Each Shareholder shall use his or her best efforts to include in his or her will a direction and authorization to his or her executor in substantially the following form:

                  (a) My Executor is hereby directed and authorized to hold stock of an S Corporation, as defined in the Code (hereinafter "S Stock"), to make an election to have any corporation treated as an S Corporation, to enter into agreements with other shareholders or with the corporation relating to a transfer (including, without limitation, a sale, assignment, exchange, gift, donation, mortgage, hypothecation or other encumbrance or other disposition (a "Transfer") of S Stock or the management of the S Corporation, and to allocate amounts received and the tax on undistributed income between income and principal. During the administration of my estate, my Executor may allocate the tax deductions and credits arising from ownership of S Stock between income and principal. In making any such allocations, my Executor shall consider that the beneficiary is to have enjoyment of the property at least equal to that ordinarily associated with an income interest and in all events shall provide the required beneficial enjoyment to the beneficiary until such time as the S Stock is distributed to him or her.

                  (b) Any beneficiary of my estate who receives stock in an S Corporation as part of his or her distribution shall, prior to such distribution, enter into a written agreement with said S Corporation
         (i) to consent to any election to qualify the S Corporation as such;
         (ii) to do nothing to interfere with the S Corporation's maintenance of its status as such; (iii) not to Transfer the S Stock to any transferee who does not agree to execute a similar consent; (iv) not to Transfer the S Stock in such manner as will cause the S Corporation to lose its status as an S Corporation under the then applicable federal and state income tax statutes and regulations; and (v) if S status is inadvertently terminated, to join in any endeavor to obtain a waiver of the terminating event on the grounds of inadvertency from the Internal Revenue Service if the S Corporation desires that the S status should continue.

                  (c) Any S Stock distributed to a beneficiary shall bear an appropriate legend on the stock certificate stating that the Transfer of the stock is subject to and restricted to the extent set forth in subparagraph (b) above.

         Notwithstanding the foregoing requirement, the failure of a Shareholder so to direct his or her executor shall not affect the validity of these Articles of Incorporation.

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                  E. Distributions to Pay Tax Liabilities.

                  (a) For the period during which the Corporation is an S Corporation (the "S Corp Period"), the Corporation shall promptly declare and make distributions during the S Corp Period to all Shareholders in a timely manner to allow the federal income tax (including, without limitation, estimated tax payments) attributable to the Corporation's taxable income during the S Corp Period that is passed through the Corporation to the Shareholders to be paid by such Shareholders when due (each, a "Due Date"). To satisfy this requirement, during the S Corp Period, the Corporation shall pay on or before five (5) days prior to each Due Date, an amount so that the cumulative amount of distributions during the S Corp. Period that have been designated by the Corporation as "Tax Distributions" are at least equal to the excess of (i) the sum of the products of (A) the Corporation's positive taxable income (as determined under Section 1366(a) of the Code) attributed to its Shareholders during each of its taxable periods during the S Corp Period multiplied by (B) the highest appropriate federal individual income tax rates in effect for each such taxable period (without regard to exemptions or phase-outs of lower tax rates, but with consideration of the character of any item and the deductibility of state taxes for federal income tax purposes), over (ii) the sum of the products of (A) the Corporation's negative taxable income (as determined under Section 1366(a) of the Code) attributable to its Shareholders during each of its taxable periods during the S Corp Period multiplied by (B) the highest appropriate federal income tax rates in effect for each such taxable period (without regard to exemptions or phase-outs of lower tax rates, but with consideration of the character of any item and the deductibility of state taxes for federal income tax purposes). The Corporation's obligation to declare and make any such distributions to the Shareholders is subject to the restrictions governing dividends under the Texas Business Corporation Act and such other pertinent governmental or contractual restrictions as are now or may hereafter become effective. If the Corporation does not have sufficient funds available to permit it lawfully to declare and pay such distributions, the Shareholders and the Corporation shall take such action, adopt such resolutions, and cause such certificates and other documents to be filed as may be necessary to create sufficient funds to permit the making of such distributions, whereupon the Corporation shall declare and pay such distributions.

                  (b) No provision of this Article 8 shall cause the total distributions made with respect to any outstanding shares of stock of the Corporation to differ from the amounts paid with respect to any other outstanding shares of stock of the Corporation.

                  (c) No provision of this Article 8 shall be construed to limit the ability of the Corporation to declare and make additional distributions to Shareholders out of the assets of the Corporation legally available for such payment at such time or times as the Executive Committee may determine.

                  (d) The Corporation's payment of taxes on behalf of any Shareholder (by means of withholding or otherwise) shall be considered a distribution for purposes hereof, and the amount of distributions that the Shareholder is otherwise entitled to hereunder shall be adjusted accordingly consistent with Regulations Section 1.1361-1(1)(2)(ii).

                  F. Nonrecognition of Certain Transfers.

                  (a) The Corporation will not, nor will it be compelled to, recognize any Transfer, or issue any certificate representing any Stock to any person who has not delivered to the Corporation (i) a written undertaking to be bound by the terms and conditions of this Agreement, and (ii) for so long as the Corporation's status as an S corporation continues, a written consent to the treatment of the Corporation as an S corporation. The Corporation will not, nor will it be compelled to, recognize any Transfer, or issue any certificate representing any Stock to any person or entity the Transfer to whom or to which in the

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         opinion of the Corporation's counsel could disqualify the Corporation as an S corporation or disqualify it from eligibility for such status.

                  (b) The Corporation will not, nor be compelled to, recognize any Transfer made other than in accordance with the terms of the Articles of Incorporation, nor will it issue any certificate representing the Stock to any person who has received such Stock in a Transfer made other than in accordance with the terms of these Articles of Incorporation.

                  G. Legends on Share Certificates. The following legend shall be imprinted conspicuously on the face of each certificate representing shares of Stock:

                  NOTICE IS HEREBY GIVEN THAT THE TRANSFER (INCLUDING, WITHOUT LIMITATION, THE SALE, ASSIGNMENT, EXCHANGE, GIFT, DONATION, PLEDGE, MORTGAGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR OTHER DISPOSITION) OF THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AND RESTRICTED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION OF THE CORPORATION, AND ALL OF THE PROVISIONS OF SUCH ARTICLES ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE, SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, THOSE PROVISIONS OF THE ARTICLES RELATING TO THE CORPORATION'S TAX STATUS AS AN S CORPORATION.

                  H. Election to Close Books. The Corporation, in the event the Executive Committee so determines, shall consent to close the books of the Corporation pursuant to Section 1377(a)(2) of the Code whenever a Shareholder sells all of his or her Stock on a day other than the last day of the Corporation's fiscal year if all "affected shareholders" (as defined in Section 1377(a)(2)(B) of the Code) shall consent thereto.

         4. A new Article 10 is hereby added to the Articles of Incorporation which shall read in its entirety as follows:

         10. Fair Price Provision. The stockholder vote required to approve any Business Combination (as hereinafter defined) shall be as set forth in this
Article 10.

                  A. (1) Except as otherwise expressly provided in section B. of this Article 10:

                           (i) any merger or consolidation of the corporation or
                  any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger of consolidation would be, an Affiliate (as hereinafter defined) of any Interested Shareholder;

                           (ii) any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of all or substantially all of the assets of the corporation or any Subsidiary;

                           (iii) the issuance or transfer by the corporation or
                  any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $2,000,000 or more;

                           (iv) the adoption of any plan or proposal for the
                  liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

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                           (v) any reclassification of securities (including any
                  reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

                  shall require the affirmative vote of the holders of at least ninety-five percent (95%) of all of the then-outstanding shares of the capital stock of the corporation, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law.

                           (2) The term "Business Combination" as used in this
                  Article Ten shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (v) of paragraph
                  (1) of this section A.

                  B. The provisions of section A. of this Article Ten shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of the corporation's Articles of Incorporation or Bylaws if the conditions specified below are met:

                           (1) the "Continuing Directors" (as hereinafter
                  defined) of the corporation by at least an eighty percent (80%) vote:

                                    (i) have expressly approved in advance the
                           acquisition of the outstanding shares of capital stock of the corporation that caused such Interested Person to become an Interested Person, or

                                    (ii) have expressly approved such Business
                           Combination either in advance of or subsequent to such Interested Person's having become an Interested Person; or

                           (2) the cash or fair market value (as determined by
                  at least a majority of the Continuing Directors) of the property, securities or "Other Consideration to the Received" (as hereinafter defined) per share paid by the Interested Person to holders of the capital stock of the corporation in the Business Combination is not less than the "Fair Price" (as hereinafter defined) paid by the Interested Person in acquiring any of its holdings of the corporation's capital stock.

                  C. For the purposes of this Article 10:

                           (1) A "person' shall mean any individual, firm,
corporation or other entity.

                           (2) "Interested Shareholder" shall mean any person
                  (other than the corporation or any Subsidiary) who or which:

                                    (i) is the beneficial owner, directly or
                           indirectly, of more than ten percent (10%) of the shares of any class of the outstanding capital stock of the corporation;

                                    (ii) is an Affiliate of the corporation and
                           at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the shares of any class of the outstanding capital stock of the corporation; or

                                    (iii) is an assignee of or has otherwise
                           succeeded to any shares of any class of the outstanding capital stock of the corporation which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                           (3) A person shall be a "beneficial owner" of any
                  capital stock of the corporation:

                                    (i)      which such person or any of its
                                             Affiliates or Associates (as
                                             hereinafter defined) beneficially
                                             owns, directly or indirectly;

                                    (ii)    which such person or any of its
                                            Affiliates or Associates has (a) the
                                            right to acquire (whether such right
                                            is exercisable immediately or only
                                            after the passage of time), pursuant
                                            to any agreement, arrangement or
                                            understanding or upon the exercise
                                            of conversion rights, exchange
                                            rights, warrants or options, or
                                            otherwise, or (b) the right to vote
                                            pursuant to any agreement,
                                            arrangement or understanding; or

                                    (iii)   which are beneficially owned,
                                            directly or indirectly, by any other
                                            person with which such person or any
                                            of its Affiliates or Associates has
                                            any agreement, arrangement or
                                            understanding for the purpose of
                                            acquiring, holding, voting or
                                            disposing of any shares of such
                                            capital stock.

                           (4) For the purposes of determining whether a person
                  is an Interested Shareholder pursuant to paragraph (2) of this section C., the number of shares of capital stock of the corporation deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this section C. but shall not include any other shares of capital stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                           (5) "Affiliate" or "Associate" shall have the
                  respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

                           (6) "Subsidiary" means any corporation of which a
                  majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (2) of this section C., the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly, by the corporation.

                           (7) "Continuing Director" means any member of the
                  Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

                           (8) "Fair Price" shall mean the following: If there
                  is only one class of capital stock of the corporation issued and outstanding, the Fair Price shall mean the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the corporation issued and outstanding, the Fair Price shall mean with respect to each class and series of capital stock of the corporation, the amount determined by a majority of the Continuing Directors to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Interested Person for any share or shares of any class or series of capital stock of the corporation. In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Interested Person with respect to the shares of capital stock of the corporation acquired by the Interested Person. In the case of any Business Combination with an Interested Person, a majority of the Continuing Directors shall determine the Fair Price for each class and series of the Capital stock of the corporation.

                  The Fair Price shall also include interest compounded annually from the date an Interested Person became an Interested Person through the date the Business Combination is consummated at the rate of seven percent (7%) per annum less the aggregate amount of any cash dividends paid, and the fair market value of any dividends paid in other than cash, on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock.

                           (9) "Other Consideration to be Received" shall
                  include, without limitation, Common Stock or other capital stock of the corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the corporation is the surviving corporation.

                  D. A majority of the Board of Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder. Once the Board has made a determination pursuant to the preceding sentence that a person is an Interested Shareholder, a majority of the number of Directors who are Continuing Directors shall have the power and duty to interpret all of the terms and provisions of this Article Ten, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to determine compliance with this Article Ten, including, without limitation, (1) the number of shares of capital stock of the corporation beneficially owned by any person, (2) whether a person is an Affiliate or Associate of another, and (3) whether the applicable conditions set forth in section B. have been met with respect to any Business Combination.

                  E. Nothing contained in this Article Ten shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                  F. Notwithstanding any other provisions of the corporation's Articles of Incorporation or Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the corporation required by law, or by the corporation's Articles of Incorporation or Bylaws, the affirmative vote of the holders of at least ninety-five percent (95%) of the then-outstanding shares of the capital stock of the corporation, voting together as a single class, shall be required to alter, amend or repeal this Article.

         5. Current Articles 7, 8 and 9 of the Articles of Incorporation shall be renumbered Articles 9, 11 and 12, respectively, but shall otherwise remain unchanged.

                                   ARTICLE TWO

         Each such amendment made by the Restated Articles of Incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and such Restated Articles of Incorporation and each such amendment made by the Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation on the 29th day of October, 1998.

                                  ARTICLE THREE

         The number of shares outstanding was 1,000; the number of shares entitled to vote on the Restated Articles of Incorporation as so amended was 1,000; the number of shares voted for such Restated Articles as so amended was 1,000; and the number of shares voted against such Restated Articles as so amended was -0-.


                                  ARTICLE FOUR

         The Articles of Incorporation and all amendments and additions thereto are hereby superseded by the following Restated Articles of Incorporation which accurately copy the entire text thereof and as amended as above set forth:

         1. Name. The name of the Corporation is First Command Financial Corporation.

         2. Duration. The period of its duration is perpetual.

         3. Purposes. The Corporation is being organized under the Texas Business Corporation Act for the purpose of carrying out any lawful purposes.

         4. Shares. The aggregate number of shares which the Corporation is authorized to issue is ten million ten thousand (10,010,000) shares, each having a par value of $.01. The shares are to be designated as Common Stock and will have identical rights and privileges in every respect, with the sole exception that ten thousand (10,000) of such shares shall be designated as Voting Common Stock and shall possess the right to vote on all matters that may come before the stockholders of the Corporation, and ten million (10,000,000) of such shares shall be designated as Nonvoting Common Stock and shall not possess the right to vote on any matter except as specifically provided by the Texas Business Corporation Act.

         5. Commencement of Business. The Corporation will not commence business until it has received for the issuance of its shares consideration having a minimum value of One Thousand and No/100 Dollars ($1,000.00) and consisting only of labor done or money or property actually received.

         6. No Preemptive Rights. No holder of any shares of any class of stock of the Corporation shall, as such holder, have any preemptive or preferential right to receive, purchase or subscribe to additional, unissued or treasury shares of any class of stock of the Corporation, or securities, obligations or evidences of indebtedness of the Corporation convertible into or carrying a right to subscribe to or purchase such shares, or any other securities that may hereafter from time to time be issued or sold by the Corporation.

         7. Restrictions on Transfer of Shares. Except as otherwise expressly provided and authorized herein, a Shareholder shall not Transfer (as defined below) any shares of Stock that he or she now or hereafter owns. The parties hereto understand that the Corporation may refuse to Transfer the shares of Stock on its books and records when that Transfer would not be in compliance with the terms hereof, and that any attempted Transfer in violation hereof shall be null and void.

         A. Definitions. As used herein:

                  (1) Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  (2) Determination Date. The term "Determination Date" shall mean the day upon which, in the case of a purchase of Stock hereunder, the Disposition Notice referred to in Section 3.1 has been received by the Corporation, except that with respect to a Disposition Notice made in connection with the death of a Shareholder or the termination of a Shareholder's marital relationship, "DETERMINATION DATE" shall mean the date of that death or termination.

                  (3) Disposing Shareholder. The term "Disposing Shareholder" shall mean that Shareholder (or the surviving spouse of or estate of a deceased Shareholder in the case of a Shareholder's death) required to tender shares of Stock to the Corporation upon the occurrence of an Operative Event with respect to that Shareholder.

                  (4) Disposition Notice. The term "Disposition Notice" shall mean the written notice required by paragraph C.(1) below to be made by the Disposing Shareholder to the Corporation or allowed by paragraph C.(1) to be made by the Corporation to the Disposing Shareholder.

                  (5) Operative Event. The term "Operative Event" shall mean, with respect to any Shareholder, any of the following events:

                           (a) Any threatened or actual Transfer of Stock in any
manner whatsoever by that Shareholder;

                           (b) The death of that Shareholder;

                           (c) The termination of the marital relationship of
that Shareholder by death or divorce if that Shareholder does not succeed to his or her spouse's community interest in the Stock or the entering into of any property settlement arrangement or agreement in connection therewith, pursuant to which that Shareholder's interest in his or her Stock is to be diluted, lessened, encumbered or impaired;

                           (d) Any threatened or actual (i) bankruptcy or
insolvency of that Shareholder or (ii) institution of legal proceedings because or by reason of the bankruptcy or insolvency of that Shareholder;

                           (e) The termination of the status of that Shareholder
as a duly licensed Texas life insurance agent;

                           (f) The cessation of that Shareholder as a duly
authorized agent of the Corporation pursuant to a current written agency agreement, except that with respect to an involuntary termination as a duly authorized agent of the Corporation, such termination shall require approval by a vote of eighty percent (80%) of the Board of Directors of the Corporation;

                           (g) The change in status of that Shareholder to a
"non-resident alien" as defined in the Code; or

                           (h) Any threatened or actual levy by a creditor or
claimant upon the shares of Stock
held by that Shareholder or any other seizure or sale by legal process, if it is determined by legal counsel for the Corporation that such levy is made in good faith and based upon a bona fide claim.

It shall not be a requirement hereunder that the Executive Committee of the Board of Directors of the Corporation (the "Executive Committee") make a determination in every instance that an Operative Event has so occurred with respect to any Shareholder, but such determination shall be made in those instances in which there may be some question as to whether an Operative Event did in fact occur. Upon such determination by the Executive Committee that an Operative Event has in fact occurred, in order to inform the Shareholder of such occurrence, the Corporation may deliver a written notice to the Shareholder or his or her legal representative stating that (i) such an Operative Event has occurred, (ii) the date thereof and (iii) the reasons for the determination. The Shareholder affected or his or her legal representative shall thereupon be required to tender to the Corporation for sale his or her Stock to the Corporation upon the terms and conditions as set forth in paragraph C. below.

                  (6) Transfer. The term "Transfer" shall mean, as a noun, a transfer, sale, assignment, exchange, gift, donation, pledge, mortgage, hypothecation or other encumbrance or other disposition, and as a verb, to transfer, sell, assign, exchange, gift, donate, pledge, mortgage, hypothecate or otherwise encumber or otherwise dispose.

         B. Restrictions on Transfer of Shares.

         Except as otherwise expressly provided and authorized in the Articles of Incorporation, a Shareholder shall not Transfer any shares of Stock that he or she now or hereafter owns. The Corporation may refuse to Transfer the shares of Stock on its books and records when that Transfer would not be in compliance with the terms of the Articles of Incorporation, and any attempted Transfer in violation hereof shall be null and void.

                  (1) Restrictions on Transfer.

                           (a) No Shareholder may Transfer, and no person may
acquire, the legal or beneficial ownership of any share of Stock now or hereafter owned by him or her if that Transfer or acquisition would cause the S corporation status of the Corporation to terminate. Specifically, no Transfer may be made to, and no acquisition may be made by, any person who would cause the Corporation to have more than the maximum permitted number of shareholders under the Code as then in effect or to any person that is not eligible to be a shareholder of an S corporation under the provisions of the Code.

                           (b) In addition to the requirements of paragraph
B.(1)(a) above, no Transfer of shares of Stock shall be permitted, and no purported Transfer shall be effective, until the transferee has followed all of the requirements of paragraph C. below.

                           (c) Notwithstanding B.(1)(a) and (b) above, with the
prior written consent of the Executive Committee, a Shareholder may pledge, mortgage, hypothecate or otherwise encumber his or her Stock subject to such terms, conditions and restrictions as the Executive Committee shall determine to be appropriate in the exercise of its sole discretion.

                  (2) Effect of Purported Transfer. Any purported Transfer or acquisition of shares of Stock in violation of paragraph B.(1) above shall be null and void. The purported transferee shall have no interest in any of the shares of Stock purported to be transferred. Any such purported Transfer or acquisition may and should be enjoined by the Corporation in the event that the Executive Committee so determines.

                  (3) Beneficial Ownership. Any purported Transfer in violation hereof will not affect the beneficial ownership of the shares of Stock. Thus, the Shareholder making the purported transfer will retain the right to vote and the right to receive distributions and liquidation proceeds related to those shares. Additionally, a Shareholder making the purported Transfer shall continue to report the portion of income or loss allocated by the Corporation in accordance with the provisions of the Code.

         C. Tender Requirement.

                  (1) Tender for Sale. Upon the occurrence of any Operative Event with respect to a Shareholder, the Disposing Shareholder, or his or her legal representative, as the case may be, must tender for sale all shares of Stock owned by the Disposing Shareholder. In the case of an Operative Event, the Disposing Shareholder is required to mail a Disposition Notice to the Corporation no less than one hundred twenty (120) days prior to the date of the proposed Transfer. Alternatively, upon an Operative Event of a Disposing Shareholder, the Corporation may mail a Disposition Notice to that Disposing Shareholder. Upon its receipt or its mailing of a

Disposition Notice, the Corporation shall have the exclusive right and option, exercisable at the sole discretion of the Executive Committee, as described in paragraph C.(2) to buy such shares of Stock, or any portion thereof, as provided herein. The Disposition Notice shall be sent by certified mail, if to the Corporation, to the attention of the president and the general counsel of the Corporation at the principal address of the Corporation, or if to the Disposing Shareholder at his or her last known address. In the event that the Operative Event involves a proposed Transfer pursuant to an offer to purchase or sell all or any portion of a Shareholder's Stock received or made by such Shareholder from or to a third party, the Disposition Notice shall set forth the full details of such proposed Transfer including, among other things, the name of the offeror or proposed purchaser or transferee, the number of shares covered by the offer, the purchase price per share, the terms of payment, whether for cash or credit (and if by credit, the maturity and interest rate), any and all other consideration being received or paid in connection with such proposed Transfer, and any and all other terms, conditions and details of such offer.

                  (2) Purchase by Corporation. Upon delivery of a valid Disposition Notice, the Corporation shall have the exclusive right and option, exercisable at any time within one hundred twenty (120) days after the mailing of a Disposition Notice, to purchase all or part of the Disposing Shareholder's shares of Stock at the Purchase Price and on the terms and conditions set forth herein. If the Corporation chooses to exercise the option (in whole or in part), it shall give written notification (the "Corporate Exercise Notice") to that effect to the Disposing Shareholder or his or her legal representative, as the case may be, setting forth the number and type of shares being purchased and the price and terms and conditions, in accordance with this Agreement, and such sale and purchase shall be closed on the one hundred twentieth (120th) day after the Corporate Exercise Notice is sent to the Disposing Shareholder or to his or her legal representative (or, if such date is not a business day, on the first business day thereafter).

                  (3) Third Party Bound. If, in accordance with this paragraph C., shares of Stock are Transferred to a third party, the Disposing Shareholder shall require, as a condition of the sale to such third party, that the purchaser or transferee of his or her shares will become a party to this Agreement, but only if the Corporation so desires and agrees to such purchaser becoming subject to this Agreement in a written notice sent to the Disposing Shareholder. All shares of Stock retained by the Disposing Shareholder shall remain subject to all of the provisions of the Articles of Incorporation.

         D. Insurance. In order to facilitate the purchase of shares of Stock upon the death of a Shareholder, the Corporation may, but is not required to, apply for and obtain separate policies of insurance upon the lives of each of the Shareholders payable to the Corporation; provided, however, that the purchase price of the shares of Stock and the manner and terms of payment therefor shall be governed in all respect by paragraphs E and F below. The Corporation will pay the premiums upon such policies and shall provide proof of payment of such premiums to any Shareholder, upon his or her request. The Corporation shall be the sole owner, and shall have the sole right to designate the beneficiary or beneficiaries, of such policy or policies.

         E. Purchase Price.

                  (1) Purchase Price. In the case of all Operative Events, the purchase price per share of Stock to be paid by the Corporation shall be the Purchase Price, as defined in paragraph (2) below.

                  (2) Agreed Value. The Corporation, at least annually, shall advise the Shareholders in writing of the price per share of Stock which the Corporation will pay to any and all Disposing Shareholders for shares tendered pursuant hereto. Each such determination of the "PURCHASE PRICE" shall become effective on the date specified by the Corporation and shall remain effective until the next determination of a new Purchase Price and shall be proportionately adjusted for any subsequent increase or decrease of the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other adjustment, or the payment of a stock dividend or other increase or decrease in the number of shares of Stock outstanding, effective without the receipt of consideration by the Corporation. It is specifically agreed that this Purchase Price shall be the purchase price paid by the Corporation hereunder to any Disposing Shareholder.

         F. Payment of Purchase Price.

                  (1) Transfer and Delivery of Stock. At the closing, or at some other time or place designated by all of the parties, the Disposing Shareholder or his or her legal representative shall deliver to the Corporation in exchange for the concurrent payment of the Purchase Price, the certificates of shares of the Stock being purchased, free and clear of all liens, claims, security interests and encumbrances, duly endorsed for transfer and bearing any necessary documentary stamps, and such assignments, certificates of authority, tax releases, consents to transfer by a fiduciary or representative of the Disposing Shareholder, and any instruments in evidence of the title of the Shareholder and of the parties' compliance with this Agreement, the federal and state securities laws, and any other agreements or regulations as may be recommended by counsel for the Corporation.

                  (2) Method. The manner of payment of the Purchase Price may be, at the option of the Corporation, either (i) the payment of the entire Purchase Price, by cash or by certified, bank cashier, or treasurer's check, or
(ii) down payment of twenty percent (20%) of such Purchase Price in cash at closing and delivery of a promissory note or promissory notes for the balance, in non-negotiable form, to the order of the Disposing Shareholder or his or her legal representative, pursuant to which the Corporation agrees to pay the balance in four (4) equal annual installments, with interest on the unpaid balance at the lesser of (i) the rate of the prime rate published in The Wall Street Journal per annum on the date of the closing or (ii) the highest non-usurious rate permitted by applicable law, with each installment of principal and interest payable annually on each anniversary date of the making of the promissory note, and with the right of the Corporation to prepay at any time without premium or penalty. The promissory note shall be secured by the pledge of Stock purchased thereby, with executed security instruments covering such pledged Stock, unless such pledge arrangement is waived by the Disposing Shareholder or his or her legal representative, as the case may be. Notwithstanding anything herein to the contrary, in the event that the Disposing Shareholder dies, the down payment provided for in clause (ii) above shall not be less than the proceeds received by the Corporation under the insurance, if any, described in paragraph D above.

         8. Subchapter S Provisions.

         A. Subchapter S Representation. Each Shareholder acknowledges that the Corporation has made a valid election to be treated, for federal and state income tax purposes, as an S corporation. Each Shareholder shall provide to the Corporation, immediately upon the Corporation's request, such properly signed consents or other documents as, in the opinion of the Corporation, may be necessary or useful to maintain the Corporation's status as an S corporation, and each Shareholder covenants that he or she will do nothing to interfere with the Corporation's maintenance of its status as an S corporation.

         B. Revocation of Election. In the event that the Shareholders, by the affirmative vote of at least eighty percent (80%) of the votes which all of the Shareholders are entitled to cast, determine to terminate the Corporation's status as an S corporation, and thereafter each Shareholder is provided with written notice of such determination, within sixty (60) days after the delivery of such notice, each Shareholder, if requested, will execute a consent to such revocation in the form prescribed by the Internal Revenue Service or any relevant state tax authority and shall deliver such consent to the Secretary of the Corporation. If the Corporation's S status is terminated under this paragraph B., in the event that the Executive Committee so determines, the Shareholders and the Corporation shall elect, if applicable, to have Section 1362(e)(2) of the Code not apply, as provided in Section 1362(e)(3) of the Code. Any person who was a Shareholder at any time during the S short year (as defined in Section 1362(e)(1)(A) of the Code) or who is a Shareholder on the first day of the C short year (as defined in Section 1362(e)(1)(B) of the Code) shall consent to such election.

         C. Inadvertent Termination of Subchapter S Election. In the event of a termination of the Corporation's status as an S corporation other than pursuant to paragraph B. above, if the Corporation and the Shareholders remaining after such termination desire that the Corporation's status as an S corporation be continued, the Corporation and all Shareholders as of and/or after the terminating event shall use their best efforts to obtain from the Internal Revenue Service a waiver of the terminating event on the ground of inadvertency. The Corporation and the Shareholders shall take such steps, and make such adjustments, as may be required by the Internal Revenue Service pursuant to Section 1362(f)(3) and (4) of the Code. If a Shareholder caused the terminating event to occur, he or she shall bear the expense of procuring the waiver, including the legal, accounting and tax costs of taking such steps, and of making such adjustments as may be required. If the inadvertent termination is not waived by the Internal Revenue Service and the Corporation's S status is permanently terminated, in the event that the Executive Committee so determines, the Corporation and the Shareholders shall make the election under Section 1362(e)(3) of the Code contemplated by paragraph B. above.

         D. Provision in Shareholder Wills. Each Shareholder shall use his or her best efforts to include in his or her will a direction and authorization to his or her executor in substantially the following form:

                  (a) My Executor is hereby directed and authorized to hold stock of an S Corporation, as defined in the Code (hereinafter "S Stock"), to make an election to have any corporation treated as an S Corporation, to enter into agreements with other shareholders or with the corporation relating to a transfer (including, without limitation, a sale, assignment, exchange, gift, donation, mortgage, hypothecation or other encumbrance or other disposition (a "Transfer") of S Stock or the management of the S Corporation, and to allocate amounts received and the tax on undistributed income between income and principal. During the administration of my estate, my Executor may allocate the tax deductions and credits arising from ownership of S Stock between income and principal. In making any such allocations, my Executor shall consider that the beneficiary is to have enjoyment of the property at least equal to that ordinarily associated with an income interest and in all events shall provide the required beneficial enjoyment to the beneficiary until such time as the S Stock is distributed to him or her.

                  (b) Any beneficiary of my estate who receives stock in an S Corporation as part of his or her distribution shall, prior to such distribution, enter into a written agreement with said S Corporation (i) to consent to any election to qualify the S Corporation as such; (ii) to do nothing to interfere with the S Corporation's maintenance of its status as such; (iii) not to Transfer the S Stock to any transferee who does not agree to execute a similar consent; (iv) not to Transfer the S Stock in such manner as will cause the S Corporation to lose its status as an S Corporation under the then applicable federal and state income tax statutes and regulations; and (v) if S status is inadvertently terminated, to join in any endeavor to obtain a waiver of the terminating event on the grounds of inadvertency from the Internal Revenue Service if the S Corporation desires that the S status should continue.

                  (c) Any S Stock distributed to a beneficiary shall bear an appropriate legend on the stock certificate stating that the Transfer of the stock is subject to and restricted to the extent set forth in subparagraph (b) above.

Notwithstanding the foregoing requirement, the failure of a Shareholder so to direct his or her executor shall not affect the validity of these Articles of Incorporation.

         E. Distributions to Pay Tax Liabilities.

                  (a) For the period during which the Corporation is an S Corporation (the "S Corp Period"), the Corporation shall promptly declare and make distributions during the S Corp Period to all Shareholders in a timely manner to allow the federal income tax (including, without limitation, estimated tax payments) attributable to the Corporation's taxable income during the S Corp Period that is passed through the Corporation to the Shareholders to be paid by such Shareholders when due (each, a "Due Date"). To satisfy this requirement, during the S Corp Period, the Corporation shall pay on or before five (5) days prior to each Due Date, an amount so that the cumulative amount of distributions during the S Corp. Period that have been designated by the Corporation as "Tax Distributions" are at least equal to the excess of (i) the sum of the products of (A) the Corporation's positive taxable income (as determined under Section 1366(a) of the Code) attributed to its Shareholders during each of its taxable periods during the S Corp Period multiplied by (B) the highest appropriate federal individual income tax rates in effect for each such taxable period (without regard to exemptions or phase-outs of lower tax rates, but with consideration of the character of any item and the deductibility of state taxes for federal income tax purposes), over

(ii) the sum of the products of (A) the Corporation's negative taxable income (as determined under Section 1366(a) of the Code) attributable to its Shareholders during each of its taxable periods during the S Corp Period multiplied by (B) the highest appropriate federal income tax rates in effect for each such taxable period (without regard to exemptions or phase-outs of lower tax rates, but with consideration of the character of any item and the deductibility of state taxes for federal income tax purposes). The Corporation's obligation to declare and make any such distributions to the Shareholders is subject to the restrictions governing dividends under the Texas Business Corporation Act and such other pertinent governmental or contractual restrictions as are now or may hereafter become effective. If the Corporation does not have sufficient funds available to permit it lawfully to declare and pay such distributions, the Shareholders and the Corporation shall take such action, adopt such resolutions, and cause such certificates and other documents to be filed as may be necessary to create sufficient funds to permit the making of such distributions, whereupon the Corporation shall declare and pay such distributions.

                  (b) No provision of this Article 8 shall cause the total distributions made with respect to any outstanding shares of stock of the Corporation to differ from the amounts paid with respect to any other outstanding shares of stock of the Corporation.

                  (c) No provision of this Article 8 shall be construed to limit the ability of the Corporation to declare and make additional distributions to Shareholders out of the assets of the Corporation legally available for such payment at such time or times as the Executive Committee may determine.

                  (d) The Corporation's payment of taxes on behalf of any Shareholder (by means of withholding or otherwise) shall be considered a distribution for purposes hereof, and the amount of distributions that the Shareholder is otherwise entitled to hereunder shall be adjusted accordingly consistent with Regulations Section 1.1361-1(1)(2)(ii).

         F. Nonrecognition of Certain Transfers.

                  (a) The Corporation will not, nor will it be compelled to, recognize any Transfer, or issue any certificate representing any Stock to any person who has not delivered to the Corporation (i) a written undertaking to be bound by the terms and conditions of this Agreement, and (ii) for so long as the Corporation's status as an S corporation continues, a written consent to the treatment of the Corporation as an S corporation. The Corporation will not, nor will it be compelled to, recognize any Transfer, or issue any certificate representing any Stock to any person or entity the Transfer to whom or to which in the opinion of the Corporation's counsel could disqualify the Corporation as an S corporation or disqualify it from eligibility for such status.

                  (b) The Corporation will not, nor be compelled to, recognize any Transfer made other than in accordance with the terms of the Articles of Incorporation, nor will it issue any certificate representing the Stock to any person who has received such Stock in a Transfer made other than in accordance with the terms of these Articles of Incorporation.

         G. Legends on Share Certificates. The following legend shall be imprinted conspicuously on the face of each certificate representing shares of
Stock:

                  NOTICE IS HEREBY GIVEN THAT THE TRANSFER (INCLUDING, WITHOUT LIMITATION, THE SALE, ASSIGNMENT, EXCHANGE, GIFT, DONATION, PLEDGE, MORTGAGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR OTHER DISPOSITION) OF THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AND RESTRICTED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION OF THE CORPORATION, AND ALL OF THE PROVISIONS OF SUCH ARTICLES ARE INCORPORATED BY REFERENCE IN THIS CERTIFICATE, SPECIFICALLY INCLUDING, BUT

                  NOT LIMITED TO, THOSE PROVISIONS OF THE ARTICLES RELATING TO THE CORPORATION'S TAX STATUS AS AN S CORPORATION.

         H. Election to Close Books. The Corporation, in the event the Executive Committee so determines, shall consent to close the books of the Corporation pursuant to Section 1377(a)(2) of the Code whenever a Shareholder sells all of his or her Stock on a day other than the last day of the Corporation's fiscal year if all "affected shareholders" (as defined in Section 1377(a)(2)(B) of the Code) shall consent thereto.

         9. Special Provisions Permitted to Be Set Forth in Articles of
Incorporation:

         A. Interested Directors and Officers.

                  (1) If paragraph (2) below is satisfied, no contract or transaction between the Corporation and any of its directors or officers (or any other corporation, partnership, association or other organization in which any of them directly or indirectly have a financial interest) shall be void or voidable solely because of this relationship or because of the presence or participation of such director or officer at the meeting of the Board or committee authorizing such contract or transaction, or because such person's votes are counted for such purpose.

                  (2) Paragraph (1) above will apply only if:

                           (a) The contract or transaction is fair to the
Corporation as of the time it is authorized or ratified by the Board of Directors, a committee of the Board, or the shareholders; or

                           (b) The material facts as to the relationship or
interest of each such director or officer as to the contract or transaction are known or disclosed: (i) to the shareholders entitled to vote thereon and they nevertheless in good faith authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes; or (ii) to the Board of Directors or the committee, and the Board or committee nevertheless in good faith authorizes or ratifies the contract or transaction by a majority of the disinterested directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote.

         B. Limitation of Liability. No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in the Director's capacity as a director, except to the extent otherwise expressly provided by statute of the State of Texas. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a Director of the Corporation existing at the time of the repeal or modification.

         C. Indemnification. The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Texas, indemnify and upon request shall advance expenses to any person who is or was a party to any threatened, pending, or completed action, suit, proceeding, or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to be a trustee, director or officer of the Corporation, or is or was serving at the request of the Corporation as a trustee, director, officer, partner, venturer or proprietor of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of any such action, suit, proceeding or claim. Such indemnification shall not be exclusive of any other indemnification rights arising under any bylaw, agreement, vote of Directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representations of such person. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any rights to indemnification of any such person existing at the time of the repeal or modification.

         D. Insurance. The Corporation may purchase and maintain insurance on any person who is or was a trustee, director or officer of the Corporation or is or was serving at the request of the Corporation as a trustee, director, officer, partner, venturer or proprietor of another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by him in any such position arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Article 9.C. above.

         E. Bylaws. The power to alter, amend, repeal, or adopt the Bylaws is hereby vested in the Board of Directors, subject to repeal or change by action of the Shareholders.

         F. Non-Cumulative Voting. At each election for Directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are Directors to be elected for whose election he has a right to vote. No shareholder shall have the right to cumulate his votes in any election of Directors.

         G. Shareholder Consent. It is hereby provided that, in accordance with
Article 9.10.A of the Texas Business Corporation Act, any action required to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

         10. Fair Price Provision. The stockholder vote required to approve any Business Combination (as hereinafter defined) shall be as set forth in this
Article 10.

         A. (1) Except as otherwise expressly provided in section B. of this Article 10:

                           (i) any merger or consolidation of the corporation or
any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger of consolidation would be, an Affiliate (as hereinafter defined) of any Interested Shareholder;

                           (ii) any sale, lease, exchange, mortgage, pledge,
transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of all or substantially all of the assets of the corporation or any Subsidiary;

                           (iii) the issuance or transfer by the corporation or
any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $2,000,000 or more;

                           (iv) the adoption of any plan or proposal for the
liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

                           (v) any reclassification of securities (including any
reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder; shall require the affirmative vote of the holders of at least ninety-five percent (95%) of all of the then-outstanding shares of the capital stock of the corporation, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law.

                  (2) The term "Business Combination" as used in this Article Ten shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (v) of paragraph (1) of this section A.

         B. The provisions of section A. of this Article Ten shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other provision of the corporation's Articles of Incorporation or Bylaws if the conditions specified below are met:

                  (1) the "Continuing Directors" (as hereinafter defined) of the corporation by at least an eighty percent (80%) vote:

                           (i) have expressly approved in advance the
acquisition of the outstanding shares of capital stock of the corporation that caused such Interested Person to become an Interested Person, or

                           (ii) have expressly approved such Business
Combination either in advance of or
subsequent to such Interested Person's having become an Interested Person; or

                  (2) the cash or fair market value (as determined by at least a majority of the Continuing Directors) of the property, securities or "Other Consideration to the Received" (as hereinafter defined) per share paid by the Interested Person to holders of the capital stock of the corporation in the Business Combination is not less than the "Fair Price" (as hereinafter defined) paid by the Interested Person in acquiring any of its holdings of the corporation's capital stock.

         C. For the purposes of this Article 10:

                  (1) A "person' shall mean any individual, firm, corporation or other entity.

                  (2) "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary) who or which:

                           (i) is the beneficial owner, directly or indirectly,
of more than ten percent (10%) of the shares of any class of the outstanding capital stock of the corporation;

                           (ii) is an Affiliate of the corporation and at any
time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the shares of any class of the outstanding capital stock of the corporation; or

                           (iii) is an assignee of or has otherwise succeeded to
any shares of any class of the outstanding capital stock of the corporation which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  (3) A person shall be a "beneficial owner" of any capital stock of the corporation:

                           (i) which such person or any of its Affiliates or
Associates (as hereinafter defined) beneficially owns, directly or indirectly;

                           (ii) which such person or any of its Affiliates or
Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                           (iii) which are beneficially owned, directly or
indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of such capital stock.

                  (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (2) of this section C., the number of shares of capital stock of the corporation deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this section
C. but shall not include any other shares of capital stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

                  (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (2) of this section C., the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly, by the corporation.

                  (7) "Continuing Director" means any member of the Board of Directors of the corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

                  (8) "Fair Price" shall mean the following: If there is only one class of capital stock of the corporation issued and outstanding, the Fair Price shall mean the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the corporation issued and outstanding, the Fair Price shall mean with respect to each class and series of capital stock of the corporation, the amount determined by a majority of the Continuing Directors to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Interested Person for any share or shares of any class or series of capital stock of the corporation. In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Interested Person with respect to the shares of capital stock of the corporation acquired by the Interested Person. In the case of any Business Combination with an Interested Person, a majority of the Continuing Directors shall determine the Fair Price for each class and series of the Capital stock of the corporation. The Fair Price shall also include interest compounded annually from the date an Interested Person became an Interested Person through the date the Business Combination is consummated at the rate of seven percent (7%) per annum less the aggregate amount of any cash dividends paid, and the fair market value of any dividends paid in other than cash, on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock.

                  (9) "Other Consideration to be Received" shall include, without limitation, Common Stock or other capital stock of the corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the corporation is the surviving corporation.

         D. A majority of the Board of Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder. Once the Board has made a determination pursuant to the preceding sentence that a person is an Interested Shareholder, a majority of the number of Directors who are Continuing Directors shall have the power and duty to interpret all of the terms and provisions of this Article Ten, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to determine compliance with this Article Ten, including, without limitation, (1) the number of shares of capital stock of the corporation beneficially owned by any person, (2) whether a person is an Affiliate or Associate of another, and (3) whether the applicable conditions set forth in section B. have been met with respect to any Business Combination.

         E. Nothing contained in this Article Ten shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         F. Notwithstanding any other provisions of the corporation's Articles of Incorporation or Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the corporation required by law, or by the corporation's Articles of Incorporation or Bylaws, the affirmative vote of the holders of at least ninety-five percent (95%) of the then-outstanding shares of the capital stock of the corporation, voting together as a single class, shall be required to alter, amend or repeal this Article.

         11. Registered Office and Agent. The street address of the Corporation's initial registered office and the name of its initial registered agent at such address are as follows:

     Registered Agent                  Registered Address
     ----------------                  ------------------
     Lamar C. Smith                 4100 South Hulen Street
                                    Fort Worth, Texas 76109

         12. Initial Directors. The number of directors constituting the initial board of director(s) is four (4), and the names and addresses of the persons who will serve as directors until the first annual meeting of the shareholders and until their successors have been elected and qualified are:

          Name                      Address
          ----                      -------
          Lamar C. Smith            4100 South Hulen Street
                                    Fort Worth, Texas 76109

          James N. Lanier           4100 South Hulen Street
                                    Fort Worth, Texas 76109

          Howard M. Crump           4100 South Hulen Street
                                    Fort Worth, Texas 76109

          Carroll H. Payne II       4100 South Hulen Street
                                    Fort Worth, Texas 76109

         This instrument is dated and signed effective the 29th day of October, 1998.

                                 FIRST COMMAND FINANCIAL CORPORATION



                                 By:  /s/ Lamar C. Smith
                                    -------------------------------------------
                                     LAMAR C. SMITH, Chairman of the Board and
                                     Chief Executive Officer

                                                     AS AMENDED OCTOBER 29, 1998
















                                     BYLAWS

                                       of

                       FIRST COMMAND FINANCIAL CORPORATION

                              (A Texas Corporation)

                                  TABLE OF CONTENTS

                                                                            Page
ARTICLE I:   OFFICES
 Sec. 1:1.    Registered Office and Agent
 Sec. 1:2.    Other Offices

ARTICLE II:  SHAREHOLDERS
 Sec. 2:1.    Place of Meetings
 Sec. 2:2.    Annual Meetings
 Sec. 2:3.    Special Meetings
 Sec. 2:4.    Notice
 Sec. 2:5.    Order of Business at Meetings
 Sec. 2:6.    Quorum
 Sec. 2:7.    Majority Vote; Withdrawal of Quorum
 Sec. 2:8.    Method of Voting
 Sec. 2:9.    Election of Directors
 Sec. 2:10.   Voting List
 Sec. 2:11.   Record Date; Closing Transfer Books
 Sec. 2:12.   Action Without Meeting

ARTICLE III:  DIRECTORS
 Sec. 3:1.    Management
 Sec. 3:2.    Place of Meetings
 Sec. 3:3.    Regular Meetings; Notice
 Sec. 3:4.    Special Meetings; Notice
 Sec. 3:5.    Quorum; Majority Vote
 Sec. 3:6.    Number; Qualification; Election; Term
 Sec. 3:7.    Removal and Vacancies of Directors
 Sec. 3:8.    Advisory Director
 Sec. 3:9.    Amendment of this Article III
 Sec. 3:10.   Procedure
 Sec. 3:11.   Compensation
 Sec. 3:12.   Action Without Meeting

ARTICLE IV:  OFFICERS
 Sec. 4:1.    Number and Qualification
 Sec. 4:2.    Term and Compensation
 Sec. 4:3.    Removal; Vacancies
 Sec. 4:4.    Authority
 Sec. 4:5.    Chairman of the Board
 Sec. 4:6.    President
 Sec. 4:7.    Vice President/Senior or Executive Vice President
 Sec. 4:8.    Secretary
 Sec. 4:9.    Treasurer

ARTICLE V:  CERTIFICATES OF STOCK
 Sec. 5:1.    Certificates
 Sec. 5:2.    Issuance
 Sec. 5:3.    Payment for Shares
 Sec. 5:4.    No Preemptive Rights
 Sec. 5:5.    Lien

 Sec. 5:6.    Lost, Stolen, or Destroyed Certificates
 Sec. 5:7.    Registered Owner
 Sec. 5:8.    Registration of Transfer

ARTICLE VI:  EXECUTIVE COMMITTEE
 Sec. 6:1.    Designation; Authority; Responsibility
 Sec. 6:2.    Procedure; Removal; Vacancies
 Sec. 6:3.    Meetings; Quorum; Majority Vote
 Sec. 6:4.    Action Without Meeting

ARTICLE VII:  MISCELLANEOUS PROVISIONS
 Sec. 7:1.    Notice
 Sec. 7:2.    Fiscal Year and Seal
 Sec. 7:3.    Checks and Notes; Books and Records
 Sec. 7:4.    Resignation
 Sec. 7:5.    Interested Directors, Officers, Shareholders
 Sec. 7:6.    Limitation of Liability
 Sec. 7:7.    Indemnification
 Sec. 7:8.    Dividends and Reserves
 Sec. 7:9.    Purchase Own Shares
 Sec. 7:10.   Annual Statement
 Sec. 7:11.   Construction
 Sec. 7:12.   Amendment of Bylaws

                                     BYLAWS

                                       OF

                       FIRST COMMAND FINANCIAL CORPORATION

                              (A Texas Corporation)


                                    ARTICLE I

                                     OFFICES

         Sec. 1:1. Registered Office and Agent. The registered office of First Command Financial Corporation (the "Corporation") is 4100 South Hulen, Fort Worth, Texas 76109.

         Sec. 1:2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Texas as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II

                                  SHAREHOLDERS

         Sec. 2:1. Place of Meetings. All meetings of the shareholders for the election of directors are to be held at such time and place, within or without the State of Texas, as is stated in the notice of the meeting or in a duly executed waiver of notice thereof. Except as specifically provided by the Texas Business Corporation Act, only holders of Voting Common Stock shall be entitled to vote at meetings of the shareholders of the Corporation.

         Sec. 2:2. Annual Meetings. An annual meeting of the shareholders is to be held on the first business day following the 5th of December of each year unless amended by notice duly given. At the meeting, the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.

         Sec. 2:3. Special Meetings. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by statute, by the Articles of Incorporation, or by these Bylaws, may be called by the President or the Board of Directors. Business transacted at a special meeting is to be confined to the objects stated in the notice of meeting.

         Sec. 2:4. Notice. Written or printed notice stating the place, day, and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice will be deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the shareholder at such shareholder's address as it appears on the stock transfer books of the Corporation.

         Sec. 2:5. Order of Business at Meetings. The order of business at annual meetings and so far as practicable at other meetings of shareholders will be as follows unless changed by the Board of Directors:

         (A)      Call to order
         (B)      Proof of due notice of meeting
         (C)      Determination of quorum and examination of proxies

         (D)      Announcement of distribution of annual statement
         (E) Reading and disposing of minutes of last meeting of shareholders
         (F)      Reports of officers and committees
         (G)      Unfinished business
         (H)      New business
         (I)      Election of directors
         (J)      Other business
         (K)      Adjournment

         Sec. 2:6. Quorum. The holders of a majority of the shares entitled to vote, represented at the meeting in person or by proxy, shall constitute a quorum at a meeting of shareholders. If a quorum is not represented in person or by proxy at a meeting of the shareholders, the shareholders entitled to vote thereat, represented in person or by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is represented in person or by proxy. At such adjourned meeting at which a quorum is represented in person or by proxy, any business may be transacted which might have been transacted at the meeting as originally notified.

         Sec. 2:7. Majority Vote; Withdrawal of Quorum. When a quorum is present at any meeting, the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy, will decide any question brought before such meeting; unless the question is one upon which, by express provisions of the statutes, of the Articles of Incorporation, or of these Bylaws, a different vote is required in which case such express provisions will govern and control the decision of such question. The shareholders present at a duly organized meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

         Sec. 2:8. Method of Voting. Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation and except as otherwise provided in the Texas Business Corporation Act. A shareholder may vote either in person or by proxy executed in writing by the shareholder or by such shareholder's duly authorized attorney-in-fact. No proxy will be valid after eleven months from the date of its execution unless otherwise provided in the proxy. A proxy will be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. Each proxy is to be filed with the Secretary of the Corporation prior to or at the time of the meeting. Any vote may be taken orally or by show of hands unless someone entitled to vote objects in which case written ballots are to be used.

         Sec. 2:9. Election of Directors. Directors are to be elected by plurality vote. Cumulative voting is not permitted.

         Sec. 2:10. Voting List. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of each and the number of voting shares held by each, which list, for a period of ten (10) days prior to such meeting, is to be kept on file at the registered office of the Corporation and is to be subject to inspection by any shareholder at any time during usual business hours. Such list is to be produced and kept open at the time and place of the meeting and will be subject to the inspection of any shareholder during the whole time of the meeting.

         Sec. 2:11. Record Date; Closing Transfer Books. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books will be closed for a stated period not to exceed sixty days. If the stock transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books are to be closed for at least ten (10) days immediately

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preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or the determination of shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, will be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided herein, such determination will apply to any adjournment thereof except when the determination has been made through the closing of stock transfer books, and the stated period of closing has expired.

         Sec. 2:12. Action Without Meeting. Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the actions so taken, are signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voting. Further, but subject to the provisions required or permitted for notice of meetings, the shareholders may participate in and hold a meeting of such shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                   ARTICLE III

                                    DIRECTORS

         Sec. 3:1. Management. The business and affairs of the Corporation are to be managed by the Board of Directors who may exercise all such powers of the Corporation and do all such lawful acts and things as are not (by statute or by the Articles of Incorporation or by these Bylaws) directed or required to be exercised by, or done or reserved to, the shareholders.

         Sec. 3:2. Place of Meetings. Meetings of the Board of Directors, regular or special, may be held either within or without the State of Texas.

         Sec. 3:3. Regular Meetings; Notice. Regular meetings of the Board of Directors are to be held without notice immediately following the annual meeting of shareholders and at the same place unless (by unanimous consent of the directors then elected and serving) such time or place shall be changed.

         Sec. 3:4. Special Meetings; Notice. Special meetings of the Board of Directors may be called by the President on twenty-four (24) hours notice to each director, either personally or by mail or telegram. Special meetings shall be called by the President or Secretary in like manner and on like notice in response to the written request of any two directors. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting unless required by these Bylaws. Attendance of a director at a meeting will constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         Sec. 3:5. Quorum; Majority Vote. A majority of the number of directors fixed by these Bylaws shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required

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by the Articles of Incorporation or these Bylaws. If a quorum is not present at a meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, unless a quorum is present.

         Sec. 3:6. Number; Qualification; Election; Term. The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) directors. The number of directors may be increased or decreased by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Common Stock of the corporation at any annual meeting or at any special meeting called for that purpose, provided, however, the number of directors shall in no event be less than three (3) nor more than fifteen (15). The Board shall be divided into three (3) classes, Class I, Class II, and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three and if a fraction is also contained in such quotient, then if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the directors shall be a member of Class III and the other shall be a member of Class II. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next ensuing, the directors first elected to Class II shall serve for a term ending on the second annual meeting following the meeting at which such directors were first elected, and the directors first elected to Class III shall serve a full term as hereinabove provided. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified unless he shall die, resign, become disqualified, disabled or shall otherwise be removed. At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If for any reason the number of directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the Board of Directors may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto.

         Sec. 3:7. Removal and Vacancies of Directors. Any director of the Corporation may be removed from the Board, with or without cause, only by a vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Common Stock entitled to vote thereon. Vacancies in the Board of Directors by reason of death, resignation, an increase in the number of directors, removal or other cause shall be filled by the vote of a majority of the remaining directors although less than a quorum. A director so selected by the remaining directors to fill a vacancy shall serve for the unexpired term of and in the same class as the director whose position is vacated, unless the person is selected to fill a vacancy created by an increase in the number of directors, in which event the remaining directors shall fill such vacancy consistent with the formula for classes of directors set forth in Section 3:6 above.

         Sec. 3:8. Advisory Director. The Board of Directors may appoint such number of advisory directors as it shall from time to time determine. Each advisory director appointed shall hold office for the term for which he is elected or until his earlier death, resignation, retirement or removal by the Board of Directors. The advisory directors may attend and be present at the meetings of the Board of Directors, although a meeting of the Board of Directors may be held without notice to the advisory directors and the advisory directors shall not be considered in determining whether a quorum of the Board of Directors is present. The advisory directors shall advise and counsel the Board of Directors on the business and operations of the Corporation as requested by the Board of Directors; however, the advisory directors shall not be entitled to vote on any matter presented to the Board of Directors.

         Sec. 3:9. Amendment of this Article III. Notwithstanding the provisions of Section 7:12 of these Bylaws with respect to amendment of the Bylaws, Article III of the Bylaws of the Corporation relating to a Classified Board, may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Voting Common Stock.

         Sec. 3:10. Procedure. The Board of Directors shall keep regular minutes of its proceedings. The minutes are to be placed in the minute book of the Corporation.

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         Sec. 3:11. Compensation. By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a director. No such payment will preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of the executive committee or of special or standing committees may, by resolution of the Board of Directors, be allowed like compensation for attending committee meetings.

         Sec. 3:12. Action Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors. Such consent will have the same force and effect as a unanimous vote at a meeting. Any such signed consent, or a signed copy thereof, is to be placed in the minute book of the Corporation. Further, but subject to the provisions required or permitted for notice of meetings, the directors may participate in and hold a meeting of such directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision will constitute presence in person at such meeting except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                   ARTICLE IV

                                    OFFICERS

         Sec. 4:1. Number and Qualification. The officers of the Corporation shall consist of a Chairman of the Board, Chief Executive Officer, President, a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors on the expiration of an officer's term or whenever a vacancy exists. The Corporation may also have such other officers (including Vice-Presidents, Assistant Secretaries and Assistant Treasurers) and assistant officers and agents as the Board of Directors may deem necessary, each of whom may be elected by the Board at any meeting. Any two or more offices may be held by the same person. No officer shall execute, acknowledge, verify or countersign any instrument on behalf of the Corporation in more than one capacity, if such instrument is required by law, by these Bylaws, or by any act of the Corporation to be executed, acknowledged, verified or countersigned by two or more officers. No officer or agent need be a director, and no officer or agent need be a shareholder, or a resident of the State of Texas.

         Sec. 4:2. Term and Compensation. Unless otherwise specified by the Board at the time of election or appointment or in an employment contract approved by the Board, each officer's and agent's term is to end at the first meeting of directors held after the next annual meeting of the shareholders. Such officer or agent shall serve until the end of such person's term or, if earlier, such person's death, resignation, or removal. The compensation of officers and agents is to be fixed from time to time by the Board of Directors.

         Sec. 4:3. Removal; Vacancies. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent will not of itself create contract rights. Any vacancy occurring in any office of the Corporation (by death, resignation, removal, or otherwise) may be filled by the Board of Directors.

         Sec. 4:4. Authority. All officers and agents of the Corporation, as between themselves and the Corporation, will have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or as may be determined by resolution of the Board of Directors not inconsistent with these Bylaws.


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         Sec. 4:5. Chairman of the Board. The Board of Directors may elect a
Chairman of the Board. The Chairman of the Board shall preside at all meetings of the directors and shareholders. When designated as such by the Board, the Chairman of the Board shall be the Corporation's Chief Executive Officer.

         Sec. 4:6. President. The President shall have general charge over the affairs of the Corporation. When the Chairman of the Board is designated as Chief Executive Officer, the President shall be subject to the direction of the Chairman of the Board. If the Chairman is not designated as Chief Executive Officer, then the President shall be Chief Executive Officer, subject only to the direction of the Board of Directors. The President shall, in any case, be the Chief Operating Officer of the Corporation.

         Sec. 4:7. Vice President/senior or Executive Vice President. Each Vice President shall perform such duties as may be assigned to him by the Chairman or the President. A Senior or Executive Vice President may be designated as such based upon tenure or responsibility.

         Sec. 4:8. Secretary. The Secretary shall be ex-officio Secretary of the Board of Directors, shall give or cause to be given all required meeting notices to the shareholders and directors, shall record all proceedings of the meetings of the shareholders and directors in a book to be kept for that purpose; and shall perform such other duties as may be assigned to him by the Board of Directors; he shall have custody of the seal of the Corporation and shall affix the same to any instrument when duly authorized to do so and attest the same, and he shall be sworn to the faithful discharge of his duties. This office may be combined with the office of Treasurer.

         Sec. 4:9. Treasurer. The Treasurer shall keep account of all monies of the Corporation received or disbursed, and shall deposit all monies and valuables in the name and to the credit of the Corporation in such banks and depositories as the Board of Directors shall designate. This office may be combined with any other office of the Corporation.

                                    ARTICLE V

                              CERTIFICATES OF STOCK

         Sec. 5:1. Certificates. The Corporation shall deliver certificates representing all shares to which shareholders are entitled; and such certificates shall be signed by the President and by the Secretary, or such other officers as the Directors of the Corporation may prescribe, and may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of such officer or officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar, either of which is other than the Corporation itself or an employee of the Corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer at the date of its issuance. Each certificate representing shares is to state upon the face thereof: (A) that the Corporation is organized under the laws of the State of Texas; (B) the name of the person to whom issued; (C) the number and class of shares and the designation of the series, if any, which such certificate represents; and (D) the par value of each share represented by such certificate or a statement that the shares are without par value.

         Sec. 5:2. Issuance. Shares (both treasury and authorized but unissued) may be issued for such consideration (not less than par value) and to such persons as the Board of Directors may from time to time determine. Shares may not be issued until the full amount of the consideration, fixed as provided by law, has been paid.

         Sec. 5:3. Payment for Shares. The consideration paid for the issuance of shares is to consist of any tangible or intangible benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or property (tangible or intangible) actually received. In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of the consideration received for shares will be

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



conclusive. When such consideration has been paid to the Corporation, the shares will be deemed to have been issued, the shareholder entitled to receive such issue will be a shareholder with respect to such shares, and the shares will be considered fully paid and nonassessable. The consideration received for shares will be allocated by the Board of Directors in accordance with law between stated capital and capital surplus accounts.

         Sec. 5:4. No Preemptive Rights. No shareholder or other person may have any preemptive rights whatsoever to acquire additional, unissued, or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares, or any other securities or property whatsoever.

         Sec. 5:5. Lien. For any indebtedness of a shareholder to the Corporation, the Corporation will have a first and prior lien on all shares of its stock owned by such shareholder and on all dividends or other distributions declared thereon.

         Sec. 5:6. Lost, Stolen, or Destroyed Certificates. The Corporation shall issue a new certificate in place of any certificate for shares previously issued if the registered owner of the certificate: (A) makes proof in affidavit form that it has been lost, destroyed, or wrongfully taken; (B) requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (C) gives a bond in such form, and with such surety or sureties, with fixed or open penalty as the Corporation may direct, to indemnify the Corporation (and its transfer agent and registrar, if any) against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and (D) satisfies any other reasonable requirements imposed by the Corporation. When a certificate has been lost, apparently destroyed, or wrongfully taken, and the holder of record fails to notify the Corporation within a reasonable time after such holder has notice of it, and the Corporation registers a transfer of the shares represented by the certificate before receiving such notification, the holder of record is precluded from making any claim against the Corporation for the transfer or for a new certificate.

         Sec. 5:7. Registered Owner. Prior to due presentment for registration of transfer of a certificate for shares, the Corporation may treat the registered owner as the person exclusively entitled to vote, to receive notices, and otherwise to exercise all the rights and powers of a shareholder.

         Sec. 5:8. Registration of Transfer. The Corporation shall register the transfer of a certificate for shares presented to it for transfer if: (A) the certificate is properly endorsed by the registered owner or by such owner's duly authorized attorney; (B) the signature of such person has been guaranteed by a national banking association or member of a national stock exchange, and reasonable assurance is given that such endorsements are effective; (C) the Corporation has no notice of an adverse claim or has discharged any duty to inquire into such a claim; and (D) any applicable law relating to the collection of taxes has been complied with.

                                   ARTICLE VI

                               EXECUTIVE COMMITTEE

         Sec. 6:1. Designation; Authority; Responsibility. The Board of Directors may, by resolution adopted by a majority of the full Board of Directors fixed by the Bylaws, designate from among its members an executive committee and one or more other committees, each of which shall be comprised of one or more members and, to the extent provided in such resolution will have and may exercise all of the authority of the Board of Directors, except that no such committee may have the authority of the Board of Directors to amend the Articles of Incorporation, approve a plan of merger or consolidation, recommend to the shareholders the sale, lease, or exchange of all or substantially all of the property and assets of the Corporation otherwise than in the usual and regular course of its business, recommend to the shareholders a voluntary dissolution of the Corporation or a revocation thereof, amend, alter, or repeal the Bylaws of the Corporation or adopt new Bylaws for the Corporation, fill vacancies in or remove members of the Board of Directors of any such committee, fix the compensation of any member of such committee, or alter or repeal any resolution of the Board of Directors which by its terms provides that it is not so

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amendable or repealable; and, unless such resolution, the Articles of
Incorporation, or these Bylaws of the Corporation expressly so provide, no such committee may declare a dividend or authorize the issuance of shares of the Corporation. The designation of such committee and the delegation thereto of authority will not operate to relieve the Board of Directors or any member thereof of any responsibility imposed by law.

         Sec. 6:2. Procedure; Removal; Vacancies. The executive committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required. The minutes of the proceedings of the executive committee are to be placed in the minute book of the Corporation. Any member of the executive committee elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby. A vacancy occurring in the executive committee (by death, resignation, removal, or otherwise) may be filled by the Board of Directors in the manner provided above for original designation.

         Sec. 6:3. Meetings; Quorum; Majority Vote. The time, place, and notice (if any) of executive committee meetings shall be determined by the executive committee. At meetings of the executive committee, a majority of the number of members designated by the Board of Directors will constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present will be the act of the executive committee except as otherwise specifically provided by statute or by the Articles of Incorporation or by these Bylaws. If a quorum is not present at a meeting of the executive committee, the members present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

         Sec. 6:4. Action Without Meeting. Any action required or permitted to be taken at a meeting of the executive committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the executive committee. Any such signed consent, or a signed copy thereof, is to be placed in the minute book of the Corporation. Further, but subject to the provisions required or permitted for notice of meetings, the members of the executive committee may participate in and hold a meeting of such members of the executive committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision will constitute presence in person at such meeting except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Sec. 7:1. Notice. Whenever by statute, the Articles of Incorporation, or these Bylaws notice is required to be given to a director or shareholder, and no provision is made as to how the notice is to be given, it is not to be construed to mean personal notice, but any notice may be given (A) in writing, by mail, sufficient postage prepaid, addressed to the director or shareholder at the address appearing on the books of the Corporation, or (B) in any other method permitted by law. Any notice required or permitted to be given by mail will be deemed given at the time when the same is deposited in the United States mail. Whenever any notice is required to be given to a shareholder or director of the Corporation under the provisions of the Texas Business Corporation Act or under the provisions of the Articles of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, will be equivalent to the giving of such notice.

         Sec. 7:2. Fiscal Year and Seal. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors. The corporate seal (of which there may be one or more exemplars) shall contain the name of the Corporation and the name of the state of incorporation. The seal may be used by impressing it or reproducing a facsimile of it or otherwise.

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



         Sec. 7:3. Checks and Notes; Books and Records. All checks or demands for money and notes of the Corporation are to be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate. The Corporation shall keep correct and complete books and records of account, shall keep minutes of the proceedings of its shareholders and Board of Directors, and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders giving the names and addresses of all shareholders and the number and class of the shares held by each. Any books, records, and minutes may be in written form or in any other form capable of being converted into written form within a reasonable time.

         Sec. 7:4. Resignation. Any director, officer, or agent may resign by giving written notice to the President or the Secretary. Any such resignation will become effective at the time specified therein or immediately if no time is specified therein. Unless otherwise so specified, the acceptance of such resignation will not be necessary to make it effective.

         Sec. 7:5. Interested Directors, Officers, Shareholders.

                  (A) If paragraph (B) below is satisfied, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other Corporation, partnership, association or other organization in which one or more of the Corporation's directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose.

                  (B) Paragraph (A) above will apply only if:

                           (1) The contract or transaction is fair to the
Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee of the board, or the shareholders; or

                           (2) The material facts as to the relationship or
interest of the director or officer and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

                           (3) The material facts as to the relationship or
interest of the director or officer and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders.

                  (C) For purposes of paragraphs (A) and (B) above, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

         Sec. 7:6. Limitation of Liability. No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in the Director's capacity as a director, except to the extent otherwise expressly provided by statute of the State of Texas. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a Director of the Corporation existing at the time of the repeal or modification.

         Sec. 7:7. Indemnification. The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Texas, indemnify and upon request shall advance expenses to any person who is or was a party to any threatened, pending, or completed action, suit, proceeding, or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to be a trustee, director or officer of the Corporation, or is or was serving at the request of the Corporation as a trustee, director, officer,

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partner, venturer or proprietor of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of any such action, suit, proceeding or claim. Such indemnification shall not be exclusive of any other indemnification rights arising under any bylaw, agreement, vote of Directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representations of such person. Any repeal or modification of this Section shall be prospective only, and shall not adversely affect any rights to indemnification of any such person existing at the time of the repeal or modification.

         Sec. 7:8. Dividends and Reserves. Subject to statute and the Articles of Incorporation, dividends may be declared by the Board of Directors at any regular or special meeting and may be paid in cash, in property, or in shares of the Corporation. The declaration and payment will be at the discretion of the Board of Directors. By resolution the Board of Directors may create such reserve or reserves out of the earned surplus of the Corporation as the directors from time to time in their discretion think proper to provide for contingencies, to equalize dividends, to repair or maintain any property of the Corporation, or for any other purpose they believe to be beneficial to the Corporation. The directors may modify or abolish any such reserve in the manner in which it was created.

         Sec. 7:9. Purchase Own Shares. The Corporation may, directly or indirectly, purchase its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

         Sec. 7:10. Annual Statement. At least ten (10) days before each annual meeting, the Board of Directors shall mail to each shareholder of record a full and clear statement of the business and condition of the Corporation including a reasonably detailed balance sheet, income statement, and surplus statement, all prepared in conformity with generally accepted accounting principles applied on a consistent basis.

         Sec. 7:11. Construction. Whenever the context so requires, the masculine will include the feminine and neuter, and the singular will include the plural, and conversely. If any portion of these Bylaws is determined invalid or inoperative, then, so far as is reasonable and possible, the remainder of these Bylaws is to be considered valid and operative, and effect is to be given to the intent manifested by the portion held invalid or inoperative. The table of contents and headings used in these Bylaws have been inserted for convenience only and do not constitute matters to be construed in interpretation.

         Sec. 7:12. Amendment of Bylaws. These Bylaws may be altered, amended, or repealed at any meeting of the Board of Directors at which a quorum is present by the affirmative vote of a majority of the directors present at such meeting, provided notice of the proposed alteration, amendment, or repeal is contained in the notice of such meeting.

                                - END OF BYLAWS -

         I, the undersigned, being the Secretary of the Corporation DO HEREBY CERTIFY THAT the foregoing, consisting of 25 pages total, are the Bylaws of First Command Financial Corporation, as adopted by the unanimous written consent of the Board of Directors of said Corporation effective April 3, 1998, and as amended by the unanimous written consent of the Board of Directors of said Corporation effective October 29, 1998.


                                          /s/ Sandra T. Allen
                                          -----------------------------------
                                          Sandra T. Allen, Secretary

                                                                        ANNEX F














                        TAX OPINION OF ERNST & YOUNG LLP

[Letterhead]



October 30, 1998

Board of Directors
Independent Research Agency for Life Insurance, Inc.
USPA & IRA Building
4100 South Hulen Street
P.O. Box 2387
Fort Worth, TX  76113

Gentlemen:

Pursuant to your request, we submit this memorandum setting forth our opinion with respect to certain U.S. federal income tax consequences that should arise from the (i) proposed merger (the "Proposed Merger") of Independent Research Agency for Life Insurance, Inc. ("IRA") with and into First Command Financial Corporation ("First Command") pursuant to the Agreement and Plan of Merger, dated July 1, 1998, and (ii) implementation by IRA, prior to and separate from the Proposed Merger, of the proposed deferred compensation plan, as described below.

In rendering the opinions expressed below, we have relied upon the completeness, truth and accuracy, at all relevant times, of the following documents (collectively, the "Documents"):

1. The Agreement and Plan of Merger, dated July 1, 1998, by and between IRA and First Command;

2.  The Preliminary Proxy Statement, dated October 13, 1998;

3. The Statement of Facts and Representations, dated July 1, 1998, issued by authorized representatives of IRA and First Command to Ernst & Young LLP;

4.  Form of Shareholders' Agreement;

5.  Form of Restated Articles of Incorporation, as proposed to be amended;

6. The Mission Accomplishment Plan for a Select Group of Management of Independent Research Agency for Life Insurance, Inc., the Mission Accomplishment Plan for Agents of Independent Research Agency for Life Insurance, Inc., the Mission Accomplishment Plan for a Select Group of Highly Compensated Employees of Independent Research Agency for Life Insurance, Inc., and the Mission Accomplishment Plan for a Select Group of Key Employees of Independent Research Agency for Life Insurance, Inc. (collectively, the "MAP");

7.  The IRA MAP Board Grant Declaration and Administrative Policies; and

8. The MAP Award Agreement entered into by and between participating individuals and IRA, and the accompanying MAP Certificate and Plan Summary.

Additionally, in rendering the opinions expressed below, you have represented to us and we are relying upon, without any independent investigation or review thereof, that the following are true:

1. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents; and

2. The genuineness of all signatures, the due authorization, execution, and delivery of all relevant documents by all parties thereto, and the due authority of all persons executing such documents.

Authorized representatives of IRA and First Command have represented to us that the Documents provide a complete and accurate description of the facts and circumstances surrounding the Proposed Merger. We have made no independent investigation of such facts and circumstances, and any change or modification to such facts and circumstances or to the Documents may materially affect the opinions expressed herein.


Statement of Business Purpose

Authorized representatives of IRA and First Command have represented to us that the primary business purpose for the Proposed Merger is to de-register the Class B stock under the Securities Exchange Act of 1934 (the "Exchange Act"), which will allow IRA to avoid the reporting requirements of the Exchange Act. IRA currently incurs significant costs related to its status as a public reporting corporation under the federal securities laws, including indirect costs arising from, among other things, the time and effort expended by executives of the company preparing and reviewing public filings, furnishing information to shareholders, and attending to various other shareholder matters. IRA anticipates that the termination of its registration under the Exchange Act will eliminate such significant costs and expenses (both direct and indirect) arising from various regulatory and reporting requirements imposed by federal securities laws.

An additional business purpose for the Proposed Merger is to achieve administrative simplicity and reduce the compliance responsibilities that would be present if both IRA and First Command operated as separate S corporations going forward.

Statement of Facts as Represented by IRA

                                   Background

IRA, a Texas corporation, was formed in December, 1980, as a Texas insurance agency. IRA began operations in March, 1981, upon the receipt of all the assets and liabilities of Independent Research Agency for Life Insurance, a Texas general partnership. Included in the transfer of the assets and liabilities from the general partnership to IRA was all the outstanding stock of Independent Research Agency for Life Insurance, Inc., a Hawaii corporation.

In March, 1981, IRA acquired all the outstanding stock of United States Planning Association, Inc. ("USPA"), a Texas corporation. IRA subsequently organized several operating subsidiaries which currently operate in Wyoming, Montana, New York, Nevada, and Alabama. All IRA subsidiaries (the "IRA Subsidiaries") except USPA and First Command Bank ("FCB") were formed and are being maintained to permit IRA to do business in those states in which the entities are registered to do business. Neither IRA nor any IRA Subsidiary is, or at any relevant time has been, a life insurance company within the meaning of Treas. Reg. Section 1.801-3.

IRA and the IRA Subsidiaries (excluding USPA and FCB) are engaged in the sale of insurance products to United States active duty and former commissioned, warrant and noncommissioned military personnel. IRA and the IRA Subsidiaries (excluding USPA and FCB) conduct their business through independent contractors (typically referred to as "agents") located in approximately 149 cities throughout the United States, in one U.S. territory, and in three foreign countries. All IRA Subsidiaries are, and at all relevant times have been, wholly-owned by IRA.

USPA acts as a broker/dealer of several widely-owned mutual funds pursuant to written agreements with certain investment companies. Such agreements give USPA the non-exclusive right to sell shares of such mutual funds through USPA agents and/or the agents of IRA. USPA is, and its selling agents are, registered with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc.

In November of 1996, IRA received approval from the Office of Thrift Supervision to organize and operate a federal savings bank. In March of 1997, IRA formed FCB as a wholly-owned first-tier subsidiary. FCB commenced banking operations on April 21, 1997. FCB makes commercial and consumer loans and receives deposits primarily from clients of IRA and the IRA Subsidiaries. FCB is a bank as defined in Section 581 of the Internal Revenue Code of 1986, as amended (the "IRC").

IRA and the IRA Subsidiaries share common employees, sales agents and representatives, and office facilities. The home offices of IRA and the IRA Subsidiaries are located in Fort Worth, Texas.

                              Stockholder's Equity

IRA has, and at all relevant times has had, two classes of common stock outstanding - Class A and Class B. IRA does not currently have, nor at any relevant time has it had, any preferred stock issued and outstanding. IRA does not currently have, nor at any relevant time has it had, any outstanding options, warrants, or convertible debt instruments.

Class A common stock is voting common stock. There are currently 25 shares of Class A voting common stock issued and outstanding, all of which are owned by 14 individuals. Carroll Payne, II, the son of IRA's founder, and persons related to Carroll Payne, II own 12 shares (48% of the vote and value) of the Class A common stock.(1) Members of the Board of Directors of IRA (unrelated to Carroll Payne, II) own 10 shares (40% of the vote and value) of the Class A common stock. The remaining three shares are owned by other unrelated individuals. All owners of Class A common stock have owned their respective shares for at least two years except one Class A shareholder who purchased her one share of Class A stock in December of 1997 from a retiring Class A shareholder, and one Class A shareholder who purchased his one share of Class A stock in March of 1998. As of June 15, 1998, the individuals owning Class A common stock also own approximately 38% of the Class B common stock.

The Class B common stock is nonvoting common stock. As of October 30, 1998, there were approximately 942,808 shares of Class B common stock issued and outstanding, which were owned by approximately 496 individuals. The Class B shares are registered with the SEC pursuant to Section 12(g) of the Exchange Act. A majority of the Class B shareholders are independent insurance agents through which IRA sells its products. IRA has historically paid a substantial portion of its annual operating profits to its stockholders in the form of an annual dividend. Substantially all the owners of Class B common stock have owned their respective shares for at least two years.

All shares of issued and outstanding IRA common stock are subject to varying degrees of limited transferability, and, according to IRA legal counsel, cannot be owned by persons other than insurance agents licensed in the State of Texas.

-----------------

(1) Carroll Payne, II currently owns three shares of the Class A common stock. Naomi Payne and Debra Payne, Carroll's sisters, each own three shares of the Class A common stock, and Freda Payne, Carroll's stepmother, owns an additional three shares of such stock.

The stock owned by the Payne family members described in footnote 1, supra (the "Payne Family Members"), are subject to a stock agreement, dated March 22, 1983 (the "Payne Family Stock Agreement"), between such family members and IRA that provides (among other things) that in the event a Payne Family Member desires to sell or otherwise dispose of all or any portion of his or her Class A common stock, or in the event of the death of a Payne Family Member, the other Payne Family Members shall have the option to purchase such shares, on a proportionate basis, for a period of sixty (60) days. If the other Payne Family Members choose not to exercise their right of first refusal with respect to the Class A stock, the Payne Family Stock Agreement provides that IRA shall purchase such stock. With respect to the Class B stock, the Payne Family Stock Agreement provides that, in the event a Payne Family Member desires to sell any Class B common stock, IRA has a right of first refusal with respect to such stock and if it fails to exercise such right, the person to whom Class B common stock is offered must be a properly licensed insurance agent under contract with IRA and must execute a stock agreement with IRA limiting his or her ownership and transferability rights.

The owners of Class A common stock who are not Payne Family Members are subject to a stock agreement (the "Class A Stock Agreement") pursuant to which (among other things) IRA has the right to acquire the Class A stock within a period of ninety (90) days in the event the shareholder (i) fails to continue as a licensed insurance agent, (ii) ceases to be a duly authorized agent of IRA,
(iii) dies, or (iv) desires to sell his or her shares. The terms of the Class A Stock Agreement provide that IRA, in its sole discretion, shall annually determine the price at which IRA will repurchase any Class A shares.

The owners of Class B common stock who are not Payne Family Members are subject to a stock agreement (the "Class B Stock Agreement") pursuant to which the Class B stock will be repurchased by IRA, within ninety (90) days, if the shareholder
(i) fails to continue as a licensed insurance agent, (ii) ceases to be a duly authorized agent of IRA, (iii) dies, or (iv) desires to sell or dispose of his or her shares. The terms of the Class B Stock Agreement provide that IRA, in its sole discretion, shall annually determine the price at which IRA will repurchase any Class B shares.(2)

                                SAR and DER Plan

On June 27, 1998, IRA's Board of Directors approved and adopted the MAP. The primary purpose of the MAP is to provide agents and a select group of key employees and independent contractors of IRA (and its affiliates) an opportunity to participate in the success of IRA. Under the MAP, IRA will award "stock appreciation rights" ("SARs")


------------------

(2) The Class B common stock will have an expected redemption price as of November 23, 1998, as determined by the Board of Directors in accordance with the Class B Stock Agreement, of $28.24 per share.

along with "dividend equivalent rights" ("DERs") to agents and employees for services rendered. A SAR is the right to participate in the undistributed earnings of IRA. A DER is the right to participate when the Board of Directors declares a dividend equivalent based upon the earnings of IRA. The number of SAR/DER units that are awarded will vary from time to time as determined by IRA in its sole discretion. Participation in the MAP is limited to agents, a select group of management employees, and certain other key employees of IRA ("Participants") as determined from time to time by the Board of Directors in its sole discretion for services rendered.

There are two types of MAP awards: (1) a SAR which increases in value as determined by IRA, and (2) a DER that participates in an annual cash dividend equivalent declared by the Board. The Board will grant a Participant one or more MAP Units for services rendered, each of which refers collectively to a single SAR unit and a single DER unit. IRA will determine annually the number of MAP Units to grant based on IRA's Future Incentive Commission needs, Profit Sharing Plan needs, and other factors. The value of each SAR will be established no less frequently than annually.

At the end of the exercise period or following separation of service, SAR holders are entitled to exercise their rights to receive a cash payment equal to the difference between (1) the per SAR unit value determined by IRA as of the last day of the calendar quarter during which the participant provides the Plan Administrator with a written request for a cash payment on an approved form, less (2) the per SAR unit value as of the date of grant. A DER unit is exercised when the Board declares a cash dividend equivalent to be paid before the end of the plan year.

SARs and DERs may not be transferred, pledged, assigned, or otherwise encumbered in any manner except as specified in the MAP Agreement. There will be no separate account, fund, trust, insurance policy, or other source of funding related to the grant of SARs or DERs under the MAP. Payment of SAR awards will be made in cash from the general assets of IRA. IRA may maintain and transfer property to satisfy obligations arising under a DER. The Board, in its sole and absolute discretion, has the power to interpret and administer the MAP including, but not limited to, setting MAP policy, determining award amounts, and determining valuation methods.

                       First Command Financial Corporation

IRA currently owns land adjacent to its current headquarters on which IRA intended to construct a parking garage (the "Facilities"). In April, 1998, Lamar Smith, Jim Lanier, Howard Crump and Carroll Payne, II formed First Command with the intent that First

Command would construct the Facilities.(3) In June of 1998, Carroll Payne, II gifted 25 shares of First Command stock to Freda Payne. It was anticipated that First Command would rent parking spaces to current and future tenants leasing space in IRA's building, and that the remaining parking spaces would be rented to IRA employees. The Board of Directors of IRA believed it prudent (and continue to believe it prudent) to utilize a separate legal entity to design, construct and operate the Facilities in an effort to minimize IRA's legal liability risk with respect to such activities.

First Command currently employs two full-time employees, has its own officers and directors separate and distinct from IRA,(4) and, according to First Command legal counsel, has complied with all corporate formalities necessary to be respected as a separate legal entity for Texas law purposes. Authorized representatives of First Command have entered into executory legal contracts for the design and construction of the Facilities, and have executed a 99-year ground lease with IRA with respect to the property upon which the Facilities will be constructed. Construction of the Facilities began on June 20, 1998. First Command anticipates hiring additional employees in the near future as construction of the Facilities progresses and operations expand.

First Command has made a timely election under IRC Section 1362 to be treated as an S corporation for federal income tax purposes.

                              Proposed Action Steps

For the business purposes stated above, the Board of Directors of IRA and the Board of Directors of First Command have decided to consolidate the operations of IRA and First Command by effecting the Proposed Merger pursuant to the following steps:

1. The operating assets and liabilities of First Command will be contributed to a wholly-owned subsidiary of First Command prior to the Proposed Merger in an effort to continue to segregate potential liabilities arising from the parking garage from the assets of IRA. The subsidiary will be either a single member limited liability company or will be a corporation that elects under IRC Section 1361(b)(3) to be a qualified subchapter S subsidiary.

2. First Command will obtain the financing (approximately $18 million) from IRA necessary to effect the Proposed Merger. IRA will obtain financing from an unrelated


--------------------
(3) The individuals who formed First Command were (and are) members of the Executive Committee of IRA and currently hold both Class A and Class B common stock of IRA.

(4) First Command's Board Members own stock of IRA and currently serve on either IRA's Board of Directors or Executive Committee. Not all members of IRA's Board of Directors and/or Executive Committee serve on First Command's Board. The meetings of the Board of Directors of First Command and IRA are held at separate times and are evidenced by separate minutes.

    third-party lender (approximately $16 million).(5) In the Proposed Merger, First Command will assume IRA's obligation to the third-party lender.

3. IRA will merge (pursuant to Texas law) with and into First Command, with First Command as the surviving corporation, in exchange for (i) First Command voting common stock, (ii) First Command nonvoting common stock, and
    (iii) approximately $16.9 million. As part of the Proposed Merger, (i) IRA's Class A shareholders will exchange their IRA Class A stock solely for First Command voting common stock (except to the extent any Class A shareholders exercise dissenters rights and receive solely cash for their stock), (ii) IRA's Class B shareholders who also own IRA Class A stock will exchange their IRA Class B stock solely for First Command nonvoting common stock (except to the extent such shareholders choose the cash option or exercise dissenters rights and receive cash for their stock), and (iii) IRA's Class B shareholders who do not own IRA Class A stock will exchange their IRA Class B stock solely for cash of approximately $28.24 per share (without interest). The voting and nonvoting stock to be issued by First Command will carry shareholder rights identical in all respects except for the right to vote. The First Command shareholders immediately before the Proposed Merger will continue to own their equity in First Command after the Proposed Merger.

4.  First Command will change its name to IRA.

5. First Command will make a timely election under IRC Section 1361(b)(3) causing the IRA Subsidiaries to be qualified subchapter S subsidiaries for federal income tax purposes.

                           New Shareholders' Agreement

Authorized representatives of IRA have represented that in connection with the Proposed Merger, the existing shareholder agreements will be terminated and a new Shareholders' Agreement will be entered into by and between First Command (which will have changed its name to IRA) and its shareholders. The new Shareholders' Agreement will provide for, among other things, (i) restrictions on the transfer of First Command stock that could cause First Command to exceed the maximum number of shareholders permitted for an S corporation under the IRC,
(ii) a right of first refusal of First Command to purchase its stock from its shareholders in the event of a sale or other disposition of such stock, the death of a shareholder, any termination of marriage by death or divorce, any threatened or actual bankruptcy of a shareholder for the purpose of protecting First Command's S election, the termination of a shareholder as a Texas life insurance agent, or any threatened or actual levy by a creditor or claimant upon First Command stock held by a

--------------------
(5) Such financing will likely be supplied by Norwest Bank, N.A.

shareholder, and (iii) certain provisions with respect to the S corporation status of First Command. The new Shareholders' Agreement will also provide that all First Command stock (voting and nonvoting) will carry identical distribution and transfer rights, and that annual distributions will be paid to shareholders to enable shareholders to pay federal and state income tax resulting from the corporate income passed through to such shareholders. Additionally, the new Shareholders' Agreement provides that no binding agreement has been, or will be entered into altering a shareholder's right to distribution or liquidation proceeds.

Statement of Representations

The following representations have been made by authorized representatives of IRA and First Command, as reflected in the Statement of Facts and Representations, dated July 1, 1998, with respect to the Proposed Merger:

a) The Proposed Merger will qualify as a statutory merger pursuant to applicable provisions of the Texas Business Corporation Act.

b) The value of First Command stock and other consideration received by each IRA shareholder will be approximately equal to the value of the IRA stock surrendered in the exchange.

c) To the best knowledge and belief of the management of IRA, there is no plan or intention on the part of the shareholders of IRA to sell, exchange, or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, or consent to the sale or other disposition of (each of the foregoing, a "disposition") a number of shares of First Command stock received in the Proposed Merger that would reduce the IRA shareholders' ownership of First Command stock to a number of shares having a value, as of the date of the Proposed Merger, of less than 50% of the value of the formerly outstanding IRA stock as of the same date. In addition, (i) there has been no "disposition" of shares of IRA stock in anticipation of the Proposed Merger and (ii) there is no plan or intention on the part of any shareholders of IRA to effect a "disposition" of shares of IRA stock in anticipation of the Proposed Merger. Moreover, (i) there has been no distribution of property by IRA to a shareholder of IRA with respect to its stock in anticipation of the Proposed Merger and (ii) there is no plan or intention on the part of IRA to effect a distribution of property to a shareholder of IRA with respect to its stock in anticipation of the Proposed Merger. For purposes of this representation, IRA stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of First Command stock have been treated as outstanding IRA stock on the date of the Proposed Merger.

d) First Command has no plan or intention to reacquire any of its stock issued in the Proposed Merger, other than pursuant to the right of first refusal in
    Article III of the new Shareholders' Agreement.

e) There is no plan or intention to liquidate First Command; to merge First Command with or into another corporation; or to cause First Command to sell or otherwise dispose of any of the assets of IRA acquired in the Proposed Merger, except for dispositions made in the ordinary course of business.

f) The liabilities of IRA to be assumed by First Command and the liabilities to which the assets of IRA are subject were incurred by IRA in the ordinary course of business and are associated with the assets to be transferred.

g) Following the Proposed Merger, First Command will continue the historic business of IRA or will use a significant portion of IRA's historic business assets in a business.

h) There is no intercorporate indebtedness existing between IRA and First Command which was acquired, or will be settled, at a discount.

i) Neither IRA nor First Command is an "investment company" as that term is defined in IRC Section 368(a)(2)(F)(iii), or if either IRA or First Command is an "investment company" pursuant to IRC Section 368(a)(2)(F)(iii), neither is a company in which (i) more than 25% of the value of the company's total assets is invested in the stock or securities of any one issuer, nor in which (ii) more than 50% of the value of the company's total assets is invested in the stock or securities of five or fewer issuers, disregarding each company's ownership of its 50% or more owned subsidiaries and deeming each company to own its ratable share of the assets of each of such subsidiaries. For purposes of this representation, the term "total assets" is defined in IRC Section 368(a)(2)(F)(iv).

j) The Class B nonvoting common stock of IRA constitutes stock for federal income tax purposes.

k) IRA is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3)(A).

l) The total adjusted basis and the fair market value of the assets of IRA to be transferred by IRA to First Command will equal or exceed the sum of the liabilities to be assumed by First Command plus the amount of the liabilities to which the assets to be transferred are subject.

m) No options will be issued by IRA pursuant to any compensation plan prior to or in connection with the Proposed Merger.

n) First Command will have a valid S election in effect at the time of the Proposed Merger.

o) IRA is not a financial institution eligible to use the reserve method of accounting for bad debts as described in IRC Section 585.

p) At no relevant time has IRA been a life insurance company pursuant to Subchapter L of the IRC.

q)  At no relevant time has IRA had in effect an election pursuant to IRC
    Section 936 (Puerto Rico and possession tax credit).

r) At no relevant time has IRA been a domestic international sales corporation as defined in IRC Section 992(a).

s) All shareholders of IRA receiving stock in First Command pursuant to the Proposed Merger are eligible S corporation shareholders with the meaning of IRC Section 1361(b)(1).

t) The First Command nonvoting common stock issued in connection with the Proposed Merger will have shareholder rights (in particular, rights to distribution and liquidation proceeds) identical in all respects to the shareholder rights of the First Command voting stock except for the right to vote. No binding agreement has been, or will be entered into altering a shareholder's right to distribution or liquidation proceeds.

u) The new Shareholders' Agreement and the restrictions on the transfer of First Command common stock reflected therein and in the Articles of Incorporation (to which restrictions all First Command stock will be subject) do not have as a principal purpose the avoidance of the "one class of stock" requirement in IRC Section 1361(b)(1)(D).

v) At the time of the Proposed Merger or pursuant to the Proposed Merger, neither IRA nor First Command will have issued a call option, warrant, convertible debt or similar instrument, that is substantially certain to be exercised by the holder and has a strike price substantially below the fair market value of the underlying stock (other than the SARs or DERs issued pursuant to the MAP).

w)  Compensation paid to any shareholder-employee of IRA (or any affiliate of
    IRA) prior to or subsequent to the Proposed Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

x) Awards made under the MAP will be unfunded and unsecured obligations of IRA and will not confer voting rights to participating individuals.

y) All MAP Participants who will receive awards under the MAP prior to or pursuant to the Proposed Merger will either be employees or independent contractors of IRA and will receive such awards in connection with the performance of services to IRA or its subsidiaries. Subsequent to the Proposed Merger, all MAP Participants will receive such awards in connection with the performance of services to First Command or its subsidiaries.

z) All compensation to be paid or accrued in connection with the MAP Units will, after considering all other compensation to be paid or accrued, constitute "reasonable compensation" as that term is defined in Treas. Reg.
    Section 1.162-7 (and case law thereunder).

Federal Income Tax Consequences

Based on the foregoing statement of facts and representations and statement of business purpose, and based on the information set forth in the Documents, but subject to the limitations and qualifications set forth in the Scope section below, it is our opinion that:

1. The Proposed Merger should constitute a reorganization within the meaning of IRC Section 368(a).

2. IRA and First Command should both be parties to the reorganization within the meaning of IRC Section 368(b).

3. No gain or loss should be recognized by IRA upon the transfer of its assets to First Command in exchange for First Command common stock, cash (including cash in lieu of fractional shares and cash for dissenters, if any), and the assumption by First Command of the liabilities of IRA (IRC Section 361; IRC
    Section 357(a)).

4. No gain or loss should be recognized by First Command upon the issuance of its common stock as partial consideration for the assets of IRA (IRC
    Section 1032(a)).

5. The basis of the assets of IRA in the hands of First Command should be the same as the basis of such assets in the hands of IRA immediately prior to the Proposed Merger (IRC Section 362(b)).

6. The holding period of the assets of IRA in the hands of First Command should include the holding period of such assets in the hands of IRA immediately prior to the Proposed Merger (IRC Section 1223(2)).

7. No gain or loss should be recognized by an IRA shareholder upon the exchange of his or her IRA stock solely for First Command stock (IRC Section 354(a)).

8. Provided that he or she is not related, under the constructive ownership rules of IRC Section 318, to any First Command shareholder after the Proposed Merger, an IRA shareholder who exchanges his or her IRA stock solely for cash should recognize capital gain (or capital loss) to the extent the cash received exceeds (or is exceeded by) the basis in his or her IRA shares (IRC Section 302(b)).

9. The basis of First Command common stock received by an IRA shareholder should be the same as his or her basis in the IRA stock surrendered in the exchange, decreased by the amount of cash or the fair market value of boot received, if any, and increased by any gain recognized on the exchange (IRC
    Section 358(a)).

10. The holding period of First Command stock received by an IRA shareholder should include the period during which the IRA shareholder held the IRA stock surrendered in the exchange (provided the IRA stock was a capital asset in the hands of such shareholder on the date of the exchange (IRC
    Section 1223(1)).

11. The Proposed Merger should not constitute a reorganization under IRC
    Section 368(a)(1)(F).

12. The conversion of SARs and DERs of IRA into SARs and DERs of First Command should not constitute boot in the Proposed Merger. Consequently, those individuals owning IRA SARs and DERs immediately prior to the Proposed Merger should not recognize gain or loss on the exchange of such SARs and DERs for First Command SARs and DERs.

13. The S election currently in effect for First Command should remain in effect during the Proposed Merger, and the combined IRA/First Command entity should be an S corporation immediately after the Proposed Merger.

14. The new Shareholders' Agreement should not cause First Command to be considered to have more than a single class of stock for purposes of IRC
    Section 1361(b)(1)(D).

15. The grant or holding of an SAR and/or DER should not result in the individual plan participant being treated as a shareholder for purposes of subchapter S.

16. First Command will be subject to the built-in gains tax provisions of IRC
    Section 1374 to the extent any asset received pursuant to the Proposed Merger has an unrealized built-in gain at the time of the Proposed Merger and such asset is disposed of by First Command during the recognition period (as defined in IRC Section 1374(d)(7)) after the Proposed Merger. If an asset received in the Proposed Merger is disposed of after the recognition period, IRC Section 1374 should not apply.

Based on the foregoing statement of facts and representations, and based on the information set forth in the Documents, but subject to the limitations and qualifications set forth in the Scope section below, it is our opinion as to the issues related to IRA's reporting and withholding requirements under the IRC in conjunction with the implementation of the MAP that:

1. The grant or holding of a SAR should not trigger the constructive receipt of income to the individual plan participant under IRC Section 451.

2. The grant or holding of a DER should not trigger the constructive receipt of income to the individual plan participant under IRC Section 451.

3. The payment made by IRA under the MAP should be deductible by IRA in the year, and in the amount, included in each individual participant's taxable income.

4. The benefits under the MAP should be subject to Federal Insurance Contributions Act ("FICA") taxes and Self Employment Contributions Act ("SECA") taxes in the year the individual participant actually or constructively receives payment.

5. Under the current design and drafting of the MAP, the MAP benefits should not be subject to IRC Section 280G "excess parachute payment" penalties.


Scope of Opinion

The scope of this opinion is expressly limited to the federal income tax issues specifically addressed above in the section entitled "Federal Income
Tax Consequences." Specifically, our opinion has not been requested and none is expressed with regard to any foreign, state, or local income tax consequences for IRA, First Command or any of their shareholders. Our opinion has not been requested and none is expressed with regard to the federal, state, or local bank regulatory consequences for IRA, FCB, and First Command or with regard to federal, state or local insurance agency regulatory laws. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under IRC Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Proposed Merger, nor on the application (if any) of the alternative minimum tax to this transaction.
We have not expressed any opinion on any issues relating to the IRA Subsidiaries nor on the application of any consolidated return rules. We have not expressed an opinion on employee benefit issues, unless expressly stated above. Further, we have made no determination as to whether IRA's dividend distributions have been sufficient to eliminate any personal holding company tax liability, if applicable. We have made no determination nor expressed any opinion as to the fair market value of the (i) SARs, (ii) DERs, (iii) MAP benefits, (iv) any assets to be transferred in connection with the Proposed Merger, and/or (v) any stock exchanged or canceled in connection with the Proposed Merger.

Our opinion, as stated in this letter, is based upon the analysis of the IRC, the Regulations thereunder, current case law, and published rulings as of the date of this letter (the "Authorities"), as well as the Statement of Facts and Representations provided us by the managements of IRA and First Command (and their representatives). The foregoing Authorities are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update, and therefore will not be updating, this opinion for changes in facts or law occurring subsequent to the date hereof.

This opinion is being rendered only to the addressees in connection with the Proposed Merger, and is solely for their benefit and solely for the purpose set forth above. This opinion may not be relied upon by any other person or persons, or used for any other purposes, including, but not necessarily limited to, filings with governmental agencies without our prior written consent. However, we consent to have this opinion included in a final proxy filing with the SEC and the Office of Thrift Supervision on or around October 30, 1998.

This letter is an opinion of our firm as to the interpretation of existing law and, as such, is not binding on the Internal Revenue Service or the courts. This letter may be used by IRA and First Command in responding to inquiries from the Internal Revenue Service regarding the Proposed Merger.

                                         Very truly yours,

                                         /s/ Ernst & Young LLP
                                         ----------------------------
                                         Ernst & Young LLP

              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                                NOVEMBER 23, 1998

          This Proxy is Solicited on Behalf of the Board of Directors.

          The undersigned hereby appoints Robert F. Watson and Martin R. Durbin, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of
(i) Class A Voting Common Stock, $0.10 par value per share and (ii) Class B Non-Voting Common Stock, $0.02 par value per share, of INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. (the "Company"), that the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held on Monday, November 23, 1998, at 1:30 p.m., Fort Worth, Texas time, and at any adjournment or postponement thereof, on all matters set forth in the Notice of Special Meeting and Proxy Statement dated October 30, 1998, a copy of which has been received by the undersigned, as follows:

                                See Reverse Side

              INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                             4100 South Hulen Street
                             Fort Worth, Texas 76109

This Proxy, when properly executed and delivered, will be voted as specified below. If no specification is made, this Proxy will be voted for each of the proposals. The Proxies cannot vote your shares unless you properly sign and return this card.

--------------------------------------------------------------------------------

The Board of Directors  recommends that the shareholders  vote FOR the proposal.
     Please review carefully the Proxy Statement delivered with this Proxy.

--------------------------------------------------------------------------------

1. Approval and adoption of the Agreement and Plan of Merger, dated as of July 1, 1998, as amended and restated as of October 30, 1998, by and among the Company and First Command Financial Corporation.

     / / FOR                       / / AGAINST                      / / ABSTAIN

2. The Proxies are authorized to vote upon such matters as may properly come before the meeting or any adjournment or postponement thereof as they determine to be in the best interests of the Company.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournment or postponement thereof.

                                         --------------------------------------
                                         Signature


Dated: ____________ ___, 1998            --------------------------------------
                                         Signature, if held jointly


Important: Please mark, sign, date and return this Proxy either in the enclosed envelope or by fax to the Company at (817) 731-8621, extension 2468. No postage is required if mailed in the United States. Please date this Proxy and sign your name exactly as it appears on your stock certificate. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the Proxy should be signed by a duly authorized officer and state the full name of the corporation.

Notwithstanding shareholder approval of the proposal, the Company reserves the right to terminate the Merger Agreement and abandon the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement.

                               FORM OF ELECTION OF
                            CLASS A/B SHAREHOLDERS OF
        INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. ("COMPANY")

This Form of Election, when properly submitted by a holder of Class B Non-Voting Common Stock of the Company, par value $0.02 per Share ("Class B Stock"), who is also a holder of Class A Voting Common Stock of the Company, par value $0.10 per Share (a "Class A/B Shareholder"), will permit such Class A/B Shareholder to elect to receive either (i) one share of Nonvoting Common Stock, par value $0.01 per share ("Surviving Corporation Nonvoting Stock"), of First Command Financial Corporation, a Texas corporation (the "Class B Nonvoting Stock Consideration"), for each share of Class B Stock held by such Class A/B Shareholder or (ii) $28.24 in cash (the "Class B Cash Consideration") for each share of Class B Stock held by such Class A/B Shareholder, in connection with the merger (the "Merger") of the Company with and into

             FIRST COMMAND FINANCIAL CORPORATION ("FIRST COMMAND").

     A Class A/B Shareholder may not elect to receive both the Class B Nonvoting
            Stock Consideration and the Class B Cash Consideration.


                            ------------------------

   By Hand Delivery               Facsimile                       By
    or Overnight:               Transmission:                    Mail:

  First Command Bank           (888) 763-7600            First Command Bank
4100 South Hulen Street               or                4100 South Hulen Street
Fort Worth, Texas 76109        (817) 763-0557           Fort Worth, Texas 76109
Attention: Paying Agent                                 Attention: Paying Agent
                             Confirm by Telephone:

                      (888) 763-7600 or (817) 763-0000

                            ------------------------

                     First Command Bank is the Paying Agent.

             FOR INFORMATION, CALL (888) 763-7600 or (817) 763-0000

                            ------------------------

     PLEASE READ THE INSTRUCTIONS IN THIS FORM OF ELECTION CAREFULLY BEFORE
                        COMPLETING THIS FORM OF ELECTION.

                        ELECTION OF CLASS B STOCK (Attach
                        additional sheets if necessary).
                        See "Election" and Instruction 6.

                               Mark only one box.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Number of Shares of Class B Stock
                                                                                           held by the Class A/B Shareholder:

            Name and Address of Registered Holder(s)
(Please fill in, if blank, exactly as name(s) appear(s) on certificate(s))
-------------------------------------------------------------------------------

                                                                                --------------------------------------------------
                                                                                       Class B Nonvoting Stock Election:

                                                                                                      / /
                                                                                --------------------------------------------------

                                                                                       Class B Cash Election:

                                                                                                      / /

----------------------------------------------------------------------------------------------------------------------------------

/ / Check this box if this election represents a revocation of any earlier election.


     November 23, 1998, is the Election Deadline by which date a completed Form of Election must be received by the Paying Agent in order for any Class B Nonvoting Stock Election or Class B Cash Election (as such terms are defined below) contained herein to be valid. Any Form of Election received by the Paying Agent after the Election Deadline shall be deemed to indicate a Non-Election (as defined below).

     Information as to the federal income tax consequences of receiving Class B Nonvoting Stock Consideration or Class B Cash Consideration in exchange for your Class B Stock is set forth under the caption "SPECIAL FACTORS--Certain Federal Income Tax Considerations" in the Proxy Statement furnished to you concurrently herewith. You are urged, in addition, to consult with your tax advisor.

TO FIRST COMMAND BANK:

     In connection with the Merger, and pursuant to an Agreement and Plan of Merger, dated as of July 1, 1998, as amended and restated as of October 30, 1998 (as amended and restated, the "Merger Agreement"), (the "Merger Agreement"), between the Company and First Command, the undersigned hereby makes the election set forth herein concerning the Class B Stock held by the undersigned, who is a Class A/B Shareholder. Pursuant to such election set forth herein, the undersigned elects that each share of Class B Stock held by the undersigned issued and outstanding immediately prior to the effective time of the Merger, subject to and upon the terms and conditions of the Merger Agreement, will be converted into (i) the right to receive the Class B Nonvoting Stock
Consideration  (a "Class B  Nonvoting  Stock  Election"),  (ii) the Class B Cash
Consideration (the "Class B Cash Election") or (iii) the right to make no election (a "Non-Election"), in which case the undersigned will receive the Class B Nonvoting Stock Consideration. See "THE PROPOSED MERGER--Shareholder Elections." Except as expressly provided herein, capitalized terms shall have the meanings ascribed to them in the Proxy Statement.

     The undersigned understands that the elections referred to above are subject to certain terms, conditions and limitations that are set forth in the Merger Agreement, the Instructions below and the Proxy Statement with respect to the Merger (including all documents incorporated therein, and as it may be amended from time to time, the "Proxy Statement") delivered prior hereto. The Merger Agreement is included as Annex A to the Proxy Statement. Extra copies of this Form of Election and the Proxy Statement may be requested from the Paying Agent, at the addresses or phone numbers shown above. The filing of this Form of Election with the Paying Agent is acknowledgment of the receipt of the Proxy Statement. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility of any election shall be reasonably determined by the Paying Agent, and such determination shall be final and binding.

                                    ELECTION

     The appropriate election(s) must be made in the box above in order to make a Class B Nonvoting Stock Election, a Cash Election or Non-Election with respect to all the shares of Class B Stock held of record by such Class A/B Shareholder.

     All Class A/B Shareholders wishing to make a Class B Nonvoting Stock Election or a Class B Cash Election must ensure that the Paying Agent receives a properly completed Form of Election prior to the Election Deadline. All Class A/B Shareholders submitting Election Forms after such time will be deemed to have made a Non-Election regardless of the election specified on such form.

     The Paying Agent reserves the right to deem that you have made a Non-Election if:

     A.   No election choice is indicated in the box above;

     B. You fail to follow the instructions on this Form of Election or otherwise fail to properly make an election;

     C. A completed Form of Election is not actually received by the Election Deadline; or

     D. You mark both the "Class B Nonvoting Stock Election" box and the "Class B Cash Election" box.

     Consummation of the Merger is subject to the satisfaction of certain conditions. No payments will be made prior to the Effective Time of the Merger.


                                  INSTRUCTIONS

     This Form of Election is to be completed and submitted to the Paying Agent prior to the Election Deadline by those Class A/B Shareholders desiring to make a Class B Nonvoting Stock Election or Class B Cash Election.

     Your election is subject to certain terms, conditions and limitations that have been set out in the Merger Agreement and the Proxy Statement. The Merger Agreement is included as Annex A to the Proxy Statement. Extra copies of the Proxy Statement may be requested from the Paying Agent at the addresses or phone numbers shown above. The filing of this Form of Election with the Paying Agent is acknowledgment of the receipt of the Proxy Statement.

     1. Election Deadline. For any Class B Nonvoting Stock Election or Class B Cash Election contained herein to be considered, this Form of Election, properly completed, must be received by the Paying Agent at one of the addresses shown above on this Form of Election no later than 5:00 p.m. Central Standard Time on the Election Deadline.

     2. Revocation or Amendment of Form of Election. An election may be revoked or amended, but only by written notice received by the Paying Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with the procedures set forth in the Proxy Statement, such shareholder will be deemed to have made a Non-Election.

     3. Delivery of Form of Election. This Form of Election, properly completed and duly executed, should be delivered to the Paying Agent at one of the addresses set forth above.

     4. Inadequate Space. If the space provided herein is inadequate, the number of shares of Class B Stock held by the Class A/B Shareholder should be listed on additional sheets and attached hereto.

     5. Signatures on Election Form.

     (a) All signatures must correspond exactly with the name written on the face of the certificate(s) representing the Class B Stock, without alteration, variation or any change whatsoever.

     (b) If the certificate(s) representing the Class B Stock is (are) held of record by two or more joint owners, all such owners must sign this Form of Election.

     (c) If the shares of Class B Stock held by a Class A/B Shareholder are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Forms of Election as there are different registrations of certificates.

     6. Elections. Each Class A/B Shareholder is entitled to make a Class B Nonvoting Stock Election or a Class B Cash Election with respect to all of his or her Class B Stock, provided the Form of Election for any holder making such election is properly completed and received by the Paying Agent prior to the Election Deadline. To properly complete the box, the number of shares of Class B Stock held by each Class B Shareholder must be written in the column under the heading "Number of Shares of Class B Stock," and either the "Class B Nonvoting Stock Election" box or the "Class B Cash Election" box should be marked. MARK ONLY ONE BOX. A Class A/B Shareholder submitting a Form of Election may not elect to receive both the Class B Nonvoting Stock Consideration and the Class B Cash Consideration.

     7. Miscellaneous. Neither the Company nor the Paying Agent is under any duty to give notification of defects in any Form of Election. The Company and the Paying Agent shall not incur any liability for failure to give such notification, and each of the Company and the Paying Agent has the absolute right to reject any and all Forms of Election not in proper form or to waive any irregularities in any Form of Election.

     8. Information and Additional Copies. Information and additional copies of this Form of Election may be obtained by telephoning toll-free (888) 763-7600, or, in Fort Worth, (817) 763-0000.